As filed with the Securities and Exchange Commission on May 14, 2007

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Golub Capital Partners LLC

(Exact name of registrant as specified in its charter)

Delaware	6199	41-2237965
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

551 Madison Avenue, 6th Floor

New York, NY 10022

(212) 750-6060

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Lawrence E. Golub

Chief Executive Officer

Golub Capital Partners LLC

551 Madison Avenue, 6th Floor

New York, NY 10022

(212) 750-6060

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Thomas J. Friedmann Jack W. Murphy Dechert LLP 1775 I Street, N.W. Washington, DC 20006 (202) 261-3300	Jay L. Bernstein Richard I. Horowitz Clifford Chance US LLP 31 West 52nd Street New York, New York 10019 (212) 878-8000

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Public Offering Price	Amount of Registration Fee
Common Shares	$150,000,000	$4,605

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on the date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

SUBJECT TO COMPLETION, DATED May 14, 2007

Common Shares

Golub Capital Partners LLC

This is an initial public offering of our common shares.

Prior to this offering, there has been no public market for our common shares. We will apply to have our common shares listed on The NASDAQ Global Market under the symbol “GCAP.”

Investing in our common shares involves risks. See “ Risk Factors” beginning on page 20 of this prospectus.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds to us	$	$

We have granted the underwriters a 30-day option to purchase up to an additional          of our common shares on the same terms and conditions as set forth in this prospectus if the underwriters sell more than              common shares in this offering.

Delivery of our common shares will be made on or about                     , 2007.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Wachovia Securities

The date of this prospectus is                     , 2007.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

MARKET DATA

We have obtained market data used in this prospectus from independent industry sources and publications as well as from research reports prepared for other purposes. We have not independently verified the data obtained from these sources, and we cannot assure you of the accuracy or completeness of the data. Forward-looking information obtained from these sources is subject to the same qualifications and the additional uncertainties regarding the other forward-looking statements in this prospectus.

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SUMMARY

The following summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus, including the information under “Risk Factors,” before making a decision to invest in our common shares. In this prospectus, unless the context suggests otherwise, references to “we,” “us,” “our” and “Golub Capital Partners” refer collectively to Golub Capital Partners LLC, a Delaware limited liability company, and its consolidated subsidiaries; references to “Golub Capital Advisor” or our “Manager” means Golub Capital Advisor LLC, a Delaware limited liability company; reference to “GC SPV Holdings” means Golub Capital SPV Holdings, Ltd., a Cayman Islands exempted company with limited liability; references to “GC Co-Investment Holdings” means Golub Capital Co-Investment Holdings, Ltd., a Cayman Islands exempted company with limited liability; and references to “GC Funding” means Golub Capital Warehouse Funding, LLC, a Delaware limited liability company. Golub Capital Advisor is an affiliate of each of Golub Capital Incorporated, a Delaware corporation; Golub Capital International Management LLC, a Delaware limited liability company; and Golub Capital Management LLC, a Delaware limited liability company (we refer to these entities, collectively, as “Golub Capital” in this prospectus). References to “common shares” mean the common shares of Golub Capital Partners. Unless indicated otherwise, the information included in this prospectus assumes no exercise by the underwriter of its option to purchase an additional          common shares to cover over-allotments.

Overview

Golub Capital Partners is a holding company formed in April 2007 to continue the middle market finance business currently being conducted by Golub Capital through three separate companies, Golub Capital Partners IV, L.P., a Delaware limited partnership (“Golub IV”), Golub Capital Partners V, L.P., a Delaware limited partnership (“Golub V”), and Golub Capital International Ltd., a Cayman Islands exempted company with limited liability (“Golub International”). Our objective is to provide our shareholders with a high level of current income from our leveraged credit subsidiaries and other assets. We will be externally managed by our Manager, Golub Capital Advisor, an affiliate of Golub Capital, which is a leading investor in, and manager of, securities issued by middle market companies. In this prospectus, the term “middle market” generally refers to companies having earnings before interest, taxes, depreciation and amortization (or “EBITDA”) of between $5 million and $40 million annually. Our leveraged credit subsidiaries will be organized primarily as special purpose securitization vehicles commonly known as collateralized debt obligation issuers, or CDOs.

Our strategy is to utilize the extensive leveraged finance origination infrastructure of Golub Capital to enable our subsidiaries to acquire first-lien senior secured loans, second-lien secured loans and subordinated loans issued by middle market companies. We understand that it is Golub Capital’s current strategy for us to be its primary investment vehicle. Our subsidiaries may also acquire assets directly or indirectly through purchases of debt or equity securities issued by CDOs, including CDOs established by Golub Capital and its affiliates. In addition, our subsidiaries may purchase, directly or indirectly through CDOs, interests in high yield bonds, distressed debt instruments and non-controlling equity positions in public or private companies, including equity issued in connection with leveraged buy-out transactions.

Our subsidiaries will generally target assets that range in size from $5 million to $50 million. Our subsidiaries may also selectively purchase larger positions of some issuances, and we generally expect that the size of our larger positions will increase in proportion to the size of our capital base. Our subsidiaries will seek to finance their activities through the issuance of senior and junior notes collateralized by their underlying credit assets, as well as using equity provided by us.

Prior to or concurrently with the closing of this offering, we will acquire, in exchange for an aggregate of 40,000,000 of our common shares, equity interests in three CDOs previously sponsored by Golub Capital and an indirect majority voting and 49% economic interest in GC Funding Warehouse Corp., a Delaware corporation (“GCFW Corp.”), which in turn holds an interest in Golub Capital CP Funding LLC, a Delaware limited liability company (“GCF”), which is a party to a $300 million pre-securitization warehouse facility. The three CDOs include: Golub Capital Loan Trust 2005-1 (“Golub CDO-1”), Golub International Loan Ltd. I (“Golub CDO-2”), and Golub Capital Partners Funding 2007-1 Ltd. (“Golub CDO-3”). The acquisition of the equity interests in these CDOs, together with our interest in the warehouse facility, will give us immediate exposure to approximately $1.0 billion of credit assets, comprised of approximately 18% one-stop loans, 60% first-lien senior secured loans, 9% second-lien loans and 13% subordinated debt. The weighted average yield on the contributed portfolio was 11.0% at December 31, 2006. In this prospectus, we refer to a loan that combines the characteristics of a traditional first-lien senior secured loan and a traditional second-lien or subordinated loan as a “one-stop loan.”

We intend to finance the acquisition of assets by our leveraged credit subsidiaries initially through warehouse financings undertaken by GC Funding. We believe these warehouse financings will permit our subsidiaries to acquire assets using relatively short-term, low cost funding. When the aggregate value of such assets reaches an appropriate level, GC Funding intends to refinance them through a securitization transaction, including the issuance of debt and non-voting preferred equity securities, to repay short-term warehouse debt. We believe that these securitization transactions will provide our leveraged credit subsidiaries with efficient low cost funding that will enable us to lock in our financing terms on a long-term basis while minimizing refinancing risks.

We are organized as a Delaware limited liability company and expect to be treated as a partnership for U.S. federal income tax purposes and not as an association or a publicly traded partnership taxable as a corporation. As a result, we do not expect to pay or incur U.S. federal income tax arising out of most of our operations. Instead, holders of our common shares will be subject to U.S. federal income taxation and, in some cases, state, local and foreign income taxation on their share of our taxable income. Our U.S. corporate subsidiaries will, however, be subject to U.S. federal tax on their income.

About Golub Capital

Founded in 1994, Golub Capital is a leading provider of debt to middle market borrowers controlled by private equity firms, with proven expertise in sourcing, evaluating, structuring, financing, managing, monitoring and harvesting such investments. As of May 10, 2007, Golub Capital employed 55 experienced origination, credit underwriting, credit monitoring, finance, operations and administrative professionals in offices in New York, Atlanta, Chicago and San Francisco.

In its origination activities, Golub Capital focuses on identifying and procuring loans and equity investments that meet strict risk and return parameters, emphasizing risk avoidance and capital preservation. Golub Capital originates a large proportion of its transactions directly from private equity firms and also targets other leading middle market lenders, financial intermediaries and corporate executives in its origination efforts. We believe that Golub Capital’s practice of originating investments directly from borrowers and financial intermediaries provides it with a broad range of investment opportunities from which to choose. We believe this direct origination model affords Golub Capital substantial benefits, including in some cases, direct access to management teams, enhanced due diligence opportunities, significant participation in structuring decisions and an ability to negotiate directly the pricing and other terms of financing transactions. We believe the quality of Golub Capital’s professionals, their ability to tailor creative solutions for clients and the firm’s efficient yet disciplined credit approval process position it as a preferred partner for private equity firms and other middle market lenders.

Golub Capital is organized into three complementary lending groups: Sponsor Finance, Club Deal Lending and Large Liquid Loans. In each area, Golub Capital seeks opportunities to invest in one-stop loans, first-lien senior secured loans, second-lien loans and subordinated loans, as well as co-investment equity positions. Golub Capital holds its assets principally through securitization vehicles. As of December 31, 2006, Golub Capital had assets under management of $1.4 billion, including unfunded commitments of $175 million. The composition of Golub Capital’s assets under management as of December 31, 2006 was 16% one-stop loans, 54% first-lien senior secured loans, 9% second-lien loans, 17% subordinated debt and 4% equity stakes acquired through co-investing alongside private equity sponsors. In 2006, Golub Capital invested over $1.0 billion in approximately 100 companies.

About Golub Capital Advisor

We are party to a management agreement with Golub Capital Advisor, an affiliate of Golub Capital. Under this agreement, Golub Capital Advisor manages our day-to-day operations and those of our subsidiaries and makes final asset purchase and sale decisions on behalf of our subsidiaries. Golub Capital Advisor will have access to the resources and expertise of Golub Capital’s 55 employees as of May 10, 2007, led by Golub Capital’s Chief Executive Officer, Lawrence Golub, and its President, David Golub.

Affiliates of Golub Capital are entering into a services agreement with our Manager. Under the services agreement, these affiliates have agreed to provide our Manager access to their senior investment professionals and operational infrastructure, including capabilities in accounting, operations, finance, legal, business development, marketing, human resources, compliance and information technology. We believe this agreement will provide our Manager with access to Golub Capital’s investment professionals and the use of Golub Capital’s established infrastructure upon request.

Competitive Strengths

Access to proprietary deal flow. Since January 1, 2005, Golub Capital has originated over $1.8 billion of loans and, as of December 31, 2006, had a portfolio of over $1.4 billion in loans and loan commitments. We believe that our Manager’s ability, through its access to Golub Capital, to identify attractive opportunities will be important to our success and will distinguish us from many of our competitors. We expect to benefit from Golub Capital’s established brand name, its reputation for partnering, rather than competing with clients in the buy-out fund and financial intermediary industries, and from its track record of closing deals on time and as proposed.

Deep, experienced management team. We will be managed by Golub Capital Advisor, which will have access to the resources and expertise of Golub Capital’s 55 employees, led by Golub Capital’s Chief Executive Officer, Lawrence Golub, and its President, David Golub. Each of the 19 senior investment professionals of Golub Capital has, on average, over 15 years of investment experience and is supported by the entire investment team of Golub Capital, who possess a broad range of transactional, financial, managerial and investment skills. In 2005 and 2006, Golub Capital was named a finalist by Buyouts magazine as “Small Lender of the Year.” In 2003, 2004 and 2005, Golub Capital was the winner or a finalist for “Financing Firm of the Year” in the Middle Market M&A and Finance Industry Category, as awarded by M&A Advisor. In addition, Golub Capital’s employees, their families and related trusts currently have capital commitments to Golub IV, Golub V and Golub International in excess of $25 million. On a pro forma basis immediately following this offering, it is expected that Golub Capital and its affiliates will own, collectively,             % of our common shares.

Disciplined investment process. Our Manager intends to utilize the proven, efficient and reliable investment process of Golub Capital in reviewing lending opportunities, structuring transactions and monitoring investments. This underwriting process seeks to answer the following organizing questions:

•	What could go wrong for the borrower?

•	How badly affected would the borrower likely be as a result of such an event?

•	If the borrower were substantially affected, would there likely be a buyer interested in the borrower in its weakened condition at a price sufficient to pay off our loan?

Under Golub Capital’s analytical approach to lending, credit considerations dominate pricing considerations, and we seek at all times to incur very low credit losses through effective underwriting, due diligence, structuring and covenants.

Regimented credit monitoring. Following each investment, our Manager implements a regimented credit monitoring system to observe developments in our borrower’s business. We believe this careful approach often enables us to identify problems early and (particularly in respect of loans to middle market borrowers) to assist borrowers before they face difficult liquidity constraints. If necessary, our Manager can assume the role of deal sponsor in a work-out situation and has extensive restructuring experience both in and out of bankruptcy. We believe in the need to prepare for possible negative contingencies in order to allow us to be prepared should they arise.

Access to established, proven infrastructure. We believe our Manager’s access to Golub Capital’s established infrastructure provides us with a significant competitive advantage. As of March 31, 2007, Golub Capital had 19 senior investment professionals, supported by an established infrastructure, including capability in accounting, operations, finance, legal, business development, marketing, human resources, compliance and information technology. Additionally, our Manager will have access to more than 10,000 deal sources, which it can manage through Golub Capital’s proprietary customer relationship management database.

Business Strategy

Our business strategy is to continue to identify and invest in attractive debt and equity securities, to diversify our holdings across a range of obligors, security types and industries, and then to structure our investments into capital efficient vehicles to improve returns on invested capital. We intend to implement this strategy by:

Growing our loan portfolio. We expect to continue to grow our loan portfolio by way of our Manager’s access to the new investment activity of Golub Capital. Golub Capital’s level of new investment activity has grown steadily since 2001. This growth has enabled us to benefit from broader diversification, facilitates larger individual investments and spreads our fixed costs over more assets and net investment income. In 2006, Golub Capital completed investments totaling in excess of $1 billion. In the first quarter of 2007, Golub Capital acquired in excess of $340 million of assets, compared to approximately $150 million in the same period of 2006.

Maintaining an efficient, disciplined credit culture. In conjunction with growth in assets and personnel, Golub Capital is focused on sustaining its reliable, efficient and disciplined credit culture. We believe this focus will help our Manager sustain the quality of its credit decisions.

Optimizing financing sources and costs. We intend to use leverage at the subsidiary level to increase the earnings of our shareholders. In general, we expect to maintain an overall ratio of debt to equity of between three-to-one and four-to-one, which is consistent with the past practice of Golub Capital in managing Golub IV, Golub V and Golub International. We will use leverage primarily for the purpose of financing and not as a means by which to speculate on changes in interest rates.

Adjusting asset acquisition mix based on market conditions. As economic conditions change, we intend to adjust our subsidiaries’ acquisitions of new assets opportunistically. In the past three years, Golub Capital has increased the proportion of its loan portfolio invested in first-lien loans and one-stop loans as a result of its belief that the risk-reward profile of such loans is attractive relative to other loans. In a credit environment with higher default rates and higher credit spreads, we may increase subordinated debt investments, a strategy which could increase our risks and returns.

Selectively pursuing growth opportunities. We believe that our Manager’s access to Golub Capital’s expertise will allow us to pursue attractive growth opportunities. In the past three years, Golub Capital has expanded successfully by creating teams dedicated to originating, underwriting and managing first-lien middle market loans and large liquid loans. We anticipate that investing in stressed and distressed middle market companies may represent an attractive growth opportunity for us in the next credit cycle. As we grow, we expect our subsidiaries will originate additional CDOs. Golub Capital has become a regular originator of CDOs, with issuances to date in excess of $1 billion. We anticipate that we will benefit from the reputation that Golub Capital has built among buyers of securitized debt.

Composition of Assets

As of December 31, 2006, our leveraged credit subsidiaries held, on a pro forma percentage basis by asset type, 18% of one-stop loans, 60% of first-lien debt, 9% of second-lien debt and 13% of subordinated debt. On an industry-wide basis, we expect that the largest portion of the assets held by our leveraged credit subsidiaries will be in Healthcare, Education and Childcare (12%), Diversified / Conglomerate Service (10%), Home and Office Furnishings, Housewares and Consumer Products (7%) and Building and Real Estate (7%).

Assets by Type of Loan	Assets by Industry

Distribution Policy

We seek to provide our shareholders with a high level of current income. Based on a policy established by our board of directors, we intend to distribute our net income on a quarterly basis in the form of dividends to our shareholders. Over time, the amount distributed in any particular year may be more or less than all of our net income due to a variety of factors, including timing differences between the recognition of net income and the receipt of cash. We currently expect our board of directors to declare a cash distribution with respect to the period commencing on the completion of this offering and ending             , 2007, based on a distribution of $                     per share for a full quarter. On an annualized basis, this would equal $                     per share, or an annual distribution rate of approximately             %, based on the midpoint of the initial public offering price range of the common shares shown on the cover of this prospectus. See “Distribution Policy.”

Material Tax Considerations

We believe that we have been organized and intend to operate so that we will qualify to be treated for U.S. federal income tax purposes as a partnership, and not as an association or a publicly traded partnership taxable as a corporation. As a holder of common shares, you will be required to take into account your allocable share of items of our income, gain, loss, deduction and credit for our taxable year ending within or concurrently with your taxable year. As discussed in “Material U.S. Federal Income Tax Considerations” beginning on page 105, our ability to qualify to be treated as a partnership will depend on our ability to satisfy certain income and other tests on an ongoing basis. Moreover, we believe that, as a result of our qualifications as a partnership for U.S. federal income tax purposes, distributions to non-U.S. persons who hold common shares will generally not result in taxation, except with respect to dividend distributions we receive from investments in U.S. corporations, if any. See “Material U.S. Federal Income Tax Considerations—Nature of the LLC’s Business Activities—Non-U.S Persons.”

You are urged to consult your tax advisor regarding the specific U.S. federal, state, local and foreign tax consequences to you, in light of your particular investment or tax circumstances, of acquiring, holding, exchanging or otherwise disposing of our common shares.

Our board of directors will supervise our Manager in implementing the business policies established by the board, including general policies, procedures and guidelines to govern our operations. These guidelines include avoiding activities, such as the acquisition of certain assets, that would (i) cause us or any of our CDO subsidiaries to be treated as being engaged in a trade or business within the United States, (ii) cause us to fail to be treated as a partnership for U.S. federal income tax purposes or (iii) cause our shareholders to recognize unrelated business taxable income.

Formation Transactions

Golub Capital Partners was formed as a holding company in April 2007 to continue the middle market finance business currently being conducted by Golub Capital through three companies, Golub IV, Golub V and Golub International. Prior to or concurrently with the closing of this offering, we will engage in a series of transactions, which we refer to as the “Formation Transactions,” that will, among other matters, result in the transfer of a substantial portion of the assets, subject to outstanding indebtedness, of Golub IV, Golub V and Golub International to subsidiaries of our company in exchange for our common shares. In particular, (i) Golub IV will contribute to us for contribution to GC SPV Holdings all of the outstanding equity interests in Golub CDO-1; (ii) Golub International will contribute to us for contribution to GC SPV Holdings all of the outstanding equity interests in Golub CDO-2; (iii) Golub IV and Golub V will contribute to us for contribution to GC SPV Holdings all of the outstanding equity interests in Golub CDO-3; and (iv) GC Funding will acquire a majority voting interest and a 49% economic interest in GCFW Corp., which, in turn, will hold GCF. See “Formation Transactions and Organizational Structure.”

Our Organizational Structure

The following chart illustrates our anticipated corporate structure and ownership at the time of closing of this offering:

(1)	We expect GC Co-Investment Holdings to hold minority equity interests in non-pass through vehicles. It is not expected to have any holdings at the close of this offering.
(2)	GC Funding has majority voting control of, and a 49% economic interest in, GCFW Corp.

1940 Act Exclusion

Golub Capital Partners has been structured, and we intend to conduct our operations in a manner, so that we are not required to register as an investment company under the 1940 Act. Section 3(a)(1)(C) of the 1940 Act (“Section 3(a)(1)(C)”) defines as an investment company any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns, or proposes to acquire, investment securities having a value exceeding 40% of the value of the issuer’s total assets (exclusive of government securities and cash items) on an unconsolidated basis. Excluded from the term “investment securities” are securities issued by majority-owned subsidiaries of the issuer that are not themselves investment companies as defined by the 1940 Act or required to rely on the exception from the definition of investment company provided by Section 3(c)(1) or Section 3(c)(7) of the 1940 Act. We expect that most of our CDO subsidiaries will not be investment companies as a result of certain statutory or regulatory exceptions or exemptions provided to structured finance companies that meet specified requirements, and that our interests in these subsidiaries will constitute a substantial majority of our assets. Specifically, each of our existing CDO subsidiaries is organized and managed to comply with Rule 3a-7 under the 1940 Act. Accordingly, we will not own, nor do we propose to acquire, investment securities having a value in excess of 40% of the value of our total assets on an unconsolidated basis.

Our Management Structure and Corporate Governance

Our corporate governance structure is substantially similar to that of a traditional holding company formed as a Delaware corporation. We are managed by our board of directors, a majority of whose members are independent. Our shareholders have the authority (with the requisite minimum number of votes) to (i) consent to amendments to our limited liability company agreement, or “LLC Agreement,” (which is analogous to a corporate charter) and (ii) take certain other actions and exercise certain other rights. Our directors will owe substantially similar fiduciary duties to us and our shareholders as the directors of a Delaware corporation would owe to the corporation and its shareholders. The directors supervise our activities and the activities of our subsidiaries, including through adoption of guidelines and mandates to Golub Capital Advisor, our Manager. In general we are not permitted, without the approval of holders of at least a majority of our outstanding common shares, to take any action that a Delaware corporation could not take under the mandatory provisions of the Delaware Business Corporation Law without obtaining the approval of its shareholders.

Our directors have established various board committees, including an audit committee, a compensation committee and a nominating and corporate governance committee, to assist them in supervising our activities and the activities of our subsidiaries. All of the members of these committees are independent of us and of our Manager.

Management Agreement

We are party to a management agreement with Golub Capital Advisor, as Manager, pursuant to which, subject to the supervision and oversight of our board, Golub Capital Advisor is responsible for structuring and determining the asset composition of our subsidiaries and supervising their activities pursuant to the guidelines and mandates adopted by our board of directors. Our Manager also assists in obtaining and coordinating appropriate administration services for our day-to-day operations. Golub Capital Advisor may at any time assign or delegate its duties, or its rights and obligations, under the management agreement to any affiliate of Golub Capital Advisor at the time of assignment. However, Golub Capital Advisor will remain liable to us for all acts or omissions of any such assignee following an assignment. In addition, for as long as Golub Capital Advisor remains our Manager, our initial directors or their designees shall continue to serve as directors or have the right to designate two directors. See “Golub Capital Advisor and the Management Agreement.”

Golub Capital Advisor receives the following compensation and incentive allocation in connection with the management services provided to us:

Fee	Summary Description and Method of Computation
Base Management Fee	Payable quarterly in advance in an annual amount equal to (i) 0.5% (0.125% per quarter) of the fair value of our investments in large liquid loan assets and
(ii) 1.25% (0.3125% per quarter) of the fair value of our investments in all other assets. This fee will be reduced by an amount equal to management fees, if any, paid to Golub Capital Advisor or its affiliates by any of our subsidiaries. In this prospectus, “large liquid loan” means any loan that is (a) secured by a first-lien on the underlying collateral (which may include a pledge of common equity); (b) issued as part of a loan facility with an original size (including any first-lien and second-lien loans included in such facility) greater than $250 million, including for purposes of this definition the maximum available amount of commitments under revolving loans and delayed draw term loans; and (c) rated at least B- and B3 as determined by Standard & Poor’s Ratings Services (“S&P”) and Moody’s Investors Service (“Moody’s”), respectively.

Incentive Allocation	During the term of our management agreement, Golub Capital Advisor will receive an annual incentive allocation in an amount equal to 10% of our net income (as determined by generally accepted accounting principles in the United States, or GAAP), before deducting the incentive allocation. We will adjust this amount, which we refer to as our pre-incentive net income, to exclude special one-time events resulting from changes in GAAP, as well as non-cash charges, in each case as agreed by Golub Capital Advisor and a majority of our independent directors. Our incentive allocation will be made annually in the event our pre-incentive net income exceeds a hurdle rate of 8% and will be calculated using

Fee	Summary Description and Method of Computation
a “catch-up” provision. Under this catch-up provision, in any given year we will pay our Manager: (i) no incentive allocation if our pre-incentive net income does not exceed 8% of our invested capital; (ii) 100% of our pre-incentive net income with respect to that portion of our pre-incentive net income, if any, that exceeds 8% and is less than 8.88% of our invested capital; and (iii) 10% of the amount, if any, by which our pre-incentive net income exceeds 8.88% in any year

Profit Participation Shares

In connection with the Formation Transactions, an affiliate of Golub Capital Advisor will be issued profit participation shares equal to 11% of our outstanding common shares and profit participation shares following this offering and any subsequent offering of our common shares. Initially, each profit participation share will have a minimal capital account. Dividend distributions and income allocations on each profit participation share will be the same as those made on our common shares. Profit participation shares may be converted to common shares based on the capital accounts of the profit participation shares and common shares at the time of conversion, and to the extent a profit participation share has a capital account less than that of a common share, the holder may contribute cash to us and exchange a profit participation share for a common share on a one-for-one basis. A profit participation share will be entitled to a distribution upon our liquidation equal to the capital account balance of the profit participation share as of such time. Profit participation shares will also participate in distributions with respect to such common shares on an equal basis with our common shares.

Reimbursement of Expenses	We will reimburse Golub Capital Advisor for specified expenses incurred by it or its affiliates on behalf of, or in connection with, the provision of services under the management agreement. See “Golub Capital Advisor and the Management Agreement—Management Fees, Expenses and Incentive Allocation—Reimbursement of Expenses.”

Term and Termination	The initial term of the management agreement is three years from its commencement upon the closing of this offering. The management agreement will be automatically renewed for a rolling two-year term on each anniversary date of the closing of this offering unless all of the independent directors on our board of directors or holders representing at least two-thirds of our outstanding common shares determine by resolution that there has been unsatisfactory performance by Golub Capital Partners that is materially detrimental to us. Our board of directors may also terminate the management agreement at any time for cause (as that term is defined in the management agreement). See “Golub Capital Advisor and the Management Agreement—The Management Agreement—Term and Termination.”

Termination Payment	Unless we terminate Golub Capital Advisor as Manager for cause, and even if we terminate the Management Agreement on an anniversary of the closing of this offering, Golub Capital Advisor or its affiliate, as the case may be, will be entitled to a payment equal to three and one-half times the management fee and incentive allocation earned by it or its affiliates, as the case may be, during the 24-month period preceding such termination divided by two. In each case, the relevant 24-month period will be calculated as of the end of the most recently completed fiscal quarter prior to the date of termination.

Fee	Summary Description and Method of Computation

Double Counting of Fees	Under the management agreement, any third party fees earned by our Manager or its affiliates in respect of the equity we retain in any of our subsidiaries will be credited against the base management fee.

Conflicts of Interest	The services provided by Golub Capital Advisor under the management agreement are not exclusive to us. Golub Capital has historically managed accounts with similar or overlapping investment strategies and has a conflict-resolution system in place so that we may share investment opportunities, particularly those involving a security with limited supply that may be suitable for our company and such other client accounts, fairly with other Golub Capital Advisor client accounts. This system also includes other controls designed to prevent any client account receiving unduly favorable treatment over time.

Summary Risk Factors

An investment in our common shares involves various material risks. You should consider carefully the risks discussed under “Risk Factors” before purchasing our common shares.

Principal Executive Offices and Internet Address

Our principal executive offices are located at 551 Madison Avenue, 6th Floor, New York, New York 10022, and our telephone number is (212) 750-6060. As soon as practicable after the closing of this offering, we intend to maintain a website at http://www.golubcapitalpartners.com. We expect to make our periodic reports and other information filed with or furnished to the Securities and Exchange Commission, or SEC, available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

Summary Historical and Pro Forma Consolidated Financial Data

We were formed in April 2007 to continue the middle market finance business currently conducted by Golub Capital through three companies, Golub IV, Golub V and Golub International. Upon completion of this offering and the implementation of the Formation Transactions described under “Formation Transactions and Organizational Structure,” our subsidiaries will have acquired a substantial portion of the assets, subject to the outstanding indebtedness, of Golub IV, Golub V and Golub International.

We have derived the summary historical consolidated balance sheet data of Golub IV as of December 31, 2005 and 2006 and the summary consolidated statements of operations data of such entity for the years ended December 31, 2004, 2005 and 2006 from the audited consolidated financial statements of Golub IV included elsewhere in this prospectus. The summary historical financial data of that portion of Golub V that we are acquiring in connection with the Formation Transactions, including the summary balance sheet data as of December 31, 2006 and the summary statements of operations data for the period from inception and ended December 31, 2006, are included in the historical financial data of Golub IV on a consolidated basis, as described in footnote 3 to the table below. We have derived the summary historical balance sheet data of Golub International as of December 31, 2005 and 2006 and the summary statements of operations data of such entity for the period from inception and ended December 31, 2005 and for the year ended December 31, 2006 from the audited financial statements of Golub International included elsewhere in this prospectus.

We have prepared the summary unaudited pro forma condensed consolidated financial data in accordance with GAAP. The summary unaudited pro forma condensed consolidated financial data are derived from the historical consolidated financial statements of Golub IV, Golub V and Golub International and give pro forma effect to the Formation Transactions, including transfers to our subsidiaries in exchange for our common shares: (i) by Golub IV of all of the outstanding equity interests in Golub CDO-1 and (ii) by Golub International of all of the outstanding equity interests in Golub CDO-2 and the acquisition of an indirect 49% economic interest in GCF. See “Use of Proceeds,” “Capitalization,” and “Formation Transactions and Organizational Structure.” The pro forma financial data as adjusted do not give pro forma effect to this offering and the use of proceeds thereof. We have prepared the pro forma adjustments as if the Formation Transactions had taken place as of January 1, 2006, in the case of the pro forma statement of operations for the year ended December 31, 2006, and as if the Formation Transactions had taken place as of December 31, 2006, in the case of the pro forma balance sheet.

The summary unaudited pro forma condensed consolidated financial data are not necessarily indicative of operating results or the financial position that would have been achieved had the events described above been completed on those dates and are not necessarily indicative of future operating results.

You should read the following summary historical and pro forma condensed consolidated financial data in conjunction with “Capitalization,” “Selected Historical Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the complete audited and unaudited historical financial statements of Golub IV and Golub International included elsewhere in this prospectus.

Unaudited Pro Forma Condensed Consolidated Financial Data of Golub Capital Partners LLC as of December 31, 2006

	Golub IV	Golub International	Combined Golub IV & Golub International	Adjustments to Eliminate Retained Assets and Liabilities (1)(2)(3)(5)	Remaining Historical-2006 Total CDO’s & GCF	Pro forma Adjustments		Pro forma Adjusted
	($ in thousands)
Statement of Operations Data:
Investment income:
Interest	$76,748	$21,860	$98,608	$(24,519)	$74,089	$—		$74,089
Dividend & fee income	2,574	—	2,574	(2,243)	331	—		331

Total investment income	79,322	21,860	101,182	(26,762)	74,420	—		74,420

Expenses:
Interest	32,384	9,525	41,909	(10,811)	31,098			31,098
Management fee	7,937	3,734	11,671	(4,918)	6,753	1,670	(6)	8,423
Other expenses	2,298	593	2,891	(2,236)	655	1,500	(7)	2,155

Total expenses	42,619	13,852	56,471	(17,965)	38,507	3,170		41,677

Net investment income (loss)	36,703	8,008	44,711	(8,797)	35,914	(3,170)		32,744

Realized and unrealized gain (loss) on investments:
Net realized gain (loss) on investments	13,448	126	13,574	(13,722)	(148)	—		(148)
Net change in unrealized appreciation (depreciation) on investments	(6,635)	(556)	(7,191)	10,494	3,303	—		3,303

Net gain (loss) on investments	6,813	(430)	6,383	(3,228)	3,155	—		3,155

Income before minority interest and profit participation payments	43,516	7,578	51,094	(12,025)	39,069	(3,170)		35,899
SBA profit participation payment	(346)	—	(346)	346	—	—		—

Income before minority interest	43,170	7,578	50,748	(11,679)	39,069	(3,170)		35,899
Minority interest	(1,163)	—	(1,163)	1,163	—	(4,162	)(8)	(4,162)

Net income	$42,007	$7,578	$49,585	$(10,516)	$39,069	$(7,332)		$31,737

Net income allocated as incentive to manager							(9)	3,174

Net income allocated to profit participation shares							(9)	3,174

Net income allocable to common shareholders								25,389

Unaudited Pro Forma Condensed Consolidated Financial Data of Golub Capital Partners LLC as of December 31, 2006

	Golub IV	Golub International	Combined Golub IV & Golub International	Adjustments to Eliminate Retained Assets and Liabilities (1)(2)(3)(5)	Remaining Historical-2006 Total CDO’s & GCF	Pro forma Adjustments		Pro forma Adjusted
	($ in thousands)
Balance Sheet Data:
Assets:
Investments at fair value	$809,024	$446,098	$1,255,122	$(340,712)	$914,409	$—		$914,409
Cash and cash equivalents	22,650	29,274	51,924	(12,597)	39,326	(3,170	)(6)(7)	36,156
Interest receivable	10,800	4,240	15,040	(4,223)	10,818	—		10,818
Deferred financing costs, net	5,843	4,732	10,575	(2,562)	8,013	—		8,013
Other assets	1,103	335	1,438	(1,231)	208	—		208

Total assets	$849,420	$484,679	$1,334,099	$(361,325)	$972,774	$(3,170)		$969,604

Liabilities and Partners’ Capital:
Liabilities:
SBA debentures	121,625	—	121,625	(121,625)	—	—		—
Facility advances	462,569	370,417	832,986	(134,846)	698,140	—		698,140
Line of credit	13,815	19,805	33,620	(33,620)	—	—		—
Subordinated debt	—	8,100	8,100	(8,100)	—	—		—
Interest payable	7,208	2,852	10,060	(3,601)	6,458	—		6,458
Other payable	4,050	8,894	12,944	(5,974)	6,970	—		6,970
Minority interest	39,142	640	39,782	(39,782)	—	40,694	(4)	40,694

Total liabilities and minority interest	648,408	410,708	1,059,116	(347,548)	711,568	40,694		752,262
Equity	201,012	73,971	274,983	(13,777)	261,206	(43,864	)(6)(7)(8)	217,342

Total liabilities and partners’ capital	$849,420	$484,679	$1,334,099	$(361,325)	$972,774	$(3,170)		$969,604

Other Data:
Average Balances:(10)
Investments								$671,324
Interest bearing liabilities								506,828
Equity								170,163
Performance Ratios and Delinquent Loan Rates:
Delinquent loan rate (at period end)(11)								0.0%
Average yield on investments(12)								11.0%
Average cost of interest-bearing liabilities(13)								6.1%
Return on Average Equity(14)								18.7%

(1)	Golub IV will be retaining its ownership of two majority-owned subsidiaries, LEG Partners III SBIC, L.P. and LEG Partners Debenture SBIC L.P., the assets and liabilities of which are not part of the assets being contributed to Golub Capital Partners in the Formation Transactions. As of December 31, 2006, these two subsidiaries held investments of $182,672 and had $121,625 of SBA Debentures payable. See Note 1 to the consolidated financial statements of Golub IV.
(2)	All earnings and expenses of LEG Partners III SBIC, L.P. and LEG Partners Debenture SBIC L.P. have been eliminated from the pro forma financial statements of Golub Capital Partners.
(3)	The consolidated financial statements of Golub IV include 100% of the assets, liabilities and earnings of GCF. See Note 1 of the consolidated financial statements of Golub IV. Currently, 50% of GCF’s equity is owned by Golub V, and such amount is represented in the Golub IV consolidated financial statements as a minority interest. This asset is the only asset as of December 31, 2006 held by Golub V that will be transferred to Golub Capital Partners in the Formation Transactions.
(4)	Upon consummation of the Formation Transactions, Golub Capital Partners will become the indirect owner of 49% of the economic interest in GCF; $40,694 represents the 51% economic interest that would have been held by affiliates of Golub Capital at December 31, 2006.
(5)	Golub International’s consolidated financial statements include Golub International’s investment in Golub Capital 2007 CLO Ltd., which is not being contributed to Golub Capital Partners. See Note 1 to the consolidated financial statements of Golub International.

(6)	Includes management fees that would have been paid had the management agreement been in place during the period indicated and based on the average investments held during the pro forma period. This calculation further assumes that there was no reduction to such fees as a result of an offset for other fees paid to affiliates of Golub Capital Advisor. See “Golub Capital Advisor and the Management Agreement—Management Fees, Expenses and Incentive Allocation—Reimbursement of Expenses.”
(7)	Adjustment of $1,500 reflects estimated amount of incremental costs for directors’ fees and other costs that would have been incurred by Golub Capital Partners as a public company operating independently from Golub Capital and its affiliates.
(8)	Adjustment reflects $4,162, which is 51% of the pro forma net income of GCF in 2006. We have assumed that 51% of the economic interest of GCF would not have been owned by Golub Capital Partners, and would have been held by affiliates of Golub Capital, if the Formation Transactions had occurred prior to the commencement of the pro forma period.
(9)	Incentive allocation computed at 10% of the pre-incentive adjusted pro forma net income. See “Golub Capital Advisor and the Management Agreement—Management Fees, Expenses and Incentive Allocation—Incentive Allocation.” Net Income allocable to profit participation shares at 11% of pre-incentive adjusted pro forma net income less incentive allocation to Manager. See “Golub Capital Advisor and the Management Agreement—Profit Participation Shares.”
(10)	Average balances are based upon the average quarterly balance during the period.
(11)	Delinquent loan rate is defined as aggregate principal amount of delinquent loans (which are loans 31 days or more past due at end of period) outstanding divided by aggregate principal amount of loans held for investment.
(12)	Average yield on investments is defined as interest income divided by average investment balances.
(13)	Average cost of interest-bearing liabilities is defined as interest expense divided by average interest-bearing liabilities.
(14)	Return on average equity is defined as pre-incentive net income divided by average equity as adjusted for the GFC minority interest.

Summary Historical Consolidated Financial Data of Golub Capital Partners IV, L.P.

	Year Ended December 31,
	2004	2005	2006
	($ in thousands)
Consolidated Statement of Operations Data:
Investment income:
Interest	$24,797	$40,799	$76,748
Dividends	2,288	1,308	536
Fee income	84	1,518	2,038

Total investment income	27,169	43,625	79,322

Expenses	8,807	25,650	42,619

Net investment income (loss)	18,362	17,975	36,703

Realized and unrealized gain (loss) on investments:
Net realized gain (loss) on investments	3,620	26,932	13,448
Net change in unrealized appreciation (depreciation) on investments	4,553	3,200	(6,635)

Net gain (loss) on investments	8,173	30,132	6,813

Income before profit participation payments and minority interest	26,535	48,107	43,516
SBA profit participation payment	(639)	—	(346)

Income before minority interest	25,896	48,107	43,170
Minority interest	(63)	(98)	(1,163)

Net income	$25,833	$48,009	$42,007

Consolidated Balance Sheet Data:
Assets:
Investments in securities, at fair value (cost $804,017 for the year ended 2006)	$197,626	$512,754	$809,024
Cash and cash equivalents	2,802	15,370	22,650
Interest receivable	1,759	5,878	10,800
Deferred financing costs, net	3,613	6,326	5,843
Other assets	405	1,067	1,103

Total assets	$206,205	$541,395	$849,420

Liabilities and partners’ capital
Liabilities	124,769	366,194	609,266
Minority interest(1)(2)	135	191	39,142

Total liabilities and minority interest	124,904	366,385	648,408

Partners’ capital	81,301	175,010	201,012

Total liabilities and partners’ capital	$206,205	$541,395	$849,420

Other Data:
Average Balances:(3)
Investments	$144,588	$353,787	$661,622
Interest bearing liabilities	86,758	245,711	494,856
Equity	81,301	117,597	185,556

Performance Ratios and Delinquent Loan Rates:
Return on average equity(4)	31.8%	27.4%	20.9%
Delinquent loan rate (at period end)(5)	0.0%	0.0%	0.5%
Average yield on investments(6)	17.1%	11.5%	11.6%
Average cost of interest-bearing liabilities(7)	6.0%	6.7%	6.5%

(1)	The consolidated financial statements of Golub IV include 100% of the assets, liabilities and earnings of GCF. See Note 1 of the consolidated financial statements of Golub IV. Currently, 50% of GCF’s equity is owned by Golub V; and such amount is represented in the Golub IV consolidated financial statements as a minority interest.
(2)	Upon consummation of the Formation Transactions, Golub Capital Partners will become the indirect owner of 49% of the economic interest in GCF.
(3)	Average balances are based upon the average quarterly balance during the period.
(4)	Return on average equity is defined as net income divided by average equity.
(5)	Delinquent loan rate is defined as aggregate principal amount of delinquent loans (which are loans 31 days or more past due at end of period) outstanding divided by aggregate principal amount of loans held for investment.
(6)	Average yield on investments is defined as interest income divided by average investment balances.
(7)	Average cost of interest-bearing liabilities is defined as interest expense divided by average interest-bearing liabilities.

Summary Historical Financial Data of Golub Capital International Ltd.

	Period from November 23, 2005 through December 31, 2005	Year ended December 31, 2006
	($ in thousands)
Consolidated Statement of Operations Data:
Investment income:	$767	$21,860
Expenses	463	13,852

Net investment income	304	8,008

Realized and unrealized gain (loss) on investments:
Net realized gain (loss) on investments	—	126
Net increase (decrease) in unrealized appreciation on investments	10	(556)

Net gain (loss) on investments	10	(430)

Net change in net assets resulting from operations	$314	$7,578

Consolidated Balance Sheet Data:
Assets:
Investments in securities, at fair value (cost $446,644)	$76,393	$446,098
Cash and cash equivalents	1,991	29,274
Deferred financing costs, net	—	4,732
Interest receivable	1,026	4,240
Other assets	342	335

Total assets	79,752	484,679

Liabilities	45,640	410,068
Minority interest	—	640

Total liabilities	45,640	410,708

Net assets	$34,112	$73,971

Net assets and liabilities	$79,752	$484,679

Other Data:
Average Balances(1):
Investments		$199,468
Interest-bearing liabilities		147,468
Equity		52,386

Performance Ratios and Delinquent Loan Rates:
Return on average equity(2)	—	14.5%
Delinquent loan rate (at period end)(3)	—	0%
Average yield on interest-bearing investments(4)	—	11.0%
Average cost of interest-bearing liabilities(5)	—	6.5%

(1)	Average balances are based upon the average monthly balance during the period.
(2)	Return on average equity is defined as net income divided by average equity.
(3)	Delinquent loan rate is defined as aggregate principal amount of delinquent loans (which are loans 31 days or more past due at end of period) outstanding divided by aggregate principal amount of loans held for investment.
(4)	Average yield on investments is defined as interest income divided by average investments balances.
(5)	Average cost of interest-bearing liabilities is defined as interest expense divided by average interest-bearing liabilities.

The Offering

Common shares offered by us	shares; or shares if the underwriter exercises its option to purchase additional shares in full.

Common shares outstanding upon completion of this offering	shares; or shares if the underwriter exercises its option to purchase additional shares in full.(1)

Use of Proceeds

We intend to use the net proceeds of this offering primarily to provide equity capital to our leveraged credit subsidiaries, which will, in turn, make loans and acquire other interests primarily in middle market companies, to repay an estimated $                     in borrowings under the existing $300 million warehouse facility and for other general corporate purposes.

Prior to or concurrently with the closing of this offering, our subsidiary, GC SPV Holdings, intends to purchase all of the equity interests in each of Golub CDO-1, Golub CDO-2 and Golub CDO-3, in exchange for an aggregate of 40,000,000 of our common shares. Also prior to or concurrently with the closing of this offering, our subsidiary, GC Funding, intends to purchase a majority voting interest and a 49% economic interest in GCFW Corp., which, in turn, will acquire GCF, the entity that is the borrower under the warehouse facility, in exchange for              of our common shares. The remainder of the voting and economic interests in GCFW Corp. will be held by affiliates of Golub Capital. None of these transactions will use or require any proceeds from this offering.

Distribution Policy

Based on a policy established by our board of directors, we intend to distribute on a quarterly basis all of our net income in the form of dividends to our shareholders. Over time, the amount distributed in any particular year may be more or less than all of our net income due to a variety of factors, including timing differences between the recognition of net income and the receipt of cash. We currently expect our board of directors to declare a cash distribution with respect to the period commencing on the completion of this offering and ending                                         , 2007, based on a distribution of $                     per share for a full quarter. On an annualized basis, this would equal $                     per share, or an annual distribution rate of approximately             %, based on the midpoint of the initial public offering price range of the common shares shown on the cover of this prospectus. See “Distribution Policy.”

Dividend Reinvestment Plan

We intend to adopt a dividend reinvestment plan through which cash dividends are automatically reinvested in additional common shares, unless a shareholder opts out of the plan and elects to receive cash. Those shareholders whose common shares are held by a broker or other financial intermediary may receive distributions in cash by notifying their broker or other financial intermediary of their election. See “Dividend Reinvestment Plan.”

(1)	Excludes up to common shares reserved for issuance under the 2007 Incentive Plan (as defined below). See “Management—2007 Incentive Plan.”

Material U.S. Federal Income Tax Considerations	For a discussion of material U.S. federal income tax consequences that may be relevant to prospective shareholders, see “Material U.S. Federal Income Tax Considerations.”

Exchange Listing	We will apply to have our common shares listed on The NASDAQ Global Market under the symbol “GCAP.”

Risk Factors	Investing in our common shares involves risks. For a discussion of these risks, see “Risk Factors” beginning on page 20 of this prospectus.

RISK FACTORS

An investment in our common shares involves a high degree of risk. You should carefully consider the following information, together with the other information contained in this prospectus, before buying our common shares. In connection with the forward-looking statements that appear in this prospectus, you should also carefully review the cautionary statement referred to under “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to Our Business

We are a new company with no operating history and, accordingly, it is difficult to evaluate an investment in our common shares.

We were formed in April 2007 and have a limited operating history prior to this offering. It is difficult to evaluate our future prospects and an investment in our common shares due to our limited operating history. We will be subject to the risks generally associated with the formation of any new business. There can be no assurance that we will generate sufficient revenue from operations to pay our expenses and make or sustain distributions to shareholders. We anticipate that it will take us from nine to twelve months to invest substantially all of the net proceeds of this offering. During this period, we will pay down debt and invest in temporary investments, such as cash and cash equivalents, which we expect will earn yields substantially lower than the interest income that we anticipate receiving in respect of our target assets. As a result, the dividends that we pay, if any, may be substantially lower than the dividends that we expect to pay when we have fully deployed the proceeds of this offering.

Fluctuations and changes in interest rates may cause losses and negatively affect our financial condition and results of operations.

Changes in interest rates can affect our subsidiaries’ net interest income, which is the difference between the interest or other income earned on their assets and the interest expense they incur on interest-bearing liabilities. Changes in the level of interest rates can also affect our ability to acquire assets and create CDOs and the value of our assets. If interest rates increase, loan defaults may increase and result in credit losses that would affect our liquidity and operating results. Increases in interest rates may also increase our cost of borrowing, which may restrict our ability to incur debt and cause our business to be less attractive to potential investors.

Our subsidiaries’ operating results will depend in large part on differences between the income, if any, we earn on our subsidiaries’ assets, net of credit losses, and our subsidiaries’ financing costs. Consequently, changes in interest rates may significantly influence our net income. Increases in these interest rates will tend to decrease our net income and may decrease the value of our assets. If interest rate fluctuations cause our interest expense to exceed our interest income, we will incur operating losses, which will negatively affect our financial condition and results of operations.

If market interest rates increase, prospective investors may desire a higher distribution on our common shares or seek other securities paying higher distributions or interest. As a result, interest rate fluctuations and capital market conditions can affect the market value of our common shares. For instance, if interest rates rise, the market price of our common shares may decrease because potential investors would require a higher distribution yield on our common shares to reflect their value relative to other securities in the market.

Maintenance of our 1940 Act exclusions imposes limits on our operations.

We are a holding company that indirectly engages in various businesses through our CDO and other leveraged credit subsidiaries. Our subsidiaries rely on various exclusions or exemptions from the 1940 Act, and engage in the businesses described in this prospectus. Most of our subsidiaries rely on the exemption provided to structured financing vehicles under Rule 3a-7 under the 1940 Act, although, in the future, some may rely on other statutory or regulatory exclusions or otherwise fall outside the definition of “investment company” for 1940 Act purposes. At the closing of this offering, we and the underwriter will receive an opinion from our counsel, Dechert LLP, to the effect that, subject to the assumptions specified in such opinion, each of our CDO subsidiaries is not required to register as an investment company, without relying on the possible availability of the provisions of Sections 3(c)(1) and 3(c)(7) of the 1940 Act, such that we can maintain our non-investment company status consistent with Section 3(a)(1)(C). In addition, at the closing of this offering, we and the underwriter will receive an opinion from Dechert LLP to the effect that proposed CDO subsidiaries structured in the manner contemplated by, and subject to the assumptions specified in, such opinion will not be required to register as investment companies without regard to the provisions of Sections 3(c)(1) and 3(c)(7) of the 1940 Act. If it were determined that one or more of our CDO subsidiaries could not rely on Rule 3a-7 or another relevant exemption, these CDOs would have to restructure their operations (which their charter documents and respective indentures authorize). Restructuring the operations of one or more of our CDO subsidiaries would adversely affect our earnings. If we fail to meet these requirements, we or one or more of our subsidiaries may be deemed to be an investment company which would have a number of adverse effects on us, as described below. Therefore, we must monitor the activities of our subsidiaries to ensure that we meet these tests, which will limit the types and nature of our subsidiaries’ business and assets.

If we cannot rely on any exemption, exception or other exclusion from registration as an investment company under the 1940 Act, we would be required either to (a) substantially change the manner in which we conduct our operations to avoid being required to register as an investment company or (b) register as an investment company. Either of these developments could have an adverse effect on us and the market price of our common shares. If we were required to register as an investment company under the 1940 Act, we would become subject to substantial regulations with respect to our capital structure (including our ability to use leverage), management, operations, transactions with affiliated persons (as defined in the 1940 Act), portfolio composition, including restrictions with respect to diversification and industry concentration, and other matters. In addition, we could be subject to adverse tax consequences, including being treated as a corporation for U.S. federal income tax purposes under Section 7704(a) of the Code.

In order for our CDO subsidiaries to comply with Rule 3a-7, the indentures that govern these CDOs will impose limitations on their ability to purchase and sell assets, including provisions that prohibit assets from being acquired or disposed of for the primary purpose of recognizing gains or decreasing losses resulting from market value changes. Managing our CDOs in accordance with these limitations may reduce our earnings.

Most CDOs rely on Section 3(c)(7) to avoid registration as investment companies under the 1940 Act. Generally, Section 3(c)(7) is available to issuers whose outstanding securities are sold only to “qualified purchasers” (as defined in the 1940 Act) and which do not make or propose to make public offerings of their securities. However, unlike Rule 3a-7, Section 3(c)(7) places no limitations on the ability of the issuers to purchase or sell assets or otherwise manage the underlying portfolio of securities or on the types of assets that may be held.

Rule 3a-7 imposes limitations on the ability of a CDO issuer to purchase or sell assets, including prohibiting the issuer from purchasing or selling certain types of assets for the primary purpose of recognizing gains or decreasing losses resulting from market value changes. Thus, provisions in the indentures that govern our CDO subsidiaries restrict them from purchasing and selling assets in circumstances in which it may otherwise be advantageous for them to do so. In particular, the indentures prohibit the CDO issuer from acquiring and disposing of assets primarily for the purpose of recognizing gains or decreasing losses resulting from market value changes. Each CDO issuer cannot acquire or dispose of assets primarily to enhance returns to the owner of the equity in the CDO. Certain sales and purchases of assets may be made so long as the CDOs do not violate the guidelines contained in the indentures and are not based primarily on changes in market value. The proceeds of permitted dispositions may be reinvested in collateral that is consistent with the credit profile of the CDO under specific and predetermined guidelines. As a result of these restrictions, our CDO subsidiaries may suffer losses on their assets and we may suffer losses on our investments in our CDO subsidiaries.

Our holding company structure may limit our ability to make regular distributions to our shareholders because we will rely on distributions from our subsidiaries and other companies in which our subsidiaries hold assets, which themselves may face constraints in making such distributions.

We are a holding company with no operations. Therefore, we depend upon the ability of our subsidiaries and their initial businesses and assets to generate earnings and cash flows and distribute them to us in the form of dividends or other distributions to enable us to meet our expenses and to make distributions to our shareholders. The ability of our subsidiaries and the businesses in which they will hold assets to make distributions or pay dividends will depend on their respective operating results and may be subject to limitations, including laws limiting the amount of funds available for the payment of dividends or distributions, and the terms and covenants of any future outstanding indebtedness, contract or agreement. If, as a consequence of these various limitations and restrictions, we are unable to generate sufficient funds for distributions from our subsidiaries and their businesses and assets, we may not be able to make or may have to delay distributions on our shares.

We depend on information systems and on third parties, and systems failures could significantly disrupt our business, which may, in turn, adversely affect our operating results and the value of our common shares.

Our business depends on communications and information systems. Any failure or interruption of our systems could cause delays or other problems in the securities trading activities of our subsidiaries. Also, we depend on the systems and operations of our Manager and on other third parties who provide services to us and our CDO subsidiaries. These third parties may not provide us with accurate and timely information or otherwise harm our interest. This could have a material adverse effect on our operating results and negatively affect the value of our common shares and our ability to pay dividends.

We may purchase assets denominated in foreign currencies, which subject us to currency rate exposure and the uncertainty of foreign laws and markets.

We may purchase assets denominated in foreign currencies. We anticipate that foreign-denominated assets will constitute less than 5% of our assets, and that we will acquire currency hedges to mitigate foreign currency exposure created by such assets. A change in foreign currency exchange rates may have an adverse impact on returns on any of these non-dollar denominated investments. Although we may choose to hedge our foreign currency risk, we may not be able to do so successfully and may incur losses as a result of exchange rate fluctuations. Investments in foreign countries also subject us to risks of multiple and conflicting tax laws and regulations and political and economic instability abroad, which could adversely affect our receipt of interest income on these investments.

We operate in a highly competitive market for investment opportunities.

A number of entities compete with our subsidiaries to acquire our target assets. We compete with public and private funds, commercial and investment banks, business development companies, commercial financing companies and alternative investment vehicles such as hedge funds. As a result, competition for investments in middle market companies has intensified, and we expect that trend to continue. Many of our existing and potential competitors are substantially larger and have considerably greater financial, technical and marketing resources than we do. For example, some competitors may have a lower cost of funds and access to funding sources that are not available to us. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of opportunities and establish more relationships than us. We cannot assure you that the competitive pressures we face will not have a material adverse effect on our business, financial condition and results of operations. Also, as a result of this existing and increasing competition, we may not be able to take advantage of attractive investment opportunities from time to time, and we can offer no assurance that we will be able to identify and acquire assets that are consistent with our strategy.

We do not seek to compete primarily based on the interest rates we offer, and we believe that some of our competitors make loans with interest rates that are comparable to or lower than the rates we offer. We may lose investment opportunities if we do not match our competitors’ pricing, terms and structure. If we match our competitors’ pricing, terms and structure, we may experience decreased net interest income and increased risk of credit loss.

We may change our business strategy and operational policies without shareholder consent, which may result in a determination to pursue riskier business activities.

We may change our business strategy at any time without the consent of our shareholders, which could result in our acquiring subsidiaries or assets that are different from, and possibly riskier than, the strategy described in this prospectus. A change in our business strategy may increase our exposure to interest rate fluctuations or other risks. Our board of directors will determine our operational policies and may amend or revise our policies, including our policies with respect to acquisitions, operations, indebtedness, capitalization and distributions, or approve transactions that deviate from these policies. In making such changes, our board of directors will not be required to seek approval through a vote by our shareholders or to provide notice to our shareholders. Operational policy changes could adversely affect the market price of our common shares and our ability to make distributions to our shareholders.

Terrorist attacks may negatively affect our financial condition and results of operations.

Terrorist attacks across the globe, as well as events occurring in response to or in connection with them, may adversely affect our financial condition and results of operations. A terrorist attack could have a material adverse effect on our financial condition and results of operations. Further, terrorist attacks of significant scale could cause volatility in the financial markets and uncertainty in the economies of the areas where they occur, and even possibly the global economy.

Risks Related to Our Financing Activities

Our subsidiaries operate with significant leverage, which may adversely affect our return on assets and may reduce cash available for distribution, and our policies do not limit the amount of leverage we may incur at the subsidiary level.

Our subsidiaries operate on a highly leveraged basis through CDO financings, warehouse facilities, bank credit facilities, repurchase agreements and other borrowings. Our subsidiaries’ actual use of leverage will vary depending on their ability to obtain credit facilities and the lender’s and rating agencies’ estimate of the stability of their cash flows. However, our policies do not limit the amount of leverage we or any of our subsidiaries may incur. Our return on assets and cash available for distribution to our shareholders may be reduced if changes in market conditions cause the cost of these financings to increase relative to the income that can be derived from the assets acquired. Defaults and lower than expected recoveries, as well as delays in recoveries on the assets held by our subsidiaries, could reduce or eliminate our equity. Debt service payments will reduce our cash flow available for distributions to shareholders. The use of leverage increases the risk that our subsidiaries will not be able to meet their debt service obligations, and consequently increases the risk that they will lose some or all of their assets to foreclosure or sale.

Declines in the credit quality of our subsidiaries’ assets may adversely affect our periodic reported results and credit availability, and may cause a reduction in our earnings and cash available for distribution to our shareholders.

The credit quality of our subsidiaries’ assets may decline for a number of reasons, such as poor operating results of borrowers, declines in the value of the collateral supporting debt they hold and increases in defaults. A decline in credit quality of our subsidiaries’ assets may cause us to recognize unrealized losses, sell certain assets at a loss, reduce our earnings, and may, in turn, reduce the amount of cash available to us for distribution to our shareholders.

Our subsidiaries rely on external sources of leverage to earn a spread relative to the amount we receive in income from our assets, and if we encounter difficulty in obtaining leverage at attractive spreads, we may be unable to earn attractive rates of income.

We apply a high degree of leverage to the assets held by our subsidiaries. Our earnings, if any, reflect the incremental difference between the income our subsidiaries receive on their assets and the cost of the debt incurred by our subsidiaries to finance the purchase of such assets. If we are unable to obtain leverage for these subsidiaries at an attractive cost, and therefore operate with less debt or more expensive debt, our total earnings from our subsidiaries’ unleveraged assets may be substantially less than they could otherwise earn.

If we are unable to continue to securitize our assets, we may be unable to grow or fully execute our business strategy and our earnings may decrease.

We expect our subsidiaries will principally borrow through the creation of CDOs and other securitization vehicles. Several factors will affect demand for, and our ability to complete, term debt securitizations, including:

•	disruptions in the capital markets generally, and the asset-backed securities market in particular;

•

disruptions in the credit quality and performance of our loan portfolio, particularly that portion which has been previously securitized and serves as collateral for existing term debt securitizations;

•	our ability to service our loan portfolio must continue to be perceived as adequate to make the issued securities attractive to investors; and

•	any material downgrading or withdrawal of ratings given to securities previously issued in our term debt securitizations.

If we are unable to complete additional CDO securitizations, our ability to obtain the capital needed for us to continue to operate and grow our business would be adversely affected. In addition, our warehouse financing facilities are only intended to provide short-term financing for our transactions. If we are unable to finance our transactions over the longer term through our term debt securitizations, we may incur higher financing costs than would otherwise be the case and could face the risk of non-renewal of our current warehouse financing facilities. Moreover, our warehouse financing facilities typically carry a higher interest rate than our CDO securitizations. Accordingly, our inability to complete additional term debt securitizations in the future could have a material adverse effect on our financial conditions and result of operations.

The fair value of many of our assets may not be readily determinable because of their illiquid nature, and, accordingly, there can be no assurances that we will be able to realize the value at which we carry such assets if we are required to dispose of them.

Many of the assets held by our leveraged credit subsidiaries will be highly illiquid and will not be publicly traded or readily marketable. As a result, we can provide no assurance that any given asset could be sold at a price equal to the amount ascribed to such asset in connection with the satisfaction of overcollateralization covenants or other tests that our subsidiaries may be subject to. As a result, we may incur unexpected losses if we are required to sell such assets.

We may not be able to acquire eligible collateral securities for a CDO issuance, and we may not be able to issue CDO securities on attractive terms that closely match the duration of the assets and liabilities. This may require us to seek more costly financing for these assets or to lose the opportunity to create a CDO subsidiary and may cause us to incur losses.

We operate primarily through ownership of our subsidiaries. We enter into warehouse agreements through our subsidiary, GC Funding, which acts as a participant in warehousing facilities that we use to fund our in-process CDO transactions until we accumulate a sufficient quantity of assets. At that time, we expect to refinance the assets through a CDO or other securitization. As a result, we are subject to the risk that we will not be able to acquire, during the period that the short-term facilities are available, a sufficient amount of eligible assets to create a CDO subsidiary that will increase our earnings potential. We also bear the risk that we will not be able to obtain warehouse and short-term credit facilities and that we may not be able to renew our warehouse or other short-term credit facilities after they expire should we find it necessary to do so to allow more time to acquire the necessary eligible assets for a long-term financing. Any inability to renew or extend these short-term credit facilities may require us to seek more costly financing for these assets or render us unable to use them in connection with the creation of a subsidiary. In addition, conditions in the capital markets may make the creation of a CDO less attractive when we do have available a sufficient pool of collateral. Further, under our warehouse arrangements, GC Funding will normally assume the risk of loss on the underlying collateral, subject to any negotiated limits, if the related CDO transaction is not consummated or if the warehoused collateral decreases in value when sold.

We may be required to purchase or be responsible for any loss on non-conforming assets held by our CDOs.

If any of the loans or other eligible assets that we originate or acquire and sell or securitize do not comply with representations and warranties that we make regarding such loans or other eligible assets, the borrowers and the underlying properties, we may be required to repurchase such loans or other eligible assets or replace them with substitute loans or other eligible assets. In addition, in the case of loans or other eligible assets that we have sold instead of retained, we may be required to indemnify purchasers for losses or expenses incurred as a result of a breach of a representation or warranty. Any significant repurchases or indemnification payments could materially and adversely affect our liquidity, financial condition and operating results.

The use of CDO financings with over-collateralization requirements may have a negative impact on our cash flow.

We expect that the terms of CDOs we create will generally provide that the principal amount of assets must exceed the principal balance of the related bonds by a certain amount, commonly referred to as “over-collateralization.” We anticipate that the CDO terms will provide that, if certain delinquencies and/or losses exceed specified levels, based on an analysis by the rating agencies or any financial guaranty insurer, of the characteristics of the assets collateralizing the bonds, the required level of over-collateralization may be increased or may be prevented from decreasing as would otherwise be permitted if losses or delinquencies did not exceed those levels. Other tests (based on delinquency levels or other criteria) may restrict our ability, as holders of the CDO’s equity interests, to receive cash flow from these investments. We cannot assure you that our CDOs will satisfy these performance tests. Prior to reaching agreement with the rating agencies or other key transaction parties on our future CDO financings, we cannot assure you of the terms of CDO delinquency tests, over-collateralization terms, cash flow release mechanisms or other significant factors regarding the release of cash flow to us. Failure to obtain favorable terms with regard to these matters may materially and adversely affect our liquidity and the value of our equity interests. If assets held by our CDO subsidiaries fail to perform as anticipated, the degree of their over-collateralization or other credit enhancement will increase, resulting in a reduction in our income and cash flow from these investments.

The equity interests we will retain in our CDOs are junior in right of payment to the more senior securities issued by the CDOs.

The equity interests that we will retain in CDOs will be unsecured and will rank behind all known or unknown creditors of the CDOs, whether secured or unsecured. No person or entity other than the CDO is required to make any distributions on the equity interests. Payments on common or preferred shares of the CDOs are subordinate to payments on the debt securities issued by such CDO. To the extent that any losses are incurred by the CDO, such losses will be borne first by us as a holder of common or preferred shares.

Risks Related to Our Assets

The different asset classes that our subsidiaries will hold subject us to specific risks:

Loans and Other Debt Obligations. Our subsidiaries will hold interests in loans and other debt obligations originated by banks and other financial institutions (as well as by affiliates of Golub Capital Advisor). These loans will include term loans and revolving loans, may pay interest at a fixed or floating rate, may be senior or subordinated and may be secured or unsecured. These loans will often be illiquid. Our subsidiaries will often acquire interests in loans and other debt obligations either directly (by way of a sale or assignment) or indirectly (by way of a participation). The purchaser of an assignment typically succeeds to all the rights and obligations of the assigning institution and becomes a lender under the credit agreement with respect to the debt obligation. However, the purchaser’s rights can be more restricted than those of the assigning institution. Participation interests in a portion of a debt obligation typically result in a contractual relationship only with the institution transferring the interest and not with the borrower. In purchasing participations, our subsidiaries generally will have no right to enforce compliance by the borrower with the terms of the credit agreement, nor any rights of set-off against the borrower. Also, our subsidiaries may not benefit from the collateral supporting the debt obligation in which we have purchased the participation. As a result, we will assume the credit risk of both the borrower and the institution transferring the participation interest.

Collateralized Debt Obligations. Our subsidiaries will own obligations issued by CDOs. Accordingly, we will rely on distributions made from the collateral of asset pools owned by such CDOs. Interest payments on CDO obligations (other than the most senior tranche or tranches of a given issue) are generally subject to deferral (without causing an event of default or permitting exercise of remedies by holders). If distributions on the collateral of the CDO or proceeds of such collateral are insufficient to make payments on the CDO obligations or interests we hold, no other assets will be available for payment of the deficiency. CDO obligations are generally privately placed and offer less liquidity than other investment grade or high yield corporate debt.

Subordinated or Second-lien Debt. Our subsidiaries’ interests in subordinated and second-lien debt instruments will be subordinated to senior loans either as a result of contractual subordination provisions, in the case of subordinated debt, or effectively as a result of the priority of claims on collateral relative to first-lien debt, in the case of second-lien debt instruments. In the case of subordinated debt instruments, such loans will generally be unsecured. As a result of these provisions, subordinated and second-lien debt will bear an above average amount of volatility and risk of loss of principal as compared to senior secured loans and other senior debt instruments. Such risks and volatility could adversely affect our investment returns, particularly in the event of a general economic downturn. To the extent interest payments associated with such debt are deferred, such debt will be subject to greater fluctuations in valuations and could cause us and our shareholders to recognize income before we receive cash in respect of such income. Some of these subordinated and second-lien debt instruments will provide by their terms that we do not receive any interest or principal prior to the final maturity of the loan. Such accreting or original interest discount loans will be of greater risk to us and our shareholders than traditional amortizing loans.

Equity Investments. Our subsidiary, GC Co-Investment Holdings, may make acquisitions of other assets, including selected equity investments. In addition, when we invest in first-lien and second-lien loans or subordinated debt, we may acquire warrants to purchase equity interests. The equity interests we receive may not appreciate in value and, in fact, may decline in value. Accordingly, we may not be able to realize gains from our equity interests, and any gains that we do realize upon the disposition of such equity interests may not be sufficient to offset any other losses we experience.

Our subsidiaries’ interests in middle market companies will expose us to significant risks not confronted with larger companies.

We will confront risks in connection with the interests held by our subsidiaries in middle market companies that they would not be exposed to in the case of investments in larger companies, including:

•

these companies may have limited financial resources and may be unable to meet their obligations under their debt obligations that our subsidiaries hold, which may be accompanied by a deterioration in the value of any collateral and a reduction in the likelihood of us realizing any guarantees we may have obtained;

•

they typically have shorter operating histories, narrower product lines and smaller market shares than larger businesses, which tend to render them more vulnerable to competitors’ actions and changing market conditions, as well as general economic downturns;

•

generally little public information exists about these companies, and we will be required to rely on the ability of Golub Capital Advisor’s investment professionals to obtain adequate information to evaluate them;

•

they are more likely to depend on the management talents and efforts of a small group of persons; therefore, the death, disability, resignation or termination of one or more of these persons could have a material adverse impact on their company;

•

they generally have less predictable operating results, may from time to time be parties to litigation, may be engaged in rapidly changing businesses with products subject to a substantial risk of obsolescence, and may require substantial additional capital to support their operations, finance expansion or maintain their competitive position. In addition, our executive officers, directors and our Manager may, in the ordinary course of business, be named as defendants in litigation arising from these companies; and

•	they may have difficulty accessing the capital markets to meet future capital needs, which may limit their ability to grow or to repay their outstanding indebtedness upon maturity.

The lack of liquidity in our subsidiaries’ investments may adversely affect our business.

Our subsidiaries will generally acquire interests in, or lend to, private companies. Substantially all of these interests are subject to legal and other restrictions on resale, or are otherwise less liquid than publicly traded securities. The illiquidity of these interests may make it more difficult, time consuming and costly to sell them if the need arises. In addition, if we are required to liquidate all or a portion of our assets quickly, we may realize significantly less than the value at which we have previously recorded our investments. In addition, we may face other restrictions on our ability to liquidate an interest in a particular company to the extent that we, Golub Capital Advisor or an affiliate of Golub Capital has material non-public information regarding such company.

Our portfolio companies may not generate sufficient cash flow to make payments to our subsidiaries.

The ability of the companies in which our subsidiaries have an interest to make scheduled payments of the principal of, to pay interest on or to refinance their debt depends on their future operating performance and ability to generate cash. Certain aspects of this future performance is subject to economic, financial, competitive, market and other factors beyond their control. In addition, significant debt incurred by these companies could have important consequences. For example, it is likely to increase their vulnerability to general adverse economic conditions and limit their flexibility in planning for, or reacting to, changes in the business environment. The inability of a company to generate sufficient cash flow to make payments in respect of our subsidiaries’ interests would reduce our revenues and otherwise have a material adverse effect on our financial condition and results of operations.

Economic recessions or downturns could impair our assets and harm our operating results.

Many of the companies in which our subsidiaries will hold interests may be susceptible to economic slowdowns or recessions and may be unable to repay their loans during these periods. Therefore, our non-performing assets are likely to increase, and the value of our portfolio is likely to decrease, during these periods. Adverse economic conditions also may decrease the value of collateral securing some of our loans and the value of equity interests in such companies. Economic slowdowns or recessions could lead to financial losses and a decrease in our revenues, net income or assets. Unfavorable economic conditions also could increase our funding costs, limit our access to the capital markets or result in a decision by lenders not to extend credit to us. These events could prevent us from increasing assets and harm our operating results.

If a company in which our subsidiaries holds an interest fails to satisfy financial or operating covenants imposed by our subsidiary or any other lender, this could lead to defaults and, potentially, termination of its loans and foreclosure on its secured assets, which could trigger cross-defaults under other agreements and jeopardize the company’s ability to meet its obligations. Our subsidiaries may incur expenses to the extent necessary to seek recovery upon default or to negotiate new terms with a defaulting company. In addition, if one of these companies were to go bankrupt, even though our subsidiaries may have structured our interest as senior debt, depending on the facts and circumstances, including the extent to which we became involved in the management of such company, a bankruptcy court might recharacterize our debt holding and subordinate all or a portion of our claim to that of other creditors.

Our due diligence may not reveal all of an entity’s liabilities and may not reveal other weaknesses in its business.

Before purchasing interests in a business entity, whether by originating or acquiring a loan to such entity at our subsidiary level or by acquiring debt obligations or equity in such entity, Golub Capital Advisor will assess the strength and skills of the entity’s management and other factors that it believes will determine the success of the purchase. In conducting customary due diligence, Golub Capital Advisor will rely on the resources available to it and, in some cases, an investigation by third parties. This process is particularly subjective with respect to newly organized entities because there may be little or no information publicly available about such entities. There can be no assurance that Golub Capital Advisor’s due diligence processes will uncover all relevant facts or that any purchase will be successful.

Loans may become nonperforming for a variety of reasons.

A nonperforming loan may require substantial workout negotiations or restructuring that may entail a substantial reduction in the interest rate and/or a substantial write-down of the principal of such loan. Because of the unique and customized nature of a loan agreement and the private syndication of a loan, certain loans may not be purchased or sold as easily as publicly traded securities, and, historically, the trading volume in the loan market has been small relative to other markets. Loans may encounter trading delays due to their unique and customized nature, and transfers of interests in loans may require the consent of an agent or borrower. Risks associated with owning loans include the fact that prepayments may occur at any time without premium or penalty and that the exercise of prepayment rights during periods of declining spreads could cause us to reinvest prepayment proceeds in lower-yielding instruments.

Loans and other debt instruments that we may directly or indirectly purchase are subject to credit risk and interest rate risk described above.

Hedging transactions may limit our income or result in losses.

We intend to engage in certain hedging transactions throughout our structure to limit our exposure to changes in interest rates, currency exchange rates and other financial market changes and therefore may expose ourselves to risks associated with such transactions. For instance, our subsidiaries may utilize instruments such as puts and calls on securities or indices of securities, eurodollar futures contracts and options on such contracts, interest rate swaps and/or swaptions. Through the use of these instruments, our subsidiaries would seek to hedge against mismatches between the cash flows on their assets and interest payments on their liabilities or fluctuations in the relative values of their portfolio positions, in each case resulting from changes in relevant market rates. Hedging does not eliminate the possibility of fluctuations or prevent losses. Nevertheless, such hedging can establish other positions designed to benefit from those same developments, thereby offsetting the declines. Such hedging transactions may also limit the opportunity for income or gain if rates change favorably. Moreover, it may not be possible to hedge against a rate fluctuation that is so generally anticipated that we are not able to enter into a hedging transaction at an acceptable price.

The success of these hedging transactions, if any, will depend on Golub Capital Advisor’s ability to correctly predict movements of relevant market rates. Therefore, while a subsidiary may enter into such transactions to seek to reduce relevant market rate risks, unanticipated changes in rates may result in reduced returns as compared to our returns if we had not engaged in any such hedging transactions. In addition, the degree of correlation between price movements of the instruments used in a hedging strategy and price movements in the portfolio positions being hedged may vary. Moreover, for a variety of reasons, we may not seek to establish a perfect correlation between such hedging instruments and the instruments being hedged. Any such imperfect correlation may prevent us from achieving the intended hedge and expose us to risk of loss. We will also be exposed to the credit risk of the counterparty with respect to payments expected to be received under derivative instruments.

We may incur lender liability as a result of our lending activities.

In recent years, a number of judicial decisions have upheld the right of borrowers and others to sue lending institutions on the basis of various evolving legal theories, collectively termed “lender liability.” Generally, lender liability is founded on the premise that a lender has either violated a duty, whether implied or contractual, of good faith and fair dealing owed to the borrower or has assumed a degree of control over the borrower resulting in the creation of a fiduciary duty owed to the borrower or its other creditors or shareholders. Our subsidiaries may be subject to allegations of lender liability, which could be time-consuming and expensive to defend and result in significant liability.

Our assets may be concentrated in particular geographic regions.

Our subsidiaries may encounter material geographic concentrations related to some classes of assets. The risk of foreclosure and losses are likely to be correlated between some of these asset classes, and the correlation may be exacerbated by geographic concentrations. They may realize credit losses due to geographic concentrations and the correlation of foreclosure and losses between assets classes.

Interests in non-conforming and non-investment grade loans may involve increased risk of loss.

Except in rare instances, loans that our subsidiaries may acquire or originate will not conform to conventional loan criteria applied by traditional lenders and will not be rated or will be rated as non-investment grade (for example, for investments rated by Moody’s Investors Service, ratings lower than Baa3, and for Standard & Poor’s, BBB- or below). The non-investment grade ratings for these loans typically result from the overall leverage of the loans, the lack of a strong operating history for the assets underlying the loans, the borrowers’ credit history, the assets’ underlying cash flow or other factors. As a result, loans that our subsidiaries originate or acquire may have a higher risk of default and loss than conventional loans. Any loss that our subsidiaries incur may reduce distributions to shareholders and adversely affect the value of our common shares. We currently anticipate that our subsidiaries will invest primarily in unrated or non-investment grade assets. There are no limits on the percentage of unrated or non-investment grade assets that our subsidiaries may hold in their respective portfolios.

Lack of seasoning of the loans originated by our CDO subsidiaries makes delinquency and default rates difficult to predict.

The majority of the loans originated by our CDO subsidiaries that we have acquired through the Formation Transactions have been originated within the last 24 months. Therefore, it is difficult to predict what level of delinquencies and defaults our CDO subsidiaries may experience over the life of such loans. These delinquencies and defaults may reduce or delay payments from our CDO subsidiaries and reduce our underlying operating results.

Risks Related to Golub Capital Advisor and/or its Affiliates

Our performance is dependent on Golub Capital Advisor and we may not find a suitable replacement if the management agreement is terminated.

All of our executive officers are also executive officers of Golub Capital Advisor. We have no separate facilities, employees or management and are reliant on Golub Capital Advisor for these resources. Accordingly, Golub Capital Advisor has significant discretion as to the implementation of our operating policies and strategies. We depend on Golub Capital Advisor and its affiliates for certain services, including administrative and business advice. We are subject to the risk that Golub Capital Advisor will terminate the management agreement and that no suitable replacement manager will be found. Investors who are not willing to rely on Golub Capital Advisor or its management should not invest in our common shares. These employees, systems and facilities may also be utilized by other funds and companies advised by Golub Capital Advisor. Golub Capital Advisor and its affiliates may not have sufficient access to such employees, systems and facilities in order to comply with its obligations under the management agreement. We believe that our success depends to a significant extent upon the experience of Golub Capital Advisor’s executive officers and investment professionals, and the continued employment of these personnel is not guaranteed.

The departure of senior management of Golub Capital Advisor could adversely affect our ability to achieve our business objective; however, the management agreement does not require the availability to us of any particular individuals.

We depend on the diligence, skill and network of business contacts of the personnel of Golub Capital Advisor. The management of Golub Capital Advisor will evaluate, negotiate, structure, close and monitor our assets. Our future success depends on the continued service of the management team of Golub Capital Advisor, and that continued service is not guaranteed. The management agreement does not obligate Golub Capital Advisor to make any particular individual’s services available to us. The departure of a significant number of managers from Golub Capital Advisor could have a material adverse effect on our ability to achieve our business objective.

Golub Capital Advisor’s liability is limited and it is indemnified under the management agreement.

Under the management agreement, Golub Capital Advisor provides for the management of our operations. Golub Capital Advisor is a newly formed asset manager that is not registered under the Investment Advisers Act of 1940. The management agreement provides that Golub Capital Advisor and its directors, officers, employees, members, advisors and agents will not be liable to us, any subsidiary of ours, our directors, our shareholders or any subsidiary’s shareholders for any acts or omissions by any of them arising from, or in connection with, the provision of services by or on behalf of, Golub Capital Advisor under the management agreement, except by reason of fraud, willful misconduct or gross negligence. We have agreed to indemnify Golub Capital Advisor and its directors, officers, employees, members, advisors and agents to the fullest extent permitted by law against all liabilities and expenses arising from acts or omissions of any such indemnified party arising from, or in connection with, the provision of services by, or on behalf of, Golub Capital Advisor under the management agreement, except by reason of bad faith, fraud, willful misconduct, reckless disregard of duties or gross negligence.

We compete with other investment entities affiliated with Golub Capital for access to Golub Capital’s investment professionals and principals.

Golub Capital and its affiliates manage other funds, and we believe that Golub Capital and its affiliates will establish and manage other investment entities in the future. All of these investment entities have, and any newly created entities may have, an investment focus similar to our focus, and as a result we compete with those entities and will compete with any such newly created entities for access to the benefits that our relationship with Golub Capital provides to us. We may co-invest alongside Golub Capital funds. Our ability to continue to engage in these types of opportunities in the future depends, to a significant extent, on the contractual obligations that Golub Capital has to the limited partners of its other funds with respect to co-investment opportunities, as well as on competing demands for these investment opportunities by other investment entities established by Golub Capital and its affiliates. Conflicts of interest will arise to the extent that we and other Golub Capital affiliated entities or related parties compete for investment opportunities, and there can be no assurances that we will get the best of those opportunities or that the performance of the investments allocated to us, even within the same asset classes, will perform as favorably as those allocated to others.

We may purchase assets from Golub Capital or its affiliates, make purchases alongside Golub Capital or its affiliates or otherwise participate in asset acquisitions in which Golub Capital or its affiliates have an interest, which could result in conflicts of interests.

We may purchase assets from Golub Capital or its affiliates, finance the assets of Golub Capital or its affiliates or make purchases alongside Golub Capital or its affiliates. These transactions will not be the result of arms’ length negotiations and will involve conflicts between our interests and the interests of Golub Capital and/or its affiliates in obtaining favorable terms and conditions. In some cases, we may acquire assets with different priority of payment or other rights than another affiliated entity within the same company. Some of these transactions will require approval by a majority of our independent directors. There can be no assurance, however, that any procedural protections, such as obtaining the approval of a majority of our independent directors, will be sufficient to assure that these transactions are made on terms at least as favorable to us as those that we would have obtained in an arms’ length transaction.

Golub Capital Advisor has broad operational latitude, and even if Golub Capital Advisor finds a business opportunity that is appropriate for us, it may allocate, at its discretion, some or all of such opportunity to other accounts managed by it and its affiliates.

Golub Capital Advisor has a fiduciary duty to its clients (including Golub Capital Partners) to allocate opportunities among its clients in a fair and equitable manner. Golub Capital Advisor’s compliance department and legal department have designed and oversee its conflict resolution system. The system focuses on the equitable allocation of investment opportunities in situations where Golub Capital Advisor is unable to obtain all of the instruments that it wishes to purchase for client accounts, such as newly-issued debt instruments. Although Golub Capital Advisor has agreed with us that it will allocate opportunities among its clients pursuant to its written policies and procedures, there is no assurance that these policies and procedures will result in any particular opportunity being allocated for our benefit.

Our board has approved broad business guidelines for Golub Capital Advisor and does not approve each business decision made by Golub Capital Advisor.

Our board of directors has given Golub Capital Advisor broad discretion to execute our business plan on our behalf. Our policies do not impose any limitations on the relative amount of our interests in any asset class. As a result, we cannot predict with certainty the percentage of our assets that will be invested in each category. We may change our business strategy and policies without a vote of our shareholders. Our board will periodically review Golub Capital Advisor’s business approach, its investment strategy and our assets. However, our board will not review each proposed purchase. In addition, in conducting periodic reviews, our board will rely primarily on information provided to it by Golub Capital Advisor.

The base management fee provided in our management agreement may induce Golub Capital Advisor to incur more risk in order to grow the total amount of our assets.

The base management fee provided in our management agreement is paid based on a percentage of the fair value of our assets. In evaluating acquisitions and other management strategies, the opportunity to earn a higher base management fee based on the fair value of our assets, regardless of the amount of our liabilities, may induce Golub Capital Advisor to incur more risk with respect to our assets in order to grow the size of the assets held by our leveraged credit subsidiaries. The fee structure, which pays Golub Capital Advisor a lower fee on large liquid loans, may also cause Golub Capital Advisor to purchase higher risk assets or take other risks on behalf of us and our subsidiaries. This could result in increased risk to our results of operations and the value of our common shares.

The incentive allocation provided in our management agreement may induce Golub Capital Advisor to engage in riskier activities than it otherwise would.

The incentive allocation structure provided in our management agreement with Golub Capital Advisor provides that Golub Capital Advisor is entitled to receive an incentive allocation and corresponding distribution from us based in part upon our achievement of targeted levels of net income. In evaluating acquisitions and other management strategies, the opportunity to earn an incentive allocation based on net income may lead Golub Capital Advisor to place undue emphasis on the maximization of net income at the expense of other criteria, such as preserving capital, maintaining sufficient liquidity, or managing credit risk and market risk, in order to achieve a higher incentive allocation. Assets with higher yield potential are generally riskier or more speculative. This could result in increased risk to our results of operations and the value of our common shares.

Our management agreement may be difficult and costly to terminate.

Termination of the management agreement by our board of directors or shareholders may be difficult and costly. The initial term of the management agreement is three years from its commencement upon the closing of this offering, and it will renew automatically for a rolling two-year term on each anniversary date of the closing of this offering unless all of the independent directors on our board of directors, or holders representing at least two-thirds of our outstanding common shares, determine by resolution that there has been unsatisfactory performance by Golub Capital Partners that is materially detrimental to us. Such approval may be difficult to obtain. In addition, the management agreement may also be terminated for cause, which would include a material breach by Golub Capital Advisor of any provision of the management agreement, if Golub Capital Advisor or any of its permitted assigns or subcontractors engages in any act of fraud, misappropriation of funds or embezzlement against any party to the management agreement, if Golub Capital Advisor or any of its permitted assigns or subcontractors is grossly negligent when performing its duties under the management agreement or if Golub Capital Advisor becomes bankrupt or insolvent or is dissolved. We cannot terminate the management agreement for any other reason, including if Golub Capital Advisor experiences a change of control. If Golub Capital Advisor’s performance as our service provider does not meet the expectations of investors, and we are unable to terminate the management agreement, the market price of our common shares could suffer.

Unless terminated for cause, and even if terminated on an anniversary date by us, Golub Capital Advisor will be entitled to a termination payment. In addition, within 60 days following the termination of the management agreement, our ability to use the word “Golub” and its derivatives in connection with our operations will terminate pursuant to the terms of a license agreement between us and Golub Capital Advisor. These provisions may increase the effective cost to us of terminating the management agreement.

Our management agreement limits Golub Capital Advisor’s obligations to us.

The obligations of Golub Capital Advisor and its affiliates under our management agreement will be contractual in nature and Golub Capital Advisor will not assume any responsibility other than to render the services called for under the agreement and will not be responsible for any action of our board of directors in following or declining to follow its advice or recommendations. As a result, our executive officers will have sole authority and discretion to enforce the terms of the management agreement and to consent to any waiver, modification or amendment of its provisions. While our executive officers will take action on our behalf with respect to the enforcement of our rights under our management agreement with the approval of a majority of our directors, any such action would require the unanimous approval of our independent directors to the extent none of the directors affiliated with Golub Capital Advisor agrees with such action. Such approval may be difficult to obtain.

Risks Related to Taxation

Holders of our common shares will be subject to U.S. federal income tax on their share of our taxable income, regardless of whether or when they receive any cash distributions from us.

We intend to be treated for U.S. federal income tax purposes as a partnership and not as an association or a publicly traded partnership taxable as a corporation. U.S. holders of our common shares will be subject to U.S. federal income taxation and, in some cases, state, local and foreign income taxation on their share of our taxable income, regardless of whether or when they receive cash distributions from us. Non-U.S. holders of our common shares should consult with their tax advisers to determine the treatment of their investment under U.S. and local law. In addition, some of our holdings, including holdings in CFCs and PFICs, may produce taxable income and holders of our common shares will be required to take such income into account in determining their taxable income even though holders of our common shares may not receive cash distributions equal to their share of taxable income.

Dividends paid by, or certain income inclusions derived with respect to the ownership of, CFCs and PFICs will not qualify for the reduced tax rates generally applicable to corporate dividends paid to individuals.

Tax legislation enacted in 2003 and 2006 reduced the maximum U.S. federal income tax rate on certain corporate dividends payable to individuals and other non-corporate taxpayers to 15% through 2010. Dividends payable by, or certain income inclusions derived with respect to the ownership of, PFICs and certain CFCs (including the CFCs we own and expect to own), however, are generally not eligible for the reduced rates. Although this legislation does not generally change the taxation of PFICs and CFCs, the more favorable rates applicable to regular corporate dividends could cause investors who are individuals to perceive investments in PFICs or CFCs or in companies like us where a substantial portion of our holdings are in PFICs and CFCs, to be relatively less attractive than holdings in the stocks of non-CFC and non-PFIC corporations that pay dividends, which could adversely affect the value of our common shares.

If we fail to satisfy the “qualifying income” exception, all of our income will be subject to an entity-level tax in the United States, which could result in a material reduction in cash flow and after-tax return for holders of our common shares and thus could result in a substantial reduction in the value of our common shares.

Under current law and assuming full compliance with the terms of our limited liability company operating agreement (and other relevant documents) and based upon factual representations that will be made by us, we expect to receive an opinion of Dechert LLP to the effect that we will be treated as a partnership, and not as an association or a publicly traded partnership taxable as a corporation, for U.S. federal income tax purposes. The factual representations that will be made by us upon which Dechert LLP will rely relate to our organization, operation, assets, activities, income and present and future conduct of our operations. In general, if a partnership is “publicly traded” (as defined in the Code) it will be treated as a corporation for U.S. federal income purposes. A publicly traded partnership will, however, be treated as a partnership, and not as a corporation for U.S. federal income tax purposes, so long as 90% or more of its gross income for each taxable year constitutes “qualifying income” within the meaning of Section 7704(d) of the Code. We refer to this exception as the “qualifying income exception.” Qualifying income generally includes rents, dividends, interest, and capital gains from the sale or other disposition of stocks, bonds and real property. Amounts included in gross income under Section 951(a)(1)(A)(i) of the Code, as “Subpart F income” from a CFC and under Section 1293(a) of the Code, as earnings from a PFIC that is a qualified electing fund (within the meaning of Section 1295 of the Code, a “QEF”) generally are treated as dividends for these purposes to the extent that under Section 959(a)(1) or Section 1293(c) (as the case may be) there is a distribution out of earnings and profits of the taxable year that is attributable to amounts so included in gross income.

We and Golub Capital Advisor will represent to Dechert LLP, upon which representation Dechert LLP will rely in connection with its tax opinion referred to herein, substantially to the effect that, for each of our taxable years, income that accrues from CFCs or PFICs that are QEFs that does not meet the foregoing distribution requirement, together with any of our other income which is not qualifying income for purposes of the qualifying income exception, will not exceed 10% of our gross income. Our subsidiaries that are CFCs or PFICs that are QEFs may be required, in certain circumstances, to enter into borrowings or other financings to make sufficient distributions or to take certain other actions to satisfy such representation. In the event that our subsidiaries are unable to enter into borrowings or other financings or take such other actions for any reason, we may not be able to satisfy this representation. Qualifying income, however, also includes other income derived from the business of investing in stocks and securities, which should generally include amounts included in our gross income from CFCs and PFICs that are QEFs even if the distribution requirement (as described above) is not satisfied by such CFCs and PFICs with respect to such income. Given the lack of authority directly addressing this issue, however, there can be no assurance that the IRS would not assert, or that a court would not sustain, a contrary position, in which case, if we earned more than 10% of our gross income from such undistributed CFC and PFIC inclusions, we would not meet the qualifying income exception. We intend to seek a ruling from the IRS with respect to this issue. The likelihood of obtaining such ruling, however, and its potential timing, is uncertain. Accordingly, there can be no assurance whether or when we will receive such a ruling from the IRS. If we fail to satisfy the “qualifying income” exception described above, items of income and deduction would not pass through to holders of our common shares, and holders of our common shares would be treated for U.S. federal (and certain state and local) income tax purposes as shareholders in a corporation. In such case, we would be required to pay income tax at regular corporate rates on all of our income, including income derived from our non-U.S. assets. In addition, we would likely be liable for state and local income and/or franchise taxes on all of such income. Distributions to holders of our common shares would constitute ordinary dividend income taxable to our shareholders to the extent of our earnings and profits, and we could not deduct the payment of these dividends for income tax purposes. If we are treated as a publicly traded partnership taxable as a corporation, this would materially reduce cash flow and after-tax return for holders of our common shares and thus could substantially reduce the value of our common shares.

Our structure involves complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available, and which is subject to potential change, possibly on a retroactive basis. Any such change could result in adverse consequences to the holders of our common shares.

The U.S. federal income tax treatment of holders of our common shares depends in some instances on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. Holders of our common shares also should be aware that the

U.S. federal income tax rules are constantly under review by the IRS, resulting in revised interpretations of established concepts. The IRS pays close attention to the proper application of tax laws to partnerships and investments in foreign entities. The present U.S. federal income tax treatment of an investment in our common shares may be modified by administrative, legislative or judicial interpretation at any time, and any such action may affect investments and commitments previously made. We and holders of our common shares could be adversely affected by any such change in, or any new, tax law, regulation or interpretation.

Our organizational documents and agreements permit Golub Capital Advisor to modify our limited liability company operating agreement from time to time, without the consent of holders of our common shares, in order to address certain changes in U.S. federal income tax regulations, legislation or interpretation. In some circumstances, such revisions could have an adverse impact on some or all of the holders of our common shares. Moreover, we apply certain assumptions and conventions in an attempt to comply with applicable rules and to report income, gain, deduction, loss and credit to investors in a manner that reflects such investors’ beneficial shares in these items, but these assumptions and conventions may not be in compliance with all aspects of applicable tax requirements. It is possible that the IRS will assert successfully that the conventions and assumptions that we use do not satisfy the technical requirements of the Code and/or Treasury Regulations and could require that items of income, gain, deduction, loss or credit be adjusted or reallocated in a manner that adversely affects holders of our common shares. Congress is currently considering laws that may result in changes to the taxation of publicly traded partnerships that may adversely affect holders of our common shares.

There can be no assurance that the IRS will not assert that some portion of our income is properly treated as effectively connected income with respect to non-U.S. investors.

While it is expected that our method of operation will not result in our generating significant amounts of income treated as effectively connected with the conduct of a U.S. trade or business with respect to non-U.S. investors, there can be no assurance that the IRS will not assert that some portion of our income should be treated as effectively connected income with respect to such non-U.S. investors. To the extent our income is treated as effectively connected income, non-U.S. investors in our common shares generally would be required to (i) file a U.S. federal income tax return for such year reporting their allocable share, if any, of our income or loss effectively connected with such trade or business, and (ii) pay U.S. federal income tax at regular U.S. tax rates on any such income.

Although we anticipate that our foreign corporate subsidiaries will not be subject to U.S. federal income tax on a net basis, no assurance can be given that such subsidiaries will not be subject to U.S. federal income tax on a net basis in any given taxable year.

We anticipate that our foreign subsidiaries that are CDOs will generally conduct their activities in such a way as not to be deemed to be engaged in a U.S. trade or business and not to be subject to U.S. federal income tax. We also anticipate that our foreign corporate subsidiaries will continue to conduct their activities in such a way as not to be deemed to be engaged in a U.S. trade or business. There can be no assurance, however, that our foreign corporate subsidiaries will not pursue investments or engage in activities that may cause them to be engaged in a U.S. trade or business. Moreover, there can be no assurance that as a result of any change in applicable law, treaty, rule or regulation or interpretation thereof, the activities of any of our foreign subsidiaries would not become subject to U.S. federal income tax. Further, there can be no assurance that unanticipated activities of our foreign subsidiaries would not cause such subsidiaries to become subject to U.S. federal income tax. If any of our foreign subsidiaries became subject to U.S. federal income tax (including U.S. branch profits tax), it would reduce the amount of cash available for distribution to us, which in turn could have an adverse impact on the value of our common shares. Although our foreign corporate subsidiaries are generally not expected to be subject to U.S. federal income tax on a net basis, such subsidiaries may generate income that may be subject to withholding taxes imposed by the United States or other countries.

Complying with certain tax-related requirements may cause us to forego otherwise attractive business or investment opportunities or enter into borrowings or financings it may not have otherwise entered into.

In order for us to be treated as a partnership for U.S. federal income tax purposes, and not as an association or publicly traded partnership taxable as a corporation, at least 90% of our gross income each taxable year must consist of interest, dividends, capital gains and other types of “qualifying income.” In addition, we intend to operate so as to avoid generating a significant amount of income that is treated as effectively connected with the conduct of a U.S. trade or business with respect to non-U.S. investors or that is treated as UBTI with respect to tax exempt investors. In order to comply with these requirements, we (or our subsidiaries) may be required to invest through foreign or domestic corporations, forego attractive business or investment opportunities or enter into borrowings or financings it may not have otherwise entered into. Thus, compliance with these requirements may adversely affect our ability to operate solely to maximize profits.

The IRS Schedules K-1 provided by us may be complicated and you may be required to request an extension of the time to file your tax returns.

Holders of shares will be required to take into account their allocable share of items of our income, gain, loss, deduction and credit for our taxable year ending within or with their taxable year. We will use reasonable efforts to furnish you with tax information (including an IRS Schedule K-1) as promptly as possible, which describes your allocable share of such items for our preceding taxable year. However, we may not be able to provide holders of shares with tax information on a timely basis. Because holders of shares will be required to report their allocable share of each item of our income, gain, loss, deduction, and credit on their tax returns, tax reporting for holders of shares will be more complicated than for shareholders in a corporation. In addition, delivery of this information to you will be subject to delay in the event of, among other reasons, the late receipt of any necessary tax information from an investment in which we hold an interest. It is therefore possible that, in any taxable year, you will need to apply for extensions of time to file your tax returns.

We strongly urge you to review carefully the discussion under “Material U.S. Federal Income Tax Considerations” and to seek advice based on your particular circumstances from an independent tax advisor.

Risks Related to this Offering

There is no current market for our common shares and an active trading market may never develop. If our share price fluctuates after this offering, you could lose all or a significant part of your investment.

Prior to this offering, there was no public market for our common shares. Further, given the complex nature of our holding company structure and given the fact that very few public companies employ this structure, there can be no assurance that an active trading market for our common shares will develop. Even if an active trading market develops, the market price of our common shares may be highly volatile and could be subject to wide fluctuations in secondary market value after this offering. Some of the factors that could negatively affect our share price include:

•	actual or anticipated variations in our quarterly operating results;

•	changes in our earnings estimates or publication of research reports about us or our industry;

•	increases in market interest rates may lead purchasers of our shares to demand a higher yield;

•	changes in market valuations of similar companies;

•	adverse market reaction to any increased indebtedness we incur in the future;

•	additions or departures of Golub Capital Advisor’s key personnel;

•	speculation in the press or investment community; and

•	general market and economic conditions.

As a result of these factors, investors in our common shares may not be able to resell their shares at or above the initial public offering price.

To the extent a market for our shares develops, common shares eligible for future sale may have adverse effects on our share price.

We cannot predict the effect, if any, of future sales of common shares, or the availability of shares for future sales, on the market price of the common shares. Sales of substantial amounts of common shares, or the perception that such sales could occur, may adversely affect prevailing market prices for the common shares.

In connection with the Formation Transactions, an aggregate of              common shares will be issued to Golub IV, Golub V and Golub International. In addition,              additional common shares may be issued to Golub Capital Advisor and its affiliates upon exercise of the profit participation shares. Upon completion of this offering, we will have outstanding an aggregate of approximately              common shares. Of these shares, common shares sold in this offering will be freely transferable without restriction or further registration under the Securities Act of 1933, as amended, or the “Securities Act.” None of the remaining securities will be freely tradable without restriction or registration under the Securities Act. These common shares will be deemed to be “restricted securities” within the meaning of Rule 144 under the Securities Act and may not be transferred unless such common shares have been registered under the Securities Act or an exemption from registration is available. In connection with the Formation Transactions, affiliates of Golub Capital, including Golub IV, Golub V, Golub International and Golub Capital Advisor will receive registration rights entitling them to demand that we register their common shares and other rights. If such rights are not exercised, in general, upon satisfaction of certain conditions, Rule 144 permits the sale of certain amounts of restricted securities one year following the date of acquisition of the restricted securities and, after being held for two years, permits unlimited sales by persons not affiliated with us. As our common shares become eligible for sale under Rule 144, the volume of sales of our common shares on applicable securities markets may increase, which could reduce the market price of our common shares.

In addition, we, our executive officers and directors, together with Golub Capital Advisor, its affiliates including Golub IV, Golub V, Golub International and their respective officers, directors and employees, who will hold common shares (or profit participation shares) or other securities convertible into common shares as of the closing of this offering have entered into lock-up agreements with respect to their common shares for a period of              days after the date of this prospectus. Wachovia Capital Markets, LLC may, at any time and without notice, release all or any portion of the common shares subject to these foregoing lock-up agreements meaning that, subject to certain exceptions, they will not sell any shares without the prior consent of Wachovia Capital Markets, LLC for              days after the date of this prospectus. If the restrictions under the lock-up agreement are waived, common shares will, subject to restrictions imposed by U.S. federal or state securities laws, be available for sale into the market, which could reduce the market price for our common shares.

We also may issue from time to time additional common shares in connection with the acquisition of investments, and we may grant, demand or piggyback or other registration rights in connection with such issuances.

Sales of substantial amounts of common shares or the perception that such sales could occur may adversely affect the prevailing market price for our common shares.

If you purchase common shares in this offering, you will experience immediate and significant dilution in the net tangible book value per share.

We expect the initial public offering price of our common shares to be substantially higher than the book value per share of our outstanding common shares immediately after the offering. If you purchase our common shares in this offering, you will incur immediate dilution of approximately              in the book value

per share of our common shares from the price you pay for our common shares in this offering. In addition, we expect to make grants to our employees and other eligible persons (including certain affiliates of Golub Capital) and have reserved              restricted common shares and options to purchase common shares for future issuance under our 2007 Incentive Plan. To the extent that restricted common shares are granted and converted, and options to purchase common shares are granted, exercised and converted, there will be further dilution to investors.

We are subject to the requirements of the Sarbanes-Oxley Act.

As a public company, management will be required to deliver a report that assesses the effectiveness of our internal controls over financial reporting, pursuant to Section 302 of the Sarbanes-Oxley Act of 2002. When it becomes applicable to us, Section 404 of Sarbanes-Oxley Act will require our independent auditors to deliver an attestation report on management’s assessment of, and the operating effectiveness of, our internal controls over financial reporting in conjunction with their opinion on our audited financial statements as of December 31 subsequent to the year in which our initial registration of the common shares in this offering becomes effective. We must commit substantial management time and resources to implement appropriate processes, document our system of internal control over key processes, assess their design, remediate any deficiencies identified and test their operation. We cannot give any assurances that we will correct all material weaknesses or that we will not identify additional material weaknesses in the future in connection with our compliance with the provisions of Sections 302 and 404 of the Sarbanes-Oxley Act. The continued existence of the material weaknesses described above would preclude a conclusion by management and our independent auditors that we maintain effective internal control over financial reporting.

We will incur increased costs as a result of being a public company.

Following this offering, as a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. We will incur costs associated with our public company reporting requirements. We also anticipate that we will incur costs associated with recently adopted corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly. We also expect that these rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. We are currently evaluating these rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

Anti-takeover provisions in our organizational documents could have effects that conflict with the interests of our shareholders.

Certain provisions of the LLC Agreement could make it more difficult or less beneficial for a third party to acquire control of us even if such a change in control would be beneficial to you.

We have a number of anti-takeover structures in place that will hinder takeover attempts and could reduce the market value of our common shares. Our anti-takeover provisions include:

•	the classification of our board of directors;

•	our ability to issue additional common shares without shareholder approval;

•	the authorization of “blank check” preferred shares that our board of directors may issue without shareholder approval; and

•	advance notice requirements by shareholders for actions to be taken at annual meetings.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains certain forward-looking statements which are subject to various risks and uncertainties, including without limitation, statements relating to the operating performance of our assets and financing needs. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “overestimate,” “underestimate,” “believe,” “could,” “project,” “predict,” “continue” or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to:

•	our limited operating history;

•	our inability to deploy effectively the proceeds raised in this offering;

•	changes in economic conditions generally;

•	our dependence on Golub Capital Advisor and inability to find a suitable replacement if Golub Capital Advisor were to terminate its management agreement with us;

•	the existence of conflicts of interest in our relationship with Golub Capital Advisor and/or its affiliates, which could result in decisions that are not in the best interests of our shareholders;

•	limitations imposed on our business as a result of exemptions under the 1940 Act under which we operate;

•	changes in our business strategy;

•	general volatility of the securities markets and the market price of the our common shares;

•	availability of qualified personnel;

•	changes in our industry, interest rates or the general economy;

•	the degree and nature of our competition; and

•	changes in governmental regulations, tax laws and tax rates and other similar matters which may affect us and holders of our common shares.

When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our management’s views as of the date of this prospectus.

The “Risk Factors” and other factors noted throughout this prospectus could cause our actual results to differ significantly from those contained in any forward-looking statement.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.

USE OF PROCEEDS

We estimate that the net proceeds we will receive from the sale of              common shares in this offering will be approximately $             million, or approximately $             million if the underwriter fully exercises its over-allotment option, in each case assuming an initial public offering price of $             per share (the midpoint of the initial public offering range set forth on the cover page of this prospectus), after deducting the underwriting discount and commissions and estimated offering expenses payable by us of approximately $             million.

We intend to use the net proceeds of this offering primarily to provide equity capital to our leveraged credit subsidiaries, which will, in turn, make loans and acquire other interests primarily in middle market companies, to repay an estimated $             of borrowings under the warehouse facility described below and for other general corporate purposes.

Prior to or concurrently with the closing of this offering, our subsidiary, GC SPV Holdings intends to purchase all of the equity interests in each of Golub CDO-1, Golub CDO-2 and Golub CDO-3. Also prior to or concurrently with the closing of this offering, GC Funding intends to purchase a majority voting interest and a 49% economic interest in GCFW Corp., which, in turn, will indirectly hold GCF, the entity that is the borrower under the warehouse facility. In each case such exchanges will be for our common shares. None of these transactions will use or require the proceeds of this offering. See “Formation Transactions and Organizational Structure.”

Golub IV, Golub Capital Company, LLC, LEG Partners III SBIC L.P. and, LEG Partners Debenture SBIC L.P. (collectively, the “originating sellers”) established, through GCF, a warehouse financing facility funded through Variable Funding Capital Company LLC, an asset-backed commercial paper conduit administered by Wachovia Capital Markets, LLC. This warehouse facility is a revolving credit facility that is secured only by the assets of GCF. The pool of assets owned by GCF must meet certain eligibility and diversity requirements. There are also certain requirements relating to pool credit quality, such as limitations on delinquencies and charge-offs. As of May 8, 2007, the warehouse facility had a commitment amount of $300.0 million and advances bear interest based on a commercial paper rate plus 0.75%. The warehouse facility is scheduled to terminate on June 28, 2007, but is subject to annual renewal and may be extended at the sole discretion of the providers. The warehouse facility contains customary default provisions as well as the following provisions: a cross-default provision on certain debt in excess of $500,000, a minimum net worth covenant, a default in the event of a change of control and a default arising from the termination or resignation of any two of the following executive officers: Lawrence Golub, David Golub and Gregory Cashman. As of May 8, 2007, there was $189.0 million outstanding under the warehouse facility.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2006 (i) on a pro forma basis to give effect to the issuance and sale of profit participation shares on May 12, 2007 and Formation Transactions described under “Formation Transactions and Organizational Structure,” and (ii) on a pro forma as adjusted basis to give effect to the sale of our common shares in this offering at an estimated public offering price of $             per share (the midpoint of the initial public offering price range set forth on the cover page of this prospectus), after deducting underwriting discounts and commissions and estimated offering expenses payable by us and the application of the net proceeds as described in “Use of Proceeds.” You should read this table together with “Formation Transactions and Organizational Structure,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited historical financial statements of Golub IV and Golub International included elsewhere in this prospectus.

	As of December 31, 2006
	Pro Forma	Pro Forma As Adjusted
	($ in thousands)
Assets:
Cash and cash equivalents	$36,156	$
Total assets	969,604

Debt (including current maturities):
Debt obligations	$698,140	$
Total liabilities (including $40,964 of minority interests)	752,262

Shareholders’ equity:
Preferred shares; 10,000 shares authorized; 0 shares outstanding, actual, pro forma and pro forma as adjusted	$—	$
Profit participation shares (1)	75
Common shares; shares authorized; shares outstanding actual; shares outstanding pro forma; and shares outstanding pro forma as adjusted(2)
Additional paid-in capital
Retained earnings
Shareholders’ equity	$217,342	$

Total liabilities and shareholders’ equity	$969,604	$

(1)	Reflects profit participation shares in Golub Capital Partners issued May 12, 2007. See “Golub Capital Advisor and the Management Agreement—Profit Participation Shares.”
(2)	Includes common shares that may be issued by us upon exercise of the underwriter over-allotment option and excludes common shares reserved for issuance under the 2007 Incentive Plan. See “Management—2007 Incentive Plan.”

DILUTION

Purchasers of common shares in this offering will experience immediate and substantial dilution of the net tangible book value of their common shares from the public offering price. Our net tangible book value as of December 31, 2006 was approximately $             million, or $             per common share on a pro forma basis after giving effect to the issuance and sale of profit participation shares on May 12, 2007 as described under “Formation Transactions and Organizational Structure.” Net tangible book value per share represents the amount of our total tangible assets, which excludes deferred financing costs, minus our total liabilities, divided by the common shares and restricted common shares outstanding as of December 31, 2006 on such pro forma basis. After giving effect to the sale of             common shares in this offering at the public offering price of $             per share (the midpoint of the range set forth on the cover page of this prospectus), and after deducting fees and estimated offering expenses payable by us, our as adjusted net tangible book value as of December 31, 2006 would have been approximately $             million, or $             per share. This amount represents an immediate dilution in pro forma as adjusted net tangible book value of $             per share to investors who purchase our common shares in this offering. The following table shows this immediate per share dilution:

Estimated public offering price per share	$
Net tangible book value per share as of December 31, 2006, on the pro forma basis described above and before giving effect to this offering	$
Dilution in net tangible book value per share attributable to this offering	$
As adjusted pro forma net tangible book value per share as of December 31, 2006, after giving effect to this offering	$
Dilution in as adjusted net tangible book value per share to investors in this offering	$

The discussion and table above exclude              restricted common shares reserved for issuance under the 2007 Incentive Plan concurrently with the closing of this offering.

The following table summarizes, as of             , the differences between the average price per share paid by our initial shareholders, who are acquiring shares in connection with the issuance and sale of profit participation shares and common shares in connection with transactions described under “Formation Transactions and Organizational Structure,” and by new investors purchasing common shares in this offering at an estimated public offering price of $             per share (the midpoint of the range set forth on the cover page of this prospectus), before deducting fees and estimated offering expenses payable by us in this offering:

	Shares Purchased			Total Consideration			Average Price Per Share
	Number	Percent		Amount	Percent
Initial shareholders(1)			%	$		%	$
New investors in this offering(2)			%			%
Total			%	$		%	$

(1)	Including shareholders acquiring shares in connection with the issuance and sale of profit participation shares and common shares in connection with transactions described under “Formation Transactions and Organizational Structure.”
(2)	Assumes no exercise of the underwriter’s option to cover over-allotments.

If the underwriter fully exercises its over-allotment option, the number of common shares held by existing holders will be decreased to             % of the aggregate number of common shares outstanding after this offering, and the number of common shares held by new investors will be increased to             % of the aggregate number of common shares outstanding after this offering.

DISTRIBUTION POLICY

We are a holding company formed to provide our shareholders with a high level of current income. Based on a policy established from time to time by our board of directors, we intend to distribute on a quarterly basis all of our net income in the form of dividends to our shareholders. Over time, the amount distributed in any particular year may be more or less than all of our net income due to a variety of factors, including timing differences between the recognition of net income and the receipt of cash. We currently expect our board of directors to declare a cash distribution with respect to the period commencing on the completion of this offering and ending                     , based on a distribution of $                     per share for a full quarter. On an annualized basis, this would equal $                     per share, or an annual distribution rate of approximately             % based on the midpoint of the initial public offering price range of the common shares shown on the cover of this prospectus.

All distributions will be made at the discretion of our board of directors, and will depend on a number of factors affecting us, including:

•	our financial condition;

•	general business conditions;

•	actual results of operations;

•	the timing of the deployment of our equity capital;

•	debt service requirements of our subsidiaries;

•	availability of cash distributions from our subsidiaries;

•	our operating expenses;

•	any contractual, legal and regulatory restrictions on the payment of distributions by us to our shareholders or by our subsidiaries to us; and

•	other factors our board of directors, in its discretion, deems relevant.

We are a holding company with no operations, and we depend upon the ability of our subsidiaries to generate and distribute earnings to us. We hold no assets other than our interests in our subsidiaries (aside from cash and cash equivalents on a short-term basis).

DIVIDEND REINVESTMENT PLAN

We intend to adopt a dividend reinvestment plan that provides for reinvestment of our dividends and other distributions on behalf of our shareholders, unless a shareholder elects to receive cash as provided below. As a result, if our board of directors authorizes, and we declare, a cash dividend or other distribution, then our shareholders who have not “opted out” of our dividend reinvestment plan will have their cash distribution automatically reinvested in additional common shares, rather than receiving the cash distribution.

No action is required on the part of a registered shareholder to have their cash dividend or other distribution reinvested in our common shares. A registered shareholder may elect to receive all or a portion of a distribution in cash at any time by notifying             , the plan administrator and our transfer agent and registrar, in writing. With respect to each dividend payment, such notice must be received by the plan administrator no later than the record date for distributions to shareholders. The plan administrator will set up an account for shares acquired through the plan for each shareholder who has not elected to receive dividends or other distributions in cash and hold such shares in non-certificated form. Upon request by a shareholder participating in the plan received in writing not less than ten days prior to the record date, the plan administrator will, instead of crediting shares to the participant’s account, issue a certificate registered in the participant’s name for the number of whole common shares and a check in payment for any fractional share.

Those shareholders whose shares are held by a broker or other financial intermediary may receive dividends and other distributions in cash by notifying their broker of other financial intermediary of their election.

For at least one year after the closing of this offering, we intend to direct the plan administrator to use shares purchased on the open market to implement the dividend reinvestment plan. The number of shares to be issued to a shareholder will be determined by dividing the total dollar amount of the distribution payable to such shareholder by the average market price per common share at the close of regular trading on The NASDAQ Global Market over the 15-day period prior to the valuation date for such distribution. Market price per share on any date will be the closing price for such shares on The NASDAQ Global Market or, if no sale is reported for such day, at the average of their reported bid and asked prices. The number of common shares to be outstanding after giving effect to payment of the dividend or other distribution cannot be established until the value per share at which additional shares will be issued has been determined and elections of our shareholders have been tabulated.

There will be no brokerage charges or other charges to shareholders who participate in the plan. The plan administrator’s fees will be paid by us. If a participant elects by written notice to the plan administrator to have the plan administrator sell part or all of the shares held by the plan administrator in the participant’s account and remit the proceeds to the participant, the plan administrator is authorized to deduct a $             transaction fee plus a $             per share brokerage commissions from the proceeds.

If you receive a cash distribution that will be reinvested in additional common shares, you will be subject to the same tax consequences as discussed below in “Material U.S. Federal Income Tax Considerations—Treatment of Distributions.” Your dividend reinvestment will be treated for tax purposes as a purchase of additional common shares and your cost basis in the common shares will equal the amount of the distributions. For further discussion of the treatment of an investment in common shares, please see “Material U.S. Federal Income Tax Considerations.”

Participants may terminate their accounts under the plan by (i) notifying the plan administrator via its website at             or (ii) filling out the transaction request form located at the bottom of their statement and sending it to the plan administrator.

The plan may be terminated by us upon notice in writing mailed to each participant at least 30 days prior to any record date for the payment of any dividend by us. All correspondence concerning the plan should be directed to the plan administrator by mail at             ,              or by telephone at             .

FORMATION TRANSACTIONS AND ORGANIZATIONAL STRUCTURE

Golub Capital Partners was formed as a holding company in April 2007 to continue the middle market finance business currently being conducted by Golub Capital through three companies, Golub IV, a Delaware limited partnership, Golub V, a Delaware limited partnership, and Golub International, a Cayman Islands exempted company with limited liability. Prior to or concurrently with the closing of this offering, we will engage in a series of transactions, which we refer to as the “Formation Transactions,” that will, among other matters, result in the transfer of a substantial portion of the assets, subject to the outstanding indebtedness, of Golub IV, Golub V and Golub International to subsidiaries of our company in exchange for our common shares. The agreements relating to the Formation Transactions, which were executed on May 13, 2007, contain customary representations and warranties with regard to the contributed assets and are subject to customary closing conditions, including the closing of this offering.

The significant elements of the Formation Transactions undertaken in connection with the offering include:

•	formation of our company and our subsidiaries;

•	contributions of assets;

•	establishment of our advisory arrangement with Golub Capital Advisor; and

•	debt repayment.

We are structured in a manner so as not to be required to register as an investment company under the 1940 Act. See “Business—Operating and Regulatory Structure—1940 Act.”

Formation of our Company and our Subsidiaries

Golub Capital Partners is a Delaware limited liability company formed as a holding company in April 2007. As a holding company, Golub Capital Partners will conduct all of its business through its subsidiaries, which upon completion of this offering are expected to consist of the following three companies:

•

GC SPV Holdings, a Cayman Islands exempted company with limited liability, which will primarily hold majority interests in leveraged credit subsidiaries that will be organized as CDOs. Upon completion of the offering, it is expected that GC SPV Holdings will be wholly owned by us.

•

GC Co-Investment Holdings, a Cayman Islands exempted company with limited liability, which will hold assets that may not be suitable for CDO securitizations, such as common and preferred stock, warrants and other interests acquired in connection with leveraged buy-out transactions undertaken by middle market companies. GC Co-Investment Holdings may also participate in special situations such as restructurings and funds sponsored by leveraged buy-out firms. GC Co-Investment Holdings will be limited to holding not more than 49% of the equity interests (by value) in any entity that is treated as a domestic corporation for U.S. federal income tax purposes. GC Co-Investment Holdings will not directly own equity in any pass-through vehicles (i.e., operating businesses conducted through an entity treated as a partnership for U.S. federal income tax purposes). Upon completion of the offering, we expect that GC Co-Investment Holdings will be wholly owned by us and that it will not hold any assets.

•

GC Funding, a Delaware limited liability company, which will, through indirect subsidiaries, primarily engage in the origination of first-lien senior secured loans, second-lien secured loans, subordinated loans, high yield bonds, distressed debt instruments, and other assets for us and for third parties. GC Funding, through indirect subsidiaries, will also be the borrower under our warehouse credit facilities. Upon completion of this offering, GC Funding will hold a majority voting interest and a 49% economic interest in GCFW Corp., which, in turn, will hold GCF, which is the borrower under the existing $300 million warehouse facility. In addition, certain significant corporate transactions of GCFW Corp. will require a super-majority of GCFW Corp.’s voting interest.

The remainder of the GCFW Corp. will be held by affiliates of Golub Capital. Prior to the consummation of this offering, we intend to cause GC Funding to acquire interests in additional warehouse facilities.

Contribution Transactions

Pursuant to these separate contribution agreements dated as of May 13, 2007 between each of Golub IV, Golub V, Golub International, on the one hand, and us, prior to or concurrently with the closing of this offering, the following contribution transactions will be completed:

Golub CDO-1. Golub IV will contribute to us for recontribution to GC SPV Holdings all of the outstanding equity interests in Golub CDO-1, which was organized in October 2005 and will be reorganized as a trust organized under the laws of the Cayman Islands prior to such contribution. Golub CDO-1, a $300 million cash flow CDO, closed in October 2005. Loan collateral in Golub CDO-1 primarily consists of middle market first-lien and second-lien loans and mezzanine securities. Golub CDO-1 has a five-year reinvestment period and its debt securities are rated by Moody’s and S&P with ratings ranging from Aaa/AAA to A2/A. Golub CDO-1 is, and will continue to be, operated so as to comply at all times with the requirements of Rule 3a-7 under the 1940 Act so as to avoid being an investment company under the 1940 Act.

Golub CDO-2. Golub International will contribute to us for recontribution to GC SPV Holdings all of the outstanding equity interests in Golub CDO-2, which was organized in November 2005. Golub CDO-2, which closed in August 2006, initially issued rated notes of $300 million. In March 2007, Golub CDO-2 was upsized to $400 million with a maximum advance rate of 75%. Golub CDO-2 is comprised primarily of middle market loan collateral, including first-lien and second-lien loans and mezzanine credit assets. Golub CDO-2 has a five-year reinvestment period and is rated Aa3 by Moody’s and AA- by S&P. Golub CDO-2 is, and will continue to be, operated so as to comply at all times with the requirements of Rule 3a-7 under the 1940 Act so as to avoid being an investment company under the 1940 Act.

Golub CDO-3. Golub IV and Golub V will contribute to us for recontribution to GC SPV Holdings all of the outstanding equity interests in Golub CDO-3, which was organized in March 2007. Golub CDO-3, a $400 million CDO, is comprised of primarily middle market loan collateral. At closing in March 2007, approximately 80% of the collateral had funded into the CDO. It is expected that prior to June 30, 2007, Golub CDO-3 will have completed its collateral funding to $400 million in credit assets. Golub CDO-3 has a six-year reinvestment period and is rated by Moody’s and S&P with ratings ranging from Aaa/AAA to Baa1/BB+. Golub CDO-3 is, and will continue to be, operated so as to comply at all times with the requirements of Rule 3a-7 under the 1940 Act so as to avoid being an investment company under the 1940 Act.

Warehouse Facility. Prior to or concurrently with the closing of this offering, we intend to cause GC Funding to acquire an indirect majority voting and a 49% economic interest in GCF, which is the borrower under the warehouse facility. Credit assets in GCF consist of primarily of middle market loan collateral, including first-lien, second-lien and mezzanine credit assets.

As a result of these transactions, GC SPV Holdings will own all the outstanding equity interests in Golub CDO-1, Golub CDO-2 and Golub CDO-3, and GC Funding, through GCF, will have an interest in our warehouse facility. In exchange for these contributions, Golub IV, Golub V and Golub International will be issued an aggregate of 40,000,000 common shares. The common shares issued in the Formation Transactions will be issued in private placements exempt from registration under the Securities Act. Such common shares will be considered “restricted securities” and will be subject to lock-up agreements with us and Wachovia Capital Markets, LLC, pursuant to which we, our directors and executive officers have agreed that without the prior written consent of Wachovia Capital Markets, LLC, to not, during the period beginning on the date of this prospectus through and including the     th day after the date of this prospectus, pledge, sell or offer to sell our common shares or enter into certain other transactions more fully described in “Underwriting—Lock-up Agreements.”

The common shares issued in the Formation Transactions will be allocated among the contributors consistent with an appraisal as of the date of the contribution transactions to be provided by a nationally recognized appraisal firm. Assuming common shares are sold in this offering at the midpoint of the initial public offering price range shown on the cover of this prospectus, the aggregate value of the consideration we will issue in the contribution transactions in exchange for the contributed assets will total $            .

Establishment of our Advisory Relationship with Golub Capital Advisor

In connection with the Formation Transactions, an affiliate of Golub Capital Advisor will be issued profit participation shares equal to 11% of our outstanding common shares and profit participation shares following this offering and any subsequent offering of our common shares. Initially, each profit participation share will have a minimal capital account. Dividend distributions and income allocations on each profit participation share will be the same as those made on our common shares. Profit participation shares may be converted to common shares based on the capital accounts of the profit participation shares and common shares at the time of conversion, and to the extent a profit participation share has a capital account less than that of a common share, the holder may contribute cash to us and exchange a profit participation share for a common share on a one-for-one basis. A profit participation share will be entitled to a distribution upon our liquidation equal to the capital account balance of the profit participation share as of such time. Profit participation shares will also participate in distributions with respect to such common shares on an equal basis with our common shares.

Debt Repayment

We estimate that we will use approximately $     million of the net proceeds of the offering to repay a portion of the obligations under the existing warehouse facility. See “Use of Proceeds.”

SELECTED UNAUDITED PRO FORMA FINANCIAL INFORMATION

We have prepared the selected unaudited pro forma condensed consolidated financial data in accordance with GAAP. The selected unaudited pro forma condensed consolidated financial data are derived from the historical consolidated financial statements of Golub IV, Golub V and Golub International and give pro forma effect to the Formation Transactions, including transfers to our subsidiaries in exchange for our common shares: (i) by Golub IV of all of the outstanding equity interests in Golub CDO-1 and (ii) by Golub International of all of the outstanding equity interests in Golub CDO-2 and the acquisition of a 49% economic interest in GCF. We have prepared the pro forma adjustments as if the Formation Transaction had taken place as of January 1, 2006, in the case of the pro forma statements of operations for the year ended December 31, 2006, and as if the Formation Transactions had taken place as of December 31, 2006, in the case of the pro forma balance sheet. The summary unaudited pro forma condensed consolidated financial data of that portion of Golub V that we are acquiring in connection with the Formation Transactions, including the summary balance sheet data as of December 31, 2006 and the summary statements of operations data for the period ended December 31, 2006, are included in the historical condensed consolidated financial data of Golub IV on a consolidated basis, as described in footnote 3 to the table below.

The selected unaudited pro forma condensed consolidated financial data are not necessarily indicative of operating results or the financial position that would have been achieved had the events described above been completed on those dates and are not necessarily indicative of future operating results.

You should read the following summary historical and pro forma condensed consolidated financial data in conjunction with “Capitalization,” “Selected Historical Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the complete audited and unaudited historical financial statements of Golub IV and Golub International included elsewhere in this prospectus.

Unaudited Pro Forma Condensed Consolidated Financial Data of Golub Capital Partners LLC as of December 31, 2006

	Golub IV	Golub International	Combined Golub IV & Golub International	Adjustments to Eliminate Retained Assets and Liabilities (1)(2)(3)(5)	Remaining Historical-2006 Total CDO’s & GCF	Pro forma Adjustments		Pro forma Adjusted
	($ in thousands)
Statement of Operations Data:
Investment income:
Interest	$76,748	$21,860	$98,608	$(24,519)	$74,089	$—		$74,089
Dividend & fee income	2,574	—	2,574	(2,243)	331	—		331

Total investment income	79,322	21,860	101,182	(26,762)	74,420	—		74,420

Expenses:
Interest	32,384	9,525	41,909	(10,811)	31,098			31,098
Management fee	7,937	3,734	11,671	(4,918)	6,753	1,670	(6)	8,423
Other expenses	2,298	593	2,891	(2,236)	655	1,500	(7)	2,155

Total expenses	42,619	13,852	56,471	(17,965)	38,507	3,170		41,677

Net investment income (loss)	36,703	8,008	44,711	(8,797)	35,914	(3,170)		32,744

Realized and unrealized gain (loss) on investments:
Net realized gain (loss) on investments	13,448	126	13,574	(13,722)	(148)	—		(148)
Net change in unrealized appreciation (depreciation) on investments	(6,635)	(556)	(7,191)	10,494	3,303	—		3,303

Net gain (loss) on investments	6,813	(430)	6,383	(3,228)	3,155	—		3,155

Income before minority interest and profit participation payments	43,516	7,578	51,094	(12,025)	39,069	(3,170)		35,899
SBA profit participation payment	(346)	—	(346)	346	—	—		—

Income before minority interest	43,170	7,578	50,748	(11,679)	39,069	(3,170)		35,899
Minority interest	(1,163)	—	(1,163)	1,163	—	(4,162	)(8)	(4,162)

Net income	$42,007	$7,578	$49,585	$(10,516)	$39,069	$(7,332)		$31,737

Net income allocated as incentive to manager							(9)	3,174

Net income allocated to profit participation shares							(9)	3,174

Net income allocable to common shareholders								25,389

Unaudited Pro Forma Condensed Consolidated Financial Data of Golub Capital Partners LLC as of December 31, 2006

	Golub IV	Golub International	Combined Golub IV & Golub International	Adjustments to Eliminate Retained Assets and Liabilities (1)(2)(3)(5)	Remaining Historical-2006 Total CDO’s & GCF	Pro forma Adjustments		Pro forma Adjusted
	($ in thousands)
Balance Sheet Data:
Assets:
Investments at fair value	$809,024	$446,098	$1,255,122	$(340,712)	$914,409	$—		$914,409
Cash and cash equivalents	22,650	29,274	51,924	(12,597)	39,326	(3,170	)(6)(7)	36,156
Interest receivable	10,800	4,240	15,040	(4,223)	10,818	—		10,818
Deferred financing costs, net	5,843	4,732	10,575	(2,562)	8,013	—		8,013
Other assets	1,103	335	1,438	(1,231)	208	—		208

Total assets	$849,420	$484,679	$1,334,099	$(361,325)	$972,774	$(3,170)		$969,604

Liabilities and Partners’ Capital:
Liabilities:
SBA debentures	121,625	—	121,625	(121,625)	—	—		—
Facility advances	462,569	370,417	832,986	(134,846)	698,140	—		698,140
Line of credit	13,815	19,805	33,620	(33,620)	—	—		—
Subordinated debt	—	8,100	8,100	(8,100)	—	—		—
Interest payable	7,208	2,852	10,060	(3,601)	6,458	—		6,458
Other payable	4,050	8,894	12,944	(5,974)	6,970	—		6,970
Minority interest	39,142	640	39,782	(39,782)	—	40,694	(4)	40,694

Total liabilities and minority interest	648,408	410,708	1,059,116	(347,548)	711,568	40,694		752,262
Equity	201,012	73,971	274,983	(13,777)	261,206	(43,864	)(6)(7)(8)	217,342

Total liabilities and partners’ capital	$849,420	$484,679	$1,334,099	$(361,325)	$972,774	$(3,170)		$969,604

Other Data:
Average Balances:(10)
Investments								$671,324
Interest bearing liabilities								506,828
Equity								170,163
Performance Ratios and Delinquent Loan Rates:
Delinquent loan rate (at period end)(11)								0.0%
Average yield on investments(12)								11.0%
Average cost of interest-bearing liabilities(13)								6.1%
Return on Average Equity(14)								18.7%

(1)	Golub IV will be retaining its ownership of two majority-owned subsidiaries, LEG Partners III SBIC, L.P. and LEG Partners Debenture SBIC L.P., the assets and liabilities of which are not part of the assets being contributed to Golub Capital Partners in the Formation Transactions. As of December 31, 2006, these two subsidiaries held investments of $182,672 and had $121,625 of SBA Debentures payable. See Note 1 to the consolidated financial statements of Golub IV.
(2)	All earnings and expenses of LEG Partners III SBIC, L.P. and LEG Partners Debenture SBIC L.P. have been eliminated from the pro forma financial statements of Golub Capital Partners.
(3)	The consolidated financial statements of Golub IV include 100% of the assets, liabilities and earnings of GCF. See Note 1 of the consolidated financial statements of Golub IV. Currently, 50% of GCF’s equity is owned by Golub V, and such amount is represented in the Golub IV consolidated financial statements as a minority interest. This asset is the only asset as of December 31, 2006 held by Golub V that will be transferred to Golub Capital Partners in the Formation Transactions.
(4)	Upon consummation of the Formation Transactions, Golub Capital Partner will become the indirect owner of 49% of the economic interest in GCF; $40,694 represents the 51% economic interest that would have been held by affiliates of Golub Capital at December 31, 2006.
(5)	Golub International’s consolidated financial statements include Golub International’s investment in Golub Capital 2007 CLO Ltd., which is not being contributed to Golub Capital Partners. See Note 1 to the consolidated financial statements of Golub International.

(6)	Includes management fees that would have been paid had the management agreement been in place during the period indicated and based on the average investments held during the pro forma period. This calculation further assumes that there was no reduction to such fees as a result of an offset for other fees paid to affiliates of Golub Capital Advisor. See “Golub Capital Advisor and the Management Agreement—Management Fees, Expenses and Incentive Allocation—Reimbursement of Expenses.”
(7)	Adjustment of $1,500 reflects estimated amount of incremental costs for directors’ fees and other costs that would have been incurred by Golub Capital Partners as a public company operating independently from Golub Capital and its affiliates.
(8)	Adjustment reflects $4,162, which is 51% of the pro forma net income of GCF in 2006. We have assumed that 51% of the economic interest of GCF would not have been owned by Golub Capital Partners, and would have been held by affiliates of Golub Capital, if the Formation Transactions had occurred prior to the commencement of the pro forma period.
(9)	Incentive allocation computed at 10% of the pre-incentive adjusted pro forma net income. See “Golub Capital Advisor and the Management Agreement—Management Fees, Expenses and Incentive Allocation—Incentive Allocation.” Net Income allocable to profit participation shares at 11% of pre-incentive adjusted pro forma net income less incentive allocation to Manager. See “Golub Capital Advisor and the Management Agreement—Profit Participation Shares.”
(10)	Average balances are based upon the average quarterly balance during the period.
(11)	Delinquent loan rate is defined as aggregate principal amount of delinquent loans (which are loans 31 days or more past due at end of period) outstanding divided by aggregate principal amount of loans held for investment.
(12)	Average yield on investments is defined as interest income divided by average investment balances.
(13)	Average cost of interest-bearing liabilities is defined as interest expense divided by average interest-bearing liabilities.
(14)	Return on average equity is defined as pre-incentive net income divided by average equity as adjusted for the GFC minority interest.

SELECTED HISTORICAL FINANCIAL DATA

Upon completion of this offering and the implementation of the Formation Transactions described under “Formation Transactions and Organizational Structure,” our subsidiaries will have acquired a substantial portion of the business, subject to the outstanding indebtedness, of Golub IV, Golub V and Golub International.

We have derived the selected historical consolidated balance sheet data of Golub IV as of December 31, 2005 and 2006 and the summary consolidated statements of operations data of such entity for the years ended December 31, 2004, 2005 and 2006 from the audited consolidated financial statements of Golub IV included elsewhere in this prospectus. The selected historical financial data of that portion of Golub V that we are acquiring in connection with the Formation Transactions, including the summary balance sheet data as of December 31, 2006 and the summary statements of operations data for the period from inception and ended December 31, 2006, are included in the historical financial data of Golub IV on a consolidated basis, as described in footnote 1 to the table below. We have derived the selected historical balance sheet data of Golub International as of December 31, 2005 and 2006 and the selected statements of operations data of such entity for the period ended December 31, 2005 and for the year ended December 31, 2006 from the audited financial statements of Golub International included elsewhere in this prospectus.

You should read the following selected historical financial data in conjunction with “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the complete audited and unaudited historical financial statements of Golub IV and Golub International included elsewhere in this prospectus.

Selected Historical Consolidated Financial Data of Golub Capital Partners IV, L.P.

	Year Ended December 31,
	2004	2005	2006
	($ in thousands)
Consolidated Statement of Operations Data:
Investment income:
Interest	$24,797	$40,799	$76,748
Dividends	2,288	1,308	536
Fee income	84	1,518	2,038

Total investment income	27,169	43,625	79,322

Expenses	8,807	25,650	42,619

Net investment income (loss)	18,362	17,975	36,703

Realized and unrealized gain (loss) on investments:
Net realized gain (loss) on investments	3,620	26,932	13,448
Net change in unrealized appreciation (depreciation) on investments	4,553	3,200	(6,635)

Net gain (loss) on investments	8,173	30,132	6,813

Income before profit participation payments and minority interest	26,535	48,107	43,516
SBA profit participation payment	(639)	—	(346)

Income before minority interest	25,896	48,107	43,170
Minority interest	(63)	(98)	(1,163)

Net income	$25,833	$48,009	$42,007

Consolidated Balance Sheet Data:
Assets:
Investments in securities, at fair value (cost $804,017 for the year ended 2006)	$197,626	$512,754	$809,024
Cash and cash equivalents	2,802	15,370	22,650
Interest receivable	1,759	5,878	10,800
Deferred financing costs, net	3,613	6,326	5,843
Other assets	405	1,067	1,103

Total assets	$206,205	$541,395	$849,420

Liabilities and partners’ capital
Liabilities	124,769	366,194	609,266
Minority interest(1)(2)	135	191	39,142

Total liabilities and minority interest	124,904	366,385	648,408

Partners’ capital	81,301	175,010	201,012

Total liabilities and partners’ capital	$206,205	$541,395	$849,420

Other Data:
Average Balances:(3)
Investments	$144,588	$353,787	$661,622
Interest bearing liabilities	86,758	245,711	494,856
Equity	81,301	117,597	185,556
Performance Ratios and Delinquent Loan Rates:
Return on average equity(4)	31.8%	27.4%	20.9%
Delinquent loan rate (at period end) (5)	0.0%	0.0%	0.5%
Average yield on investments(6)	17.1%	11.5%	11.6%
Average cost of interest-bearing liabilities(7)	6.0%	6.7%	6.5%

(1)	The consolidated financial statements of Golub IV include 100% of the assets, liabilities and earnings of GCF. See Note 1 of the consolidated financial statements of Golub IV. Currently, 50% of GCF’s equity is owned by Golub V; and such amount is represented in the Golub IV consolidated financial statements as a minority interest.
(2)	Upon consummation of the Formation Transactions, Golub Capital Partners will become the indirect owner of 49% of the economic interest in GCF.
(3)	Average balances are based upon the average quarterly balance during the period.
(4)	Return on average equity is defined as net income divided by average equity.
(5)	Delinquent loan rate is defined as aggregate principal amount of delinquent loans (which are loans 31 days or more past due at end of period) outstanding divided by aggregate principal amount of loans held for investment.
(6)	Average yield on investments is defined as interest income divided by average investments balances.
(7)	Average cost of interest-bearing liabilities is defined as interest expense divided by average interest-bearing liabilities.

Selected Historical Financial Data of Golub International Ltd.

	Period from November 23, 2005 through December 31, 2005	Year ended December 31, 2006
	($ in thousands)
Consolidated Statement of Operations Data:
Investment income	$767	$21,860
Expenses	463	13,852

Net investment income	304	8,008

Realized and unrealized gain (loss) on investments:
Net realized gain (loss) on investments	—	126
Net increase (decrease) in unrealized appreciation on investments	10	(556)

Net gain (loss) on investments	10	(430)

Net change in net assets resulting from operations	$314	$7,578

Consolidated Balance Sheet Data:
Assets:
Investments in securities, at fair value (cost $446,644)	$76,393	$446,098
Cash and cash equivalents	1,991	29,274
Deferred financing costs, net	—	4,732
Interest receivable	1,026	4,240
Other assets	342	335

Total assets	79,752	484,679

Liabilities	45,640	410,068
Minority interest	—	640

Total liabilities	45,640	410,708

Net assets	$34,112	$73,971

Net assets and liabilities	$79,752	$484,679

Other Data:
Average Balances(1):
Investments		$199,468
Interest-bearing liabilities		147,468
Equity		52,386
Performance Ratios and Delinquent Loan Rates:
Return on average equity(2)	—	14.5%
Delinquent loan rate (at period end)(3)	—	0%
Average yield on interest-bearing investments(4)	—	11.0%
Average cost of interest-bearing liabilities(5)	—	6.5%

(1)	Average balances are based upon the average monthly balance during the period.
(2)	Return on average equity is defined as net income divided by average equity.
(3)	Delinquent loan rate is defined as aggregate principal amount of delinquent loans (which are loans 31 days or more past due at end of period) outstanding divided by aggregate principal amount of loans held for investment.
(4)	Average yield on investments is defined as interest income divided by average investments balances.
(5)	Average cost of interest-bearing liabilities is defined as interest expense divided by average interest-bearing liabilities.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with the complete audited historical financial statements of Golub IV and Golub International, the unaudited pro forma financial statements of Golub Capital Partners, and the notes to those financial statements included elsewhere in this prospectus.

Overview

We are a holding company formed in April 2007 to continue the middle market finance business currently being conducted by Golub Capital through three separate companies, Golub IV, Golub V and Golub International. Golub Capital Partners has been structured and will be operated in a manner so as not to be required to register as an investment company under the 1940 Act. See “Business—Operating and Regulatory Structure—1940 Act.” Our objective is to provide our shareholders with current income from our leveraged credit subsidiaries and other assets. We will be externally managed by Golub Capital Advisor, an affiliate of Golub Capital. We are organized as a Delaware limited liability company and expect to be treated as a partnership for U.S. federal income tax purposes and not as an association or a publicly traded partnership taxable as a corporation. Our leveraged credit subsidiaries will be organized primarily as CDOs.

We intend to utilize the leveraged finance origination infrastructure of Golub Capital to allow our subsidiaries to acquire first-lien senior secured loans, second-lien secured loans and subordinated loans issued by middle market companies. Our subsidiaries may also acquire assets directly or indirectly through purchases of debt or equity securities issued by CDOs, including CDOs established by Golub Capital or its affiliates. In addition, our subsidiaries may purchase, directly or through CDOs, interests in high yield bonds, distressed debt instruments and non-controlling equity positions in public or private companies, including equity issued in connection with leveraged buy-out transactions. Our subsidiaries will seek to finance their activities through the issuance of senior and junior notes collateralized by their underlying credit assets, as well as from equity provided by us.

Formation Transactions.

Prior to or concurrently with the closing of this offering, we will engage in a series of transactions, which we refer to as the “Formation Transactions,” that will, among other matters, result in the transfer of a substantial portion of the assets, subject to outstanding indebtedness, of Golub IV, Golub V and Golub International to subsidiaries of our company in exchange for our common shares. In particular, (i) Golub IV will contribute to us for recontribution to GC SPV Holdings all of the outstanding equity interests in Golub CDO-1, (ii) Golub International will contribute to us for recontribution to GC SPV Holdings all of the outstanding equity interests in Golub CDO-2, (iii) Golub IV and Golub V will contribute to us for recontribution to GC SPV Holdings all of the outstanding equity interests in Golub CDO-3, and (iv) GC Funding will acquire a majority voting interest and 49% equity interest in GCFW Corp., which, in turn, will hold GCF, the borrower under the existing $300 million warehouse facility. Initially, GC Co-Investment Holdings will not hold any assets.

Historical Financial Information

We have included the historical financial statements of Golub IV and Golub International in this prospectus for the periods indicated because these entities will account for substantially all of the assets to be contributed into us and our consolidated subsidiaries in the Formation Transactions. We have included under “—Results of Operations” below a comparative discussion of the results of operations of Golub IV for the years ended December 31, 2004, 2005 and 2006. However, we have not discussed the results of operations of Golub International on a year-to-year comparative basis because its limited operations in 2005 render such comparisons and analysis not meaningful. In addition, we do not believe, for the reasons set forth below, that the historical financial information presented for either Golub IV or Golub International are necessarily indicative of our future operating results.

•

Asset Growth. We expect that that we will organize additional leveraged credit subsidiaries structured as CDOs for purposes of acquiring and managing assets in the future and that these subsidiaries will accumulate assets rapidly following the closing of this offering. With this rapid growth, the historical character of our assets may change, as will the proportion of our results attributable to those assets that constitute our initial assets.

•

Assets Not Contributed. As described under “Selected Unaudited Pro Forma Financial Information,” a portion of the assets currently managed by Golub IV and Golub International will not be contributed to our subsidiaries in connection with the Formation Transactions, including Small Business Investment Company, or “SBIC,” assets and certain equity interests. As a result, the nature of our assets will differ from the assets held by Golub IV and Golub International, and we expect that this change will result in changes in our results of operations, liquidity and cash flows, although we cannot predict the nature of such changes at this time.

•

Management Compensation. Prior to the Formation Transactions, Golub Capital and its affiliates managed the assets of Golub IV and Golub International. In consideration for these services, Golub Capital and its affiliates received customary compensation from investors in such entities. After this offering, we will be managed by Golub Capital Advisor pursuant to the terms of our management agreement. Accordingly, Golub Capital Advisor will receive compensation in the form of a management fee and incentive allocation. See “Golub Capital Advisor and the Management Agreement—The Management Agreement.” In addition, an affiliate of our Manager purchased the profit participation shares prior to this offering. The structure of these fees and interests differs significantly from the corresponding compensation structure applicable to Golub IV and Golub International, which may result in different incentives for our Manager and results of operations that differ significantly from those achieved by Golub IV and Golub International.

•

Shifting Asset Composition. Our Manager does not intend to trade the assets held by our subsidiaries actively. However, over time, economic conditions will change, which can be expected to influence the behavior of our Manager and may affect our results of operations. We have observed a substantial increase in the size of the market for second-lien loans in recent years, and the current asset mix of our subsidiaries reflects this development. We are now exploring with our Manager the possibility of increasing the percentage of our assets comprising large liquid loans. These developments, as well as others of which we are not yet aware, can be expected to shift our asset mix in coming years, which will make the historical financial results of Golub IV and Golub International less relevant to us going forward.

•

Changed Tax and Reporting Profile. Golub Capital IV and Golub International were historically operated as a private Delaware limited partnership and a Cayman Islands exempted company with limited liability, respectively. Upon the completion of this offering and the Formation Transactions, we will operate as a Delaware limited liability company which intends be treated as a partnership for U.S. federal income tax purposes and not as an association or a publicly traded partnership taxable as a corporation. However, because we expect that our common shares will be publicly traded on The NASDAQ Global Market, in order for us to not be liable for U.S. federal income taxes, at least 90% of our gross income must consists of “qualifying income.” Qualifying income includes interest, dividends, gain from the sale or disposition of a capital assets held for the production of such income and gain from the sale or disposition of real property. These structured factors and applicable regulations will affect the manner in which we are taxed, the public profile of our operations and the degree to which third parties, such as market analysts and shareholder groups, follow us and seek to influence our actions.

Investment Income

We expect our subsidiaries to generate investment income in the form of interest income on debt securities, dividend income on common or preferred stock and capital gains or losses on debt obligations or equity securities, including warrants and other equity interests acquired and subsequently sold. To the extent achievable, our subsidiaries will seek to collateralize investments by obtaining security interests in borrowers’ assets. Loan assets by our subsidiaries will typically have a term of one to ten years and bear interest at a fixed or floating rate. Interest on debt securities generally is payable quarterly or semiannually. These debt instruments may provide for regular amortizing payments or provide for deferred amortization of principal for several years from the date of the initial loan. In some cases, interest payments are also deferred and accrete to principal for the first few years after the initial loan. The principal amount of debt assets and any accrued but unpaid interest will generally become due at the maturity date.

Through our subsidiaries, we also may acquire minority or majority equity interests in CDOs. These equity interests may pay cash or payment-in-kind, or “PIK,” dividends on a recurring or otherwise negotiated basis. We record interest income on an accrual basis to the extent that we expect to collect such amounts. For loans and other debt obligations with contractual PIK interest, which represents contractual interest accrued and added to the loan balance that generally becomes due at maturity, we will not accrue PIK interest if our company valuation indicates that such PIK interest is not collectible. We will not accrue as a receivable interest on loans and other debt obligations if we have reason to doubt our ability to collect such interest. We will record prepayment premiums on loans and debt securities as interest income. Dividend income, if any, will be recognized on the ex-dividend date. Any fees generated in connection with investments are recognized as earned.

Debt Service Payments

The investment income generated by our leveraged credit subsidiaries will be net of the borrowing costs incurred by these subsidiaries. In the case of our subsidiaries organized as CDOs, these borrowing costs will primarily consist of the interest payments made on rated and unrated debt securities issued by these CDOs. We will also incur borrowing costs consisting primarily of interest payments on our warehouse facility. The warehouse facility is a revolving credit facility that is secured only by the assets of GCF, comprising loans sold by the originating sellers to GCF. As of May 8, 2007, the warehouse facility had a commitment amount of $300.0 million and advances bore interest based on a commercial paper rate plus 0.75%. The warehouse facility is scheduled to terminate on June 28, 2007, but is subject to annual renewal and may be extended at the sole discretion of the providers. As of May 8, 2007, there was $189.0 million outstanding under the warehouse facility.

Operating Expenses

Our primary operating expenses consist of management fees under our management agreement and our direct costs of operation. Under the management agreement, we will bear our own expenses, including, without limitation:

(1) asset purchase expenses (i.e., expenses that Golub Capital Advisor reasonably determines to be related to the purchase of our assets), such as brokerage commissions, custodial fees, bank service fees, interest expenses, travel expenses and expenses related to a proposed purchase that was not consummated;

(2) expenses of our directors, officers and trustees;

(3) the costs associated with the establishment of any credit facilities and other indebtedness of ours (including commitment fees, legal fees, closing costs, and other costs), and interest on any such credit facilities or other indebtedness;

(4) expenses, including travel expenses, associated, or incurred in connection, with the offering and sale of securities by us;

(5) the cost of insurance for our directors and officers;

(6) the costs of printing and mailing notices, proxies and reports to shareholders; and other costs and expenses related to our obligations as a public reporting company;

(7) hedging expenses;

(8) legal expenses and other professional fees, including expenses of consultants and experts, relating to assets;

(9) internal and external operations and accounting expenses, including our allocable share of costs associated with any computer software or hardware used by us;

(10) auditing and tax preparation expenses;

(11) costs and expenses of rendering financial assistance to or arranging for financing for any assets;

(12) any entity-level taxes and our tax-related litigation expenses, if any, including attorneys’ fees;

(13) organizational expenses, including expenses associated with meetings of our board of directors and of our shareholders;

(14) certain administrative fees and expenses, including fees of service companies, and other similar expenses related to us; and

(15) our winding-up costs in the event of our dissolution, and other extraordinary expenses.

Golub Capital Advisor and its affiliates will perform the preponderance of the operations and accounting services we require. The combined pass-through costs of the dedicated accounting and operations professionals, systems and the certain administrative fees and expenses should generally be comparable to the third-party costs we would otherwise bear for similar external administrative services. To the extent that accounting and operational services are provided to us by Golub Capital Advisor and/or its affiliates, we will bear:

(A) all costs and expenses of Golub Capital Advisor and/or its affiliates that are directly attributable to the salaries, bonuses and fringe benefits payable to accounting and operations employees of affiliates of Golub Capital Advisor performing accounting and operations services and information systems, software and hardware utilized solely by us in connection with accounting and operations; and

(B) our allocable share of the costs and expenses of accounting and operations professionals and systems that are directly attributable to the salaries, bonuses and fringe benefits payable to the accounting and operations professionals of affiliates of Golub Capital Advisor whose services are provided to us and to investment funds or accounts managed by Golub Capital Advisor and/or its affiliates and information systems, software and hardware utilized by us and investment funds or accounts managed by Golub Capital Advisor and/or its affiliates in connection with accounting and operations, such allocable share to be based on the relative time which the applicable employees providing such accounting and operational services devote, on an estimated basis, to us and the investment funds or accounts managed by Golub Capital Advisor and/or its affiliates. To the extent certain of our expenses are paid by Golub Capital Advisor, we will reimburse Golub Capital Advisor for such expenses.

Net Realized Gains or Losses and Net Change in Unrealized Appreciation or Depreciation

We will measure realized gains or losses by the difference between the net proceeds from the repayment or sale of an investment and the amortized cost basis of that asset, without considering any unrealized appreciation or depreciation previously recognized, but considering prepayment penalties. A net change in unrealized appreciation or depreciation will reflect changes in portfolio asset values during the reporting period, including any reversal of previously recorded unrealized appreciation or depreciation at the time gains or losses are realized. As set forth under “Golub Capital Advisor and the Management Agreement—Management Fees, Expenses and Incentive Allocation—Management Fees,” fees payable to our Manager will depend upon this valuation of unrealized gains and losses at the end of each fiscal quarter. The incentive allocation will be calculated annually upon the completion of our external audit.

Hedging

To the extent that any of our loans or other assets are denominated in a currency other than U.S. dollars, we may enter into currency hedging contracts to reduce our exposure to fluctuations in currency exchange rates. We may also enter into interest rate hedging agreements. Such hedging activities, which will be subject to compliance with applicable legal requirements, may include the use of futures, options, swaps and forward purchase or sale contracts. Costs incurred in entering into such contracts or in settling them will be borne by us.

Results of Operations

Golub Capital IV for the Years Ended December 31, 2004, 2005 and 2006

The following sets forth a comparative discussion of the results of operations of Golub IV for the years ended December 31, 2004, 2005 and 2006. In connection with the Formation Transactions, Golub IV will contribute all the outstanding equity interests in Golub CDO-1 and the equity it holds in Golub CDO-3. The balance of the outstanding equity of Golub CDO-3 will be contributed as part of the Formation Transactions by Golub V.

Investment Income. Investment income, which consisted of interest, dividend and fee income, was $79.3 million in 2006, as compared to $43.6 million in 2005 and $27.2 million in 2004. Investment income increased 45% in 2006 as compared to 2005 due primarily to an increase in the amount of assets under management. Investment income in 2005 increased 61% versus 2004, due to due primarily to an increase in the amount of assets under management.

Expenses. Expenses, which consisted of interest expense, management fee, professional and consulting fees and other expenses, was $42.6 million, as compared to $25.6 million in 2005 and $8.8 million in 2004. The 40% increase in expense in 2006 as compared to 2005 was primarily attributable to a $15.8 million increase in interest expense, which was caused by an increased use of CDO debt and warehouse financing to increase the amount of assets under management during 2006. The 191% increase in expense in 2005 as compared to 2004 was primarily attributable to the $11.4 million increase in interest expense, which was primarily attributable to the increase in borrowings in 2005.

Net Investment Income (Loss). For the reasons described above, net investment income for Golub IV was $36.7 million in 2006, as compared to $18.0 million in 2005 and $18.4 million in 2004.

Net Gain (Loss) on Investments. Golub IV recorded a net gain on investments of $6.8 million in 2006, a $23.2 million decline compared to a $30.1 million net gain on investments in 2005. The results in 2006 reflected realized gains on investments of $13.4 million, which were offset in part by a change in unrealized losses on investments of $6.6 million. In 2005 Golub IV recorded realized gains of $26.9 million and recorded additional net changes in unrealized gains of $3.2 million. This $30.1 million net gain on investments reflected a $21.9 million increase over the $8.2 million net investment gain for 2004.

Profit Participation Payment. Golub IV paid the Small Business Administration a profit participation payment of $346,000 in 2006, as compared to no such payment in 2005 and a $639,000 payment in 2004. The amount of these payments in each year was determined based on the Small Business Administration’s interest in the net profits of LEG Partners III SBIC, L.P., a majority-owned subsidiary of Golub IV.

Minority Interest. The portion of Golub IV’s income attributable to minority interest was $1.2 million in 2006, as compared to $98,000 in 2005 and to $63,000 in 2004. Of the 2006 amount, $1.1 million relates to the minority interest in Golub IV’s subsidiary that is held by Golub V and is expected to be transferred to Golub Capital Partners in connection with the Formation Transactions. See “Formation Transactions and Organizational Structure.” GCPV acquired this ownership interest in GC Funding in November 2006. All of the other minority interest amounts for 2006, as well as 2005 and 2004 related to a .25% interest held by affiliates in two subsidiaries of Golub IV, SBIC3 and DEB SBIC.

Net Income. Golub IV recorded net income of $42.0 million in 2006, as compared to $48.0 million in 2005 and $25.8 million in 2004. The 14% decline in net income from 2005 to 2006 was primarily attributable to the $23.3 million decline in net investment gains which was partially offset by the $18.7 million increase in net investment income. The $22.2 million increase in net income from 2004 to 2005 represented an 86% increase in net income and was primarily attributable to a $22.0 million increase in net investment gains.

We have not discussed the results of operations of Golub International on a year-to-year comparative basis because its limited operations in 2005 render such comparisons and analysis not meaningful.

Golub Capital Partners Pro Forma As Adjusted for the Year Ended December 31, 2006

Upon consummation of this offering and the Formation Transactions, a substantial portion of the middle market finance business currently being conducted by Golub Capital through three companies, Golub IV, Golub V and Golub International will be consolidated within our company. The following discussion summarizes the results of operations of our company on a pro forma basis after giving effect to the Formation Transactions.

Investment Income. Pro forma investment income, which consisted of interest, dividend and fee income, would have been $74.4 million in 2006, of which $74.1 million would have been interest income. This interest income was earned on average assets under management in excess of $670 million during 2006. The average yield on assets under management would have been 11% in 2006.

Expenses. Expenses, which consisted of interest expense, management, professional and consulting fees and other expenses, would have been $41.7 million. Interest expense would have been $31.1 million in 2006 and was primarily attributable to average borrowings of $506.8 million during 2006, with an average cost of funds of 6.1%. The pro forma management fee of $8.4 million was based on the fee formula in the management agreement and average assets under management during 2006.

Net Gain (Loss) on Investments. The results in 2006 reflected unrealized gains on investments of $3.3 million, which were offset in part by a change in realized losses on investments of $0.1 million.

Net Income. For the reasons described above, net income would have been $31.7 million in 2006.

Liquidity and Capital Resources

We expect to generate cash primarily from the net proceeds of this offering and any future offerings of equity securities as well as from cash flow from operations and interest earned from temporary investments of cash in U.S. government securities and other high-quality debt instruments. We also expect to fund a portion of our assets through borrowings by our leveraged credit subsidiaries in the form principally of CDO financings and through cash generated by our subsidiaries through future securitization transactions. We will incur debt in the future only to the extent that our board of directors determines that such additional capital would allow us to take advantage of attractive investment opportunities, if the market for debt financing presents attractively priced debt financing opportunities, or if our board of directors determines that borrowing would be in the best interests of our shareholders. Considered on a pro forma as adjusted basis, we would have generated $29.1 million of cash flow from our operations in 2006, which amount is net of an increase in working capital of $2.7 million.

Our primary uses of funds will be investments in our leveraged credit subsidiaries, which will then seek to redeploy these proceeds in our target assets over an expected nine to 12-month period. Our primary source of funds will be from creation of new CDO financings. We will also use our operating cash flow to fund cash distributions to holders of our common shares and to pay operating expenses. Immediately after the consummation of the Formation Transactions, we expect to have cash resources of approximately $ 36.2 million and $ 698.1 million of indebtedness. These amounts do not take into account the proceeds, if any, of this offering or the exercise, if any, of the underwriter’s over-allotment option. See “Use of Proceeds.”

Financing Arrangements

We intend to operate our subsidiaries on a leveraged basis. Although our business policies do not provide for any minimum or maximum limitations on leverage, the actual amount of leverage that we utilize will depend on a variety of factors, including the type and maturity of assets held by our subsidiaries, the cost of financing, the credit profile of the underlying assets and general economic and market conditions. Initially, we expect to incur leverage equal to approximately three-to-four times the market capitalization of our equity. Over time, this ratio may shift with changes in our asset mix, changes in business conditions or other factors. Our CDO subsidiaries will typically obtain capital through private offerings of rated and unrated debt securities. In addition, we expect our other subsidiaries will borrow through a variety of structures, including collateralized financings, private offerings of debt, warehouse facilities, bank credit facilities, secured borrowing arrangements and other forms of financing. Our return on assets and shareholders’ equity, and the cash we have available for distribution to our shareholders, will be affected by changes in market conditions that alter the cost of our financing arrangements relative to the amount of income that we derive from our underlying assets. In addition to borrowing, we expect to raise additional capital through incremental public and private offerings of our shares.

In the formation of CDO subsidiaries, we incur debt and sell it to third parties using the loans held by the CDO subsidiaries as collateral for such debt. This debt is paid down as payments are received on the underlying collateral assets of the CDO subsidiaries. Any remaining debt outstanding as of the stated maturity date will be due and payable on that date. Typically, prior to the stated maturity, in accordance with the governing CDO indenture, the subsidiary holding the equity interest in the CDO may elect to exercise a call option on the issued debt. If that discretionary call option is exercised, the debt will be paid prior to maturity in accordance with the terms of the applicable CDO indenture. As of December 31, 2006, there were no contractual payments due, nor do we anticipate the exercise of any call options in the foreseeable future.

Contractual Obligations

We have entered into certain contracts under which we have material future commitments. We have entered into the management agreement with Golub Capital Advisor dated as of             , 2007. This agreement will become effective upon the consummation of this offering. Under the management agreement,

Golub Capital Advisor will serve as our Manager and provide investment, operational and administrative services. Under this agreement, we will pay a management fee and an incentive allocation. Our incentive allocation distribution will be made annually in the event our pre-incentive net income exceeds a hurdle rate of 8% and will be calculated using a “catch-up” provision. Under this catch-up provision, in any given year we will pay our Manager: (i) no incentive allocation if our pre-incentive net income does not exceed 8% of our invested capital; (ii) 100% of our pre-incentive net income with respect to that portion of our pre-incentive net income, if any, that exceeds 8% and is less than 8.88% of our invested capital; and (iii) 10% of the amount, if any, by which our pre-incentive net income exceeds 8.88% in any year. See “Golub Capital Advisor and the Management Agreement—The Management Agreement.” We have also sold profit participation shares to an affiliate of Golub Capital Advisor. See “Golub Capital Advisor and the Management Agreement—Profit Participation Shares.”

In connection with the Formation Transactions, GC Funding will acquire indirectly a majority voting interest and a 49% economic interest in GCFW Corp., which, in turn, will hold GCF indirectly. GC Funding will participate in the warehouse economics of the existing warehouse facility and intends to acquire an interest in one or more additional warehouse facilities. Under the terms of the warehouse agreement(s), upon the sale or liquidation of the assets acquired and warehoused in accordance with the terms of such agreement, GC Funding’s subsidiaries or its designees will be entitled to receive all or a portion of the “positive carry,” and will be responsible to pay all or a portion of the “negative carry,” with respect to such assets. The term “positive carry” means all gains payable to GC Funding or its designees upon the sale of assets in accordance with the terms of such agreement, including net interest proceeds payable to GC Funding, and the term “negative carry” means all losses payable by GC Funding upon the sale of assets including losses related to interest proceeds. If a CDO transaction is not consummated, GC Funding’s subsidiaries may be required to liquidate the warehoused assets and, in such case, would have to pay any amount by which the original purchase price of such assets exceeds the sales price, subject to negotiated caps, if any.

If any of our contractual obligations discussed above is terminated, our costs under new agreements that we enter into may increase. In addition, we will likely incur significant time and expense in locating alternative parties to provide the services we expect to receive under our management agreement.

The following table summarizes contractual obligations, commercial commitments and principal payments under our debt instruments and other liabilities as of December 31, 2006. The table below excludes contractual commitments that do not have fixed and determinable payments, such as those under our management agreement.

	Payments due by period
	Total	Less than 1 year	Between 1-5 years	More than 5 years
	($ in thousands)
Long-term debt obligations	698,140	257,463		440,667
Other debt obligations	6,458	6,458

Total contractual obligations	704,598	263,921		440,667

Qualitative and Quantitative Disclosures about Market Risk

Market Risk

The assets held by our leveraged credit subsidiaries expose us to market risk. Market risk represents the potential loss that may be incurred by us due to a change in the market value of the assets acquired and held by our subsidiaries. Our exposure to market risk is determined by a number of factors, including the size, composition and diversification of assets, interest rates and market volatility. In respect of middle market and broadly syndicated bank loans, one of our subsidiaries may enter into a contractual relationship directly with the corporate borrower and will be exposed to certain degrees of risk, including interest rate, market risk and the potential non-payment of principal and interest, including default or bankruptcy of the corporate borrower or the early payment by the corporate borrower.

Most of the companies from which our subsidiaries acquire assets are not listed on a national securities exchange and have a significant market and credit risk. These assets cannot necessarily be immediately liquidated if needed. Because of the inherent uncertainty of the value of these assets, our best estimates may differ significantly from values that would have been used had a broader market for the assets existed. We and our subsidiaries may use various forms of leverage, which increases the effect of any valuation changes on our consolidated assets.

Credit Risk

Credit risk is a function of corporate defaults and recovery rates. Credit risk represents the maximum potential loss that our subsidiaries, and indirectly we, face if the borrowers of the collateral underlying our assets fail to perform pursuant to the terms of their agreements. We intend to manage credit risk by (i) limiting the total amount of arrangements outstanding, both by the individual counterparty and in the aggregate, (ii) monitoring the size, maturity dates and structure of the arrangements and (iii) applying uniform credit standards for all activities associated with credit risk. We will also cause our subsidiaries to monitor constantly the overall credit quality of the underlying collateral.

Yield Spread Risk

Some of the assets held by our leveraged credit subsidiaries are also subject to yield spread risk. For a majority of these assets, valuation is based on a market credit spread over the rate payable to LIBOR or U.S. Treasuries of like maturity. In other words, their value depends on the yield demanded on such financial assets by the market, as based on their credit relative to LIBOR or to U.S. Treasuries. An excessive supply of these assets combined with reduced demand will generally cause the market to require a higher return on these assets, resulting in the use of a higher or “wider” spread over the benchmark rate to value these securities. Under these conditions, the value of assets held by our subsidiaries would tend to decrease. Conversely, if the spread used to value these assets were to decrease or “tighten,” the value of such assets would tend to increase. Such changes in the market value of our subsidiaries assets may affect our net equity and cash flow by diminishing our ability to realize gains on such securities, or indirectly through their impact on our ability to borrow, access capital or receive structured product flows.

Reinvestment Risk

We intend to continue to fund all or a portion of the assets to be acquired by our subsidiaries through the use of borrowings that, after the effect of hedging, have interest rates based on indices and repricing terms similar to, but at times of somewhat different maturities than, the interest rate indices and repricing terms of the assets acquired by our subsidiaries. Thus, we anticipate that at times the interest rate indices and repricing terms of these assets and our funding sources will not be identical, creating a reinvestment risk. During periods of changing interest rates, reinvestment risk could impact our financial condition, cash flows and results of operations.

Financing Risk

We intend to fund the assets acquired by our leveraged credit subsidiaries through warehouse facilities and permanent securitization transactions issued by our CDO subsidiaries. If we are unable to arrange warehouse agreements that include the same size allowances and rates our predecessor entities receive today, this could decrease our earnings. In addition, investors in the debt securities or securities may not continue to purchase the securities at rates which we consider attractive, which could have a negative impact on the earnings of our CDO subsidiaries.

Risk Management

We seek to manage our interest rate risk exposure to protect the value of the assets held by our leveraged credit subsidiaries against the effects of major interest rate changes. We generally seek to manage our interest rate risk by:

•	attempting to structure our borrowing agreements to have a range of different maturities, terms, amortizations and interest rate adjustment periods; and

•	using derivatives, such as financial futures, swaps, options, caps, floors and forward sales, to adjust the interest rate sensitivity of our CDO investments and our borrowings.

Critical Accounting Policies

This discussion is based upon our financial statements, which are prepared in accordance with accounting principles generally accepted in the United States of America, or GAAP. The preparation of these financial statements will require management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Changes in the economic environment, financial markets and any other parameters used in determining such estimates could cause actual results to differ. In addition to the discussion below, we will describe our critical accounting policies in the notes to our future financial statements.

Valuation of Portfolio Investments

We generally will invest in illiquid assets, including debt obligations and equity interests, and pools of loans containing such obligation or interests, of middle market companies. Under procedures established by our board of directors, we intend to value assets for which market quotations are readily available at the value of such market quotations. We will obtain these market quotations from an independent pricing service or at the mean between the bid and ask prices obtained from at least two brokers or dealers (if available, otherwise by a principal market maker or a primary market dealer). Debt and equity interests that are not publicly traded or whose market prices are not readily available will be valued at fair value as determined in good faith by our board of directors. Such determination of the fair values of these assets may involve subjective judgments and estimates. Assets purchased within 60 days of maturity will generally be valued at cost, which approximates value. With respect to other types of assets, our board of directors, together with our independent valuation asset managers, will value each investment considering discounted cash flow models and comparisons of financial ratios of peer companies that are public, among other factors.

When an external event such as a purchase transaction, public offering or subsequent equity sale occurs, our board will use the valuations established by the external event to corroborate and/or assist us in our own valuation. Because we expect that there will not be a readily available market for many of the investments we make, we expect to value many of our assets at fair value as determined in good faith by our board of directors using a documented valuation policy and a consistently applied valuation process. Due to the inherent uncertainty of determining the fair value of assets that do not have a readily available market value, the fair value of our assets may differ significantly from the values that would have been used had a readily available market value existed for such assets, and such differences could be material.

With respect to assets for which market quotations are not readily available, our board of directors will undertake a multi-step valuation process each quarter, as described below:

•	Our quarterly valuation process will begin with each asset being initially valued by the investment professionals of our Manager responsible for portfolio management;

•	Preliminary valuation conclusions will then be documented and discussed with the management of our Manager;

•	Our board will compare this preliminary valuation to the most recent valuation obtained from the independent valuation firm engaged to conduct independent appraisals;

•

The audit committee of our board of directors will review the preliminary valuation of our Manager and that of the independent valuation firm and respond and supplement such valuations to reflect any comments; and

•

The board of directors will discuss valuations and determine the fair value of each of our assets in good faith based on the input of our Manager, the respective independent valuation firm and the audit committee.

The types of factors that we may take into account in fair value pricing our investments include, as relevant: (i) the nature and realizable value of any collateral; (ii) the portfolio company’s ability to make payments and its earnings and discounted cash flow; (iii) the markets in which the portfolio company does business; (iv) comparisons to publicly traded securities; and (v) any other relevant factors.

Recently Issued Accounting Standards & Interpretations

The FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments—an amendment of FASB Statements No. 133 and 140, or SFAS No. 155, in February 2006. SFAS No. 155 (i) permits fair value remeasurement for hybrid financial instruments that contain an embedded derivative that would otherwise require bifurcation, (ii) clarifies which interest-only strip receivables are not subject to the requirements of SFAS No. 133, (iii) establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or hybrid financial instruments that contain an embedded derivative requiring bifurcation, (iv) clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives and (v) amends SFAS No. 140 to eliminate the prohibition on a qualifying special purpose entity, or QSPE, from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. The Statement is effective for all financial instruments acquired or issued after fiscal years beginning after September 15, 2006. We are currently evaluating the impact, if any, that the implementation of SFAS 155 would have on our results of operations or financial condition.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, or SFAS 157. SFAS 157 clarifies the principle that fair value should be based on the assumptions market participants would use when pricing an asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. Under the standard, fair value measurements would be separately disclosed by level within the fair value hierarchy. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 (2008 fiscal year for Golub Capital Partners), and interim periods within those fiscal years, with early adoption permitted. We have not yet determined the impact, if any, that the implementation of SFAS 157 would have on our results of operations or financial condition.

In July 2006, FASB released FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, or FIN 48, which provides guidance for how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements. FIN 48 requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Trust’s tax returns to determine whether the tax positions are “more-likely-than-not” of being sustained by the applicable tax authority. Tax positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax benefit or expense in the current year. Adoption of FIN 48 is required for fiscal years beginning after December 15, 2006 and is to be applied to all open tax years as of the effective date. We are currently determining the impact, if any, that the implementation FIN 48 would have on our results of operations or financial condition.

In February 2007, FASB released SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115, or FAS 159. This statement permits entities to choose to measure many financial instruments and certain other items at fair value. FAS 159 may be adopted and the fair value option may be elected in the first quarter of 2008. We are currently determining the impact, if any, that this pronouncement would have on our financial statements.

BUSINESS

Overview

Golub Capital Partners is a holding company formed in April 2007 to continue the middle market finance business currently being conducted by Golub Capital through three separate companies, Golub IV, Golub V and Golub International. Our objective is to provide our shareholders with a high level of current income from our leveraged credit subsidiaries and other assets. We will be externally managed by our Manager, Golub Capital Advisor, an affiliate of Golub Capital, which is a leading investor in, and manager of, securities issued by middle market companies. In this prospectus, the term “middle market” generally refers to companies having EBITDA of between $5 million and $40 million annually. Our leveraged credit subsidiaries will be organized primarily as CDOs.

Our strategy is to utilize the extensive leveraged finance origination infrastructure of Golub Capital to enable our subsidiaries to acquire first-lien senior secured loans, second-lien secured loans and subordinated loans issued by middle market companies. We understand that it is Golub Capital’s current strategy for us to be its primary investment vehicle. Our subsidiaries may also acquire assets directly or indirectly through purchases of debt or equity securities issued by CDOs, including CDOs established by Golub Capital and its affiliates. In addition, our subsidiaries may purchase, directly or through CDOs, interests in high yield bonds, distressed debt instruments and non-controlling equity positions in public or private companies, including equity issued in connection with leveraged buy-out transactions.

Our subsidiaries will generally target assets that range in size from $5 million to $50 million. Our subsidiaries may also selectively purchase larger positions of some issuances, and we generally expect that the size of our larger positions will increase in proportion to the size of our capital base. Our subsidiaries will seek to finance their activities through the issuance of senior and junior notes collateralized by their underlying credit assets, as well as using equity provided by us.

Prior to or concurrently with the closing of this offering, we will acquire, in exchange for an aggregate of 40,000,000 of our common shares, equity interests in three CDOs previously sponsored by Golub Capital and an indirect majority voting and 49% economic interest in the existing $300 million warehouse facility. We refer to these CDOs in this prospectus as Golub CDO-1, Golub CDO-2 and Golub CDO-3. The acquisition of the equity interests in these CDOs and our interest in the warehouse facility will give us immediate exposure to approximately $1.0 billion of credit assets, comprised of approximately 18% one-stop loans, 60% first-lien senior secured loans, 9% second-lien loans and 13% subordinated debt. The weighted average yield on the contributed portfolio was 11.0% as of December 31, 2006.

We intend to finance the acquisition of assets by our leveraged credit subsidiaries initially through the existing and new warehouse financing undertaken by GC Funding or its subsidiaries. GC Funding will acquire a majority voting interest and a 49% economic interest in GCFW Corp. which, in turn, will hold GCF. GC Funding intends to enter into lending agreements with financial institutions for the purpose of acquiring financial assets. We believe these warehouse financings will permit our subsidiaries to acquire assets using relatively short-term, low cost funding. When the aggregate value of such assets reach an appropriate level, GC Funding intends to refinance through a securitization transaction, including the issuance of debt and non-voting preferred equity securities. We believe that these securitization transactions will provide our leveraged credit subsidiaries with efficient low cost funding that will enable us to lock in our financing terms on a long-term basis while minimizing refinancing risks.

We are organized as a Delaware limited liability company and expect to be treated as a partnership for U.S. federal income tax purposes and not as an association or a publicly traded partnership taxable as a corporation. As a result, we do not expect to pay or incur U.S. federal income tax arising out of most of our operations. Instead, holders of our common shares will be subject to U.S. federal income taxation and, in some cases, state, local and foreign income taxation on their share of our taxable income. Our U.S. corporate subsidiaries will, however, be subject to U.S. federal income tax on their income.

About Golub Capital

Founded in 1994, Golub Capital is a leading provider of debt to middle market borrowers controlled by private equity firms, with proven expertise in sourcing, evaluating, structuring, financing, managing, monitoring and harvesting such investments. As of May 10, 2007, Golub Capital employed 55 experienced origination, credit underwriting, credit monitoring, finance, operations and administrative professionals in offices in New York, Atlanta, Chicago and San Francisco.

In its origination activities, Golub Capital focuses on identifying and procuring loans and equity investments that meet strict risk and return parameters, emphasizing risk avoidance and capital preservation. It originates a large proportion of its transactions directly from private equity firms and also targets other leading middle market lenders, financial intermediaries and corporate executives in its origination efforts. We believe that Golub Capital’s practice of originating investments directly from borrowers and financial intermediaries provides it with a broad range of investment opportunities from which to choose. We believe this direct origination model affords Golub Capital substantial benefits, including in some cases direct access to management teams, enhanced due diligence opportunities, significant input into structuring decisions and an ability to negotiate the pricing and other terms of financing transactions directly. We believe the quality of Golub Capital’s professionals, their ability to tailor creative solutions for clients and the firm’s efficient yet disciplined credit approval process position it as a preferred partner for private equity firms and other middle market lenders.

Golub Capital is organized into three complementary lending groups:

•	Sponsor Finance: the Sponsor Finance group originates, structures and underwrites debt for middle market companies controlled by private equity sponsors;

•

Club Deal Lending: the Club Deal Lending group originates and underwrites opportunities in conjunction with other leading middle market lenders in club deals, which typically involve a small number of lenders; and

•	Large Liquid Loans: the Large Liquid Loans group originates and underwrites opportunities to invest in larger, more broadly syndicated bank loans, including larger middle market companies.

In the second half of 2006, Golub Capital introduced its Golub One Loan Debt, or “GOLD”, facility. The GOLD product is intended to serve primarily private equity firm clients. Through the GOLD facility, Golub Capital provides one-stop loans with flexible covenants and amortization, and with fixed rate options. The GOLD facility allows private equity sponsors to know with certainty whom their lender will be, eliminating the time and distraction of syndication and reducing execution risk. In the first quarter of 2007, GOLD drove substantial year-over-year growth in capital deployed for Golub Capital and its affiliates.

Through each lending group, Golub Capital seeks opportunities to invest in one-stop loans, first-lien senior secured loans, second-lien loans and subordinated loans, as well as co-investment equity positions. Golub Capital holds its assets principally through securitization vehicles. As of December 31, 2006, Golub Capital had assets under management of $1.4 billion, including unfunded commitments of $175 million. As of December 31, 2006, Golub Capital’s loan portfolio included 16% one-stop loans, 54% first-lien senior secured loans, 9% second-lien loans, 17% subordinated debt and 4% equity stakes acquired through co-investing alongside private equity sponsors. In 2006, Golub Capital invested over $1.0 billion in approximately 100 companies.

About Golub Capital Advisor

For information on our Manager, Golub Capital Advisor, see “Golub Capital Advisor and the Management Agreement.”

We are party to a management agreement with Golub Capital Advisor, an affiliate of Golub Capital. Under this agreement, Golub Capital Advisor manages our day-to-day operations and those of our subsidiaries and makes final asset purchase and sale decisions on behalf of our subsidiaries. Golub Capital Advisor will have access to the resources and expertise of Golub Capital’s 55 employees as of May 10, 2007, led by Golub Capital’s Chief Executive Officer, Lawrence Golub, and its President, David Golub.

Affiliates of Golub Capital are entering into a services agreement with our Manager. Under the services agreement, these affiliates have agreed to provide our Manager access to their senior investment professionals and operational infrastructure, including capabilities in accounting, operations, finance, legal, business development, marketing, human resources, compliance and information technology. We believe this agreement will provide our Manager with access to Golub Capital’s investment professionals and the use of Golub Capital’s established infrastructure upon request.

Competitive Strengths

Access to proprietary deal flow. Since January 1, 2005, Golub Capital has originated over $1.8 billion of loans and, as of December 31, 2006, had a portfolio of over $1.4 billion in loan and loan commitments. We will compete with many other participants for opportunities in our target markets. We believe that our Manager’s ability, through its access to Golub Capital, to identify attractive opportunities will be important to our success and will distinguish us from many of our competitors. Golub Capital complements this market reach with in person visits and calls on private equity firms, other leading middle market lenders, portfolio companies and management teams. We also expect to benefit from Golub Capital’s established brand name, its reputation for partnering, rather than competing, with clients in the buy-out fund and financial intermediary industries, and from its track record of closing deals on time and as proposed. We believe that the strengths of Golub Capital and our Manager’s ability to leverage these strengths will give us a competitive advantage over our competitors. We expect to source the majority of our assets through Golub Capital’s relationships with a large and diverse group of private equity firms and financial intermediaries, including non-bank finance companies and commercial and investment banks.

Deep, experienced management team. We will be managed by Golub Capital Advisor, an affiliate of Golub Capital, which have access to the resources and expertise of Golub Capital’s 55 employees, led by Golub Capital’s Chief Executive Officer, Lawrence Golub, and its President, David Golub. Each of the 19 senior investment professionals of Golub Capital has, on average, over 15 years of investment experience and is supported by the entire investment team of Golub Capital, who possess a broad range of transactional, financial, managerial and investment skills. Golub Capital seeks to hire and retain high quality investment professionals and rewards these personnel based on investor returns. Golub Capital’s expertise and established position in the market is evidenced by its being named as the winner or runner up for “Financing Firm of the Year” in 2003, 2004 and 2005, in the Middle Market M&A and Finance Industry Category, as awarded by M&A Advisor. Golub Capital was also named a finalist by Buyouts magazine as “Small Lender of the Year” in 2005 and 2006. For more information about Golub Capital’s management team, see “Management—Golub Management Personnel.” In addition, Golub Capital’s employees, their families and related trusts currently have capital commitments to Golub IV, Golub V and Golub International in excess of $25 million. On a pro forma basis for this offering immediately following and the related Formation Transactions, Golub Capital and its affiliates will own, collectively,             % of our common shares.

Disciplined investment process. Our Manager intends to utilize the proven, efficient and reliable investment process of Golub Capital in reviewing lending opportunities, structuring transactions and monitoring investments. This underwriting process seeks to apply a consistent, systematic approach to credit review and approval, with a focus on the downside risk of each loan. This underwriting process seeks to answer the following organizing questions:

•	What could go wrong for the borrower?

•	How badly affected would the borrower likely be as a result of such an event?

•	If the borrower were substantially affected, would there likely be a buyer interested in the borrower in its weakened condition at a price sufficient to pay off our loan?

Under Golub Capital’s analytical approach to lending, credit considerations dominate pricing considerations, and we seek at all times to incur very low credit losses through effective underwriting, due diligence, structuring and covenants.

Regimented credit monitoring. Following each investment, our Manager implements a regimented credit monitoring system to observe developments in our borrower’s business. We believe this careful approach often enables us to identify problems early and (particularly in respect of loans to middle market borrowers) to assist borrowers before they face difficult liquidity constraints. If necessary, our Manager can assume the role of deal sponsor in a work-out situation and has extensive restructuring experience both in and out of bankruptcy. We believe in the need to prepare for possible negative contingencies in order to allow us to be prepared should they arise.

Access to established, proven infrastructure. We believe our Manager’s access to Golub Capital’s established infrastructure provides us with a significant competitive advantage. As of March 31, 2007, Golub Capital had 19 senior investment professionals, supported by an established infrastructure, including capability in accounting, operations, legal, business development, marketing, human resources, compliance and information technology. Additionally, our Manager will have access to more than 10,000 deal sources, which it can manage through Golub Capital’s proprietary customer relationship management database.

Business Strategy

Our business strategy is to continue to identify and invest in attractive debt and equity securities, to diversify our holdings across a range of obligors, security types and industries, and then to structure our investments into capital efficient vehicles to improve returns on invested capital. We intend to implement this strategy by:

Growing our loan portfolio. We expect to continue to grow our loan portfolio by way of our Manager’s access to the new investment activity of Golub Capital. Golub Capital’s level of new investment activity has grown steadily since 2001. This growth has enabled us to benefit from broader diversification, facilitates larger individual investments and spreads our fixed costs over more assets and net investment income. In 2006, Golub Capital completed investments totaling in excess of $1 billion. In the first quarter of 2007, Golub Capital acquired in excess of $340 million of assets, compared to approximately $150 million in the same period of 2006.

Maintaining an efficient, disciplined credit culture. In conjunction with growth in assets and personnel, Golub Capital is focused on sustaining its reliable, efficient and disciplined credit culture. We believe this focus will help our Manager sustain the quality of its credit decisions.

Optimizing financing sources and costs. We intend to use leverage at the subsidiary level to increase the earnings of our shareholders. In general, we expect to maintain an overall ratio of debt to equity of between three-to-one and four-to-one, which is consistent with the past practice of Golub Capital in managing Golub IV, Golub V and Golub International. We will use leverage primarily for the purpose of financing our subsidiaries’ portfolios and not as a means by which to speculate on changes in interest rates. Golub Capital’s CDOs offer long-term, committed, low-cost financing which gives us substantial flexibility in making new investments.

Adjusting asset acquisition mix based on market conditions. As economic conditions change, we intend to adjust our subsidiaries’ acquisitions of new assets opportunistically. In the past three years, Golub Capital has increased the proportion of its loan portfolio invested in first-lien loans and one-stop loans as a result of its belief that the risk-reward profile of such loans is attractive relative to other loans. In a credit environment with higher default rates and higher credit spreads, we may increase subordinated debt investments, a strategy which could increase our risks and returns.

Selectively pursuing growth opportunities. We believe that our Manager’s access to Golub Capital’s expertise will allow us to pursue attractive growth opportunities. In the past three years, Golub Capital has expanded successfully by creating teams dedicated to originating, underwriting and managing first-lien middle market loans and large liquid loans. We anticipate that investing in stressed and distressed middle market companies may represent an attractive growth opportunity for us in the next credit cycle. As we grow, we expect our subsidiaries will originate additional CDOs. Golub Capital has become a regular originator of CDOs, with issuances to date in excess of $1 billion. We anticipate that we will benefit from the reputation that Golub Capital has built among buyers of securitized debt.

Market Opportunity

We intend to focus our investments in debt obligations and loans issued by middle market companies in the United States. We believe that U.S. middle market companies comprise a large, growing and fragmented market that offers attractive business opportunities, and that several factors suggest that this market will continue to generate substantial investment opportunities.

Significant universe of potential borrowers. We believe there is a large pool of uninvested private equity capital available to middle market companies. We expect that private equity firms will be active investors in middle market companies and that these private equity firms will seek to supplement their investments with senior secured and junior loans and equity co-investments from other sources, such as us. Buy-out funds generated a high level of merger and acquisition activity in recent years, with more than 1,489 acquisitions and mergers recorded in 2005 and 2006, and no apparent diminution in such activity through March 31, 2007. Record amounts of private equity capital have been raised in recent years. Approximately 505 private equity funds achieved a final close in 2006 raising $227 billion in aggregate commitments. As of year-end 2006, U.S. private equity firms had an estimated $322 billion in committed capital available for investment. We believe that approximately $39 billion and $35 billion in 2005 and 2006, respectively, were raised by private equity firms targeting middle market companies, which are the companies that we target for investment. We believe that our extensive relationships with private equity firms and other deal sourcing contacts provides us with a competitive advantage and a source for future investment opportunities.

Underserved by lending institutions. In the decade ended December 31, 2006, the U.S. financial services industry underwent a broad-based consolidation, with the number of FDIC-insured banks declining from approximately 11,453 to 8,681. At the same time, we believe that many of the remaining banks elected to discontinue or de-emphasize their service and product offerings to middle market companies in favor of lending to large corporate clients, asset-based senior lending and managing capital markets transactions. Middle market companies also face increasing difficulty in raising debt in the capital markets. Between 1997 and 2006, the average high yield offering increased from $164 million to $509 million, and in 2006 fewer than 2% of all high yield offerings raised less than $100 million. Under these conditions, we believe that middle market companies are seeking alternative sources of debt capital.

Featuring attractive financing economics. In general, we believe that smaller and middle market companies have less leverage on their balance sheets than large companies. Due to their smaller size, such companies also typically utilize less complicated financing arrangements, leaving them with less complicated capital structures than large companies. Also, as a percentage of financing transactions into which they enter, middle market companies generally offer more attractive economics than large companies in terms of yield spread, upfront fees and prepayment penalties. Over the five years ended December 31, 2006, average institutional loan spreads on middle market loans, had interest rates ranging between 25 and 50 basis points higher than broadly syndicated loans to large companies. In 2006, the institutional loan spread on middle market loans was 48 basis points higher than equivalent broadly syndicated loans.

Generating attractive lending opportunities. We, through our Manager, will work with a wide variety of bank groups and buy-out firms, including, in particular, smaller firms that specialize in financing buy-outs of and financing for middle market companies. We believe that these firms value our ability to provide senior debt, junior debt or comprehensive “one-stop” financing solutions for their financing needs. We believe that our focus on the middle market often enables us to conduct more thorough, effective due diligence investigations prior to making investment decisions. Moreover, the reduced complexity of financing transactions involving middle market companies, as compared to large companies, often permits us to benefit from tighter, more comprehensive borrower covenants and more frequent financial reporting. This, in turn, enhances our oversight and monitoring capabilities and allows us to recognize borrower difficulties at an earlier stage than would be the case with complex lending facilities for large companies. We believe that this middle market focus facilitates earlier, more effective action in the case of borrower underperformance. Over time, we believe that this reduces our level of non-performing loans and enhances our recoveries when borrowers under-perform.

Composition of Assets

The tables below provide, in quantified detail, a breakdown of the credit risk of the assets held in our CDO subsidiaries and warehouse facilities as of December 31, 2006, aggregated by asset type and industry classification.

Assets by Type

Asset Type	Committed Capital
	($	in thousands	)
One-Stop loans		$198,859
First-Lien loans		642,947
Second-Lien loans		99,025
Subordinated loans		140,296

Total		$1,081,127

Assets by Industry

	Balance			Pct
	($	in thousands	)
Healthcare, Education and Childcare		$132,919		12.3%
Diversified / Conglomerate Service		105,356		9.7%
Home and Office Furnishings, Housewares and Durable Consumer Products		79,538		7.4%
Building & Real Estate		77,495		7.2%
Retail Stores		74,076		6.9%
Automobiles		71,026		6.6%
Leisure, Amusement, Motion Pictures, Entertainment		66,743		6.2%
Aerospace and Defense		58,972		5.5%
Personal, Food and Miscellaneous Services		46,599		4.3%
Beverage, Food and Tobacco		42,236		3.9%
Finance		40,328		3.7%
Electronics		30,675		2.8%
Farming and Agriculture		26,595		2.5%
Textiles and Leather		23,634		2.2%
Personal and Nondurable Consumer Products		23,000		2.1%
Banking		21,651		2.0%
Printing, Publishing, and Broadcasting		19,852		1.8%
Oil and Gas		19,494		1.8%
Diversified Conglomerate Manufacturing		19,316		1.8%
Machinery		19,250		1.8%
Utilities		16,032		1.5%
Mining, Steel, Iron and nonprecious metals		15,994		1.5%
Cargo Transport		12,481		1.2%
Containers, Packaging, and Glass		9,916		0.9%
Telecommunications		9,875		0.9%
Diversified Natural Resources, Precious Metals, and Minerals		9,750		0.9%
Personal Transportation		4,725		0.4%
Chemicals, Plastics, and Rubber		3,600		0.2%
Grocery		0		0.0%
Ecological		0		0.0%
Hotels, Motels, Inns, and Gaming		0		0.0%
Insurance		0		0.0%

Total		$1,081,127		100.0%

We expect that our assets will generally range in size from $5 million to $50 million. We may also selectively purchase larger positions of some issuances, and we generally expect that the size of our larger positions will increase in proportion to the size of our capital base. Pending our acquisition of such assets, we may pay down debt or invest in cash, cash equivalents, government securities and other high-quality debt investments. We intend to finance our assets through a combination of debt and equity.

Direct Equity Investments

Through GC Co-Investment Holdings, we intend to acquire and hold assets that may not be suitable for CDO securitizations, such as common and preferred stock, warrants and other interests acquired in connection with leveraged buy-out transactions undertaken by middle market companies. GC Co-Investment Holdings may also acquire interest in funds sponsored by LBO firms. GC Co-Investment Holdings will be limited to holding not more than 49% of the equity interest (by value) in any entity that is treated as a domestic corporation for U.S. federal income tax purposes. The remaining ownership interest in these companies may be owned by affiliates or accounts of Golub Capital or third parties. We may also purchase direct equity interests in non-U.S. operating companies. GC Co-Investment Holdings will not directly own equity in any pass-through vehicles (i.e., operating businesses conducted in and through an entity treated as a partnership for U.S. federal income tax purposes).

Financing Strategy

Until we accummulate sufficient assets for a CDO securitization, we anticipate that GC Funding’s warehouse facility and any other warehouse credit facilities that may be arranged in the future will provide financing for our business. We expect that our CDO subsidiaries will acquire assets from our other subsidiaries financed primarily through securitization transactions.

CDO Securitizations

We expect that most of our credit assets will be held in CDOs in which we will hold a majority of the equity interests. In general, CDOs are bankruptcy-remote, special purpose investment vehicles formed to acquire, monitor and, to varying degrees, manage a pool of fixed-income assets. CDOs are typically financing vehicles that allow owners of financial assets to obtain long-term funding, minimize refinancing risk, minimize maturity risk and secure a fixed cost of funds over an underlying market interest rate. Issuers have different motivations for creating or sponsoring CDOs. Golub Capital has created and sponsored CDOs as a means of minimizing financing costs, obtaining committed, long-term financing and maintaining substantial flexibility with respect to reinvestment upon the sale, maturity or early redemption of existing investments.

A CDO may issue several classes of securities, the repayment of which is linked to the performance of underlying debt collateral. The securities issued by a CDO are frequently tranched, or separated, into rated and unrated classes. The rating of each class is determined by a variety of factors, including primarily the priority of the claim on cash flows generated by the underlying collateral. Senior notes issued by a CDO are typically rated by one or more rating agencies in one of the two highest rating categories (e.g., “Double A” or above), may pay interest at a fixed or a floating rate, and have the highest priority claim on cash flows. The subordinated debt classes issued by a CDO are typically rated by one or more rating agencies in the third or lower rating categories (e.g., “Single A” and below), may pay interest at a fixed or floating rate, may be required to defer and capitalize interest payments and have claims on the collateral cash flows subordinate to that of the senior notes. The equity interest in a CDO, which is commonly structured as preferred shares, income notes or subordinate notes, is generally unrated and represents the first loss position in the CDO. Holders of CDO equity interests receive a payment from any residual interest proceeds or principal proceeds generated by the underlying collateral, after payment of expenses and debt service on the securities of the CDO ranking senior to the equity interests. In a typical CDO, a substantial portion of the capital is represented by CDO debt. Such debt typically can be raised at a relatively low cost in terms of the interest rate charged as compared to the yield earned on the collateral underlying the CDO debt since most of the debt issued by a CDO obtains high ratings. The following table summarizes our initial CDO subsidiaries as of March 31, 2007:

Initial CDO Subsidiaries

Subsidiary	Asset Amount	Equity Amount	Closing Date
	($ in millions)
Golub CDO-1	$300	$73	October 2005
Golub CDO-2	400	92	November 2005
Golub CDO-3	400	71	March 2007

Warehousing Agreements. Our subsidiaries may utilize short-term credit facilities or other financing arrangements to fund acquisitions of assets for CDOs in which we have an interest. These facilities, including the existing $300 million warehouse facility, are typically lines of credit from commercial and investment banks that can be drawn upon to fund an acquisition of assets and are usually collateralized loans made to us under which we, in turn, pledge the resulting assets to the warehouse lender. The pool of assets in a typical warehouse facility typically must meet certain requirements, including term, average life, investment rating, agency ratings and sector diversity requirements. Failure to comply with these requirements could result in either the need for the warehouse sponsor to post additional collateral or to the cancellation of the financing facility. We intend to maintain formal relationships with multiple counterparties for the purpose of maintaining warehouse lines of credit on attractive terms.

Investment Process Overview

We view our investment process as consisting of four distinct phases described below:

Origination. We develop investment opportunities through access to a network of over 10,000 contacts in the financial services and related industries that has been developed by Golub Capital. Among these contacts is an extensive network of private equity firms and numerous relationships with leading middle market senior lenders. Our Manager supplements these leads through personal visits and calls by senior deal professionals of Golub Capital. It is their responsibility to identify specific opportunities, to refine opportunities through candid exploration of the underlying facts and circumstances and to bring to bear creative and flexible thinking to solve clients financing issues. Golub Capital’s origination personnel are located in four offices across the United States. Each originator maintains long-standing customer relationships and is responsible for covering a specified target market. We believe those originators’ strength and breadth of relationships across a wide range of markets generate numerous financing opportunities and enable our Manager to be highly selective.

Credit Evaluation. We intend to utilize the systematic, consistent approach to credit evaluation developed by Golub Capital, with a particular focus on determining the value of a business in a downside scenario. The key criteria that we intend to consider include: (i) strong and resilient underlying business fundamentals; (ii) a substantial equity cushion in the form of capital ranking junior in right of payment to our investment; and (iii) a conclusion on our part that the overall “downside” risk is manageable. To maintain consistency, the Chief Executive Officer of Golub Capital reviews every prospective company investment and every transaction structure prior to making an investment decision. We expect to focus on the time-tested priorities of Golub Capital, including (i) scale revenues and operating cash flow; (ii) strong management and reliable owners; (iii) a North American base; (iv) predictable cash flow with low technology and market risks; (v) low maintenance capital expenditures; (vi) strong customer relationships; (vii) distinctive competitive advantages in products, services or distribution; (viii) barriers to entry; and (ix) a demonstrated growth strategy. In evaluating a particular credit, we will put more emphasis on credit considerations (loan-to-value ratio, amount of capital junior to Golub Capital’s proposed investment, the ability of the company to maintain a liquidity cushion through economic cycles and in downside scenarios, the ability of the company to service its fixed charge obligations under a variety of scenarios, and its anticipated strategic value in a downturn) than on profit potential and loan pricing. Our due diligence process for middle market credits originated by Golub Capital typically entails a thorough review of historical and pro forma financial information, on-site visits, interviews with management, employees, customers and vendors, review of loan documents and material contracts, background checks on key managers and research relating to the company’s business, industry, markets, products and services and competitors. Our due diligence process for middle market credits which are club deals and for larger loans typically entail many but not all of the factors described in this section.

The following chart illustrates both middle market and large liquid loan estimated approval ratios for the year ended December 31, 2006:

(1)	Number of opportunities received based on Golub Capital’s proprietary customer relationship management database and internal reports.
(2)	Number further pursued based on loans or other assets referred to an underwriting team to perform initial due diligence and further evaluate investment merits.
(3)	Number internally reviewed refers to the number of investment opportunities reviewed by an underwriting team.
(4)	Investments completed includes all opportunities for which our predecessor entities paid money in 2006, including follow-up investments and other investments in the portfolio company.

Execution. We believe that Golub Capital has developed a strong reputation for closing deals on time and as proposed. Through our Manager’s consistent approach to credit evaluation and careful attention to the details of execution, it seek to close deals as fast or faster than competitive financing providers while maintaining the discipline with respect to credit, pricing and structure necessary to ensure the ultimate success of the financing. In executing transactions we intend to utilize the due diligence process developed by Golub Capital. Upon completion of due diligence, the investment team working on an investment delivers a memorandum to the investment committee. Each class of investment will demand a different level of scrutiny, with the support of the Chief Executive Officer required for all investment decisions. Once an investment has been approved by the investment committee, it moves through a series of steps, including initial documentation using standard templates and the establishment of negotiating boundaries, final documentation, including resolution of business points and execution of originals held in escrow. Upon completion of final documentation, a loan is funded upon the initialing of the investment committee memorandum by the appropriate senior officers of Golub Capital and confirmation of the flow of funds and wire transfer mechanics.

Monitoring. We expect to benefit from the asset management system already in place at Golub Capital and accessible by our Manager. The monitoring program that we intend to adopt generally requires two levels of review on a monthly and quarterly basis. On a regular basis, typically monthly, an asset officer receives and reviews reporting packages from each company. Any failure by a company to deliver a report as scheduled results in an immediate contact, and the responsible officer keeps a log to record status on a real time basis. In addition, in the case of all middle market loans originated by Golub Capital and all watch list credits, the asset management group creates a monthly flash report, which typically includes financial performance highlights, credit trends, covenant compliance and recent events. On a quarterly basis, Golub Capital personnel update company transaction overviews. On a quarterly basis, Golub Capital also assesses the need for any adjustments to an investment’s fair value and documents such determination. In the event of a delinquency, the applicable asset management group, in consultation with the President and Chief Executive Officer, develops an action plan. Such a plan may require a meeting with the company’s management or the lender group to discuss reasons for the default and the steps management is undertaking to address the under-performance, as well as required amendments and waivers that may be required. In the event of a dramatic deterioration of a credit, Golub Capital forms a team to analyze, evaluate and take further steps to preserve its value in the credit. In this regard, Golub Capital routinely explores all options, including assuming certain responsibilities for the sponsor. Toward that end, Golub Capital has several professionals experienced in running buy-out and work-out transactions.

Operating and Regulatory Structure

External Manager. We will be managed on a day-to-day basis by our external manager, Golub Capital Advisor, and supervised by our board of directors. A majority of directors on our board will be independent of our Manager and its affiliates. Our board of directors will supervise our Manager in implementing the business policies established by the board, including general policies, procedures and guidelines to govern our operations. These guidelines include avoiding assets or activities that would cause any of our CDO subsidiaries to be treated as being in a trade or business within the U.S., cause us to fail to be treated as a partnership for U.S. federal income tax purposes, cause our shareholders to recognize unrelated business taxable income or cause us or any of our subsidiaries to be required to register as an investment company under the 1940 Act. Golub Capital Advisor is an affiliate of Golub Capital and a newly formed asset manager that is not registered under the Investment Advisers Act of 1940. Under our management agreement, we have agreed to pay our Manager a base management fee and an incentive allocation based on our performance. Our Manager may also participate in the 2007 Incentive Plan, which will enable it to participate in the returns that we produce for our shareholders. See “Golub Capital Advisor and the Management Agreement—The Management Agreement.”

1940 Act. We intend to conduct our operations through our subsidiaries so that we are not required to register as an investment company under the 1940 Act. Section 3(a)(1)(C) defines as an investment company any issuer that is engaged, or proposes to engage, in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40% of the value of the issuer’s total assets (exclusive of government securities and cash items) on an unconsolidated basis. Excluded from the term “investment securities” are securities issued by majority-owned subsidiaries of the issuer that are not themselves investment companies as defined by the 1940 Act or required to rely on the exception from the definition of investment company provided by Section 3(c)(1) or Section 3(c)(7) of the 1940 Act to avoid being so defined. We expect that most of our CDO subsidiaries will themselves not be investment companies as a result of certain statutory or regulation exceptions or exemptions provided to structured finance companies that meet specific requirements, and that our interests in these subsidiaries will constitute a substantial majority of our assets. Accordingly, we will not own, nor do we propose to acquire, investment securities having a value in excess of 40% of the value of our total assets on an unconsolidated basis.

Rule 3a-7. Most CDO issuers are excluded from status as investment companies under the 1940 Act by reason of their compliance with Section 3(c)(7). This essentially requires such issuers to engage in private offerings made only to qualified purchasers (as defined in the 1940 Act), but places no limitations on the ability of the issuer to purchase or sell assets or otherwise trade the underlying portfolio of securities. CDOs may also be structured to be exempt from investment company status under Rule 3a-7. Rule 3a-7 exempts from treatment as investment companies issuers that limit their activities as follows:

•	the issuer may not issue redeemable securities;

•

an issuer that is compliant with Rule 3a-7 may issue securities only if the payments on such securities depends primarily on the cash flow from specified “eligible assets.” These include, among others, the types of assets that are typically held by CDOs, including financial assets, either fixed or revolving, that by their terms convert into cash within a finite time period, plus any rights or other assets designed to assure the servicing or timely distribution of proceeds to security holders. This may include but is not necessarily limited to notes, bonds, debentures, evidences of indebtedness, certificates of deposit, leases, installment contracts, interest rate swaps, repurchase agreements, guaranteed investment contracts, accounts receivable, chattel paper, cumulative preferred stock, guarantees, annuities and participations or beneficial interests in any of these types of securities and other assets that serve solely to support the credit of the issuer’s securities, such as letters of credit, guarantees and cash collateral accounts;

•

the securities sold by such an entity are fixed-income securities rated investment grade by at least one rating agency (fixed-income securities which are unrated or rated below investment grade may be sold to institutional accredited investors and any securities may be sold to qualified institutional buyers and to persons involved in the organization or operation of the issuer);

•	the issuer acquires additional eligible assets and disposes of eligible assets only if:

•	done in accordance with the agreements pursuant to which the securities are issued;

•	such acquisition or disposition does not result in a downgrading of the issuer’s fixed-income securities; and

•	the eligible assets are not acquired or disposed of for the primary purpose of recognizing gains or decreasing losses resulting from market value changes; and

•

unless issuing only commercial paper, the issuer appoints an independent trustee, takes reasonable steps to transfer to the trustee an ownership or perfected security interest in the eligible assets, and meets rating agency requirements regarding the commingling of cash flows.

In addition, depending on the anticipated asset mix and liability structure of a particular CDO subsidiary, compliance with Rule 3a-7 may require that the indenture governing the particular CDO include additional limitations on the types of assets the CDO may sell or acquire out of the proceeds of assets that mature, are refinanced or otherwise sold, on the period of time during which such transactions may occur, on the level of transactions that may occur or on other provisions of the indentures that govern the operation of the particular subsidiary. We expect that most of our subsidiaries will be exempt from investment company status under Rule 3a-7. At the closing of this offering, we and the underwriter will receive an opinion of counsel to the effect that, subject to the assumptions specified in such opinion, each of our CDO subsidiaries immediately after the closing of this offering is not an investment company without relying upon the provisions of Sections 3(c)(1) and 3(c)(7) of the 1940 Act.

Competition

A number of entities compete with us to make the types of investments that we make in middle market companies. We compete with public and private funds, commercial and investment banks, business development companies and commercial financing companies. Additionally, with increased competition for investment opportunities, alternative investment vehicles such as hedge funds have begun to invest in areas they have not traditionally invested in, including investing in middle market companies. As a result, competition for investments in middle market companies has intensified, and we expect that trend to continue. Many of our existing and potential competitors are substantially larger and have considerably greater financial, technical and marketing resources than we do. For example, some competitors may have a lower cost of funds and access to funding sources that are not available to us. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments and establish more relationships than us.

We expect to use the expertise of Golub Capital’s investment professionals to which we will have access to assess investment risks and determine appropriate pricing and terms for investments in our loan portfolio. In addition, we expect that the relationships of senior professionals of Golub Capital will enable us to learn about, and compete effectively for, investment opportunities with attractive middle market companies, independently or in conjunction with Golub Capital’s private equity clients. For additional information concerning the competitive risks we face, see “Risk Factors—Risks Related to Our Business—We operate in a highly competitive market for investment opportunities.”

Staffing

We do not currently have any employees. Each of our executive officers described under “Golub Capital Advisor and the Management Agreement—Senior Officers of Golub Capital Advisor—Biographical Information” is an employee of our Manager, Golub Capital Advisor. Our day-to-day investment operations will be managed by our Manager. In the future, we expect that our Manager will hire additional investment professionals. In addition, we reimburse our Manager for expenses incurred by it in performing its obligations under the management agreement, including rent and all costs and expenses of our Manager that are directly attributable to us, including salaries, bonuses and fringe benefits payable to accounting and operations employees of affiliates of our Manager performing accounting and operations services on our behalf. See “Golub Capital Advisor and the Management Agreement—Management Fees, Expenses and Incentive Allocation—Reimbursement of Expenses.”

Properties

Our principal executive offices are located in leased office space provided by our Manager at 551 Madison Avenue, 6th Floor, New York, New York 10022, and we may utilize the services of investment professionals of Golub Capital in any of its three other offices, located in Atlanta, Chicago and San Francisco. We do not own any real property. We believe that our office facilities are suitable and adequate for our business as we contemplate conducting it.

Legal Proceedings

We, Golub Capital and Golub Capital Advisor are not currently subject to any material legal proceedings.

GOLUB CAPITAL ADVISOR AND THE MANAGEMENT AGREEMENT

Golub Capital Advisor

We and our subsidiaries are externally managed by Golub Capital Advisor pursuant to a management agreement. Under the management agreement, Golub Capital Advisor is responsible for administering our activities and certain day-to-day operations. Through Golub Capital, Golub Capital Advisor has well-respected and established management resources and a mature infrastructure supporting those resources. We also expect to benefit from Golub Capital Advisor’s finance and administrative capabilities for certain legal, compliance and other operational matters, including allocation and execution of purchases and sales of assets, securities valuation, risk management and information technology services.

Golub Capital Advisor is an affiliate of Golub Capital controlled by Lawrence E. Golub and David B. Golub, our Chief Executive Officer and President, respectively. See “Certain Relationships and Related Party Transactions.”

Senior Officers of Golub Capital Advisor

The following table sets forth certain information with respect to the senior officers of Golub Capital Advisor:

Name	Age	Position with Golub Capital Advisor
Lawrence E. Golub	47	Chief Executive Officer
David B. Golub	45	President and Vice Chairman
John J. Geisler	52	Chief Financial and Administrative Officer

Biographical Information

Certain information regarding each of the executive officers of Golub Capital Advisor is set forth below.

Lawrence E. Golub has served as our Chief Executive Officer since April 2007. Mr. Golub is also the Chief Executive Officer of Golub Capital, a company he founded in 1994. Mr. Golub previously spent ten years as a principal investor and investment banker. As a Managing Director of the Risk Merchant Bank at Bankers Trust Company, he applied derivative products to principal investing and merger and acquisitions transactions. As a Managing Director of Wasserstein Perella Capital Markets, Inc., he established that firm’s capital markets group and debt restructuring practice. As an officer of Allen & Company Incorporated, he engaged in principal investing, mergers and acquisitions advisory engagements and corporate finance transactions. Mr. Golub, a former White House Fellow, is active in charitable and civic organizations. He is Treasurer of the White House Fellows Foundation, President of the Harvard University JD-MBA Alumni Association and a member of the Harvard University Committee on Science. Mr. Golub earned his A.B. degree in Economics from Harvard College. He received an M.B.A. from Harvard Business School, where he was selected as a Baker Scholar, and a J.D. from Harvard Law School, where he served as an editor of the Harvard Law Review. Mr. Golub is the brother of David B. Golub, our President.

David B. Golub has served as our President since April 2007. Mr. Golub joined Golub Capital as Vice Chairman in January 2004. From 1995 through October 2003, Mr. Golub was a Managing Director of Centre Partners Management LLC, a private equity firm. He founded and served until 2004 as Chairman of Centre Pacific, LLC, a manager of leveraged loans and high yield bonds. From 1995 through 2000, Mr. Golub also served as a Managing Director of Corporate Partners, a private equity fund affiliated with Lazard Fréres & Co. formed to acquire significant minority stakes in established companies. Mr. Golub is Chairman of the Board of the Michael J. Fox Foundation for Parkinson’s Research. He also serves on the board of directors of Dollar Financial Group and the Burton Corporation. Mr. Golub is also Chief Executive Officer of Bayshore Income Funds LLC, a manager of leveraged loan funds. Mr. Golub earned his A.B. degree in Government from

Harvard College. He received an M.Phil. in International Relations from Oxford University, where he was a Marshall Scholar, and an M.B.A. from Stanford Graduate School of Business, where he was named an Arjay Miller Scholar. Mr. Golub is the brother of Lawrence E. Golub, our Chief Executive Officer.

John J. Geisler has served as our Chief Financial Officer since April 2007. Mr. Geisler joined Golub Capital in July, 2006. Prior to joining Golub Capital, he was Partner at three private equity firms: Saugatuck Capital from January 2005 to June 2006, Brera Capital Partners from May 2000 to July 2004 and Rosecliff Inc. from 1995 to 2000. At each of those firms he sourced, negotiated, structured, financed and monitored investments in a variety of industries. From 1990 to 1995, Mr. Geisler was Managing Director and Chief Financial Officer of Acadia Partners, L.P. Previously, he was the Chief Financial Officer of the Lehman Brothers private equity partnerships and served as an officer in the Chief Financial Officer’s office of The Chase Manhattan Bank, N.A. Mr. Geisler graduated from Adelphi University with a B.B.A. in Accounting, magna cum laude and is a Certified Public Accountant.

Golub Capital Advisor Personnel

We will use the resources of Golub Capital Advisor. Information regarding Golub Capital Advisor’s talent at our disposal is set forth below:

Gregory W. Cashman, Managing Director. Mr. Cashman leads Golub Capital’s credit underwriting and execution. Prior to joining Golub Capital in 1996, Mr. Cashman worked in various finance positions reporting to the CFO at Bristol-Myers Squibb Co. from 1993 to 1996, and was named Manager of Business Development for the venture capital arm of Bristol-Myers Squibb’s Consumer Medicines Division. In that position, he was responsible for analyzing and negotiating investment and acquisition opportunities. Previously, Mr. Cashman spent four years as a senior accountant with Arthur Andersen & Co., serving emerging growth companies. He is a director or advisory director of a number of Golub Capital’s portfolio companies. Mr. Cashman graduated from the University of Virginia with a B.S. in Commerce and received an M.B.A. from the Darden School of Business.

Joseph P. Longosz, Managing Director. Mr. Longosz heads Golub Capital’s Atlanta office. He makes new investments for Golub Capital, participates in portfolio management, and is on the investment committee. Previously, Mr. Longosz was Managing Director, Wachovia Emerging Companies Group from 2000 to 2002, providing mezzanine debt to private companies. He also served as an active member of the Equity Capital Investments Committee, which approved all private equity and mezzanine debt investments for Wachovia. Prior to Wachovia, Mr. Longosz was Senior Vice President and Southeast Region Manager for Nations Credit from 1997 to 2000, providing senior and mezzanine debt for leveraged middle market transactions. At Nations Credit, he was responsible for developing relationships with investment professionals in the Southeast and Southwest regions of the U.S. Mr. Longosz earned a B.S. in Finance and Computer Science from Boston College and an M.B.A. from the University of Pennsylvania’s Wharton School.

Charles F. Riceman, Managing Director. Mr. Riceman originates, executes and monitors investments for Golub Capital. Prior to joining Golub Capital, Mr. Riceman was a Vice President at Albion Alliance LLC from July 2000 to January 2004 where he was responsible for identifying and executing subordinated debt and equity investments for two private partnerships. Prior to joining Albion, Mr. Riceman was a Vice President at First Dominion Capital, LLC from 1998 to 2000, where he was responsible for investments in mezzanine transactions, leveraged bank loans and public high yield securities in the firm’s Asset Management Group. Previously, Mr. Riceman worked at New York Life Insurance Company from 1995 to 1998, primarily as a member of the Private Equity Group responsible for investments in leveraged bank loans, mezzanine debt, direct private equity and limited partnership interests in private equity funds. Mr. Riceman earned a B.S. in Operations Management from Villanova University and an M.B.A. from the Fuqua School of Business at Duke University.

Andrew H. Steuerman, Managing Director. Mr. Steuerman leads Golub Capital’s overall origination efforts. Prior to joining Golub Capital in 2004, Mr. Steuerman was a Managing Director at Albion Alliance from April 1998 to January 2004, where he originated, executed and supervised subordinated debt and equity investments for two private partnerships. Prior to Albion, Mr. Steuerman was a Vice President at Bankers Trust Alex Brown from 1997 to 1998 and an investment manager with New York Life Insurance Company from 1989 to 1997, specializing in private security investing. At New York Life, Mr. Steuerman was a senior member of the Private Equity Group managing leveraged senior loans, mezzanine investments, private equity securities and limited partnership assets. Mr. Steuerman graduated from Pace University with a B.B.A. in Finance and holds an M.B.A. in Finance from St. John’s University.

James C. Higgins, Principal. Mr. Higgins makes new investments and participates in portfolio management for Golub Capital. Previously, Mr. Higgins was a Senior Vice President with General Electric Commercial Finance Global Sponsor Finance Group from 1995 to January 2006, where he was the senior originator responsible for middle market private equity sponsors on the West Coast. At GE Commercial Finance, he originated and underwrote senior loans, second-lien loans, mezzanine and equity investments. Prior to GE Commercial Finance, Mr. Higgins was a Senior Relationship Manager at Wells Fargo & Company from 1992 to 1998 and a Vice President of Fleet Bank from 1990 to 1992. Mr. Higgins holds a B.S. in Finance and Economics from Babson College.

Gregory A. Robbins, Principal. Mr. Robbins heads Golub Capital’s First-Lien Middle Market Group and is responsible for originating, underwriting and monitoring investments for the firm. Prior to joining Golub Capital in November 2004, Mr. Robbins was a Vice President in the Merchant Banking Group at Indosuez Capital from October 2001 to June 2003. During his tenure at Indosuez Capital, Mr. Robbins originated, structured, executed and managed leveraged finance transactions for middle market private equity sponsors across multiple asset classes (senior loans, mezzanine debt and private equity investments). Previously, Mr. Robbins was an Associate at Saw Mill Capital, LLC, a private equity firm, from August 2000 to October 2001. Mr. Robbins began his career in July 1997 at Indosuez Capital. Mr. Robbins earned a B.S. in Economics, magna cum laude, with a Finance concentration, from the University of Pennsylvania’s Wharton School.

Thomas M. Turmell, Principal. Mr. Turmell, based in Golub Capital’s Chicago office, makes new investments and participates in portfolio management. He joined Golub Capital in October 2004. Previously, Mr. Turmell was a Vice President with Pfingsten Partners, L.L.C., an operationally-oriented, middle market private equity firm, from May 2000 to October 2004. Prior to Pfingsten Partners, Mr. Turmell was a Vice President at LaSalle Bank, N.A. in Chicago from 1991 to 2000, providing credit and non-credit financial solutions to middle market manufacturing, distribution and service businesses. Mr. Turmell holds a B.B.A. in Business Administration from the University of Notre Dame, and an M.B.A. in Finance, Management and Strategy, and Organizational Behavior from the J.L. Kellogg Graduate School of Management.

Spyro G. Alexopoulos, Senior Vice President. Mr. Alexopoulos underwrites, executes, originates and monitors investments for Golub Capital. Prior to joining Golub Capital in February 2007, Mr. Alexopoulos was a member of Silver Point Capital’s Commercial Finance business from December 2005 to January 2007, where he provided senior and junior capital to middle market companies. Prior to Silver Point, he was a Vice President at GE Capital’s Global Sponsor Finance group from 2001 to December 2005, where he originated, structured and executed middle market private equity and leveraged finance transactions. Prior to that, Mr. Alexopoulos worked in GE Capital’s restructuring group managing the workout of distressed portfolio investments. Mr. Alexopoulos earned a B.A. in Economics from Cornell University and an M.B.A. from Wharton University.

Sean K. Coleman, Senior Vice President. Mr. Coleman originates, executes and monitors investments for Golub Capital. Prior to joining Golub Capital in September 2005, Mr. Coleman co-founded and co-managed Commonwealth Principals LLC, a merchant bank focused on acquiring and founding professional services firms, from 1997 to 2000 and December 2003 to August 2005. At Commonwealth, Mr. Coleman co-founded Luminant Worldwide, which acquired IT services companies and went public in 1999. Mr. Coleman was also a Managing Director at Mercator Capital, a venture capital and investment banking firm where he was responsible for evaluating investments and executing mergers and acquisitions from November 2001 to November 2003. Prior to joining Mercator Capital, Mr. Coleman served as a Managing Director of Yazam, Inc. (which was acquired by U.S. Technologies), a venture capital holding company, from 2001 to 2001. Previously, Mr. Coleman worked as an Associate in Investment Banking at Goldman Sachs & Company. Prior to joining Goldman Sachs, Mr. Coleman was a Financial Analyst at Wasserstein Perella & Co. Mr. Coleman earned a B.A. in History from Princeton University and an M.B.A. with Distinction from Harvard Business School, where he received the Loeb Award for academic excellence in finance.

Cora M. Gallagher, Senior Vice President. Ms. Gallagher, based in Golub Capital’s Chicago office, co-heads Golub Capital’s large, liquid loan investment business. Prior to joining Golub Capital in May 2006, Ms. Gallagher was with General Electric Asset Management (f/k/a Antares Asset Management) from March 2000 to May 2006, where she handled deal sourcing, underwriting, primary and secondary trading and portfolio management activities for six CDO vehicles totaling approximately $2.5 billion of committed capital. Before serving in this capacity, she participated in the structuring, underwriting, documentation, syndication and management of Antares’ direct middle market loan transactions. Prior to joining Antares, Ms. Gallagher was an auditor at Arthur Andersen from 1996 to 2000. Ms. Gallagher graduated with highest honors from the University of Illinois at Urbana-Champaign with a B.S. in accounting and is a CPA. She is currently pursuing an M.B.A. degree from the University of Chicago’s Graduate School of Business.

Michael C. Loehrke, Senior Vice President. Mr. Loehrke, based in Golub Capital’s Chicago office, co-heads Golub Capital’s large, liquid loan investment business. Prior to joining Golub Capital in January 2007, Mr. Loehrke was with Monroe Capital where he was the portfolio manager for Monroe’s CLO from August 2006 to January 2007. Prior to Monroe, he was with General Electric Asset Management (f/k/a Antares Asset Management) from January 2000 to July 2006, where he handled deal sourcing, underwriting, primary and secondary trading and portfolio management activities for six CDO vehicles totaling approximately $2.5 billion of committed capital. Before serving in this capacity, he participated in the structuring, underwriting, documentation, syndication and management of Antares’ direct middle market loan transactions. Prior to joining Antares, Mr. Loehrke spent four years at Arthur Andersen LLP in the firm’s Transaction Services Group. Mr. Loehrke graduated with highest honors from the University of Illinois at Urbana-Champaign with a B.S.A. in Finance and has an M.B.A. from the J.L. Kellogg Graduate School of Management. He is also a certified public accountant.

Stefano F. Robertson, Senior Vice President. Mr. Robertson, based in Golub Capital’s Chicago office, originates, executes and monitors investments for Golub Capital. Prior to joining Golub Capital in January 2006, Mr. Robertson spent eight years with Antares from April 1998 to December 2005, where he led the structuring, underwriting and documentation of transactions. Mr. Robertson also ran Antares Special Opportunities Partners, a distressed debt investment vehicle. Prior to joining Antares, Mr. Robertson spent three years at LaSalle Bank N.A. from 1995 to 1998. Mr. Robertson graduated cum laude from Babson College with a B.S. in finance and investments and has an M.B.A. from the J.L. Kellogg Graduate School of Management.

Robert Tuchscherer, Senior Vice President. Mr. Tuchscherer is based in Golub Capital’s Chicago office. Mr. Tuchscherer underwrites, executes, originates and monitors investments for Golub Capital. Prior to joining Golub Capital in March 2007, Mr. Tuchscherer was a Vice President at Antares from March 2001 to March 2007, where he led the structuring, underwriting, documentation and syndication of leveraged finance transactions for middle market private equity sponsors. Prior to joining Antares, he was EVP, Business Development from 1999 to 2001 at internet startup WallStreetView.com. Previously, Mr. Tuchscherer was Associate Director in the Asset-Backed Securities Group at Heller Financial from 1996 to 1999. Mr. Tuchscherer earned a B.S. in Finance from the University of Illinois at Urbana-Champaign and graduated with honors from the University of Chicago’s Graduate School of Business with an M.B.A. in Accounting and Entrepreneurship.

James A. Van Pelt, Senior Vice President. Mr. Van Pelt, based in Golub Capital’s Chicago office, focuses on management of its securitizations and CDO’s. Prior to joining Golub Capital in August 2006, Mr. Van Pelt was with Antares Capital Corporation/GE Asset Management from August 1999 to August 2006, most recently as Vice President responsible for portfolio analysis and investor reporting for third party managed loan portfolios. Before serving in this capacity, Mr. Van Pelt participated in the structuring, underwriting, documentation and management of Antares’ middle market transactions. Prior to joining Antares, Mr. Van Pelt was at Heller Financial from 1995 to 1999. Prior to Heller, Mr. Van Pelt spent over three years with The Northern Trust Bank. Mr. Van Pelt has an M.B.A. and a B.A. in Economics from the University of Illinois.

Kevin P. Falvey, Portfolio Manager. Mr. Falvey heads Golub Capital’s credit monitoring group. Prior to joining Golub Capital in January 2006, Mr. Falvey was a portfolio management consultant to Golub Capital from January 2003 to January 2006. Previously he was the Group Head of IBJ Whitehall Bank & Trust Company’s Mezzanine Finance Unit from November 1998 to December 2002 where he supervised its subordinated debt and equity investments. He also managed the bank’s Small Business Investment Corporation. Prior to joining IBJ, he was a Vice President of CIT Equity Investments where he originated, structured, and managed equity investments from 1992 to 1998. He began his career at Manufacturers Hanover Venture Capital from 1983 to 1992 where he originated and managed equity and subordinated debt investments as well as limited partnership assets. Mr. Falvey is also a former member of the Board of Directors of the National Association of Small Business Investment Companies. Mr. Falvey earned a B.B.A. in Finance from the University of Massachusetts at Amherst, and an M.B.A. with distinction from New York University.

Russell C. Zomback, Executive Vice President—Finance. Mr. Zomback participates in overseeing the financial operations of Golub Capital. Previously to joining Golub Capital in May 1998, Mr. Zomback was an audit manager in the financial services group at Goldstein Golub Kessler & Co., P.C. from 1994 to 1998. Mr. Zomback received a B.S. in Accounting from S.U.N.Y. Binghamton and is a CPA.

The Management Agreement

We and our subsidiaries are parties to a management agreement with Golub Capital Advisor, pursuant to which, subject to the supervision and oversight of our Board, Golub Capital Advisor manages the day-to-day operations of us and our subsidiaries. The following summary of certain provisions of the management agreement is qualified in its entirety by reference to the management agreement which is incorporated herein by reference.

Golub Capital Advisor makes final asset purchase and sale decisions on behalf of us and our subsidiaries. Golub Capital Advisor may, pursuant to the terms of the management agreement, delegate certain of its contractual obligations to third parties where, in the discretion of Golub Capital Advisor, it would be in our and our shareholders’ best interests to do so.

The management agreement requires Golub Capital Advisor to manage our business affairs in conformity with the policies and the guidelines as approved and monitored by our Board. Golub Capital Advisor’s role as manager is supervised and directed by our Board. The management agreement provides that Golub Capital Advisor shall refrain from, among other things, any action that in its good faith judgment would cause us or any of our CDO subsidiaries to be engaged in (or to recognize any income that is considered to be derived from the conduct of) a U.S. trade or business within the meaning of Section 864 of the Code. Golub Capital Advisor is responsible for: (i) selecting, purchasing and selling our assets; (ii) managing the financing activities of our subsidiaries; and (iii) providing us with advisory services. In addition, for so long as Golub Capital Advisor remains our Manager, our initial directors or their designees shall continue to serve as directors or have the right to designate two directors. Although Golub Capital Advisor is responsible for our day-to-day operations and performs (or causes to be performed) such services and activities relating to our assets and operations as may be appropriate, Golub Capital Advisor is not required to provide services that would require it to make any certification pursuant to the Sarbanes-Oxley Act of 2002.

In consideration for these services, we will pay a management fee to Golub Capital Advisor and will reimburse Golub Capital Advisor for all reasonable costs and expenses it incurs on our behalf. In addition, we have agreed to indemnify Golub Capital Advisor and its directors, officers, employees, members, advisors and agents to the fullest extent permitted by law, against all liabilities and expenses (including judgments, fines, penalties, interest, amounts paid in settlement with our approval and counsel fees and disbursements on a solicitor and client basis) incurred in connection with Golub Capital Advisor’s actions or the actions of a trustee, director, officer, employee, member, advisor or agent of Golub Capital Advisor, including in connection with any civil, criminal, administrative, investigative or other action, suit or proceeding to which any such person may hereafter be made a party by reason of being or having been a manager or a trustee, director, officer, employee, member, advisor or agent of Golub Capital Advisor, except by reason of acts or omissions constituting fraud, willful misconduct or gross negligence. Further, Golub Capital Advisor may, in the performance of its duties, consult with legal counsel and accountants, and any act or omission by Golub Capital Advisor on our behalf or on behalf of any of our subsidiaries in furtherance of our and our subsidiaries’ interests in good faith in reliance upon, and in accordance with, the advice of such legal counsel or accountants will be full justification for any such act or omission, and Golub Capital Advisor will be fully protected for such acts and omissions, so long as such legal counsel or accountants were selected with reasonable care by us or on our behalf.

The management agreement provides that Golub Capital Advisor will not be liable in any way for any default, failure or defect in any of our business activities. Golub Capital Advisor may, however, incur liability and be terminated as our Manager in cases of willful misconduct, fraud or gross negligence under the management agreement.

Term and Termination. The initial term of the management agreement is three years from its commencement upon the closing of this offering. The management agreement will be automatically renewed for a rolling two-year term on each anniversary date of the closing of this offering unless all of the independent directors on our board of directors or holders representing at least two-thirds of our outstanding common shares determine by resolution that there has been unsatisfactory performance by Golub Capital Partners that is materially detrimental to us. Our board of directors may also terminate the management agreement at any time for cause (as that term is defined in the management agreement). This would include a material breach by Golub Capital Advisor of any provision of the management agreement which continues unremedied for a period of 30 days after written notice thereof, if Golub Capital Advisor or any of its permitted assigns or subcontractors engages in any act of fraud, misappropriation of funds or embezzlement against any party to the management agreement, if Golub Capital Advisor or any of its permitted assigns or subcontractors is grossly negligent when performing its duties under the management agreement or if Golub Capital Advisor becomes bankrupt or insolvent or is dissolved. We cannot terminate the management agreement for any other reason, including if Golub Capital Advisor experiences a change of control. If Golub Capital Advisor’s performance as our service provider does not meet the expectations of investors, and we are unable to terminate the management agreement, the market price of our common shares could suffer. Furthermore, the termination of the management agreement would terminate our right to use the “Golub Capital” name and to participate in transactions structured by Golub Capital and its affiliates, which would be materially harmful to us.

Unless we terminate Golub Capital Advisor as Manager for cause, and even if we terminate the Management Agreement on an anniversary of the closing of this offering, Golub Capital Advisor or its affiliate, as the case may be, will be entitled to a payment equal to three and one-half times the average amount of the management fee and incentive allocation earned by it or its affiliates, as the case may be, during the 24-month period preceding such termination divided by two.

The management services provided by Golub Capital Advisor under the management agreement are not exclusive to us and, except as set forth in the management agreement and as otherwise described herein, nothing in the management agreement prevents Golub Capital Advisor or its affiliates from providing similar services to other existing or future investment funds and other clients (including where their investment objectives overlap with our business plan) or from engaging in other activities. See “Certain Relationships and Related Party Transactions.”

Golub Capital Advisor may at any time delegate its duties under the management agreement, or assign all of its rights and obligations under the management agreement, to any entity which is an affiliate of Golub Capital Advisor at the time of assignment. Any permitted assignment shall bind the assignee in the same manner as Golub Capital Advisor is bound under the management agreement, provided that Golub Capital Advisor will be liable for all acts or omissions of the assignee following any such assignment. Each entity and individual providing services to Golub Capital Advisor under any such delegation of duties will be indemnified and reimbursed to the same extent as a person or entity acting as manager or a trustee, director, officer, employee, member, advisor or agent of Golub Capital Advisor would be indemnified, as described above. The terms and provisions of the management agreement may be amended by the Board without the consent of our shareholders.

The management agreement is governed by the laws of the State of New York.

Fees and Expenses of the Offering

The expenses of the offering (including the costs of printing and preparing this prospectus, legal and accounting expenses and marketing expenses) and other incidental expenses will be paid out of the gross proceeds of this offering. We estimate the expenses of the offering to be $ million.

Management Fees, Expenses and Incentive Allocation

We do not maintain an office or employ personnel. Instead, we rely on the facilities and resources of Golub Capital Advisor to conduct our operations. Expense reimbursements to Golub Capital Advisor will be made monthly.

Management Fees

We will pay Golub Capital Advisor a base management fee quarterly in advance in an amount equal to (i) 0.5% (0.125% per quarter) of the “fair value” of investments held by us and our subsidiaries in large liquid loan assets and (ii) 1.25% (0.3125% per quarter) of the “fair value” of investments held by us and our subsidiaries in all other classes of assets. This fee will be reduced by an amount equal to management fees, if any, paid to Golub Capital Advisor or its affiliates by any of our subsidiaries (such amount to be adjusted proportionately to reflect our beneficial interest in such subsidiary, if not wholly owned). In this prospectus, “large liquid loan” means any loan that is (a) secured by a first-lien on the underlying collateral (which may include a pledge of common equity); (b) issued as part of a loan facility with an original size (including any first-lien and second-lien loans included in such facility) greater than $250 million, including for purposes of this definition the maximum available amount of commitments under revolving loans and delayed draw term loans; and (c) rated at least B- and B3 as determined by S&P and Moody’s, respectively. This fee will be reconciled at the end of each quarter so as to ensure that such management fee is calculated on the basis of the average of the fair value of applicable investments at the beginning and end of each quarter. Golub Capital Advisor uses its management fee in part to compensate its officers and employees who, notwithstanding that some of them also are our officers, receive no cash compensation directly from us.

For purposes of calculating the base management fee, we will determine “fair value” as of the end of each fiscal quarter. In calculating fair value, we will value investments for which market quotations are readily available at such market quotations. Debt and equity securities that are not publicly traded or whose market price is not readily available will be valued at fair value as determined in good faith by our board of directors. Due to the inherent uncertainty of determining the fair value of investments that do not have a readily available market value, the fair value of our investments may differ significantly from the values that would have been used had a ready market existed for such investments, and the differences could be material.

Our board of directors will discuss valuations and will determine the fair value of each asset in our portfolio in good faith based on the input of our Manager and audit committee. On a rolling annual basis, we will also obtain third-party valuations from a nationally recognized independent valuation firm.

With respect to investments for which market quotations are not readily available, our board of directors will undertake a multi-step valuation process each quarter, as described below:

•	Our quarterly valuation process will begin with each asset being initially valued by the investment professionals of our Manager responsible for portfolio management;

•	Preliminary valuation conclusions will then be documented and discussed with the management of our Manager;

•	Our board will compare this preliminary valuation to the most recent valuation obtained from the independent valuation firm engaged to conduct independent appraisals;

•

The audit committee of our board of directors will review the preliminary valuation of our Manager and that of the independent valuation firm and respond and supplement such valuations to reflect any comments; and

•

The board of directors will discuss valuations and determine the fair value of each of our assets in good faith based on the input of our Manager, the respective independent valuation firm and the audit committee.

The types of factors that we may take into account in fair value pricing our investments include, as relevant: (i) the nature and realizable value of any collateral; (ii) the portfolio company’s ability to make payments and its earnings and discounted cash flow; (iii) the markets in which the portfolio company does business; (iv) comparisons to publicly traded securities; and (v) any other relevant factors.

Determination of fair value involves subjective judgments and estimates which cannot be substantiated by auditing procedures. Accordingly, under current auditing standards, the notes to our financial statements will discuss the uncertainty with respect to the possible effect of such valuations and any change in such valuations, on our financial statements.

Reimbursement of Expenses

We will bear our own expenses as set forth in the management agreement, including:

•

asset purchase expenses (i.e., expenses that Golub Capital Advisor reasonably determines to be related to the purchase of our assets), such as brokerage commissions, custodial fees, bank service fees, interest expenses and expenses related to a proposed purchase that was not consummated;

•	expenses of our directors, officers and trustees;

•	the costs associated with the establishment of any credit facilities and other indebtedness of ours (including commitment fees, legal fees, closing costs, and other costs);

•	interest on our credit facilities or other indebtedness;

•	expenses (including travel expenses) associated with or incurred in connection with the offering and sale of securities by us;

•	the costs of insurance for our directors and officers;

•	the costs of printing and mailing capital demand notices, proxies and reports to shareholders;

•	other costs and expenses related to our obligations as a public reporting company;

•	asset purchase-related travel expenses;

•	hedging expenses;

•	legal expenses and professional fees (including, without limitation, expenses of consultants and experts) relating to assets;

•	internal and external accounting expenses (including costs associated with any computer software or hardware used by us);

•	auditing and tax preparation expenses;

•	costs and expenses of rendering financial assistance to or arranging for financing for any assets;

•	entity-level taxes;

•	our tax-related litigation expenses, if any, including our attorneys fees;

•	organizational expenses (including expenses associated with meetings of our Board and of our shareholders);

•	fees and expenses of certain service companies and other similar expenses related to us;

•	our winding-up costs, in the event of our dissolution; and

•	extraordinary expenses.

Golub Capital Advisor will perform the preponderance of the operational and accounting services on behalf of us internally. Our combined costs of the pass-through of the dedicated accounting and operations professionals, systems and the certain administrative fees and expenses should generally be comparable to the third-party costs which would otherwise be borne by us for external administrative services. To the extent that accounting and operational services are provided to us by Golub Capital Advisor and/or its affiliates, we will bear: (i) all costs and expenses of Golub Capital Advisor and/or its affiliates that are directly attributable to the salaries, bonuses and fringe benefits payable to accounting and operations employees of affiliates of Golub Capital Advisor performing accounting and operations services and information systems, software and hardware utilized solely by us in connection with accounting and operations; and (ii) our allocable share of the costs and expenses of accounting and operations professionals and systems, that are directly attributable to the salaries, bonuses and fringe benefits payable to the accounting and operations professionals of affiliates of Golub Capital Advisor whose services are provided to us and to investment funds or accounts managed by Golub Capital Advisor and/or its affiliates and information systems, software and hardware utilized by us and investment funds or accounts managed by Golub Capital Advisor and/or its affiliates in connection with accounting and operations, such allocable share to be based on the relative time which the applicable employees providing such accounting and operational services devote, on an estimated basis, to us and the investment funds or accounts managed by Golub Capital Advisor and/or its affiliates. To the extent that expenses to be borne by us are paid by Golub Capital Advisor, we will reimburse Golub Capital Advisor for such expenses.

Incentive Allocation

Subject to the restriction below, in addition to the base management fee, Golub Capital Advisor shall receive an annual incentive allocation in an amount equal to 10% of our net income, as determined by GAAP, before accounting for such incentive allocation.

The foregoing calculation of the incentive allocation will be adjusted to exclude special one-time events pursuant to changes in GAAP, as well as non-cash charges, after discussion between Golub Capital Advisor and our independent directors and approval by a majority of our independent directors. We will make the incentive allocation distribution annually as long as our net income before accounting for the incentive allocation exceeds 8% of invested capital in us.

Golub Capital Advisor will compute the annual incentive allocation promptly following the completion of our annual audit, and we shall distribute cash in respect of the annual incentive allocation as soon as practicable following the delivery to us of Golub Capital Advisor’s written statement setting forth the computations of the incentive allocation for such year.

Profit Participation Shares

In connection with the Formation Transactions, an affiliate of Golub Capital Advisor will be issued profit participation shares equal to 11% of our outstanding common shares and profit participation shares following this offering and any subsequent offering of our common shares. Initially, each profit participation share will have a minimal capital account. Dividend distributions and income allocations on each profit participation share will be the same as those made on our common shares. Profit participation shares may be converted to common shares based on the capital accounts of the profit participation shares and common shares at the time of conversion, and to the extent a profit participation share has a capital account less than that of a common share, the holder may contribute cash to us and exchange a profit participation share for a common share on a one-for-one basis. A profit participation share will be entitled to a distribution upon our liquidation equal to the capital account balance of the profit participation share as of such time. Profit participation shares will also participate in distributions with respect to such common shares on an equal basis with our common shares.

Double Counting of Fees

Under the management agreement, any third party fees earned by our Manager or its affiliates in respect of the equity we retain in any of our CDO subsidiary will be credited against the base management fee.

Resolution of Potential Conflicts of Interest; Equitable Allocation of Investment Opportunities

The management services to be provided by Golub Capital Advisor under the management agreement are not exclusive to us. As a result, we are subject to a number of potential conflicts of interest relating to Golub Capital Advisor, as described in “Certain Relationships and Related Party Transactions.”

Golub Capital has historically managed accounts with similar or overlapping investment strategies and has a conflict-resolution system in place so that we may share investment opportunities, particularly those involving a security with limited supply that may be suitable for our company and such other client accounts, fairly with other Golub Capital Advisor client accounts. This system also includes other controls designed to prevent any client account receiving unduly favorable treatment over time.

MANAGEMENT

Board of Directors

Our board of directors will supervise our Manager in implementing the business policies established by it, including general policies, procedures and guidelines to govern our operations. These guidelines include avoiding assets or activities that would cause us or any of our non-U.S. subsidiaries to be treated as being engaged in a trade or business within the United States, cause us to fail to be treated as a partnership for U.S. federal income tax purposes, cause our investors to recognize unrelated business taxable income or cause us or any of our subsidiaries to be regulated as an investment company under the 1940 Act. We will review our assets and related compliance with our policies, procedures and guidelines at each regularly scheduled meeting of our board of directors and may change these policies, procedures and guidelines without the prior approval of our shareholders.

The Board consists of five persons, a majority of whom our board of directors has determined are independent in accordance with the general independence standards of The NASDAQ Global Market and our limited liability company operating agreement. We refer to these individuals as our independent directors.

Under our LLC Agreement, our directors will be divided into three classes. Each class of directors will hold office for a three-year term. However, the initial members of the three classes have initial terms of one, two and three years, respectively. At each annual meeting of our shareholders, the successors to the class of directors whose terms expire at such meeting will be elected to hold office for a term expiring at the annual meeting of shareholders held in the third year following the year of their election. Each director will hold office for the term to which he or she is elected and until his or her successor is duly elected and qualifies.

Directors and Executive Officers

Our directors and executive officers, their ages and titles, are as follows:

Name	Age	Title
Lawrence E. Golub	47	Chief Executive Officer and Director
David B. Golub	45	President and Director
John J. Geisler	52	Chief Financial Officer

The address for each executive officer and director is 551 Madison Avenue, 6th Floor, New York, New York 10022, and the telephone number is (212) 750-6060.

Biographical Information

For the biographical information regarding our executive officers, please see “Golub Capital Advisor and the Management Agreement—Senior Officers of Golub Capital Advisor—Biographical Information.”

Board Committees

We will establish the following board committees: audit committee, compensation committee and nominating and corporate governance committee. Each of these committees will be comprised of independent directors only.

Audit Committee. The audit committee will be responsible for approving our independent accountants, reviewing with our independent accountants the plans and results of the audit engagement, approving professional services provided by our independent accountants, reviewing the independence of our independent accountants and reviewing the adequacy of our internal accounting controls.

Compensation Committee. The principal functions of the compensation committee will be to: (i) evaluate the performance of our officers; (ii) review the compensation payable to our officers, if any; (iii) evaluate the performance of Golub Capital Advisor; (iv) review the compensation and fees payable to Golub Capital Advisor under our management agreement; and (v) administer the issuance of any shares issued to the employees of Golub Capital Advisor who provide services to us. The LLC Agreement provides that any action by the Board to change the membership of the compensation committee must be approved by the affirmative vote of a majority of the independent directors.

Nominating and Corporate Governance Committee. The nominating and corporate governance committee will be responsible for selecting, researching and nominating directors for election by our shareholders, selecting nominees to fill vacancies on our board of directors or a committee of our board of directors, developing and recommending to our board of directors a set of corporate governance principles and overseeing the evaluation of our board of directors and our management.

Director Compensation

In 2006, none of our directors received any compensation for service as a member of our board of directors or board committees. We anticipate that each independent director will receive an annual fee of $            . Each independent director will receive $             for each board or committee meeting attended, whether in person or telephonic, plus reimbursement of reasonable out-of-pocket expenses incurred in connection with attending each board or committee meeting. We expect to pay additional compensation to each of the committee chairmen once the committees are established. In addition, we will purchase directors’ and officers’ liability insurance on behalf of our directors and officers. Independent directors will have the option to receive their directors’ fees paid in cash or common shares at a price per share equal to the market price at the time of payment. We may also establish a program to grant directors additional shares of restricted stock as compensation for their service after the closing of this offering.

Executive Compensation

We have not paid, and do not intend to pay, any annual cash compensation to our executive officers for their services as executive officers. Our executive officers are compensated by Golub Capital Advisor from the income Golub Capital Advisor receives under the management agreement.

2007 Incentive Plan

We intend to adopt an equity incentive plan (the “2007 Incentive Plan”) to attract and retain qualified employees, directors, officers, consultants and other personnel, including employees of our Manager, Golub Capital and any joint venture affiliates of Golub Capital who will perform services for us. Our board of directors, or a committee of independent directors of our board of directors, will determine the persons from among these categories that are eligible to participate in the 2007 Incentive Plan. Of the securities that have not been granted pursuant to the 2007 Incentive Plan at the closing of this offering, the compensation committee (as defined below) will have the right to make awards in the form of equity incentive compensation on such terms as the compensation committee may deem appropriate from time to time, but which have not been established or included in the 2007 Incentive Plan.

Administration

The compensation committee will have the authority to (i) administer and interpret the 2007 Incentive Plan, (ii) authorize the granting of awards, (iii) determine the eligibility of an employee, director or consultant or other eligible person to receive an award, (iv) determine the number of common shares to be covered by each award, (v) determine the terms, provisions and conditions of each award, (vi) prescribe the form of instruments evidencing awards, and (vii) take any other actions and make all other determinations that it deems necessary or appropriate. The compensation committee may establish performance goals that must be met prior to the granting or vesting of awards or restrictions which may cause such awards to lapse. After the closing of this offering, the 2007

Incentive Plan will be administered by the independent directors of our board of directors or a committee of such directors, in any case consisting of two or more nonemployee directors. We intend that each member of this committee will be, to the extent required by Rule 16b-3 under the Securities Exchange Act of 1934, to the extent compliance with Section 162(m) is sought, a nonemployee director and will, at such times as Golub Capital Partners is subject to Section 162(m) of the Code, qualify as an outside director for purposes of Section 162(m) of the Code, or, if no such committee exists, our board of directors. References below to the compensation committee include to the board of directors for those periods in which the board of directors is so acting.

Available Shares

Subject to adjustment upon certain corporate transactions or events, up to a maximum of              shares, but not more than     % of the common shares outstanding at the time of grant may be subject to stock options, restricted stock, phantom stock and dividend equivalent rights under the 2007 Incentive Plan. The maximum number of common shares that may underlie awards intended to constitute “incentive stock options,” in any one year to any eligible person may not exceed                     . Any common shares withheld or surrendered by plan participants in connection with the payment of an option exercise price or in connection with tax withholding will not count towards the share limitation and will be available for issuance under the 2007 Incentive Plan. If an option or other award granted under the 2007 Incentive Plan expires or terminates, the common shares subject to that portion of the award that expires or terminates without having been exercised or paid, as the case may be, will become available for the issuance of additional awards. Unless previously terminated by our board of directors, no new award may be granted under the 2007 Incentive Plan after the tenth anniversary of the date that such plan was initially approved by our board of directors.

Awards Under the Plan

Options. The terms of specific options, including whether options constitute “incentive stock options” for purposes of Section 422(b) of the Code, will be determined by the compensation committee. The exercise price of an option will be determined by such committee and reflected in the applicable award agreement. The exercise price with respect to incentive stock options may not be lower than 100% (110% in the case of an incentive stock option granted to a 10% stockholder, if permitted under the 2007 Incentive Plan) of the fair market value of our common shares on the date of grant. Each option will be exercisable after the period or periods specified in the award agreement, which will not exceed ten years from the date of grant. Options will be exercisable at such times and subject to such terms as determined by the compensation committee.

Restricted Shares. A restricted share award is an award of common shares that is subject to restrictions on transferability and such other restrictions, if any, as the compensation committee may impose at the date of grant. Grants of restricted shares will be subject to vesting schedules as determined by the compensation committee. The restrictions may lapse separately or in combination at such times, under such circumstances, including a specified period of employment or the satisfaction of pre-established criteria, in such installments or otherwise, as the compensation committee may determine. Unless otherwise provided, a participant granted restricted shares only obtains the right to receive distributions on such restricted shares upon their vesting. Distributions paid on all restricted shares which have vested will be at the same rate and on the same date as on our common shares. Holders of restricted shares are prohibited from selling such shares until they vest.

Other Stock-Based Awards. The 2007 Incentive Plan will authorize the granting of other awards based upon the common shares (including the grant of securities convertible into common shares and share appreciation rights) and subject to terms and conditions established by the compensation committee at the time of grant.

Adjustments in General; Certain Change in Control Provisions

In the event of specified corporate reorganizations or other events, the compensation committee generally may adjust, in its discretion, the manner in which the 2007 Incentive Plan operates (including, for example, to the number of common shares available under the 2007 Incentive Plan), and may otherwise take actions which, in its judgment, are necessary to preserve the rights of plan participants. Upon a change in control (as defined in the plan), the compensation committee may make such adjustments as it, in its discretion, determines are necessary or appropriate in light of the change in control, if such committee determines that the adjustments do not have an adverse economic impact on the participants, and other specified provisions may apply.

Amendment and Termination

Our board of directors may generally amend the 2007 Incentive Plan as it deems advisable, except with respect to outstanding awards. In addition, the 2007 Incentive Plan may not be amended without shareholder approval if the absence of such approval would cause the 2007 Incentive Plan to fail to comply with any applicable legal requirement or applicable stock exchange or similar rule.

PRINCIPAL SHAREHOLDERS

The following table sets forth certain ownership information with respect to our common shares (a) immediately after the Formation Transactions and prior to this offering and (b) immediately after this offering for those persons who directly or indirectly own, control or hold with the power to vote, 5% or more of our outstanding common shares and all of our executive officers and directors, individually and as a group.

Beneficial ownership is determined in accordance with the rules of the SEC.

	Immediately after the Formation Transactions and prior to this offering(1)		Immediately after this offering(1)
Name and Address(2)	Shares Owned	Percentage	Shares Owned	Percentage
Golub IV
Golub V
Golub International
Lawrence E. Golub(3)
David B. Golub(3)
John J. Geisler
All executive officers and directors as a group (3 persons)

(1)	Assumes issuance of shares offered hereby. Does not reflect (i) common shares reserved for issuance upon exercise of the underwriter’s over-allotment option or (ii) restricted common shares and options to purchase common shares granted to Golub Capital Advisor and other consultants pursuant to the 2007 Incentive Plan.
(2)	The address for each executive officers and directors is c/o Golub Capital Advisor, 551 Madison Avenue, 6th Floor, New York, New York 10022.
(3)	Messrs. Lawrence Golub and David Golub and entities affiliated with them are managing members of the general partner of each of Golub IV and Golub V and the manager of Golub International. Accordingly, they may be deemed to own beneficially the common shares of Golub Capital Partners LLC held by Golub IV, Golub V and Golub International. Both Messrs. Lawrence Golub and David Golub disclaim beneficial ownership of such shares. Messrs. Lawrence Golub and David Golub, their family members, and trusts affiliated with them and their family members are also limited partners of Golub IV and Golub V and are investors in Golub International.
*	Totals less than 1 percent.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We have entered into a management agreement with Golub Capital Advisor. See “Golub Capital Advisor and the Management Agreement.” The management services provided by Golub Capital Advisor under the management agreement are not exclusive to us and our subsidiaries. Golub Capital Advisor and/or its affiliates, engage in a broad spectrum of activities, including investment advisory activities, and have extensive investment activities that are independent from, and may from time to time conflict with, our business activities and strategies. Our executive officers have ownership interests in Golub Capital Advisor and its affiliates.

Certain affiliates of Golub Capital Advisor may advise, sponsor or provide related services to other investment funds and other persons or entities (including prospective investors in our common shares) that have investment objectives that overlap with our business plan and that may, therefore, compete with us for asset acquisition opportunities. We will therefore face a number of conflicts of interest with Golub Capital Advisor and its affiliates with respect to the allocation of asset acquisition opportunities. In addition, Golub Capital Advisor may raise new investment funds whose investment objectives overlap with our business plan, which may further compound these conflicts. Our Manager intends to allocate investment opportunities in a fair and equitable manner consistent with our investment objectives and strategies so that we are not disadvantaged in relation to any other client of our Manager. See “Risk Factors—Risks Related to Golub Capital Advisor and/or its Affiliates—We compete with other investment entities affiliated with Golub Capital for access to Golub Capital’s professionals and principals.”

We have entered into a license agreement with Golub Capital Advisor, pursuant to which Golub Capital Advisor has agreed to grant us a non-exclusive, royalty-free license to use the name “Golub”.

Pursuant to the terms of a services agreement, an affiliate of Golub Capital will provide us with the office facilities and administrative services necessary to conduct our day-to-day operations.

An affiliate of Golub Capital purchased two of our common shares at $1 per share for a total of $2 for the purpose of capitalizing us.

Messrs. Golub and Golub and members of their families and related trusts currently own limited partnership interests in each of Golub IV and Golub V, and investment commitments in Golub International. Mr. Geisler owns limited partnership interests in Golub V. The aggregate commitments of employees of Golub Capital, their families and related trusts to Golub IV, Golub V and Golub International are in excess of $25 million.

Prior to or concurrently with this offering, in connection with the Formation Transactions, we expect to issue an aggregate of 40,000,000 common shares directly and indirectly to Golub IV, Golub V and Golub International in separate private placements. Under a registration rights agreement signed at the time of such private placements, the holders of these shares will receive registration rights that will entitle them to require us to register their shares under the Securities Act. Holders of a majority of these shares under each agreement may elect to exercise demand registration and resale shelf registration rights at any time after the date on which these shares of common stock are released from the lock-up arrangement agreed to as part of this offering. In addition, these shareholders have specified “piggy-back” registration rights that will entitle them to include their shares in certain registration statements that we file subsequent to the closing date of this offering subject to certain specified limitations. We will bear the expenses incurred in connection with the filing of any such registration statements.

DESCRIPTION OF COMMON SHARES AND ORGANIZATIONAL DOCUMENTS OF THE COMPANY

General

The following is a summary of the material terms of the common shares of Golub Capital Partners LLC. The LLC Agreement, provides for the issuance of common shares and the distributions on, and voting rights of, our common shares. The following description is subject to the provisions of the Delaware Limited Liability Company Act. The statements that follow are subject to, and are qualified in their entirety by reference to, all of the provisions of the LLC Agreement, which will govern your rights as a holder of common shares. A copy of the LLC Agreement is filed with the SEC as an exhibit to the registration statement of which this prospectus is a part and is available upon request.

Authorized Beneficial Interests of the Company

Common Shares. We are authorized to issue up to              common shares. Immediately following the completion of this offering, we will have              common shares outstanding. Holders of our common shares have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of our securities. In the event of our liquidation, dissolution or winding up, holders of our common shares are entitled to share ratably in all assets remaining after the payment of our liabilities, subject to any rights of holders of any preferred limited liability company interests, if any, that may be issued by us prior to distribution. The Board intends to distribute all of our net income over time to holders of our common shares on a quarterly basis in the form of dividends. The amount distributed in any particular quarter may be more or less than all of net income due to a variety of factors, including timing differences between the recognition of net income and receipt of cash. See “Distribution Policy.”

Preferred Shares. The Board is authorized to cause us from time to time (without approval of our shareholders) to create and issue additional common or preferred shares in one or more classes or series, with such designations, preferences and relative, participating, optional or other special rights, powers and duties, including rights, powers and duties that rank senior to our common shares with regard to (i) the allocations of items of income, gain, loss, deduction and credit and (ii) the rights to receive distributions, including upon our dissolution and liquidation.

Profit Participation Shares. In connection with the Formation Transactions, an affiliate of Golub Capital Advisor will be issued profit participation shares equal to 11% of our outstanding common shares and profit participation shares following this offering and any subsequent offering of our common shares. Initially, each profit participation share will have a minimal capital account. Dividend distributions and income allocations on each profit participation share will be the same as those made on our common shares. Profit participation shares may be converted to common shares based on the capital accounts of the profit participation shares and common shares at the time of conversion, and to the extent a profit participation share has a capital account less than that of a common share, the holder may contribute cash to us and exchange a profit participation share for a common share on a one-for-one basis. A profit participation share will be entitled to a distribution upon our liquidation equal to the capital account balance of the profit participation share as of such time. Profit participation shares will also participate in distributions with respect to such common shares on an equal basis with our common shares.

Voting Rights

Each outstanding common share is entitled to one vote for each share on any matter with respect to which the holders of common shares are entitled to vote, as provided in the LLC Agreement and as summarized below.

The LLC Agreement provides that holders of our common shares are entitled to vote for the election of directors. Directors will be elected at each annual meeting of shareholders, except that directors may also be elected at a special meeting of shareholders called by the chairman of our board of directors, our chief executive officer or by resolution adopted by our board of directors or at a special meeting called by shareholders to replace directors who have been removed by our shareholders as provided in the LLC Agreement. Directors will be elected by a plurality of common shares represented at the meeting, assuming the presence of a quorum. Because the LLC Agreement does not provide for cumulative voting rights, the holders of a plurality of the outstanding common shares represented at a meeting effectively will be able to elect all the directors standing for election at the meeting.

Approval of Certain Actions by Holders of Common Shares

The LLC Agreement provides that, without the approval of holders of at least a majority of the outstanding common shares, we may not take any action (other than to amend organizational documents as described below) that under the mandatory provisions of the Delaware Business Corporation Law, a Delaware corporation could not take without obtaining the approval of its shareholders.

Management of the Company

Pursuant to the LLC Agreement, we are managed by our board of directors. The LLC Agreement authorizes us to engage outside managers to administer our business activities and day-to-day operations, subject to the oversight of our board and the LLC Agreement. We have entered into a management agreement with Golub Capital Advisor pursuant to which Golub Capital Advisor is responsible for providing general supervision of, and assistance with respect to, all of our activities.

Board of Directors

The number of directors which will constitute the whole Board will be no fewer than             . The number of directors which will constitute the whole Board will be determined, within the parameters set forth in our LLC Agreement and provided from time to time by resolution adopted by a majority of our board of directors then in office. At all times, a majority of the seats on the whole board of directors shall be reserved for independent directors. Our LLC Agreement provides that our board of directors will be divided into three classes of directors, with each class as nearly equal in number as possible, serving staggered three-year terms. As a result, approximately one-third of our board of directors will be elected each year. Any director may be removed upon the affirmative vote of holders representing at least a majority of the common shares entitled to vote, given at an annual meeting or at a special meeting of our shareholders called for that purpose. Any vacancy in the board of directors caused by any such removal will be filled by the shareholders as provided in our LLC Agreement. Unless otherwise required by law, any vacancy on the board of directors may be filled in a manner consistent with the provisions of the LLC Agreement by a majority of the directors then in office, so long as a quorum is present. In addition, for so long as Golub Capital remains our Manager, our initial directors or their designees shall continue to serve as directors or have the right to designate two directors. Any other vacancies may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director. If there are no directors in office, vacancies will be filled by shareholders representing a majority of the common shares, so long as a quorum is present, at a duly called meeting of the shareholders. Any director elected to fill a vacancy resulting from an increase in the number of directors will hold office for a term that coincides with the shortest remaining term of the other directors on the board of directors and until such director’s successor is elected and qualified, unless sooner removed. Any director elected to fill a vacancy not resulting from an increase in the number of directors will have the same remaining term as that of such director’s predecessor and until such director’s successor is elected and qualified, unless sooner removed.

Board Committees

The LLC Agreement provides that our board of directors may designate one or more committees consisting of one or more directors, each such committee may exercise, to the extent provided by the board of directors, the powers and authority of the board of directors under the LLC Agreement. Under such authority, the board of directors has authorized the creation of an audit committee, a compensation committee and a nominating and corporate governance committee. See “Management—Board Committees.”

Officers

The board of directors may elect or appoint such officers and agents as may be deemed necessary or advisable from time to time. Under this authority, the board of directors has appointed persons to hold the following senior offices: Chief Executive Officer, Chief Financial Officer and President. See “Management—Directors and Executive Officers.”

Right to Obtain Certain Documents and Information

Each holder of our common shares will have the right, for a purpose solely related to such person’s interest as a shareholder (which will not include any commercial purpose), upon written demand with a statement of the purpose of such demand and at such holder’s own expense (including such copying and administrative charges as the Board may establish from time to time):

•	to obtain a copy of the most recent annual and quarterly reports filed by us with the SEC under the Exchange Act;

•	to obtain a copy of our U.S. federal, state and local income tax returns for each fiscal year;

•	to obtain a current list of the name and notice mailing address of each holder of our common shares; and

•	to obtain a copy of the LLC Agreement and our Certificate of Formation and certain related documents.

Notwithstanding the above, our board of directors may keep confidential from the holders of our common shares, for such period of time as the board determines to be reasonable, any information that (i) the board reasonably believes to be in the nature of trade secrets or other confidential and/or proprietary information, the disclosure of which the board in good faith believes is not in our best interests or could damage us or our business; or (ii) we are required by law or by agreements with an unaffiliated third-party to keep confidential.

Dissolution of the Company

The LLC agreement provides for our dissolution and winding up upon the occurrence of any of the following:

•

the adoption of a resolution by a majority vote of our board of directors approving our dissolution and the approval of such action by the affirmative vote of the holders of a majority of the outstanding common shares;

•	the unanimous vote of the holders of the common shares to dissolve Golub Capital Partners;

•

the entry of a judicial decree that an event has occurred that makes it not reasonably practicable to carry on our business as then currently operated as determined in accordance with Section 18-802 of the Delaware Limited Liability Company Act; or

•

the termination of the legal existence of the last remaining holder of common shares or the occurrence of any other event that terminates the continued membership of the last remaining holder of common shares, unless we are continued without dissolution in a manner provided under the LLC agreement or the Delaware Limited Liability Company Act.

We refer to these events as dissolution events. Upon our dissolution in accordance with the terms of the LLC Agreement, holders of our common shares and profit participation shares are entitled to share in all assets remaining after the payment of our liabilities based on their capital account balances, subject to any rights of holders of any preferred shares, if any, that may be issued by us prior to such dissolution.

Anti-Takeover Provisions

Certain provisions of the LLC Agreement may make it more difficult for third-parties to acquire control of us by various means. These provisions could deprive our shareholders of opportunities to realize a premium on the common shares owned by them. In addition, these provisions may adversely affect the prevailing market price of our common shares. These provisions are intended to:

•	protect the position of Golub Capital Advisor and its rights to manage our business and affairs under the management agreement;

•	enhance the likelihood of continuity and stability in the composition of our board and in the policies formulated by our board;

•	discourage certain types of transactions which may involve an actual or threatened change in control;

•	discourage certain tactics that may be used in proxy fights;

•	encourage persons seeking to acquire control of us to consult first with Golub Capital Advisor and our board to negotiate the terms of any proposed business combination or offer; and

•	reduce our vulnerability to an unsolicited proposal for a takeover that does not contemplate the acquisition of all of the outstanding common shares or that is otherwise unfair to our shareholders.

A number of provisions of the LLC Agreement could have the effect of making it more difficult for a third-party to acquire, or of discouraging a third-party from acquiring, control of us.

Classified Board of Directors. Upon the closing of this offering, our LLC Agreement will provide for our board of directors to be divided into three classes, with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our shareholders, with the other classes continuing for the remainder of their respective three-year terms.

The classified board provision will help to assure the continuity and stability of our board of directors and our business strategies and policies as determined by our board of directors. The classified board provision could have the effect of discouraging a third party from making an unsolicited tender offer or otherwise attempting to obtain control of us without the approval of our board of directors. In addition, the classified board provision could delay shareholders who do not like the policies of our board of directors from electing a majority of our board of directors for two years.

Written Consent of Shareholders. Our LLC Agreement provides that any action required or permitted to be taken by holders of our common shares must be taken at a duly called meeting of our shareholders and not by written consent. Elimination of actions by written consent of holders of our common shares may lengthen the amount of time required to take shareholder actions because actions by written consent are not subject to the minimum notice requirement of a shareholder’s meeting. The elimination of actions by written consent of the holders of our common shares may deter hostile takeover attempts. Without the availability of actions by written consent of the holders of our common shares, a holder controlling a majority of our common shares would not be able to amend our LLC Agreement without holding a shareholders meeting. To hold such a meeting, the holder would have to obtain the consent of a majority of the board of directors, the chairman of the board or the chief executive officer to call a shareholders’ meeting and satisfy the applicable notice provisions set forth in our LLC Agreement.

Amendment of Our LLC Agreement. The provisions of our LLC Agreement that could have anti-takeover effects as described above are subject to amendment, alteration, repeal, or rescission only upon the approval of (i) our board of directors and (ii) the affirmative vote of not less than a majority in voting power of all of our common shares entitled to vote generally at an election of directors, depending on the subject provision. This requirement makes it more difficult for shareholders to make changes to the provisions in our LLC

Agreement which could have anti-takeover effects by allowing the holders of a minority of the voting securities to prevent the holders of a majority of voting securities from amending these provisions.

Other Limitations on Shareholder Actions. Advance notice is required for shareholders to nominate directors or to submit proposals for consideration at meetings of shareholders. This provision may have the effect of precluding the conduct of certain business at a meeting if the proper notice is not provided and may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company. In addition, the ability of our shareholders to remove directors without cause is precluded.

Fiduciary Duties of Directors

The LLC Agreement provides that our directors owe substantially similar fiduciary duties to us and our shareholders as the directors of a Delaware business corporation owe to such corporation and its shareholders.

Limitations on Liability and Indemnification of Golub Capital Advisor and Our Directors and Officers

The management agreement provides that Golub Capital Advisor and its directors, officers, employees, partners, members, advisors and agents (in their capacities as such) will not be liable to us, any subsidiary of ours, the directors, our shareholders or any subsidiary for any acts or omissions by any of them arising from the performance of any of their obligations or duties under the management agreement, except that Golub Capital Advisor will be so liable by reason of acts or omissions constituting fraud, willful misconduct or gross negligence. Pursuant to the management agreement, we have agreed to indemnify Golub Capital Advisor and its directors, officers, employees, partners, members, advisors and agents, to the fullest extent permitted by law against all expenses and liabilities (including judgments, fines, penalties, interest, amounts paid in settlement with our approval and counsel fees and disbursements on a solicitor and client basis) arising from the performance of any of their obligations or duties under the management agreement, including in connection with any civil, criminal, administrative, investigative or other action, suit or proceeding to which any such person may hereafter be made party by reason of being or having been our Manager or as contemplated by Delaware law, a trustee, director, officer, employee, member, partner, advisor or agent of Golub Capital Advisor in such capacity, except by reason of acts or omissions constituting fraud, willful misconduct or gross negligence.

The LLC Agreement provides that our directors will not be liable for monetary damages to us, any subsidiary of ours, for any acts or omissions arising from the performance of any of their obligations or duties in connection with us, except as follows: (i) for any breach of the director’s duty of loyalty to us or our shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or (iii) for any transaction from which the director derived an improper personal benefit. The LLC Agreement provides that we will indemnify our directors and officers or any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of us) by reason of the fact that the person is or was a director, officer, employee or agent of us, or is or was serving at our request as a director, officer, employee or agent of another company, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

The LLC Agreement further provides that, to the fullest extent permitted by Delaware law with regard to a corporation for profit organized under the General Business Corporation Law of Delaware, we will indemnify and hold harmless each officer, employee or agent or any such person that or is or was serving at our request as a director, officer, employee or agent of another entity (in their capacities as such), from and against any and all losses, claims, damages, liabilities, that relate to the operations of us as set forth in the LLC Agreement.

Each of the persons entitled to be indemnified for expenses and liabilities as contemplated above may, in the performance of his, her or its duties, consult with legal counsel and accountants, and any act or omission by such person on our behalf in furtherance of our interests in good faith in reliance upon, and in accordance with, the advice of such legal counsel or accountants will be full justification for any such act or omission, and such person will be fully protected for such acts and omissions; provided that such legal counsel or accountants were selected with reasonable care by or on our behalf.

We have also entered, and may in the future enter into, indemnification agreements with certain of our directors and executive officers. These provisions and agreements may have the practical effect in some cases of eliminating our shareholders’ ability to collect monetary damages from our directors and executive officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the provisions described above, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Records and Accounting

We will keep or cause to be kept at our principal office those records and documents required to be maintained by the Delaware Limited Liability Company Act and other books and records deemed by our board of directors to be appropriate with respect to our business. Our books will be maintained, for financial and tax reporting purposes, on an accrual basis in accordance with GAAP, or such other basis as our board of directors determines to be necessary or appropriate and in compliance with applicable laws, rules and regulations.

Financial Reports

Under the LLC Agreement, we are required to mail to each holder of our common shares, as soon as practical but in no event later than 90 days after the end of each year, an annual report containing our financial statements for such year, presented in accordance with generally accepted accounting principles. In addition, as soon as practicable, but in no event later than 45 days after the close of each quarter (except the last fiscal quarter of each year), we are required to mail to each holder of our common shares a report containing our unaudited financial statements and such other information as may be required by applicable law or regulation, or as our board of directors determines to be appropriate. After this offering, we will be required to send to shareholders only those reports as will be required by the Exchange Act and other applicable law.

Tax Reports

Under the LLC Agreement, we are required to arrange for the preparation and timely filing of all returns of partnership income, gains, deductions, losses and other items required of the partnership for U.S. federal and state income tax purposes and to furnish, as soon as reasonably practicable following the close of each fiscal year, the tax information reasonably required by shareholders for U.S. federal and state income tax reporting purposes.

Tax Matters Partner

Under the LLC Agreement, our Manager (or another Partner designated by our Manager) is our “tax matters partner” for U.S. federal income tax purposes and is authorized to act on our behalf with respect to taxation matters or in any similar capacity under state, local or foreign law. This person is authorized, but not required: (i) to enter into any settlement with the U.S. Internal Revenue Service, or IRS, with respect to any administrative or judicial proceedings for the adjustment of items required to be taken into account by a member for income tax purposes, (ii) to seek judicial review of such final adjustments made to our tax returns, (iii) to intervene in any action brought by any other member for judicial review of a final adjustment, (iv) to file a request for an administrative adjustment with the IRS, (v) to enter into an agreement with the IRS to extend tax assessment periods, and (vi) to take any other action on behalf of the members or us in connection with any tax audit or judicial review proceeding to the extent permitted by applicable law or regulations.

Incentive Interests

Certain individuals affiliated with our managing member will receive restricted common shares at the time of the closing of this offering representing 1% of the outstanding common shares immediately following this offering. These restricted shares will vest over five years.

Amendment of the LLC Agreement

The LLC Agreement (including the distribution provisions thereof) may be amended only by a majority vote of our board of directors, except that amending the following provisions requires an affirmative vote of holders of at least a majority of the outstanding common shares:

•	the authorization of an increase in authorized common shares;

•	the voting rights of the holders of the common shares;

•	the hiring of a replacement manager following the termination of the management agreement;

•	the merger or consolidation of Golub Capital Partners, the sale, lease or exchange of all or substantially all of our property or assets and certain other business combinations or transactions;

•	the right of holders of common shares to vote on the dissolution, winding up and liquidation of Golub Capital Partners;

•	the provision of the LLC Agreement governing amendments thereof; and

•	other amendments that would require shareholder approval if the company were a Delaware corporation.

Transfer Agent and Registrar

The transfer agent and registrar for the common shares is             .

Listing

We will apply to have our shares of common shares listed on The NASDAQ Global Market under the symbol “GCAP.”

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our common shares. We cannot predict the effect, if any, that sales of shares or the availability of shares for sale will have on the market price of our common shares prevailing from time to time. Sales of substantial amounts of our common shares in the public market, or the perception that such sales could occur, could adversely affect the prevailing market price of our common shares.

Prior to this offering, we had              common shares outstanding. Upon completion of this offering, we will have outstanding an aggregate of approximately              common shares, after giving pro forma effect to the transactions described under “Formation Transactions and Organizational Structure.” The common shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act unless such shares are held by our “affiliates,” as that term is defined in Rule 144 under the Securities Act. As defined in Rule 144, an “affiliate” of an issuer is a person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the issuer. Our common shares held by affiliates, including our officers and directors, will be restricted securities as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if they are registered under the securities laws or if they qualify for an exemption from registration under Rule 144, as described below.

Rule 144

In general, under Rule 144, a person who owns common shares that are restricted securities and that were acquired from us or any of our affiliates at least one year prior to the proposed sale is entitled to sell, within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

•	1% of the number of shares of common shares then outstanding; or

•	the average weekly trading volume of the common shares on The NASDAQ Global Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us.

Our affiliates must comply with all the provisions of Rule 144 other than the one-year holding period requirement in order to sell shares of our common shares that are not restricted securities (such as shares acquired by our affiliates either in this offering or through purchases in the open market following this offering).

Rule 144(k)

Under Rule 144(k), a person who has not been our affiliate at any time during the three months preceding a sale is entitled to sell restricted securities without regard to the public information, volume limitation, manner of sale and notice provisions of Rule 144, provided that at least two years have elapsed since the later of the date the shares were acquired from us or any of our affiliates.

Lock-Up Agreements

We will agree with the underwriter not to offer to sell, contract to sell, or otherwise dispose of, loan, pledge or grant any rights with respect to any of our common shares, any options or warrants to purchase any of our common shares or any securities convertible into or exercisable for any of our common shares for a period of              days after the effective date of the registration statement of which this prospectus forms a part, subject to certain exceptions. Each of our executive officers and directors, together with Golub Capital Advisor, its affiliates and their respective officers, directors and employees have agreed not to offer, sell, pledge, contract to sell (including any short sale), grant any options to purchase or otherwise dispose of, or enter into any transaction that is designed to, or could be expected to, result in the disposition of any of our common shares or other securities convertible into, or exchangeable or exercisable for, our common shares or derivatives of our common shares owned by these persons prior to this offering or common shares issuable upon exercise of options or warrants held by these persons for a period of          days after the effective date of the registration statement of which this prospectus is a part without the prior written consent of Wachovia Capital Markets, LLC.

Notwithstanding these limitations, if (i) during the last 17 days of the lock-up periods described above, (a) we release earnings results or (b) material news or a material event relating to us occurs, or (ii) prior to the expiration of the lock-up periods, we announce that we will release earnings results during the 16-day period following the last day of the lock-up period, then in each case the lock-up period will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of such material news or material event relating to us, as the case may be, unless Wachovia Securities waives such extension in writing.

Registration Rights

Prior to or concurrently with this offering, in connection with the Formation Transactions, we expect to issue an aggregate of 40,000,000 common shares directly and indirectly to Golub IV, Golub V and Golub International in separate private placements. Under a registration rights agreement signed at the time of such private placements, the holders of these shares will receive registration rights that will entitle them to require us to register their shares under the Securities Act. Holders of a majority of these shares under each agreement may elect to exercise their registration rights at any time after the date on which these shares of common stock are released from the lock-up arrangement agreed to as part of this offering. In addition, these shareholders have certain “piggy-back” registration rights that entitle them to include their shares in certain registration statements that we file subsequent to the closing date of this offering. We will bear the expenses incurred in connection with the filing of any such registration statements.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes the material U.S. federal income tax considerations relating to an investment in common shares. This discussion is based on the Code, Treasury Regulations promulgated thereunder, administrative rulings and pronouncements of the IRS, and judicial decisions, all as in effect on the date hereof and all of which are subject to change or differing interpretations, possibly with retroactive effect.

The discussion does not purport to describe all of the U.S. federal income tax considerations applicable to us or that may be relevant to a particular investor in view of such investor’s particular circumstances and, except to the extent specifically provided below, is not directed to investors subject to special treatment under the U.S. federal income tax laws, such as banks or other financial institutions, dealers in securities or currencies, tax-exempt entities, regulated investment companies, real estate investment trusts, non-U.S. persons (as defined below), insurance companies, persons holding common shares as part of a hedging, integrated or conversion transaction or a straddle, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, charitable remainder unit trusts under Section 664 of the Code, common trust funds, partnerships or persons liable for the alternative minimum tax. In addition, this summary does not discuss any aspect of state, local or non-U.S. tax law and assumes that investors will hold the common shares as a capital asset (generally, property held for investment) within the meaning of Section 1221 of the Code. The tax treatment of partners in a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) that is an investor generally depends on both the status of the partner (rather than the partnership) and the activities of the partnership and is not specifically addressed herein. Partners in partnerships purchasing the common shares should consult their tax advisors.

No statutory, administrative or judicial authority directly addresses the treatment of the common shares or instruments similar to the common shares for U.S. federal income tax purposes. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below. Moreover, no advance rulings have been sought from the IRS regarding any matter discussed in this memorandum, although it is possible that we will seek a ruling from the IRS on one or more matters in the future. Accordingly, prospective investors are urged to consult their tax advisors with regard to the U.S. federal income tax consequences to them of acquiring, holding and disposing of the common shares, as well as the effects of state, local and non-U.S. tax laws.

For purposes of the following discussion, you are a U.S. person if you are (i) a citizen or resident of the United States, (ii) a corporation (or other entity taxable as a corporation) created or organized under the laws of the United States or any state thereof or the District of Columbia, (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust (a) the administration over which a U.S. court can exercise primary supervision and (b) all of the substantial decisions of which one or more U.S. persons have the authority to control. You are a “non-U.S. person” if you are not a U.S. person or an entity treated as a partnership for U.S. federal income tax purposes.

Our Classification. We intend to operate in a manner to be taxed as a partnership and not as an association or a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes. We believe that we have been organized and will operate in a manner that will allow us to qualify for taxation as a partnership under the Code and we intend to continue to be organized and operate in such a manner.

The law firm of Dechert LLP has acted as our tax counsel in connection with this offering. We expect to receive the opinion of Dechert LLP to the effect that we will be treated as a partnership and not as an association or publicly traded partnership taxable as a corporation under the Code. It must be emphasized that the opinion of Dechert LLP is based on various assumptions relating to our organization and operation, including that all factual representations and statements set forth in all relevant documents, records and instruments are true and correct, all actions described in this registration statement are completed in a timely fashion and that we will at all times operate in accordance with the method of operation described in our organizational documents and this prospectus, and is conditioned upon factual representations and covenants made by us, regarding our organization, assets, present and future conduct of our business operations and other items requiring our ability to meet the various requirements for qualification as a partnership, and assumes that such representations and covenants are accurate and complete and that we will take no action inconsistent with our qualification as a partnership. While we believe that we are organized and intend to operate so that we will qualify as a partnership, due to the ongoing importance of factual determinations and the possibility of future changes in our circumstances or applicable law, no assurance can be given by Dechert LLP or us that we will so qualify for any particular year. Dechert LLP will have no obligation to advise us or the holders of our common shares of any subsequent change in the matters stated, represented or assumed or of any subsequent change in the applicable law. Our taxation as a partnership will depend on our ability to meet, on a continuing basis, through actual operating results, the “qualifying income exception” (as described below), the compliance with which will not be reviewed by Dechert LLP on an ongoing basis. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy the qualifying income exception. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.

Under Section 7704 of the Code, unless certain exceptions apply, a “publicly traded partnership” is generally treated and taxed as a corporation, and not as a partnership, for U.S. federal income tax purposes. In general, a publicly traded partnership is a partnership whose interests are traded on an established securities market or are regularly tradable on a secondary market. However, a publicly traded partnership is not treated as a partnership and not a corporation for tax purposes if 90% or more of its gross income consists of “qualifying income” (the “qualifying income exception.”) Qualifying income includes interest, dividends, rents gain from the sale or disposition of a capital asset held for the production of qualifying income and gain from the sale or disposition of real property, and other income derived from the business of investing stocks, securities and currencies. Amounts included in gross income under Section 951(a)(1)(A)(i) of the Code as “Subpart F income” from a controlled foreign corporation (within the meaning of Section 957 of the Code, a “CFC”) and under Section 1293(a) of the Code, as earnings from a passive foreign investment company (within the meaning of Section 1297 of the Code, a “PFIC”) that is a qualified electing fund (within the meaning of Section 1295 of the Code, “QEF”) generally are treated as dividends for this purpose to the extent that under Section 959(a)(1) or Section 1293(c) (as the case may be) there is a distribution out of the earnings and profits of the taxable year that is attributable to the amounts included in gross income. We intend to seek a ruling from the IRS with respect to this issue. The likelihood of obtaining such ruling, however, and its potential timing, is uncertain. Accordingly, there can be no assurance whether or when we will receive such a ruling from the IRS.

Although we believe we will satisfy the qualifying income exception, there can be no assurance that the IRS would not challenge our compliance with the qualifying income requirements and, therefore, assert that we would be taxable as a corporation for U.S. federal income tax purposes. If we were taxable as a corporation for U.S. federal income tax purposes, we would be subject to U.S. federal income tax on our taxable income at regular corporate income tax rates, without deduction for any distributions to investors, thereby materially reducing the amount of any cash available for distribution to investors.

If we are classified as a partnership for U.S. federal income tax purposes and not as a publicly traded partnership taxable as a corporation, we will not be subject to any U.S. federal income tax. Instead you will be subject to tax on your distributive shares of our income and gain and, subject to certain limitations described below, will be entitled to claim distributive shares of our losses.

Taxation of Investors. You will be required to take into account in computing your U.S. federal income tax liability your distributive share of our income, gains, losses, deductions, credits and tax preference items for any taxable year of ours ending with or within your taxable year without regard to whether you have received or will receive a cash (or in-kind) distribution from us. It is possible that your U.S. federal income tax liability with respect to your distributive share of our earnings in a particular taxable year could exceed the cash distributions you received for the year, thus requiring an out-of-pocket tax payment by you.

Allocation of Profits and Losses. For each of our fiscal years, items of income, gain, loss, deduction or credit recognized by us will be allocated to you in accordance with your distributive share of our items of income, gain, loss, deduction and credit. Your distributive share of income, gain, loss, deduction or credit will be determined by the LLC Agreement, provided that the allocation of such items either have “substantial economic effect” or are determined to be in accordance with the investor’s interest in us. If the allocations provided by the LLC Agreement do not have “substantial economic effect” and were successfully challenged by the IRS, the redetermination of the allocations to a particular investor for U.S. federal income tax purposes could be less favorable than the allocations set forth in the LLC Agreement.

Section 706 of the Code generally requires that items of partnership income and deductions be allocated between transferors and transferees of partnership interests on a daily basis. We will apply certain assumptions and conventions in an attempt to comply with applicable rules and to report income, gain, deduction, loss and credit to you in a manner that reflects your beneficial share of our items, but these assumptions and conventions may not be in compliance with all aspects of applicable tax requirements. In addition, as a result of such allocation method, you may be allocated taxable income even if you do not receive any distributions. Moreover, investors who purchase common units pursuant to this offering may be allocated differing amounts of our income, gain, loss, deduction and credit than other investors as a result of Section 704(c) of the Code and the Treasury Regulations promulgated thereunder.

Adjusted Tax Basis of Common Shares. Our distributions generally will not be taxable to you to the extent your adjusted tax basis in your common shares. In addition, you are allowed to deduct your allocable share of our losses (if any) only to the extent of your adjusted tax basis in your common shares at the end of the taxable year in which the losses occur. Your adjusted tax basis is generally equal to your aggregate purchase price for common shares and is generally increased by your allocable share of our profits (and items of income and gain). Your adjusted tax basis is generally decreased by your allocable share of our losses (and items of loss, deduction and expense), the amount of cash distributed by us to you and our tax basis of property (other than cash) distributed by us to you. Moreover, your adjusted tax basis will include your allocable share of our liabilities, if any.

To the extent that your allocable share of our losses are not allowed because you have insufficient adjusted tax basis in the common shares, such disallowed losses may be carried over by you to subsequent taxable years and will be allowed if and to the extent of your adjusted tax basis in the common shares in subsequent taxable years. The allocation provisions of the Operating Agreement are intended to follow the provisions of the Treasury regulations.

Treatment of Distributions. Cash distributions with respect to our common shares or in redemption of less than all the common shares you are treated as owning generally will not be taxable to you. Instead, such distributions will reduce, but not below zero, the adjusted tax basis in all of the common shares treated as held by you immediately before the distribution. If such distributions by us to you exceed your adjusted tax basis in the common shares held by you, the excess will be taxable to you as gain from a sale or exchange of the common shares (as described in “Disposition of Interest” below). It is possible that partial redemptions made during the taxable year could result in taxable gain to you where no gain would otherwise have resulted if the same partial redemption were made at the end of the taxable year. A reduction in your distributive share of our liabilities, and certain distributions of marketable securities by us, are treated as cash distributions for U.S. federal income tax purposes.

Disposition of Interest. A sale or other taxable disposition of all or a part of your common shares (including in redemption for cash of all of your common shares) will be treated as a disposition of all or part, as the case may be, of the common shares you hold. A sale or disposition of common shares generally will result in the recognition of gain or loss in an amount equal to the difference, if any, between the amount realized on the disposition (including your share of any of our indebtedness) and your adjusted tax basis in the common shares you hold (as described in “Adjusted Tax Basis of Common Shares” above). Your adjusted tax basis will be adjusted for this purpose by your allocable share of our income or loss for the year of such sale or other disposition. Any gain or loss recognized with respect to such sale or other disposition will generally be treated as capital gain or loss and will be long-term capital gain or loss if you hold the common shares for more than one year. A portion of such gain, however, will be treated as ordinary income under the Code to the extent attributable to your allocable share of unrealized gain or loss in the assets of the LLC to the extent described in Section 751 of the Code. This would include unremitted earnings of any CFCs held, directly or indirectly, by the LLC, although if you are an individual, the amount treated as ordinary income may be limited pursuant to Section 1248 of the Code.

If you purchase our common shares at different times and intend to sell all or part of the common shares within a year of their most recent purchase you are urged to consult your tax advisor regarding the application of certain “split holding periods” rules to you and the treatment of any gain or loss as long-term or short term capital gain or loss. In this regard, special rules would apply if we are treated as a publicly traded partnership for U.S. federal income tax purposes.

If you dispose of our common shares at a time when we hold stock in a PFIC that is not a QEF, you would be treated as disposing of an interest in a PFIC to the extent of your pro rata share of the PFIC stock held by us. See “—Nature of the LLC’s Business Activities—Non-Cash Income from LLC Investments in Non-U.S. Corporations—PFICs” for a discussion of the tax treatment applicable to a disposition of stock of a PFIC that is not a QEF.

Limitation on Deductibility of Capital Losses. Any capital losses generated by us will generally be deductible by you if you are an individual only to the extent of your capital gains for the taxable year plus $3,000 ($1,500 in the case of a married individual filing a separate return). Excess capital losses may be carried forward by individuals indefinitely. Any capital losses generated by us will generally be deductible by you if you are a corporation only to the extent of your capital gains for the taxable year. Corporations may carry capital losses back three years and forward five years. You should consult your tax advisor regarding the deductibility of capital losses.

Limitation on Deductibility of Certain Losses. Individuals and certain closely held C corporations are allowed to deduct their distributive share of our losses (if any) only to the extent of their “at risk” amount in the LLC at the end of the taxable year in which the losses occur. The amount for which you are “at risk” with respect to your common shares generally is equal to your adjusted tax basis, less any amounts borrowed (x) in connection with the acquisition of your common shares for which you are not personally liable and for which you have pledged no property other than your common shares; (y) from persons who have a proprietary interest in us and from certain persons related to such persons; and (z) for which you are protected against loss through nonrecourse financing, guarantees or similar arrangements. To the extent that your allocable share of our losses are not allowed because you have an insufficient amount at risk in your common shares, you may carry over disallowed losses to subsequent taxable years and you will be allowed to claim the losses if and to the extent of your at risk amount in subsequent years.

It is not expected that we will generate any material amount of income or losses from “passive activities” for purposes of Section 469 of the Code. Accordingly, income allocated by the LLC to you generally may not be offset by your passive losses and losses allocated to you generally may not be used to offset your passive income. You should consult your tax advisor regarding the possible application to you of the limitations on the deductibility of losses from certain passive activities contained in Section 469 of the Code.

Investment Interest Limitation. Individuals and other noncorporate investors are allowed to deduct their distributive share of our “investment interest” (within the meaning of Section 163(d) of the Code and the

Treasury Regulations promulgated thereunder) only to the extent of their net investment income for the taxable year. Your net investment income generally is the excess, if any, of your investment income from all sources (which is gross income from property held for investment) over investment expenses from all sources (which are deductions allowed that are directly connected with the production of investment income). Investment income excludes net capital gain attributable to the disposition of property held for investment, as well as “qualified dividend income” that is taxable at long-term capital gains, unless you elect to pay tax on such gain or income at ordinary income rates.

To the extent that your allocable share of investment interest is not allowed as a deduction because you have insufficient net investment income, such disallowed investment interest may be carried over by you to subsequent ‘taxable years and will be allowed if and to the extent of your net investment income in subsequent years. If you borrow to finance the purchase of the common shares, any interest paid or accrued on the borrowing will be allocated among our assets for purposes of determining the portion of such interest that is investment interest subject to the foregoing limitations or passive interest subject to the passive activity rules under Section 469 of the Code. The portion of such interest allocated to property held for investment (such as stock in a corporation) will be treated as investment interest. You should consult your tax advisor regarding the application to you of the allocation of interest among the assets of the LLC. Because the amount of your distributive share of our investment interest that is subject to this limitation will depend on your aggregate investment interest and net investment income from all sources for any taxable year, the extent, if any, to which our investment interest will be disallowed under this rule will depend on your particular circumstances each year.

Limitation on Deduction of Certain Other Expenses. If you are an individual, estate or trust, you may deduct “miscellaneous itemized deductions,” which include our fees and other expenses, only to the extent that those deductions exceed 2% of your adjusted gross income. Such deductions are not allowed for purposes of computing the alternative minimum tax. The amount of your distributive share of their expenses that are subject to this disallowance rule will depend on your aggregate miscellaneous itemized deductions from all sources and adjusted gross income for any taxable year. Thus, the extent, if any, to which such fees and expenses will be subject to disallowance will depend on your particular circumstances each year. Other limitations are also imposed on itemized deductions of high-income individuals. Your share of management fees and certain other expenses attributable to the LLC will constitute miscellaneous itemized deductions for these purposes.

It is intended that the incentive allocation and profit participation shares constitute a distributive share of our earnings and not a fee. No assurance can be given, however, that the IRS could not successfully assert that such interests are treated as a fee, in which case you could be subject to the limitations on deductibility relating to miscellaneous itemized deductions and certain other itemized deductions of high-income individuals with respect to such amount, as described above. You are urged to consult your own tax advisor regarding your ability to deduct expenses incurred by us.

Our organizational expenses are not currently deductible, but must be amortized ratably over a period of 15 years. Our syndication expenses (i.e., expenditures made in connection with the marketing and issuance of the common shares, including placement fees) are neither deductible nor amortizable.

Tax Elections. Under Section 754 of the Code, we may elect to have the basis of our assets adjusted in the event of a distribution of property to you or in the event of a transfer of a common share by sale or exchange or as a result of the death of any holder of common shares. Pursuant to the terms of the LLC Agreement, the Manager (which will be an affiliate of Golub Capital), in its sole discretion, is authorized to make a Section 754 election. The election, if made, can be revoked only with the consent of the IRS. We will also be required to reduce the tax basis in its assets in connection with certain redemptions and dispositions of common shares. In certain circumstances adjustments to the basis of our assets is mandatory. These adjustments generally are mandatory in the case of a transfer of common shares with respect to which there is substantial built-in loss, or a distribution of our property which results in a substantial basis reduction. A substantial built-in loss exists if the adjusted basis in our assets exceeds the fair market value of our assets by more than $250,000. A substantial basis reduction results if a downward adjustment of more than $250,000 would be made to the basis of our assets if a Section 754 election were in effect. The general effect of such an election or mandatory adjustment is that purchasers of common shares are treated as though they acquired a direct interest in our assets. Any such election, once made, may not be revoked without the IRS’ consent. Although the LLC Agreement authorizes the managing member, at its option, to cause us to make this election (or any other elections permitted under the Code), because of the tax accounting complexities inherent in making this election to adjust the basis of our property, the managing member may decide not to do so in circumstances in which such adjustments are not required.

The calculations under Section 754 of the Code are complex, and there is little legal authority concerning the mechanics of the calculations, particularly in the context of publicly traded partnerships. To help reduce the complexity of those calculations and the resulting administrative costs to us, we will apply certain conventions in determining and allocating basis adjustments. It is possible that the IRS will successfully assert that the conventions utilized by the LLC do not satisfy the technical requirements of the Code or the Treasury Regulations and, thus, will require different basis adjustments to be made.

Unrelated Business Taxable Income. If you are a tax-exempt organization for U.S. federal income tax purposes and, therefore, generally exempt from U.S. federal income taxation, you may nevertheless be subject to “unrelated business income tax” to the extent, if any, your allocable share of our income consists of unrelated business taxable income, or UBTI. A tax-exempt partner in a partnership (or an entity treated as partnership for U.S. federal income tax purposes) that regularly engages in a trade or business which is unrelated to the exempt function of the tax-exempt partner must include in computing its UBTI, its pro rata share (whether or not distributed) of the partnership’s gross income derived from an unrelated trade or business. Moreover, a tax-exempt partner could be treated as earning UBTI to the extent that the tax-exempt partner derives income from “debt-financed property,” or if the partnership interest itself is debt financed. Debt-financed property means property held to produce income with respect to which there is “acquisition indebtedness” (i.e., indebtedness incurred in acquiring or holding property).

We expect that we will not (i) borrow directly to make investments, and therefore will not have income from “debt-financed property” or (ii) make investments or undertake activities directly or indirectly that will result in UBTI from engaging in a trade or business. If you are a tax-exempt investor, you are urged to consult your tax advisor concerning the possible U.S. federal, state, local and non-U.S. tax consequences arising from an investment in the LLC.

Nature of the LLC’s Business Activities

We anticipate that we will invest directly or indirectly in a variety of assets, including, but not limited to, (i) securities of non-U.S. entities, including equity of non-U.S. corporations that (x) are CDOs and (y) are likely to be classified as CFCs or PFICs and (ii) securities of U.S. entities, including equity of taxable U.S. corporations.

Such investments have different tax consequences, which may vary depending on their particular terms and your particular circumstances. Certain of our business activities are subject to special and complex U.S. federal income tax provisions that may, among other things, (i) disallow, suspend or otherwise limit the allowance of certain losses or deductions, (ii) convert lower taxed long-term capital gain or “qualified dividend income” into higher taxed short-term capital gain or ordinary income, (iii) convert an ordinary loss or a deduction into a capital loss (the deductibility of which is more limited), (iv) cause the LLC (and thus you) to recognize income or gain without a corresponding receipt of cash, (v) adversely affect the timing as to when a purchase or sale of stock or securities is deemed to occur, and (vi) adversely alter the characterization of certain complex financial transactions.

The discussion below describes the U.S. federal income tax considerations that may be relevant to some, but not to all, of our contemplated investments. Accordingly, you are urged to consult your tax advisor with regard to the U.S. federal income tax consequences to you of our business activities.

Non-Cash Income from LLC Investments in Non-U.S. Corporations. It is anticipated that all or most of the non-U.S. entities owned directly and indirectly by the LLC will be classified as CFCs or PFICs. As discussed below, it is possible that such investments will cause the LLC (and thus you) to recognize income or gain without a corresponding receipt of cash. The rules applicable to an investment in such non-U.S. entities are complex, and, by necessity, the discussion below is only a summary. Thus, you are urged to consult your tax advisor in this regard.

CFCs

A non-U.S. entity will be treated as a CFC if it is treated as a non-U.S. corporation for U.S. federal income tax purposes and if more than 50% of (i) the total combined voting power of all classes of stock of the non-U.S. entity entitled to vote or (ii) the total value of the stock of the non-U.S. entity, is owned, within the meaning of section 958(a) of the Code, or is treated as owned by reason of applying the attribution rules of ownership of section 958(b) of the Code, by U.S. Shareholders (as defined below) on any day during the taxable year of such non-U.S. entity.

For purposes of this discussion, a “U.S. Shareholder” with respect to a non-U.S. entity means a U.S. person (within the meaning of section 957(c) of the Code), including a U.S. partnership such as us, that owns (within the meaning of section 958(a) of the Code) or is treated as owning (by reason of applying the attribution rules of ownership of section 958(b) of the Code) 10% or more of the total combined voting power of all classes of stock of the non-U.S. entity entitled to vote (whether actually or in substance).

If a non-U.S. entity held by the LLC directly or indirectly is treated as a CFC for an uninterrupted period of 30 days or more during the tax year, then if the LLC is a U.S. Shareholder with respect to such non-U.S. entity and is treated as owning (within the meaning of Section 958(a) of the Code) shares in such non-U.S. entity on the last day of the non-U.S. entity’s tax year, each investor (regardless of whether such investor is a U.S. Shareholder with respect to such CFC) in the common shares generally will be required to include in its gross income its allocable share of the LLC’s pro rata share of such non-U.S. entity’s income from dividends, interest, net gains from the sale or other disposition of stocks or securities (determined in accordance with the Code and Treasury Regulations) and certain other income as described under Section 951 of the Code and the Regulations promulgated thereunder (such inclusions in gross income, collectively, “Subpart F Inclusions”), regardless of whether the LLC receives cash in respect of its income or the investor receives a distribution. The aggregate Subpart F Inclusions in any taxable year for a non-U.S. entity treated as a CFC are limited to such entity’s current earnings and profits. Subpart F Inclusions are treated as ordinary income (whether or not such inclusions are attributable to net capital gains). Thus, you may be required to report as ordinary income your allocable share of our Subpart F Inclusions without corresponding receipts of cash and may not benefit from capital gain treatment with respect to the portion of our earnings (if any) attributable to net capital gains of the CFC. Our tax basis in the shares of a non-U.S. entity, and your tax basis in the common shares you are treated as holding, will be increased to reflect Subpart F Inclusions. Subpart F Inclusions will be treated as income from sources within the U.S. to the extent derived by the CFC from U.S. sources. If you are a U.S. investor, your Subpart F Inclusions will not be eligible for the favorable tax rate applicable to “qualified dividend income.” Amounts included as Subpart F Inclusions with respect to direct and indirect investments generally will not be taxed again when actually distributed to the U.S. Shareholder. Moreover, any gain allocated to you from a disposition of stock in a CFC by us would be treated as ordinary income to the extent of your allocable share of the current and/or accumulated earnings and profits of the CFC. In this regard, earnings and profits would not include any amounts previously taxed pursuant to the CFC rules. Net losses (if any) of a non-U.S. entity owned by us that is treated as a CFC will not, however, pass through to you.

If a non-U.S. entity held by us is classified as a CFC, and you are required to include amounts in income with respect to such non-U.S. entity pursuant to this subheading, then the consequences described under this subheading “CFCs” (and not the consequences described under the subheading “PFICs “ below) generally will apply to you. If our ownership percentage in a non-U.S. entity changes such that we are not always a U.S. Shareholder with respect to such non-U.S. entity, then we (and therefore you) may be subject to the PFIC and CFC rules. The interaction of these rules is complex, and you are urged to consult your tax advisor in this regard.

The discussion under this subheading “CFCs” does not address the tax consequences applicable to you if you own an interest in a CFC both through us and either directly or indirectly through a chain of ownership that does not include us. We urge you to consult your own tax advisor if that is the case.

See “—Our Classification” for a discussion of “qualifying income” with respect to Subpart F Inclusions.

PFICs

A non-U.S. entity will be treated as a PFIC for U.S. federal income tax purposes if (i) such entity is treated as a non-U.S. corporation for U.S. federal income tax purposes and (ii) either 75% or more of the gross income of such entity for the taxable year is “passive income” (as defined in Section 1297 of the Code and the Treasury Regulations promulgated thereunder) or the average percentage of assets held by such entity during the taxable year which produce passive income or which are held for the production of passive income is at least 50%. A U.S. investor will be subject to the PFIC rules for an investment in a PFIC without regard to its percentage ownership.

We intend, where possible, to make an election with respect to each entity treated as a PFIC to treat such non-U.S. entity as a QEF (a “QEF Election”) in the first year it holds shares in such entity. A QEF Election is effective for the LLC’s taxable year for which the election is made and all subsequent taxable years and may not be revoked without the consent of the IRS.

As a result of a QEF Election, you will be required to include in your gross income each year your allocable share of our pro rata share of such non-U.S. entity’s ordinary earnings and net capital gains, at ordinary income and long-term capital gain rates, respectively (such inclusions in gross income, “QEF Inclusions”), for each year in which the non-U.S. entity owned directly or indirectly by us is a PFIC, regardless of whether we receives cash in respect of its income or you receive distributions from us. Thus, you may be required to report taxable income as a result of QEF Inclusions without corresponding receipts of cash. You may, however, elect to defer, until the occurrence of certain events, payment of the U.S. federal income tax attributable to QEF Inclusions for which no current distributions are received, but you will be required to pay interest on the deferred tax computed by using the statutory rate of interest applicable to an extension of time for payment of tax. Net losses (if any) of a non-U.S. entity owned by us that is treated as a PFIC will not, however, pass through to you and may not be carried back or forward in computing such PFIC’s ordinary earnings and net capital gain in other taxable years. Consequently, you may, over time, be taxed on amounts that, as an economic matter, exceed the net profits of the LLC. Our tax basis in the shares of such non-U.S. entities, and your tax basis in the common shares you are treated as holding, will be increased to reflect QEF Inclusions. If you are a U.S. investor, no portion of the QEF Inclusion attributable to ordinary income will be eligible for the favorable tax rate applicable to “qualified dividend income.” Amounts included as QEF Inclusions with respect to direct and indirect investments generally will not be taxed again when actually distributed to you, if you are a U.S. person.

In certain cases, we may be unable to make a QEF Election with respect to a PFIC. This could occur if we are unable to obtain the information necessary to make a QEF Election because, for example, such entity is not an affiliate of us or because such entity itself invests in underlying investment vehicles over which we have no control. If we do not make a QEF Election with respect to a PFIC, Section 1291 of the Code will treat all gain on a disposition by us of shares of such entity, gain on your disposition of your common shares at a time when we own shares of such entity, as well as certain other defined “excess distributions,” as if the gain or excess distribution were ordinary income earned ratably over the shorter of the period during which you held your common shares or the period during which we held shares in such entity. For gain and excess distributions allocated to prior years, (i) the tax rate will be the highest in effect for that taxable year and (ii) the tax will be payable generally without regard to offsets from deductions, losses and expenses. You will also be subject to an interest charge for any deferred tax. If you are a U.S. investor, no portion of this ordinary income will be eligible for the favorable tax rate applicable to “qualified dividend income.”

See “—Our Classification” for a discussion of “qualifying income” with respect to QEF Inclusions.

Investment in CDOs. CDOs generally conduct their activities in such a way as not to be deemed to be engaged in a U.S. trade or business and not to be deemed to generate “effectively connected income.” The Code and the Treasury Regulations promulgated thereunder provide a specific exemption from U.S. federal income tax to non-U.S. corporations which restrict their activities in the United States to trading in stocks and securities (and any other activity closely related thereto) for their own account, whether such trading (or such other activity) is conducted by the non-U.S. person or its employees or through a resident broker, commission agent, custodian or other agent. This particular exemption does not apply to non-U.S. corporations that are engaged in activities in the United States other than trading in stocks and securities (and any other activity closely related thereto) for their own account or that are dealers in stocks and securities. CDOs owned, directly or indirectly, by us likely will rely on such exemption from U.S. federal income tax on a net basis. There can be no assurance, however, that such entities will be able to satisfy the requirements for such exemption and, therefore, will not be subject to U.S. federal income tax on their income on a net basis. Although the CDOs in which we invest are generally not expected to be subject to U.S. federal income tax on a net basis, such CDOs may generate income that may be subject to withholding taxes imposed by the United States or other countries. To the extent that such entities are subject to U.S. federal income taxes on their income on a net basis or to withholding taxes, our return on our investment in such entities will be adversely affected.

Qualified Dividends and Certain Capital Gains. Recent tax legislation reduced the U.S. federal income tax rates on (i) capital gains received by individuals and (ii) “qualified dividend income” received by individuals from certain domestic and certain foreign corporations that are not PFICs. Subject to the discussion under “Nature of the LLC’s Investment—Non-Cash Income from LLC Investments in Non-U.S. Corporations,” the reduced rates applicable to capital gains generally will also apply to capital gains recognized by investors who sell the common shares that they have held for more than one year. The reduced rates, which do not apply to short-term capital gains, generally apply to long-term capital gains from sales or exchanges recognized on or before December 31, 2010. In general, distributions received by us will not qualify for these reduced rates except for distributions received from U.S. corporations.

Non-U.S. Currency Gains or Losses. If we make an investment denominated in a currency other than the U.S. dollar, then we may recognize gain or loss attributable to fluctuations in such currency relative to the U.S. dollar. We may also recognize gain or loss on such fluctuations occurring between the time we obtain and dispose of non-U.S. currency, between the time we accrue and collect income denominated in a non-U.S. currency, or between the time we accrue and pay liabilities denominated in a non-U.S. currency. Such gains or losses generally will be treated as ordinary income or loss, and such gain will generally be treated as “qualifying income” under Section 7704(d) of the Code and the Treasury Regulations promulgated thereunder.

Non-U.S. Taxes. Certain dividend, interest and other income received by us from sources outside of the United States may be subject to withholding taxes imposed by other countries. We may also be subject to capital gains taxes in certain other countries where we purchase and sell stocks and securities. Tax treaties between the United States and other countries may affect, reduce or eliminate such taxes. You will be required to include such taxes in your income and generally will be entitled to claim either a credit (subject, however, to various limitations on foreign tax credits) or a deduction (subject to the limitations generally applicable to deductions) for your share of such non-U.S. taxes in computing your U.S. federal income taxes.

Alternative Minimum Tax. In certain circumstances, individuals, corporations and other taxpayers may be subject to an alternative minimum tax in addition to regular tax. Your potential alternative minimum tax liability may be affected by reason of your investment in the common shares. The extent, if any, to which the alternative minimum tax applies will depend on your particular circumstances for each taxable year.

Tax Reporting by the LLC. Information returns will be filed with the IRS, as required, with respect to income, gain, loss, deduction and other items derived by us. We will file a partnership return with the IRS and intend to issue you an IRS Schedule K-1. There can be no assurance that we will be able to furnish this information to you in time for you to timely file any required U.S. federal or other income tax returns, and you, therefore, may be required to file for an extension of time to complete such returns or face certain penalties for filing late returns. In this regard, if you are required to file U.S. federal or other income tax returns, you are urged to consult your tax advisor.

Elective Procedures for Large Partnerships. The Code allows large partnerships to elect streamlined procedures for income tax reporting. If this election were made, we would calculate, with certain adjustments, taxable income at the limited liability company level and would report that taxable income to holders of shares on IRS Schedules K-1. Such an election would reduce the number of items that must be separately stated on IRS Schedules K-1 that are issued to the holders of the shares, and these IRS Schedules K-1 would have to be provided on or before March 15 following the close of each taxable year. In addition, this election would prevent us from suffering a “technical termination” (which would close its taxable year) if, within a 12-month period, there is a sale or exchange of 50% or more of its total interests. If an election is made, IRS audit adjustments will flow through to the holders of the shares for the year in which the adjustments take effect, rather than the holders of the shares in the year to which the adjustment relates. In addition, we, rather than the holders of the shares individually, generally will be liable for any interest and penalties that result from an audit adjustment. However, in calculating our taxable income, the electing large partnership rules would disallow 70% of our miscellaneous itemized deductions. We will review the large partnership procedures with our legal counsel and certified public accountants to determine whether we are eligible to elect to use the procedures and if they are advantageous to us.

Tax Audits. Under the Code, adjustments in tax liability with respect to the LLC items generally will be made at the LLC level in a partnership proceeding rather than in separate proceedings with each investor. The Manager will represent us as its “tax matters partner” during any audit and in any dispute with the IRS. Each investor will be informed of the commencement of an audit of us. In general, the tax matters partner may enter into a settlement agreement with the IRS on behalf of, and that is binding upon, the investors.

Non-U.S. Persons. If you are a non-U.S. person, you generally will be subject to U.S. withholding tax at a 30% rate on the gross amount of your allocable share of our interest, dividends, rents and other fixed or determinable annual or periodical income received from sources within the United States if such income is not treated as effectively connected with a trade or business within the United States. We generally would be required to withhold and pay over to the IRS such 30% withholding tax. The 30% rate may be reduced or eliminated under the provisions of an applicable income tax treaty between the United States and the country in which you reside or are organized, provided that you provide the required certification (generally, on IRS Form W8-BEN) to us. The 30% withholding tax does not apply to certain portfolio interest on obligations of U.S. persons allocable to you (provided certain requirements are met and you make the required certification). Moreover, if you are a non-U.S. person, you generally are not subject to U.S. tax on your allocable share of our capital gains if (i) such gains are not effectively connected with your conduct of a U.S. trade or business; (ii) a tax treaty is applicable and such gains are not attributable to your maintenance of a permanent establishment in the United States; or (iii) you are an individual who is not present in the United States for 183 or more days during the taxable year (assuming certain other conditions are met).

Non-U.S. persons treated as engaged in a U.S. trade or business are generally subject to U.S. federal income tax at the graduated rates applicable to U.S. persons on their net income which is considered to be effectively connected with such U.S. trade or business. Non-U.S. persons that are corporations may also be subject to a 30% branch profits tax on such effectively connected income. The 30% rate applicable to branch profits may be reduced or eliminated under the provisions of an applicable income tax treaty between the United States and the country in which the non-U.S. person resides or is organized.

While it is expected that our method of operation will not result in us generating significant amounts of income treated as effectively connected with the conduct of a U.S. trade or business with respect to investors who are non-U.S. persons, there can be no assurance that the IRS will not successfully assert that some portion of our income is properly treated as effectively connected income with respect to investors who are non-U.S. persons. If you are a non-U.S. person and you were treated as being engaged in a U.S. trade or business in any year because an investment of ours in such year constituted a U.S. trade or business, you generally would be required to (i) file a U.S. federal income tax return for such year reporting your allocable share, if any, of our income or loss effectively connected with such trade or business and (ii) pay U.S. federal income tax at regular U.S. tax rates on any such income. Moreover, if you are a corporate non-U.S. person, you might be subject to a U.S. branch profits tax on your allocable share of our effectively connected income. In addition, we would be required to withhold and pay over to the IRS certain amounts with respect to any non-U.S. person’s allocable share of our effectively connected income. Any amount so withheld would be creditable against your U.S. federal income tax liability, and you could claim a refund to the extent that the amount withheld exceeded such your U.S. federal income tax liability for the taxable year. Finally, if we are engaged in a U.S. trade or business, a portion of any gain recognized by you if you are a non-U.S. person on the sale or exchange of your common shares may be treated for U.S. federal income tax purposes as effectively connected income, and hence you may be subject to U.S. federal income tax on the sale or exchange.

In general, different rules from those described above apply in the case of non-U.S. persons subject to special treatment under U.S. federal income tax law, including a non-U.S. person (i) who has an office or fixed place of business in the United States or is otherwise carrying on a U.S. trade or business; (ii) who is an individual present in the United States for 183 or more days or has a “tax home” in the United States for U.S. federal income tax purposes; or (iii) who is a former citizen or resident of the United States.

If you are an individual who is a non-U.S. person, you generally will be subject to U.S. federal estate tax on the value of U.S.-situs property owned at the time of your death. It is unclear whether the common shares will be considered U.S.-situs property. Accordingly, if you are a non-U.S. person, you may be subject to U.S. federal estate tax on all or part of the value of the common shares you own at the time of your death.

If you are a non-U.S. person, we urge you to consult your tax advisor with regard to the U.S. federal income tax consequences to you of acquiring, holding and disposing of the common shares, as well as the effects of state, local and non-U.S. tax laws.

Tax Shelter Regulations. In certain circumstances, if you dispose of an interest in a transaction resulting in your recognition of significant losses in excess of certain threshold amounts, you may be obligated to disclose your participation in such transaction (a “reportable transaction”) in accordance with recently issued regulations governing tax shelters and other potentially tax-motivated transactions (the “Tax Shelter Regulations”). In addition, an investment in us may be considered a “reportable transaction” if, for example, we recognize certain significant losses in the future. You should consult your tax advisor concerning any possible disclosure obligation under the Tax Shelter Regulations with respect to the disposition of your interest in us.

Certain State, Local and Non-U.S. Tax Matters. You, as well as us (and various vehicles in which we invest) may be subject to various state, local and non-U.S. taxes. You are urged to consult your tax advisor with respect to the state, local and non-U.S. tax consequences of acquiring, holding and disposing of the common shares.

Backup Withholding. We are required in certain circumstances to backup withhold on certain payments paid to noncorporate holders of the common shares who do not furnish us with their correct taxpayer identification number (in the case of individuals, their social security number) and certain certifications, or who are otherwise subject to backup withholding. Backup withholding is not an additional tax. Any amounts withheld from payments made to you may be refunded or credited against your U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS.

UNDERWRITING

Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters named below, and the underwriters, for whom Wachovia Capital Markets, LLC is acting as representative and lead book-running manager, have severally agreed to purchase, the respective number of common shares appearing opposite their names below:

Underwriters	Number of Common Shares
Wachovia Capital Markets, LLC

Total

The underwriters have agreed to purchase all of the common shares shown in the above table if any of those shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

The common shares are offered by the underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by counsel for the underwriters and other conditions. The underwriters reserve the right to withdraw, cancel or modify the offer and to reject orders in whole or in part.

The underwriters have informed us that they will not confirm sales to accounts over which they exercise discretionary authority in excess of 5% of the total number of common shares offered by them.

Commissions and Discounts. The underwriters have advised us that they propose to offer the common shares to the public at the public offering price appearing on the cover page of this prospectus and to certain dealers at that price less a concession of not more than $             per share, of which up to $             may be reallowed to other dealers. After the initial offering, the public offering price, concession and reallowance to dealers may be changed.

The following table shows the public offering price, underwriting discounts and commissions and proceeds, before expenses, to us, both on a per share basis and in total, assuming either no exercise or full exercise by the underwriters of their over-allotment option.

Total
	Per Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discounts and commissions payable by us	$	$	$
Proceeds, before expenses, to us	$	$	$

We estimate that the expenses of this offering payable by us, not including underwriting discounts and commissions, will be approximately $            .

Over-allotment Option. We have granted to the underwriters an option, exercisable during the 30-day period after the date of this prospectus, to purchase up to              additional common shares at the public offering price per share less the underwriting discounts and commissions per share shown on the cover page of this prospectus, and less an amount per share equal to any dividends or distributions declared, paid or payable by us on the common shares that the underwriters are obligated to purchase but that are not payable on the additional shares to be purchased upon exercise of that option. To the extent that the underwriters exercise this option, each underwriter will have a firm commitment, subject to conditions, to purchase approximately the same percentage of those additional shares that the number of shares of common stock to be purchased by that underwriter as shown in the above table represents as a percentage of the total number of shares shown in that table.

Indemnity. We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

Lock-up Agreements. We and our directors and executive officers will own a total of approximately             % of our outstanding common shares (or approximately             % if the underwriters’, over-allotment option is exercised in full) immediately upon completion of this offering, based on shares outstanding as of             , 2007, have agreed that, without the prior written consent of Wachovia Capital Markets, LLC, we and they will not, during the period beginning on and including the date of this prospectus through and including the date that is the             th day after the date of this prospectus, directly or indirectly:

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common shares;

•

file or cause the filing of any registration statement under the Securities Act with respect to any common shares convertible into or exercisable or exchangeable for our common stock, other than any registration statement filed to register shares of common stock to be sold to the underwriters pursuant to the underwriting agreement and registration statements on Form S-8 to register our common shares or options to purchase our common shares pursuant to our 2007 Incentive Plan, as that plan is in effect on the date of this prospectus; or

•

enter into any swap or other agreement, arrangement or transaction that transfers to another, in whole or in part, directly or indirectly, any of the economic consequences of ownership of our common shares or any securities convertible into or exercisable or exchangeable for our common shares, whether any transaction described in any of the foregoing bullet points is to be settled by delivery of our common shares, other securities, in cash or otherwise. Moreover, if:

•	during the last 17 days of the -day restricted period referred to above we issue an earnings release or material news or a material event relating to us occurs; or

•

prior to the expiration of the             -day restricted period, we announce that we will release earnings results or become aware that material news or a material event relating to us will occur during the 16-day period beginning on the last day of the             -day restricted period;

the restrictions described in the immediately preceding sentence will continue to apply until the expiration of the 18-day period beginning on the date of issuance of the earnings release or the occurrence of the material news or material event, as the case may be, unless Wachovia Capital Markets, LLC, in writing, waives that extension.

The restrictions described in the immediately preceding paragraph do not apply to:

(i) the sale of shares to the underwriters pursuant to the underwriting agreement;

(ii) the issuance by us of shares, or options to purchase shares, of our common shares pursuant to our 2007 Incentive Plan, as that plan is in effect on the date of this prospectus;

(iii) the issuance by us of common shares upon the exercise of stock options outstanding on the date of this prospectus or issued after the date of this prospectus under our 2007 Incentive Plan referred to in clause (ii) above, as those stock options and plan are in effect on the date of this prospectus;

(iv) in the case of any director or officer or any shareholder that is a natural person, bona fide gifts for charitable or estate planning purposes; and

(v) in the case of any shareholder that is a corporation, partnership or limited liability company, transfers to any shareholder, partner or member, as the case may be, of such corporation, partnership or limited liability company if, in any such case, such transfer is not for value;

provided that, in the case of any transfer or gift described in clause (iv) or (v) above, (a) the transferee or donee, as the case may be, executes and delivers to Wachovia Capital Markets, LLC, acting on behalf of the underwriters, not later than one business day prior to such transfer or gift, a written agreement wherein it agrees to be subject to the restrictions described in the immediately preceding paragraph, subject to the applicable exceptions described above in this paragraph and (b) if the transferor is required to file a report under Section 16(a) of the Securities Act reporting a reduction in beneficial ownership of common shares or any securities convertible into or exercisable or exchangeable for our common shares during the              day restricted period, as the same may be extended as described above, the transferor shall include a statement in that report to the effect that, in the case of any transfer pursuant to clause (iv) above, the transfer is being made as a gift for charitable or estate planning purposes or, in the case of any transfer pursuant to clause (v) above, the transfer is being made to a shareholder, partner or member of the transferor and is not a transfer for value.

Wachovia Capital Markets, LLC may, in its sole discretion and at any time or from time to time, without notice, release all or any portion of the shares or other securities subject to the lock-up agreements.

Listing. We will apply to have our common shares listed on The NASDAQ Global Market under the symbol “GCAP.”

Stabilization. In order to facilitate this offering of our common shares, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the market price of our common shares. Specifically, the underwriters may sell more common shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares of common stock available for purchase by the underwriters under the over-allotment option. The underwriters may close out a covered short sale by exercising the over-allotment option or purchasing common shares in the open market. In determining the source of common shares to close out a covered short sale, the underwriters may consider, among other things, the market price of common shares compared to the price payable under the over-allotment option. The underwriters may also sell common shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing common shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after the date of pricing of this offering that could adversely affect investors who purchase in this offering.

As an additional means of facilitating this offering, the underwriters may bid for, and purchase, common shares in the open market to stabilize the price of our common shares. The underwriting syndicate may also reclaim selling concessions allowed to an underwriter or a dealer for distributing common stock in this offering if the syndicate repurchases previously distributed common shares to cover syndicate short positions or to stabilize the price of the common shares.

The foregoing transactions, if commenced, may raise or maintain the market price of our common stock above independent market levels or prevent or retard a decline in the market price of the common stock.

The underwriters have advised us that these transactions, if commenced, may be effected on              or otherwise. Neither we nor any of the underwriters makes any representation that the underwriters will engage in any of the transactions described above and these transactions, if commenced, may be discontinued without notice. Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of the effect that the transactions described above, if commenced, may have on the market price of our common shares.

Pricing of this Offering. Prior to this offering, there has been no public market for our common shares. Consequently, the initial public offering price for our common shares was determined by negotiations among us and the representatives of the underwriters. The factors considered in determining the initial public offering price included:

•	prevailing market conditions;

•	our results of operations and financial condition;

•	financial and operating information and market valuations with respect to other companies that we and the representative of the underwriters believe to be comparable or similar to us;

•	the present state of our development; and

•	our future prospects.

An active trading market for our common shares may not develop. It is possible that the market price of our common shares after this offering will be less than the initial public offering price. In addition, the estimated initial public offering price range and the number of shares to be sold in this offering appearing on the cover of this preliminary prospectus are subject to change as a result of market conditions or other factors.

Other. Certain of the underwriters and/or their affiliates have provided, and in the future may provide, investment banking, commercial banking and/or financial advisory services to us or our affiliates for which they have received and in the future may receive compensation. In addition, affiliates of Wachovia Capital Markets, LLC are agents and/or lenders under the existing $300 million warehouse facility. It is estimated that approximately $             of the net proceeds of this offering will be applied to pay down this facility.

Sales Outside the United States

Each of the underwriters may arrange to sell shares in certain jurisdictions outside the United States, either directly where they are permitted to do so or through affiliates. In that regard, Wachovia Capital Markets, LLC may arrange to sell the shares in certain jurisdictions through an affiliate, Wachovia Securities International Limited, or WSIL. WSIL is a wholly owned indirect subsidiary of Wachovia Corporation and an affiliate of Wachovia Capital Markets, LLC. WSIL is a UK incorporated investment firm regulated by the Financial Services Authority. Wachovia Securities is the trade name for the corporate and investment banking services of Wachovia Corporation and its affiliates, including Wachovia Capital Markets, LLC and WSIL.

Each of the underwriters has represented and agreed that:

•

it has not made or will not make an offer of the securities to the public in the United Kingdom within the meaning of section 102B of the Financial Services and Markets Act 2000 (as amended) (FSMA) except to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities or otherwise in circumstances which do not require the publication by us of a prospectus pursuant to the Prospectus Rules of the Financial Services Authority (FSA);

•

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) to persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which section 21 of FSMA does not apply to us; and

•	it has complied with and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the securities in, from or otherwise involving the United Kingdom.

The securities will not be offered in Norway other than (i) to investors who are deemed professional investors under Section 5-4 of the Norwegian Securities Trading Act of 1997 as defined in Regulation no. 1424 of 9 December 2005 (“Professional Investors”), (ii) to fewer than 100 investors that are not Professional Investors or with a total consideration of less than €100,000 calculated over a period of 12 months, or (iii) with a minimum subscription amount of €50,000. Consequently, no public offering will be made in Norway and this prospectus has not been filed with or approved by any Norwegian authority. This prospectus must not be reproduced or otherwise distributed to others by the recipient in Norway.

This prospectus has not been prepared to comply with the standards and requirements regarding public offering set forth in the Finnish Securities Market Act (1989/495, as amended) and it has not been approved by the Finnish Financial Supervision Authority. The securities may not be offered, sold, advertised or otherwise marketed in Finland under circumstances which constitute public offering of securities under Finnish law.

The securities will not be offered, directly or indirectly, to the public in Switzerland and this prospectus does not constitute a public offering prospectus as that term is understood pursuant to article 652a or 1156 of the Swiss Federal Code of Obligations.

The securities (i) will not be offered or sold, directly or indirectly, to the public (appel public a l’épargne) in the Republic of France and (ii) offers and sales of the securities in the Republic of France (a) will only be made to qualified investors (investisseurs qualifiés) as defined in, and in accordance with, Articles L 411-1, L 411-2 and D 411-1 to D 411-3 of the French Code monétaire et financier or (b) will be made in any other circumstances which do not require the publication by us of a prospectus pursuant to Article L 411-2 of the Code monétaire et financier and Article 211-2 of the Règlement Général of the Autorité des marchés financiers. Investors are informed that this prospectus has not been admitted to the clearance procedures of the Autorité des marchés financiers, and that any subsequent direct or indirect circulation to the public of the securities so acquired may not occur without meeting the conditions provided for in Articles L 411-1, h 411-2, L 412-2 and L 621-5 to L 621-8-2 of the Code monétaire et financier. In addition, we represent and agree that we have not distributed or caused to be distributed and will not distribute or cause to be distributed in the Republic of France, this prospectus or any other offering material relating to the securities other than to those investors (if any) to whom offers and sales of the securities in the Republic of France may be made as described above.

The offering of the securities has not been cleared by the Italian Securities Exchange Commission (Commissione Nazionale per le Società e la Borsa, the “CONSOB”) pursuant to Italian securities legislation and, accordingly, each of the underwriters has represented and agreed that the securities may not and will not be offered, sold or delivered, nor may or will copies of the prospectus or any other documents relating to the securities be distributed in Italy, except (i) to professional investors (operatori qualificati), as defined in Article 31, second paragraph, of CONSOB Regulation No. 11522 of July 1, 1998, as amended (the “Regulation No. 11522”), or (ii) in other circumstances which are exempted from the rules on solicitation of investments pursuant to Article 100 of Legislative Decree No. 58 of February 24, 1998 (the “Financial Service Act”) and Article 33, first paragraph, of CONSOB Regulation No. 11971 of May 14, 1999, as amended. Any offer, sale or delivery of the securities or distribution of copies of the prospectus or any other document relating to the securities in Italy may and will be effected in accordance with all Italian securities, tax, exchange control and other applicable laws and regulations, and, in particular, will be: (i) made by an investment firm, bank or financial intermediary permitted to conduct such activities in Italy in accordance with the Financial Services Act, Legislative decree No. 385 of September 1, 1993, as amended (the “Italian Banking Law”), Regulation No. 11522, and any other applicable laws and regulations; (ii) in compliance with Article 129 of the Italian

Banking Law and the implementing guidelines of the Bank of Italy; and (iii) in compliance with any other applicable notification requirement or limitation which may be imposed by CONSOB or the Bank of Italy. The securities and the information contained therein are intended only for the use of its recipient and, unless in circumstances which are exempted form the rules on solicitation of investments pursuant to Article 100 of the “Financial Service Act” and Article 33, first paragraph, of CONSOB Regulation No. 11971 of May 14, 1999, as amended, is not to be distributed, for any reason, to any third party resident or located in Italy. No person resident or located in Italy other than the original recipients of this document may rely on it or its content. Italy has only partially implemented the Prospectus Directive and the provisions in the immediately following paragraph shall apply with respect to Italy only to the extent that the relevant provisions of the Prospectus Directive have already been implemented in Italy. Insofar as the requirements above are based on laws which are superseded at any time pursuant to the implementation of the Prospectus Directive, such requirements shall be replaced by the applicable requirements under the Prospectus Directive.

In relation to each Member State of the European Economic Area (Iceland, Norway and Lichtenstein in addition to the member states of the European Union) that has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of the securities to the public in that Relevant Member State prior to the publication of a prospectus in relation to the securities that has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of the securities to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•

to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•

to fewer than 100 natural or legal persons (other than qualified investors, as defined in the Prospectus Directive) subject to obtaining the prior consent of Wachovia Capital Markets, LLC for any such offer; or

•	in any other circumstances which do not require the publication by the issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

Each person in a Relevant Member State who receives any communication in respect of, or who acquires any securities under, the offer contemplated in this prospectus will be deemed to have represented, warranted and agreed to and with us and each underwriter that:

•	it is a qualified investor within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive; and

•

in the case of any securities acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (1) the securities acquired by it in the offer have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member Stale other than qualified investors, as that term is defined in the Prospectus Directive, or in circumstances in which the prior consent of Wachovia Capital Markets, LLC has been given to the offer or resale; or (2) where securities have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those securities to it is not treated under the Prospectus Directive as having been made to such persons.

For the purposes of the provisions in the two immediately preceding paragraphs, the expression an “offer of the securities to the public” in relation to the securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Any investor purchasing the securities in the offering is solely responsible for ensuring that any offer or resale of the securities it purchased in the offering occurs in compliance with applicable laws and regulations.

LEGAL MATTERS

Certain legal matters will be passed upon for us by Dechert LLP, Washington, DC. Certain legal matters in connection with this offering will be passed upon for the underwriters by Clifford Chance US LLP, New York, NY.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Rothstein Kass, our independent registered public accounting firm located at 1350 Avenue of the Americas, New York, New York 10019, has audited the consolidated financial statements of Golub IV and its subsidiaries and of Golub International and its subsidiaries as of December 31, 2006, as set forth in their report. We have included our consolidated financial statements in this prospectus and elsewhere in the registration statement in reliance on Rothstein Kass’ report, given on their authority as experts in accounting and auditing.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form S-1, together with all amendments and related exhibits, under the Securities Act of 1933, with respect to our common shares offered by this prospectus. The registration statement contains additional information about us and our common shares being offered by this prospectus.

Upon completion of this offering, we will file with or submit to the SEC annual, quarterly and current periodic reports, proxy statements and other information meeting the informational requirements of the Exchange Act. You may inspect and copy these reports, proxy statements and other information, as well as the registration statement and related exhibits and schedules, at the Public Reference Room of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at (202) 551-8090. Currently, we do not have a website. As soon as practicable after the closing of this offering, we intend to maintain a website at http: //www.golubcapitalpartners.com and intend to make all of our annual, quarterly and current reports, proxy statements and other publicly filed information available, free of charge, on or through our website. In the interim, you may obtain such information by contacting us, in writing at 551 Madison Avenue, 6th floor, New York, New York 10022, Attn: Chief Financial Officer, or by telephone at (212) 750-6060. The SEC maintains an Internet site that contains reports, proxy and information statements and other information filed electronically by us with the SEC which are available on the SEC’s Internet site at http: //www.sec.gov. Copies of these reports, proxy and information statements and other information may be obtained, after paying a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov, or by writing the SEC’s Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549-0102.

INDEX TO FINANCIAL STATEMENTS

GOLUB CAPITAL PARTNERS LLC

Rothstein Kass

INDEPENDENT AUDITORS’ REPORT

To the Partners of Golub Capital Partners IV, L.P.

We have audited the accompanying consolidated statements of financial condition of Golub Capital Partners IV, L.P. and Subsidiaries (the “Fund”), including the consolidated condensed schedules of investments, as of December 31, 2006 and 2005, and the related consolidated statements of operations, changes in partners’ capital and cash flows for each of the years in the three-year period ended December 31, 2006. These consolidated financial statements are the responsibility of the management of the Fund. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Golub Capital Partners IV, L.P. and Subsidiaries as of December 31, 2006 and 2005, and the results of their operations, changes in their partners’ capital, and their cash flows for each of the years in the three year period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1, the consolidated financial statements include investments in securities valued at approximately $809,000,000 (approximately 403% of partners’ capital) and approximately $513,000,000 approximately 293% of partners’ capital) as of December 31, 2006 and 2005, respectively, whose fair values have been estimated by management in the absence of readily ascertainable market values. Because of the inherent uncertainty of valuation, management’s estimates of fair value may be materially higher or lower than the values that would have been used had a ready market for the securities existed.

As discussed in Note 1 to the consolidated financial statements at December 31, 2005, the Fund’s management determined that the fair value of certain SBIC investments at December 31, 2004, which had been previously valued using SBIC Valuation guidelines, was undervalued by approximately $3,368,000, net of related minority interest adjustments, and for the year ended December 31, 2005 certain gains were reclassified from unrealized to realized, accordingly, the 2004 and 2005 financial statements have been restated.

New York, New York

April 25, 2007

Golub Capital Partners IV, L.P. and Subsidiaries

Consolidated Statement of Financial Condition

ASSETS	2006	2005
Investments in securities, at fair value (cost $808,251,939 and $505,346,642)	$809,023,637	$512,753,539
Cash and cash equivalents	22,649,624	15,369,762
Interest receivable	10,800,497	5,878,201
Deferred financing costs, net of accumulated amortization	5,842,795	6,326,124
Other assets	1,103,343	1,066,561

	$849,419,896	$541,394,187

LIABILITIES AND PARTNERS’ CAPITAL

Liabilities
SBA debentures	$121,625,039	$97,320,980
Facility advances	462,568,877	243,553,042
Line of credit	13,815,000	16,643,000
Interest payable	7,207,675	6,733,482
Due to affiliates	3,166,599	1,881,090
Other payable	883,201	—
Net equity in futures contract, at fair value	—	61,750

Total liabilities	609,266,391	366,193,344
Minority Interest	39,142,021	190,774
Partners’ capital	201,011,484	175,010,069

	$849,419,896	$541,394,187

See accompanying notes to consolidated financial statements

Golub Capital Partners IV, L.P. and Subsidiaries

Consolidated Statement of Operations

	Years Ended December 31,
	2006	2005	2004
Investment income
Interest (as restated in 2004)	$76,747,672	$40,799,239	$24,796,417
Dividends	535,935	1,307,542	2,288,173
Fee income	2,037,648	1,517,590	84,375

Total investment income (as restated in 2004)	79,321,255	43,624,371	27,168,965

Expenses
Interest	32,383,658	16,562,880	5,172,796
Management fee	7,936,921	7,645,876	2,768,114
Professional and consulting fees	1,522,178	808,793	652,702
Other expenses	776,163	632,175	213,783

Total expenses	42,618,920	25,649,724	8,807,395

Net investment income (loss) (as restated in 2004)	36,702,335	17,974,647	18,361,570

Realized and unrealized gain (loss) on investments
Net realized gain (loss) on investments (as restated in 2005 and 2004)	13,448,671	26,932,026	3,620,526
Net change in unrealized appreciation (depreciation) on investments (as restated in 2005 and 2004)	(6,635,193)	3,200,090	4,552,807

Net gain (loss) on investments (as restated in 2004)	6,813,478	30,132,116	8,173,333

Income before prioritized payments, profit participation payments, and minority interest (as restated in 2004)	43,515,813	48,106,763	26,534,903

SBA prioritized payment	—	—	(638,521)

Income before profit participation payments and minority interest	43,515,813	48,106,763	25,896,382

SBA profit participation payment	(346,031)	—	—

Income before minority interest (as restated in 2004)	43,169,782	48,106,763	25,896,382

Minority interest (as restated in 2004)	(1,163,003)	(98,221)	(62,635)

Net income (as restated in 2004)	$42,006,779	$48,008,542	$25,833,747

See accompanying notes to consolidated financial statements

Golub Capital Partners IV, L.P. and Subsidiaries

Consolidated Statement of Changes in Partners’ Capital

	General Partner	Class A Limited Partners	Class B Limited Partners	Total
Partners’ capital, January 1, 2004	$78,538	$—	$50,700,406	$50,778,944
Capital contributions	1,250	41,712,000	7,284,095	48,997,345
Capital distributions
Return of capital	(4,206)	—	(24,510,449)	(24,514,655)
Income distributions	(197,943)	(688,509)	(18,907,937)	(19,794,389)

	(202,149)	(688,509)	(43,418,386)	(44,309,044)

Allocation of net income (as restated)
Pro rata allocation	$258,337	$2,647,737	$22,927,673	$25,833,747
Reallocation to General Partner	5,837,186	(516,277)	(5,320,909)	—

	6,095,523	2,131,460	17,606,764	25,833,747

Partners’ capital, December 31, 2004 (as restated)	5,973,162	43,154,951	32,172,879	81,300,992

Capital contributions	1,750	63,671,125	9,747,733	73,420,608
Capital distributions
Return of capital	(544)	—	(3,169,114)	(3,169,658)
Income distributions	(5,735,721)	(8,280,243)	(10,534,451)	(24,550,415)

	(5,736,265)	(8,280,243)	(13,703,565)	(27,720,073)

Allocation of net income
Pro rata allocation	480,269	13,519,583	34,008,690	48,008,542
Reallocation to General Partner	8,599,580	(2,617,105)	(5,982,475)	—

	9,079,849	10,902,478	28,026,215	48,008,542

Partners’ capital, December 31, 2005	9,318,496	109,448,311	56,243,262	175,010,069

Capital contributions	750	15,240,625	4,820,457	20,061,832

Capital distributions	(3,756,093)	(19,485,715)	(12,825,388)	(36,067,196)
Allocation of net income
Pro rata allocation	420,069	26,694,142	14,892,568	42,006,779
Reallocation to General Partner	7,806,920	(5,182,748)	(2,624,172)	—

	8,226,989	21,511,394	12,268,396	42,006,779

Partners’ capital, December 31, 2006	$13,790,142	$126,714,615	$60,506,727	$201,011,484

See accompanying notes to consolidated financial statements

Golub Capital Partners IV, L.P. and Subsidiaries

Consolidated Statement of Cash Flows

	Years Ended December 31,
	2006	2005	2004
Cash flows from operating activities
Net income (as restated in 2004)	$42,006,779	$48,008,542	$25,833,747
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Amortization of LMI debentures	414,060	368,562	304,868
Amortization of deferred financing costs	1,517,978	1,625,632	530,777
Net change in unrealized appreciation or depreciation on investments	6,635,193	(3,200,090)	(4,552,807)
Minority interest	1,163,003	98,221	62,635
Changes in operating assets and liabilities:
Cost of investments in securities, at fair value	(302,967,041)	(311,865,874)	(68,655,231)
Interest receivable	(4,922,296)	(4,119,217)	(652,931)
Other assets	(36,781)	(661,948)	(399,619)
Interest payable	474,193	5,206,693	431,789
Due to affiliates	1,285,509	1,481,801	103,818
Other payables	883,201	—	—

Net cash used in operating activities	(253,546,202)	(263,057,678)	(46,992,954)

Cash flows from financing activities
Payments of deferred financing costs	(1,034,650)	(4,338,565)	(2,201,059)
Proceeds from SBA debentures issued	23,890,000	17,134,056	16,440,000
Proceeds from facility advances	219,015,835	211,941,430	31,611,612
Proceeds from (payments of) line of credit	(2,828,000)	7,358,000	3,625,000
Proceeds from advance capital contributions	—	—	2,127,778
Proceeds from minority interest	37,788,243	6,959	10,422
Payments of minority interest	—	(49,356)	(59,528)
Proceeds from capital contributions	20,061,832	71,292,830	48,997,345
Payments of capital distributions	(36,067,196)	(27,720,073)	(44,309,044)
Redemption of SBA participating securities issued	—	—	(9,655,000)

Net cash provided by financing activities	260,826,064	275,625,281	46,587,526

Net change in cash and cash equivalents	7,279,862	12,567,603	(405,428)
Cash and cash equivalents, beginning of period	15,369,762	2,802,159	3,207,587

Cash and cash equivalents, end of period	$22,649,624	$15,369,762	$2,802,159

Supplemental disclosure of cash flow information
Cash paid during the year for interest	30,391,486	9,392,695	3,729,120

See accompanying notes to consolidated financial statements

Golub Capital Partners IV, L.P. and Subsidiaries

Consolidated Condensed Schedule of Investments

	2006				2005
	Number of Shares/Units or Principal Amount	Percentage of Total Partners’ Capital	Percentage of Pool I Partners’ Capital	Fair Value	Number of Shares/Units or Principal Amount	Percentage of Total Partners’ Capital	Percentage of Pool I Partners’ Capital	Fair Value

Investments in securities, at fair value
Pool I investments in securities
Equity investments
United States
Automobile
Precision Parts International (Common)	250,000	1.2%	1.4%	$2,500,000	250,000	1.4%	1.7%	$2,500,000
Other		0.1	0.1	139,830		0.1	0.1	139,830

		1.3	1.5	2,639,830		1.5	1.8	2,639,830

Buildings and Real Estate
American Fire Protection Group, Inc. (Preferred)	20,000	0.7	0.8	1,405,828	20,000	1.2	1.4	2,000,000
American Fire Protection Group, Inc. (Warrants)	1	1.0	1.1	1,988,825		0.0	0.0	0
Best Lighting Products, Inc. (Equity)	1,000	0.5	0.6	1,000,000		0.0	0.0	0
Southland Log Homes, Inc. (Common)	2,190	0.4	0.4	750,000	2,190	0.4	0.5	763,830
Other		0.3	0.3	499,995		0.0	0.0	0

		2.9	3.2	5,644,648		1.6	1.9	2,763,830

Chemicals, Plastics and Rubber		3.5	4.0	7,000,000		0.0	0.0	0

Containers, Packaging and Glass		0.2	0.2	378,336		0.1	0.2	250,000

Diversified / Conglomerate Manufacturing		0.0	0.0	0		0.0	0.0	0

Diversified / Conglomerate Service
Aspen Marketing, Inc. (Common)		0.0	0.0	0	62,305	0.6	0.7	1,014,667
Aspen Marketing, Inc. (Preferred)		0.0	0.0	0	62,305	0.7	0.8	1,174,672
Aspen Marketing, Inc. (Warrants)		0.0	0.0	0		0.9	1.0	1,488,467
Warrant to purchase 132,063 shares of common stock
Other		0.0	0.0	0		0.4	0.5	836,229

		0.0	0.0	0		2.6	3.0	4,514,035

Electronics
DRS Weather Systems, Inc. (Common)		0.1	0.1	232,777		0.2	0.2	294,490
DRS Weather Systems, Inc. (Warrants)		0.0	0.0	0		0.3	0.4	631,730
Warrant to purchase 3 shares of common stock
Other		0.2	0.3	460,760		0.0	0.0	0

		0.3	0.4	693,537		0.5	0.6	926,220

See accompanying notes to consolidated financial statements

Golub Capital Partners IV, L.P. and Subsidiaries

Consolidated Condensed Schedule of Investments (Continued)

	2006				2005
	Number of Shares/Units or Principal Amount	Percentage of Total Partners’ Capital	Percentage of Pool I Partners’ Capital	Fair Value	Number of Shares/Units or Principal Amount	Percentage of Total Partners’ Capital	Percentage of Pool I Partners’ Capital	Fair Value
Investments in securities, at fair value (continued)
Pool I investments in securities (continued)
Equity investments (continued)
United States
Farming and Agriculture
GSI Holdings Corp. (Common)	10,000	1.0%	1.2%	$2,100,026	10,000	0.6%	0.7%	$1,000,000
Other		0.0	0.0	1		0.3	0.3	508,017

		1.0	1.2	2,100,027		0.9	1.0	1,508,017

Healthcare, Education and Childcare		0.1	0.1	250,000		0.0	0.0	0

Home / Office Furnishings, Durable Consumer Products
Zenith Products Corporation (Common)	108,260	0.3	0.3	527,778		0.0	0.0	5,413
Zenith Products Corporation (Preferred)		0.0	0.0	0		0.3	0.4	535,886

		0.3	0.3	527,778		0.3	0.4	541,299

Insurance		0.2	0.3	500,000		0.0	0.0	0

Leisure, Amusement, Motion Pictures, Entertainment
Crunch Fitness (Common)	87,034	0.0	0.0	0		0.0	0.0	0
Crunch Fitness (Senior Preferred)	1	0.0	0.0	0		0.0	0.0	0
Crunch Fitness (Senior Preferred B)	1	1.0	1.1	1,922,809		0.0	0.0	0
Extreme Fitness (Common)	310,356	0.2	0.2	319,079		0.0	0.0	0
Strike Holdings, LLC (Jr. Preferred Membership Units)	4	0.0	0.0	0		0.0	0.0	0
Other		0.3	0.3	500,000		0.0	0.0	0

		1.5	1.6	2,741,888		0.0	0.0	0

Machinery (Non-Agriculture, Non-Construction, Non-Electronic)
C&M Conveyor (Equity)	10,000	0.5	0.6	1,000,000		0.0	0.0	0

Personal and Non Durable Consumer Products (Mfg. Only)		0.3	0.4	696,375		0.0	0.0	0

Personal, Food, and Miscellaneous Services
Brio Bravo (Equity)	1,250	0.6	0.7	1,250,000		0.0	0.0	0
IL Fornaio (America) Corp (CBC Restaurant) (Common)	4,689	0.1	0.1	257,560		0.0	0.0	0

See accompanying notes to consolidated financial statements.

Golub Capital Partners IV, L.P. and Subsidiaries

Consolidated Condensed Schedule of Investments (Continued)

	2006				2005
	Number of Shares/Units or Principal Amount	Percentage of Total Partners’ Capital	Percentage of Pool I Partners’ Capital	Fair Value	Number of Shares/Units or Principal Amount	Percentage of Total Partners’ Capital	Percentage of Pool I Partners’ Capital	Fair Value
Investments in securities, at fair value (continued)
Pool I investments in securities (continued)
Equity investments (continued)
United States
Personal, Food, and Miscellaneous Services
IL Fornaio (America) Corp (CBC Restaurant) (P. Equity A)	15,190	0.2%	0.2%	$317,307		0.0%	0.0%	$0
IL Fornaio (America) Corp (CBC Restaurant) (P. Equity B)	12,658	0.1	0.2	264,945		0.0	0.0	0
Taco Bueno Restaurants, Inc. (Common)	1,360	0.5	0.5	1,000,000	1,360	0.6	0.7	1,000,000

		1.5	1.7	3,089,812		0.6	0.7	1,000,000

Retail Stores
Levtran Enterprises, Inc. (Common)	62,500	0.0	0.0	62,500		0.0	0.0	62,500
Levtran Enterprises, Inc. (Preferred)	1,188	0.6	0.7	1,187,500		0.7	0.8	1,187,500
Specialty Catalog Corp. (Equity)	152,929	0.2	0.3	500,000		0.3	0.3	500,000
Other		0.0	0.0	0		0.5	0.7	950,000

		0.8	1.0	1,750,000		1.5	1.8	2,700,000

Total Pool I equity investments (cost $26,890,705 and $13,271,935)		14.4	16.5	29,012,231		9.6	11.4	16,843,231

Debt securities
United States
Aerospace and Defense
McNeil Technologies Inc. (Delayed Draw) Prime +.75% cash monthly principal due 3/11/11		0.0	0.0	(67,500)		0.0	0.0	0
McNeil Technologies Inc. (Term A) Prime +1.5% cash monthly principal due 9/30/11	$3,211,546	1.5	1.7	3,050,969	$6,500,000	3.7	4.4	6,500,000
McNeil Technologies Inc. (Term B) Prime +3.25% cash monthly principal due 9/30/11	$5,184,027	2.5	2.8	4,924,826	$6,250,000	3.6	4.2	6,250,000

See accompanying notes to consolidated financial statements.

Golub Capital Partners IV, L.P. and Subsidiaries

Consolidated Condensed Schedule of Investments (Continued)

	2006				2005
	Number of Shares/Units or Principal Amount	Percentage of Total Partners’ Capital	Percentage of Pool I Partners’ Capital	Fair Value	Number of Shares/Units or Principal Amount	Percentage of Total Partners’ Capital	Percentage of Pool I Partners’ Capital	Fair Value
Investments in securities, at fair value (continued)
Pool I investments in securities (continued)
Debt securities (continued)
United States
Aerospace and Defense
Whitcraft (Revolver) Libor +3.25% cash payable monthly, principal due 5/26/11	$1,750,000	0.9%	1.0%	$1,750,000		0.0%	0.0%	$0
Whitcraft (Term Loan A) Libor +3.25% cash payable monthly, principal due 5/26/11	$6,630,000	3.3	3.8	6,630,000		0.0	0.0	0
Whitcraft (Term Loan B) Libor +3.25% cash payable monthly, principal due 5/26/11	$3,279,261	1.6	1.9	3,279,261		0.0	0.0	0
Whitcraft (Term Loan C) 12% cash payable monthly principal due 5/26/12	$7,425,017	3.7	4.2	7,425,017		0.0	0.0	0
Other obligors representing less than 5% of total partners’ capital		3.7	4.3	7,574,379		2.4	2.8	4,139,474

		17.2	19.7	34,566,952		9.7	11.4	16,889,474

Automobile
Precision Parts International (Note) 11% cash payable quarterly 3.5% PIK payable quarterly principal due 9/30/12	$22,800,000	11.3	13.0	22,800,000	$20,000,000	11.4	13.5	20,001,459

See accompanying notes to consolidated financial statements.

Golub Capital Partners IV, L.P. and Subsidiaries

Consolidated Condensed Schedule of Investments (Continued)

	2006				2005
	Number of Shares/Units or Principal Amount	Percentage of Total Partners’ Capital	Percentage of Pool I Partners’ Capital	Fair Value	Number of Shares/Units or Principal Amount	Percentage of Total Partners’ Capital	Percentage of Pool I Partners’ Capital	Fair Value
Investments in securities, at fair value (continued)
Pool I investments in securities (continued)
Debt securities (continued)
United States
Automobile
Other obligors representing less than 5% of total partners’ capital		12.4	14.1	24,798,974		3.0	3.5	5,178,564

		23.7	27.1	47,598,974		14.4	17.0	25,180,023

Banking		9.0	10.3	18,180,048		0.0	0.0	0

Beverage, Food and Tobacco
Focus Brands, Inc. (Term Loan A) Libor +3.5% / Prime 2.5% cash payable quarterly, principal due 6/30/11		0.0	0.0	0	$3,602,363	2.1	2.4	3,602,363
Focus Brands, Inc. (Term Loan B) Libor +4% / Prime 3% cash payable quarterly, principal due 7/13/12		0.0	0.0	0	$8,012,418	4.6	5.4	8,012,418
Focus Brands, Inc. (Term Loan C) Libor +6.25% / Prime 5.25% cash payable quarterly, principal due 7/13/12		0.0	0.0	0	$2,791,653	1.6	1.9	2,791,653
Focus Brands, Inc. (Carvel Corp) (Term Loan) Libor +3.25% cash payable monthly, principal 12/31/11	$10,727,273	5.3	6.1	10,727,273		0.0	0.0	0
Focus Brands, Inc. (Carvel Corp) (Revolver) Prime +2.25% cash payable monthly, principal due 6/30/12	$326,879	0.2	0.2	326,879		0.0	0.0	0
Other obligors representing less than 5% of total partners’ capital		2.5	2.8	5,000,003		4.0	4.8	7,090,000

		8.0	9.1	16,054,155		12.3	14.5	21,496,434

Buildings and Real Estate
American Fire Protection Group, Inc. (Sub Debt) 12% cash payable quarterly 2% PIK compounded quarterly principal due 12/20/11	$7,500,000	3.8	4.4	7,650,000	$12,000,000	6.9	8.1	12,000,000

See accompanying notes to consolidated financial statements.

Golub Capital Partners IV, L.P. and Subsidiaries

Consolidated Condensed Schedule of Investments (Continued)

	2006				2005
	Number of Shares/Units or Principal Amount	Percentage of Total Partners’ Capital	Percentage of Pool I Partners’ Capital	Fair Value	Number of Shares/Units or Principal Amount	Percentage of Total Partners’ Capital	Percentage of Pool I Partners’ Capital	Fair Value
Investments in securities, at fair value (continued)
Pool I investments in securities (continued)
Debt securities (continued)
United States
Buildings and Real Estate (continued)
American Fire Protection Group, Inc. (Term Loan C) Libor +4% cash payable quarterly principal due 6/20/11	$5,229,241	2.6%	3.0%	$5,229,241	$2,500,000	1.4%	1.7%	$2,500,000
Best Lighting Products, Inc. (Term Loan) Libor +4.75% cash payable monthly, principal due 8/14/12	$11,971,250	6.0	6.8	11,971,250		0.0	0.0	0
Best Lighting Products, Inc. (Revolver) Libor +3.75% cash payable monthly, principal due 8/14/12	$1,300,000	0.6	0.7	1,300,000		0.0	0.0	0
Southland Log Homes, Inc. Libor +13% cash payable monthly principal due 8/14/10	$9,000,000	4.5	5.1	9,000,000	$9,000,000	5.1	6.1	9,000,000
Other obligors representing less than 5% of total partners’ capital		16.4	18.8	32,930,783		13.8	16.2	24,105,536

		33.9	38.8	68,081,274		27.2	32.1	47,605,536

Chemicals, Plastics, and Rubber		1.8	2.0	3,600,000		2.3	2.7	4,000,000

Containers, Packaging and Glass		4.8	5.5	9,710,792		3.7	4.3	6,404,140

Diversified Natural Resources		2.4	2.8	4,900,000		0.0	0.0	0

Diversified / Conglomerate Manufacturing
Aspen Marketing, Inc. 10% cash payable quarterly 3% PIK compounded quarterly principal due 8/31/10		0.0	0.0	$0	$15,450,009	8.8	10.4	$15,449,972

Other obligors representing less than 5% of total partners’ capital		6.2	7.1	12,465,091		7.1	8.4	12,500,000

		6.2	7.1	12,465,091		15.9	18.8	27,949,972

See accompanying notes to consolidated financial statements.

Golub Capital Partners IV, L.P. and Subsidiaries

Consolidated Condensed Schedule of Investments (Continued)

	2006				2005
	Number of Shares/Units or Principal Amount	Percentage of Total Partners’ Capital	Percentage of Pool I Partners’ Capital	Fair Value	Number of Shares/Units or Principal Amount	Percentage of Total Partners’ Capital	Percentage of Pool I Partners’ Capital	Fair Value
Investments in securities, at fair value (continued)
Pool I investments in securities (continued)
Debt securities (continued)
United States
Diversified / Conglomerate Service
Andrews International, Inc. (Revolver) Prime +2.5% cash payable monthly, principal due 12/31/10	$706,000	0.4%	0.4%	$706,000		0.0%	0.0%	$0
Andrews International, Inc. (Term A Loan) Libor +4.25% / Prime +3.25% cash payable quarterly, principal due 3/17/12	$11,089,286	5.5	6.3	11,089,286		0.0	0.0	0
PSI Services LLC (Term Loan) Libor +3.75% / Prime +2.25% cash payable quarterly, principal due 11/30/12	$12,000,000	6.0	6.8	12,000,000		0.0	0.0	0
Other obligors representing less than 5% of total partners’ capital		14.5	16.7	29,304,324		0.0	0.0	0

		26.4	30.2	53,099,610		0.0	0.0	0

Ecological		0.0	0.0	0	$2,000,000	1.1	1.4	2,000,000

Electronics
DRS Weather Systems, Inc. (EEC-CEC Holdings) 12% cash payable monthly .75% PIK compounded monthly principal due 9/10/10	$9,125,073	4.5	5.2	9,125,073	$9,042,580	5.2	6.1	9,042,580
Other obligors representing less than 5% of total partners’ capital		6.8	7.8	13,696,738		16.6	19.7	29,149,596

		11.4	13.0	22,821,811		21.8	25.8	38,192,176

Farming and Agriculture
GSI Group (12.000%—05/2013) 12% cash payable semi-annually principal due 5/15/13	$22,297,500	11.8	13.5	$23,705,000	$18,000,000	10.3	12.2	18,000,000
Other obligors representing less than 5% of total partners’ capital		1.4	1.6	2,734,526		2.9	3.4	5,036,667

		13.2	15.1	26,439,526		13.2	15.6	23,036,667

See accompanying notes to consolidated financial statements.

Golub Capital Partners IV, L.P. and Subsidiaries

Consolidated Condensed Schedule of Investments (Continued)

	2006				2005
	Number of Shares/Units or Principal Amount	Percentage of Total Partners’ Capital	Percentage of Pool I Partners’ Capital	Fair Value	Number of Shares/Units or Principal Amount	Percentage of Total Partners’ Capital	Percentage of Pool I Partners’ Capital	Fair Value
Investments in securities, at fair value (continued)
Pool I investments in securities (continued)
Debt securities (continued)
United States
Finance
Duff & Phelps, LLC (Revolver) Libor +1% cash payable quarterly, principal due 10/1/12	$2,850,000	1.4%	1.6%	$2,850,000		0.0%	0.0%	$0
Duff & Phelps, LLC (Term A Loan) Libor +2.75% / Prime +1.75% cash payable quarterly, principal due 10/1/12	$9,376,500	4.7	5.4	9,376,500	$9,500,000	5.4	6.4	9,500,000
Duff & Phelps, LLC (Term Loan) Libor +2.75% / Prime +1.75% cash payable quarterly, principal due 10/1/12	$2,000,000	1.0	1.1	2,000,000		0.0	0.0	0

Other obligors representing less than 5% of total partners’ capital		8.3	9.5	16,657,334		2.2	2.6	3,891,892

		15.4	17.6	30,883,834		7.6	9.0	13,391,892

Healthcare, Education, and Childcare
Advanced Homecare Management, Inc. (1st Lien) Libor +3.25% / Prime +2.25% cash payable quarterly, principal due 12/30/12	$4,189,500	2.1	2.4	4,189,500		0.0	0.0	0
Advanced Homecare Management, Inc. (Multi-Draw) Libor +3.25% / Prime +2.25% cash payable quarterly, principal due 12/30/12	$1,533,333	0.8	0.9	1,533,333		0.0	0.0	0
Advanced Homecare Management, Inc. (2nd Lien) Libor +6.5% / Prime +5.5% cash payable quarterly, principal due 12/30/13	$5,400,000	2.7	3.1	5,400,000		0.0	0.0	0

See accompanying notes to consolidated financial statements.

Golub Capital Partners IV, L.P. and Subsidiaries

Consolidated Condensed Schedule of Investments (Continued)

	2006				2005
	Number of Shares/Units or Principal Amount	Percentage of Total Partners’ Capital	Percentage of Pool I Partners’ Capital	Fair Value	Number of Shares/Units or Principal Amount	Percentage of Total Partners’ Capital	Percentage of Pool I Partners’ Capital	Fair Value
Investments in securities, at fair value (continued)
Pool I investments in securities (continued)
Debt securities (continued)
United States
Healthcare, Education, and Childcare (continued)
Advanced Homecare Management, Inc. (2nd Lien Rev.) Libor +6.5% / Prime +5.5% cash payable quarterly, principal due 12/30/13	$3,226,667	1.6%	1.8%	$3,226,667		0.0%	0.0%	0.0%
Excelligence Learning Corporation (Delayed Draw) Libor +3.75% / Prime +2% cash payable quarterly, principal due 12/30/12	$0	0.0	0.0	0		0.0	0.0	0.0
Excelligence Learning Corporation (Revolver) Libor +3.25% / Prime +1.5% cash payable quarterly, principal due 11/29/11	$1,500,000	0.7	0.9	1,500,000		0.0	0.0	0.0
Excelligence Learning Corporation (Term Loan A) Libor +3.25% / Prime +1.5% cash payable quarterly, principal due 11/29/11	$1,500,000	0.7	0.9	1,500,000		0.0	0.0	0.0
Excelligence Learning Corporation (Term Loan B) Libor +3.75% / Prime +2% cash payable quarterly, principal due 11/29/12	$3,800,000	1.9	2.1	3,800,000		0.0	0.0	0.0
Excelligence Learning Corporation (Term Loan C) Libor +7% / Prime +5.25% cash payable quarterly, principal due 12/30/13	$5,066,667	2.5	2.9	5,066,667		0.0	0.0	0.0
Princeton Review (Revolver) Libor +3.5% cash payable quarterly, principal due 4/10/11	$15,000,000	7.5	8.5	15,000,000		0.0	0.0	0.0

See accompanying notes to consolidated financial statements.

Golub Capital Partners IV, L.P. and Subsidiaries

Consolidated Condensed Schedule of Investments (Continued)

	2006				2005
	Number of Shares/Units or Principal Amount	Percentage of Total Partners’ Capital	Percentage of Pool I Partners’ Capital	Fair Value	Number of Shares/Units or Principal Amount	Percentage of Total Partners’ Capital	Percentage of Pool I Partners’ Capital	Fair Value
Investments in securities, at fair value (continued)
Pool I investments in securities (continued)
Debt securities (continued)
United States
Healthcare, Education, and Childcare (continued)
TLC Funding Corp. (Term Loan B) Libor +6.875% / Prime +7% cash payable monthly, principal due 10/30/09		0.0%	0.0%	$0	$8,455,000	4.8%	5.7%	$8,455,000
TLC Funding Corp. (Term Loan C) Libor 8.5% cash payable monthly principal due 10/30/09		0.0	0.0	0	$5,220,000	3.0	3.5	5,220,000
TLC Funding Corp. (Term Loan D) 12% cash payable quarterly 3% PIK payable monthly principal due 10/30/09		0.0	0.0	0	$7,523,281	4.3	5.1	7,523,281
Other obligors representing less than 5% of total partners’ capital		13.5	15.5	27,163,046		10.4	12.3	18,283,087

		34.0	39.0	68,379,213		22.5	26.6	39,481,368

Home / Office Furnishings, Durable Consumer Products
Bob’s Discount Furniture LLC (Term A) Prime +1.5% cash payable monthly principal due 1/31/10		0.0	0.0		$3,986,364	2.3	2.7	3,986,364
Bob’s Discount Furniture LLC (Term B) Prime +5% cash payable monthly principal due 1/31/10		0.0	0.0	0	$9,727,273	5.6	6.6	9,727,273
Celebrity, Inc. (Note) 9% cash payable monthly 6% PIK compounded annually principal due 8/18/09	$11,568,432	5.0	5.7	10,012,802	$10,925,435	5.5	6.5	9,657,817

See accompanying notes to consolidated financial statements.

Golub Capital Partners IV, L.P. and Subsidiaries

Consolidated Condensed Schedule of Investments (Continued)

	2006				2005
	Number of Shares/Units or Principal Amount	Percentage of Total Partners’ Capital	Percentage of Pool I Partners’ Capital	Fair Value	Number of Shares/Units or Principal Amount	Percentage of Total Partners’ Capital	Percentage of Pool I Partners’ Capital	Fair Value
Investments in securities, at fair value (continued)
Pool I investments in securities (continued)
Debt securities (continued)
United States
Home / Office Furnishings, Durable Consumer Products (continued)
Zenith Products Corporation (Revolver) Libor +3.5% / Prime +1.25% cash payable quarterly, principal due 9/26/13	$810,519	0.4%	0.5%	$810,519	$3,073,529	1.8%	2.1%	$3,073,529
Zenith Products Corporation (Term Loan A) Libor +5% / Prime +2.75% cash payable quarterly, principal due 9/26/13	$20,947,406	10.4	11.9	20,947,406	$1,955,883	1.1	1.3	1,955,883
Zenith Products Corporation (Term Loan B) Libor +4.5% / Prime 3.25% cash payable quarterly, principal due 11/30/11		0.0	0.0	0	$4,051,470	2.3	2.7	4,051,470
Other obligors representing less than 5% of total partners’ capital		3.4	3.9	6,855,000		1.1	1.4	2,000,000

		19.2	22.0	38,625,727		19.7	23.3	34,452,336

Leisure, Amusement, Motion Pictures, Entertainment
Crunch Fitness (Term Loan) Libor +4.75% / Prime +2.5% cash payable monthly, principal due 2/11/11	$8,000,000	3.6	4.1	7,200,000		0.0	0.0	0
Crunch Fitness (Revolver) Libor +4.75% / Prime +2.5% cash payable monthly, principal due 2/11/11	$7,420,445	3.3	3.8	6,678,401		0.0	0.0	0
Extreme Fitness (Capital Expenditure Loan) Libor +6% cash payable monthly, principal due 12/15/11	$650,000	0.3	0.4	650,000		0.0	0.0	0

See accompanying notes to consolidated financial statements.

Golub Capital Partners IV, L.P. and Subsidiaries

Consolidated Condensed Schedule of Investments (Continued)

	2006				2005
	Number of Shares/Units or Principal Amount	Percentage of Total Partners’ Capital	Percentage of Pool I Partners’ Capital	Fair Value	Number of Shares/Units or Principal Amount	Percentage of Total Partners’ Capital	Percentage of Pool I Partners’ Capital	Fair Value
Investments in securities, at fair value (continued)
Pool I investments in securities (continued)
Debt securities (continued)
United States
Leisure, Amusement, Motion Pictures, Entertainment (continued)
Extreme Fitness (Revolver) Libor +3.75% / Prime +2% cash payable monthly, principal due 12/15/11	$1,050,000	0.5%	0.6%	$1,050,000		0.0%	0.0%	$0
Extreme Fitness (Revolver - Overdraft) Libor +3.75% / Prime +2% cash payable monthly, principal due 12/15/11	$1,336,065	0.7	0.8	1,336,065		0.0	0.0	0
Extreme Fitness (Term Loan A) Libor +3.75% / Prime +2% cash payable monthly, principal due 12/15/11	$4,135,319	2.1	2.4	4,135,319		0.0	0.0	0
Extreme Fitness (Term Loan B) Libor +6% / Prime +4.25% cash payable monthly, principal due 12/15/11	$4,806,389	2.4	2.7	4,806,389		0.0	0.0	0
Strike Holdings, LLC (Senior Secured Note) Libor +8% cash payable monthly principal due 5/31/2008	$2,000,000	1.0	1.1	2,000,000		0.0	0.0	0
Strike Holdings, LLC (Senior Secured Notes, non-PIK) Libor + 10% cash payable monthly principal due 8/31/11	$5,775,000	3.0	3.4	5,948,251	$5,775,000	3.3	3.9	5,775,000
Strike Holdings, LLC (Note) Libor +10% cash payable monthly principal due 8/31/11	$7,191,081	3.7	4.2	7,403,649	$6,492,215	4.0	4.8	7,083,272
Tippmann Sports LLC (Term Loan) Libor +6% / Prime +3.85% cash payable monthly, principal due 8/14/11	$12,835,500	6.4	7.3	12,835,500		0.0	0.0	0

See accompanying notes to consolidated financial statements.

Golub Capital Partners IV, L.P. and Subsidiaries

Consolidated Condensed Schedule of Investments (Continued)

	2006				2005
	Number of Shares/Units or Principal Amount	Percentage of Total Partners’ Capital	Percentage of Pool I Partners’ Capital	Fair Value	Number of Shares/Units or Principal Amount	Percentage of Total Partners’ Capital	Percentage of Pool I Partners’ Capital	Fair Value
Investments in securities, at fair value (continued)
Pool I investments in securities (continued)
Debt securities (continued)
United States
Leisure, Amusement, Motion Pictures, Entertainment (continued)
Other obligors representing less than 5% of total partners’ capital		1.6%	1.9%	$3,352,124		0.0%	0.0%	$0

		28.6	32.7	57,395,698		7.3	8.7	12,858,272

Machinery (Non-Agricultural, Non-Construction, Non-Electronic)
C&M Conveyor (Revolver) Libor +3.25% cash payable monthly, principal due 7/12/12	$0	0.0	0.0	0		0.0	0.0	0
C&M Conveyor (Term Loan) Libor +4.75% cash payable quarterly, principal due 7/12/12	$9,040,323	4.5	5.1	9,040,323		0.0	0.0	0
Other obligors representing less than 5% of total partners’ capital		0.0	0.0	0		3.4	4.0	5,928,365

		4.5	5.1	9,040,323		3.4	4.0	5,928,365

Mining, Steel, Iron and Non-Precious Metals	$8,027,584	4.0	4.6	8,027,584		0.0	0.0	0

Oil and Gas	$6,286,158	3.1	3.6	6,286,158		0.0	0.0	0

Personal and Non Durable Consumer Products (Mfg. only)
Physicians Formula, Inc. (Revolver) Prime +2% cash payable monthly principal due 12/16/10		0.0	0.0	0	$1,853,749	1.1	1.3	1,853,749
Physicians Formula, Inc. (Sub Debt) 12% cash payable monthly 1.5% PIK compounded monthly principal due 12/16/12		0.0	0.0	0	$11,000,000	6.3	7.4	11,000,000

See accompanying notes to consolidated financial statements.

Golub Capital Partners IV, L.P. and Subsidiaries

Consolidated Condensed Schedule of Investments (Continued)

	2006				2005
	Number of Shares/Units or Principal Amount	Percentage of Total Partners’ Capital	Percentage of Pool I Partners’ Capital	Fair Value	Number of Shares/Units or Principal Amount	Percentage of Total Partners’ Capital	Percentage of Pool I Partners’ Capital	Fair Value
Investments in securities, at fair value (continued)
Pool I investments in securities (continued)
Debt securities (continued)
United States
Personal and Non Durable Consumer Products (Mfg. only) (continued)
Physicians Formula, Inc. (Term A) Libor +3.75% / Prime 2.25% cash payable quarterly, principal due 12/16/11		0.0%	0.0%	$0	$2,829,032	1.6%	1.9%	$2,829,032
Other obligors representing less than 5% of total partners’ capital		6.5	7.4	13,000,000		0.0	0.0	0

		6.5	7.4	13,000,000		9.0	10.6	15,682,781

Personal Transportation		2.3	2.7	4,724,840		1.5	1.8	2,651,591

Personal, Food, and Miscellaneous Services
Brio Bravo (Sub Debt) 14.25% PIK compounded monthly 13.25% Cash & PIK combined, cash payable monthly, principal due 12/29/12	$18,314,802	9.1	10.4	18,314,802		0.0	0.0	0
Brio Bravo (Term Loan) Libor +3% / Prime +2% cash payable monthly, principal due 6/29/12	$1,246,875	0.6	0.7	1,246,875		0.0	0.0	0
IL Fornaio (America) Corp (aka CBC Restaurant) (Subordinated Debt) 9% cash payable monthly 3% PIK compounded annually principal due 8/2/12	$18,279,564	9.3	10.6	18,645,155		0.0	0.0	0
IL Fornaio (America) Corp (aka CBC Restaurant) (Term Loan) Libor +3.75% / Prime +2.25% cash payable monthly, principal due 2/2/12	$1,922,619	1.0	1.1	1,922,619		0.0	0.0	0
Taco Bueno Restaurants, Inc. Libor +2.75% / Prime +1.75% cash payable quarterly, principal due 8/11/11	$3,492,010	1.7	2.0	3,492,010		0.0	0.0	0

See accompanying notes to consolidated financial statements.

Golub Capital Partners IV, L.P. and Subsidiaries

Consolidated Condensed Schedule of Investments (Continued)

	2006				2005
	Number of Shares/Units or Principal Amount	Percentage of Total Partners’ Capital	Percentage of Pool I Partners’ Capital	Fair Value	Number of Shares/Units or Principal Amount	Percentage of Total Partners’ Capital	Percentage of Pool I Partners’ Capital	Fair Value
Investments in securities, at fair value (continued)
Pool I investments in securities (continued)
Debt securities (continued)
United States
Personal, Food, and Miscellaneous Services
Taco Bueno Restaurants, Inc. Libor +8% / Prime +7% cash payable quarterly, 2% PIK payable quarterly principal due 8/11/11		0.0%	0.0%	$0	$15,062,222	8.6%	10.2%	$15,062,222
Other obligors representing less than 5% of total partners’ capital		4.9	5.6	9,815,992		8.6	10.2	15,090,536

		26.6	30.4	53,437,453		17.2	20.4	30,152,758

Printing and Publishing		6.1	7.0	12,276,873		7.6	9.0	13,277,264

Retail Stores
Dr. Leonard’s Healthcare Corp. (1st Lien) Libor +3.25% cash payable quarterly, principal due 4/30/11	$5,608,618	2.8	3.2	5,608,618	$5,862,402	3.3	4.0	5,862,402
Dr. Leonard’s Healthcare Corp. (2nd Lien) Libor +7% cash payable quarterly, principal due 7/31/12	$19,000,000	9.0	10.3	18,050,000	$19,000,000	10.9	12.8	19,000,000
Levtran Enterprises, Inc. (Revolver) Libor +5% / Prime +1.75% cash payable quarterly, principal due 10/20/10	$3,800,000	1.8	2.1	3,650,000	$1,375,000	0.8	0.9	1,375,000
Levtran Enterprises, Inc. (Term Loan A) Libor +5% / Prime +3.75% cash payable quarterly, principal due 10/20/10	$2,879,737	1.4	1.6	2,793,345	$3,100,000	1.8	2.1	3,100,000
Levtran Enterprises, Inc. (Term Loan B) Libor +5% / Prime +3.75% cash payable quarterly, 2% PIK payable quarterly Principal due 4/20/11	$3,953,732	1.9	2.2	3,835,113	$3,911,288	2.2	2.6	3,911,288
Levtran Enterprises, Inc. (Term Loan C) Libor +9% / Prime +7.75% cash payable quarterly, 2% PIK payable at maturity Principal due 10/20/11	$5,116,771	2.5	2.8	4,963,188	$5,007,012	2.9	3.4	5,007,012

See accompanying notes to consolidated financial statements.

Golub Capital Partners IV, L.P. and Subsidiaries

Consolidated Condensed Schedule of Investments (Continued)

	2006				2005
	Number of Shares/Units or Principal Amount	Percentage of Total Partners’ Capital	Percentage of Pool I Partners’ Capital	Fair Value	Number of Shares/Units or Principal Amount	Percentage of Total Partners’ Capital	Percentage of Pool I Partners’ Capital	Fair Value
Investments in securities, at fair value (continued)
Pool I investments in securities (continued)
Debt securities (continued)
United States
Retail Stores (continued)
Logan’s Roadhouse, Inc. (Sub Debt) 10% cash payable quarterly, Principal due 6/5/14	$15,000,000	7.5%	8.5%	$15,000,000		0.0%	0.0%	$0
Logan’s Roadhouse, Inc. (Term Loan A) Libor +3% cash payable quarterly, principal due 12/6/12	$7,500,000	3.7	4.3	7,500,000		0.0	0.0	0
Specialty Catalog Corp. (Senior Term Loan A) Libor +3.25% cash payable quarterly Principal due 2/3/10	$1,928,563	1.0	1.1	1,928,563	2,263,725	1.3	1.5	2,263,725
Specialty Catalog Corp. (Senior Term Loan B) Libor +6% / Prime +4.25% cash payable quarterly, 2% PIK compounded quarterly Principal due 2/3/10	$5,043,704	2.5	2.9	5,043,704	$5,018,333	2.9	3.4	5,018,333
Specialty Catalog Corp. (Senior Sub Notes) 11% cash payable quarterly 3.5% PIK compounded quarterly Principal due 2/3/10	$8,873,910	4.4	5.0	8,873,910	$8,570,000	4.9	5.8	8,570,000
Other obligors representing less than 5% of total partners’ capital		3.6	4.2	7,407,187		4.3	5.1	7,604,521

		42.1	48.2	84,653,628		35.3	41.6	61,712,281

Specialty Millwork and Synthetic Column Manufacturer	$2,899,829	1.4	1.6	2,882,838		0.0	0.0	0

Telecommunications
Prairie Wave Communications, Inc. (Term Loan A) Libor +3.75% cash payable quarterly Principal due 12/31/11	$4,443,750	2.2	2.5	4,443,750	$4,500,000	2.6	3.0	4,500,000

See accompanying notes to consolidated financial statements.

Golub Capital Partners IV, L.P. and Subsidiaries

Consolidated Condensed Schedule of Investments (Continued)

	2006				2005
	Number of Shares/Units or Principal Amount	Percentage of Total Partners’ Capital	Percentage of Pool I/II Partners’ Capital	Fair Value	Number of Shares/Units or Principal Amount	Percentage of Total Partners’ Capital	Percentage of Pool I/II Partners’ Capital	Fair Value
Investments in securities, at fair value (continued)
Pool I investments in securities (continued)
Debt securities (continued)
United States
Telecommunications (continued)
Prairie Wave Communications, Inc. (Term Loan B) Libor +4% cash payable quarterly Principal due 12/31/11	$4,454,887	2.2%	2.5%	$4,454,887	$4,500,000	2.6%	3.0%	$4,500,000
Other obligors representing less than 5% of total partners’ capital		4.3	4.9	8,500,000		8.2	9.7	14,366,537

		8.7	9.9	17,398,637		13.4	15.7	23,366,537

Textiles and Leather	$13,364,452	6.6	7.6	13,364,452		0.0	0.0	0

Utilities
AWHR American’s Water Heater Rentals 12% cash payable quarterly principal due 9/15/11	$5,111,789	2.5	2.9	5,111,789		0.0	0.0	0
AWHR American’s Water Heater Rentals Libor +3.5% cash payable monthly 3% PIK compounded monthly principal due 9/12/11	$5,278,966	2.7	3.0	5,278,966		0.0	0.0	0
		5.2	5.9	10,390,755		0.0	0.0	0

Total debt securities (cost $758,715,680 and $471,262,939)		372.3	426.0	748,286,246		266.1	314.4	465,709,867

Total Pool I investments in securities (cost $785,606,385 and $484,534,864)		386.7	442.5	777,298,477		275.7	325.7	482,553,098

Pool II investments in securities
Equity investments
Aerospace and Defense		1.2	9.9	2,500,000		2.4	15.8	4,240,000
Buildings and Real Estate		0.9	7.0	1,784,334		0.8	5.3	1,429,875
Chemicals, Plastics and Rubber		0.0	0.0	0		0.0	0.0	0
Diversified / Conglomerate Service		0.2	1.6	415,066		0.1	0.4	111,835
Farming and Agriculture		0.0	0.0	2,870		0.0	0.0	7,077
Finance		3.3	25.9	6,566,080		2.7	17.4	4,676,000

See accompanying notes to consolidated financial statements.

Golub Capital Partners IV, L.P. and Subsidiaries

Consolidated Condensed Schedule of Investments (Continued)

	2006				2005
	Number of Shares/Units or Principal Amount	Percentage of Total Partners’ Capital	Percentage of Pool I/II Partners’ Capital	Fair Value	Number of Shares/Units or Principal Amount	Percentage of Total Partners’ Capital	Percentage of Pool I/II Partners’ Capital	Fair Value
Investments in securities, at fair value (continued)
Pool II investments in securities (continued)
Equity investments (continued)
Healthcare, Education and Childcare		0.0%	0.0%	$0		0.0%	0.0%	$0
Home / Office Furnishings, Durable Consumer Products
Celebrity, Inc. (Common Equity)	74,250	0.0	0.0	0	74,250	0.0	0.0	0
Celebrity, Inc. (Common Equity Warrants)	1	0.0	0.0	0	1	0.0	0.2	0
Celebrity, Inc. (Preferred Equity)	668,250	0.1	0.7	187,454	668,250	0.1	0.7	187,454
Other		0.1	0.5	127,666		0.1	0.5	127,668

		0.2	1.2	315,120		0.2	1.2	315,122

Leisure, Amusement, Motion Pictures, Entertainment
Strike Holdings, LLC (Preferred Membership Warrants) Warrants to purchase 132,730 shares of junior preferred membership interests	1	0.7	5.4	1,370,348	1	0.1	0.7	193,992
Other		0.0	0.0	0		1.2	8.0	2,156,936

		0.7	5.4	1,370,438		1.3	8.7	2,350,928

Personal, Food, and Miscellaneous Services		0.0	0.0			0.2	1.5	397,476

Printing, Publishing, and Broadcasting		2.8	22.1	5,591,925		3.5	22.9	6,151,812

Retail Stores
Dr. Leonard’s Healthcare Corp. (Common Equity)	80,000	1.0	8.3	2,093,467	80,000	1.2	7.8	2,093,467
Other		0.0	0.0	0		0.7	4.3	1,148,481

		1.0	8.3	2,093,467		1.9	12.1	3,241,948

Specialty Millwork and Synthetic Column Manufacturer	1	0.1	0.8	213,100		0.1	0.4	95,979

Total Pool II equity investments (cost $12,909,975 and $13,629,379)		10.4	82.2	20,852,400		13.2	85.7	23,018,052

See accompanying notes to consolidated financial statements.

Golub Capital Partners IV, L.P. and Subsidiaries

Consolidated Condensed Schedule of Investments (Continued)

	2006				2005
	Number of Shares/Units or Principal Amount	Percentage of Total Partners’ Capital	Percentage of Pool I/II Partners’ Capital	Fair Value	Number of Shares/Units or Principal Amount	Percentage of Total Partners’ Capital	Percentage of Pool I/II Partners’ Capital	Fair Value
Investments in securities, at fair value (continued)
Pool II investments in securities (continued)
Debt securities
United States
Aerospace and Defense		0.0%	0.0%	$0		1.0%	6.5%	$1,748,937

Cargo Transport	$335,578	0.1	1.3	335,578		0.2	1.6	433,452

Home / Office Furnishings, Durable Consumer Products	$5,000,000	2.5	19.8	5,000,000	$5,000,000	2.9	18.6	5,000,000

Total Pool II debt securities (cost $5,335,579 and $7,182,389)		2.6	21.1	5,335,578		4.1	26.7	7,182,389

Total Pool II investments in securities (cost $18,245,554 and $20,811,768)		13.0	103.3	26,187,978		17.3	112.4	30,200,441

Total investments in securities, at fair value (cost $803,851,939 and $505,346,642)		399.7		803,486,455		293.0		512,753,539

Unrealized Gain on Interest Rate Swap		0.6	0.6%	1,137,182		0.0	0.0	0

Investment in Subordinated Debt of Golub Capital 2007 CLO, Ltd., at fair value (cost $4,400,000)*		2.2	2.5%	4,400,000		0.0	0.0	0

Total investments in securities (cost $808,251,939 and $505,346,642)		402.5%		$809,023,637		293.0%		$512,753,539

Net equity in futures contract, at fair value
Pool I net equity in futures contract
10-year U.S. Treasury Note June 2006		0.0	0.0	0		0.0%	0.0%	$(61,750)

*	The subordinated note is issued in connection with the Warehousing Agreement and is subject to all terms and conditions thereof. The note shall terminate upon the sale and liquidation of all portfolio holdings and interest shall accrue at a rate of 15% per annum.

See accompanying notes to consolidated financial statements.

Golub Capital Partners IV, L.P. and Subsidiaries

Notes to Consolidated Financial Statements

1. Nature of operations and summary of significant accounting policies

Organization

Golub Capital Partners IV, L.P. (the “Fund”) was organized in the State of Delaware on January 15, 1999 under a former name as a domestic limited partnership for the purpose of making portfolio investments. From its organization date through July 22, 2004, the Fund operated as LEG Partners III, L.P. On July 22, 2004, the Fund changed its name to Golub Capital Partners IV L.P., pursuant to an amendment to its limited partnership agreement (the “Partnership Agreement”), and subsequently admitted additional partners. See Note 2 for a description of other changes to the Partnership Agreement. The Fund will continue until December 31, 2014, unless sooner terminated or extended as provided for in the Partnership Agreement.

The General partner of the Fund is Golub GP III, LLC (the “General Partner”) and Golub Capital Incorporated serves as the Fund’s investment manager (the “Investment Manager”).

Capitalized terms are as defined in the Partnership Agreement, as amended, unless otherwise defined herein. The Partnership Agreement contains a more complete statement of the provisions than are described in the notes to these consolidated financial statements.

Basis of Presentation

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. At December 31, 2005, the Fund’s management determined that the fair value of certain SBIC investments at December 31, 2004, which had been previously valued using SBIC Valuation guidelines, was undervalued by approximately $3,368,000, net of related minority interest adjustments and for the year ended December 31, 2005, certain gains were reclassified from unrealized to realized accordingly, the 2004 and 2005 financial statements have been restated and net income and partners’ capital for the year ended December 31, 2004 were increased by $3,368,000.1

Basis of Consolidation

The audited consolidated financial statements include the accounts of the Fund and its majority-owned subsidiaries: LEG Partners III SBIC, L.P. (“SBIC3”), LEG Partners Debenture SBIC, L.P. (“DEB SBIC”) (together the “SBICs”), Golub Capital Company, LLC (“GCC”), Golub Capital CP Funding, LLC (“GCF”) and Golub Capital Loan Trust 2005-1 (“GCT05”) which was formed October 7, 2005. GCC is a wholly owned subsidiary of the Fund and GCT05 is a wholly owned subsidiary of GCC. GCF was a wholly owned subsidiary of GCC until November 1, 2006, when fifty percent of GCF was sold to an affiliated partnership at fair value. All intercompany balances and transactions have been eliminated in consolidation.

The Fund is the sole limited partner of SBIC3 and DEB SBIC, owning 99.75 percent of each. SBIC3 and DEB SBIC are both Small business investment Companies under the Small Business Investment Act of 1958, as amended (the “Act”) and were organized in the State of Delaware on January 5, 1999. The SBICs will continue through February 5, 2009, unless sooner terminated or extended as provided for in their partnership agreements.

As provided by the Act, SBIC3 and DEB SBIC can issue participating securities and debentures to the U.S. Small Business Administration (the “SBA”) in the form of limited partnership interests and a loan, respectively. The issuance of participating securities provides the SBICs capital to invest in small business concerns through the purchase of equity instruments, subordinated debt with equity features, other securities. SBIC3 and DEB SBIC are subject to the regulations issued by the SBA pursuant to provisions of the Act.

On September 20, 2006, the Fund made an investment in Golub Capital 2007 CDO Ltd. (“GC-2007CDO”). As of December 31, 2006, the Fund had invested $4,400,000 in a subordinated note of GC-2007CLO. GC-2007CLO contains a portfolio of primarily senior secured bank loans. At December 31, 2006, the portfolio, including cash, had an aggregate value of $146,093,730 and was financed with $136,230,593 of non-recourse senior debt

Golub Capital Partners IV, L.P. and Subsidiaries

Notes to Consolidated Financial Statements

1. Nature of operations and summary of significant accounting policies (continued)

financing. The Fund accounts for this investment at its estimated fair value (which equals its cost plus its accrued net interest receivable). In 2006, the Fund recorded $639,651 of income in connection with this investment.

Cash and Cash Equivalents

The Fund has defined cash and cash equivalents as cash and short-term, highly liquid investments with maturities of three months or less.

Valuation of Investments

The portfolio of investments is valued by management. Publicly-traded securities are stated at fair value using quoted market prices taking into account liquidity. When valuing investments in nonpublic equity and debt securities, management takes into account such factors as initial cost, company performance, additional financing and developments and other pertinent factors since the acquisition of the investments. Management, in making its valuation, relies on financial data and on estimates by the investee companies and professional advisors.

The investments in privately-held companies do not have a readily ascertainable market value. An inherent uncertainty exists in that the estimated values may differ significantly from the values that would have been used had a ready market for the investments existed. Such differences could be material. As a result, a significant change in estimated values may occur in the near term.

Investment Transactions and Related Investment Income

Investment transactions are accounted for on a trade-date basis. Dividends are recorded on the ex-dividend date and interest is recognized on the accrual basis. Accrued interest receivable deemed uncollectible is reduced and reserved in the period such determination is made. Discounts and premiums on securities purchased are amortized over the lives of their respective securities.

Income Taxes

The Fund does not record a provision for income taxes because the partners report their share of the Fund’s income or loss on their income tax returns. The consolidated financial statements reflect the Fund’s transactions without adjustment, if any, required for income tax purposes.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts disclosed in the consolidated financial statements. Actual results could differ from those estimates.

Deferred Financing Costs

Deferred financing costs are amortized on a straight line basis over 18 to 120 months and are net of accumulated amortization of $4,728,000, and $3,210,000 at December 31, 2006 and 2005, respectively.

2. Reorganization

The amendment to the Partnership Agreement dated July 22, 2004 included certain changes to the Fund’s capital account structure and the allocation of the investment portfolio and associated profit/loss. As further

Golub Capital Partners IV, L.P. and Subsidiaries

Notes to Consolidated Financial Statements

2. Reorganization (continued)

explained in the Partnership Agreement, partner capital accounts are segregated into two series or classes depending on the nature and timing of the individual partner’s investment commitment.

Class A Partnership Interests

Class A partnership interests represent all the contributions, distributions and carried interests associated with capital commitments made on or subsequent to July 31, 2004 (the “Pool I Valuation Date”). From inception through December 31, 2006, Class A capital commitments amounted to $185,575,000, of which approximately $120,624,000 and $106,706,000 has been called and contributed, respectively. Class A partners participate only in Pool I investments.

Class B Partnership Interests

Class B partnership interests represent all the contributions, distributions and carried interests associated with capital commitments made prior to the Pool I Valuation Date. From inception through December 31, 2006, and 2005, Class B capital commitments amounted to approximately $58,283,000, all of which has been called and contributed. Approximately $27,684,000 was subsequently returned and is subject to recall. Through December 31, 2006 and 2005, approximately $7,285,000 and $2,914,000 of previously returned capital was recalled, respectively. Class B partners participate in Pool I and Pool II investment.

Pool I Investments

Pool I investments are comprised of certain specified investments made prior to the Pool I Valuation Date and all investments made subsequent to the Pool I Valuation Date. On the Pool I Valuation Date, investments were transferred at fair value to Pool I from Pool II. Pool I investments are allocated to Class A and Class B partners by their respective ownership interests in the Pool. As of December 31, 2006 and 2005, partners’ capital in Pool I amounted to approximately $175,668,000, and $148,139,000, respectively.

Pool II Investments

Pool II investments are comprised of certain specified investments made prior to the Pool I Valuation Date. Activity related to Pool II investments is allocated to Class B partners only. As of December 31, 2006 and 2005, partners’ capital in Pool II amounted to approximately $25,343,000 and $26,872,000, respectively.

3. Partners’ capital

In accordance with the Partnership Agreement, profits and losses applicable to Pool I and Pool II investment are allocated to partners according to their respective interest in each Pool. Subject to certain limitations, generally 20% of the net profits allocated to the limited partners is reallocated to the General Partner.

4. Related party transactions

Prior to November 1, 2006, the Fund’s Partnership Agreement provided for management fees payable at the beginning of each quarter to the Investment Manager, or an affiliate of the Investment Manager, at a rate of 2% per annum (0.5% per quarter) of the aggregate capital contributions of all the partners, which has not been returned as realized capital, and the sum of any outstanding financing provided to the Fund or any of its subsidiaries. Effective on November 1, 2006, the Partnership Agreement was amended to change the management fee to 1.25% per annum of the value of the Fund’s investments.

Golub Capital Partners IV, L.P. and Subsidiaries

Notes to Consolidated Financial Statements

4. Related party transactions (continued)

The SBICs’ partnership agreement provides for management fees payable quarterly to the Investment Manager equal to 2.5% per annum (0.625% per quarter) of the sum of the average of the Fund’s committed capital to the SBICs and the average of the SBA’s participating securities and debentures. An additional management fee is charged if an SBIC’s combined capital is less than $20,000,000. The Investment Manager receives consulting fees from some of the entities in which the Fund and the SBICs have made investments. These fees amounted to approximately $340,000 $109,000 and $222,000 for the year ended December 31, 2006 and 2005, respectively. The Fund also pays an affiliate a fee for providing credit support to the Fund. During 2006, these fees amounted to approximately $360,000.

The Fund’s management fees are reduced by the management fees received from the SBICs and by the credit support fees.

Officers of the Investment Manager are members of the Board of Managers of one of the entities in which the Fund has made an investment.

5. Capital contributions

The Fund is committed to contribute capital up to $25,000,000 and $55,000,000 to SBIC3 and DEB SBIC, respectively. As of December 31, 2006, $17,402,000, and $33,357,000 have been contributed to SBIC3 and DEB SBIC, respectively. As of December 31, 2004, approximately $17,402,000 and $30,657,000 have been contributed to SBI C3 and DEB SBIC, respectively.

In order to fund the above commitments, the limited partners of the Fund have committed to contribute capital of up to $243,847,763 to the Fund, as of December 31, 2006 and 2005 and $162,552,763 as of December 31, 2004, of which approximately $158,508,000, $140,218,000 and $68,190,000 was contributed through December 31, 2006, 2005 and 2004, respectively. As of December 31, 2006, 2005 and 2004, the ratio of total contributed capital to total committed capital was approximately 65.0%, 57.5% and 42.0%, respectively.

Distributions are to be made in accordance with the terms specified in the Partnership Agreement.

6. SBA transactions

SBIC3 pays a cumulative preferred return (“Prioritized Payments”) of approximately 7.5%, payable quarterly to the SBA. Such payments are contingent upon the profitability of SBIC3. SBIC3 will be ineligible to make any other profit distributions until it has paid all of its prioritized payments. The amount of accumulated unpaid Prioritized Payments at December 31, 2005 was approximately $2,396,000. This amount was paid to the SBA on May 1, 2006.

As of December 31, 2006, DEB SBIC and SBIC3 had outstanding debentures to the SBA totaling $78,750,000 and $33,800,000, respectively. As of December 31, 2005, DEB SBIC and SBIC3 had outstanding debentures to the SBA totaling $67,040,000 and $21,620,000, respectively. These debentures bear interest rates that vary from approximately 5% - 7%. Interest expense is payable in full every six months. The face value of these debentures plus any accrued unpaid interest begins to mature in September 2011.

As of December 31, 2006 and 2005, DEB SBIC has additional debentures outstanding that approximately $7,448,000 and $7,143,000, net of discounts of $432,000 and $737,000 respectively. These debentures were issued at discounts during 2003 and are being amortized over 60 months until the debentures reach their face value of $7,880,000. These debentures are fully payable in May 2008.

As of December 31, 2006 and 2005, SBIC3 has additional debentures outstanding that amount to $1,627,000 and $1,518,000, net of $373,000 and $482,000 respectively. These debentures were issued at discounts during 2005 and are being amortized over 60 months until the debentures reach their face value of $2,000,000. These debentures are fully payable in September 2010.

Golub Capital Partners IV, L.P. and Subsidiaries

Notes to Consolidated Financial Statements

7. SBA commitment

The SBICs have been awarded commitments of $162,430,000 with the SBA (of which $6,245,000 has expired). As of December 31, 2006 and 2005, the SBICs have received $135,685,000 and $111,795,000 of these commitments, respectively, of which $13,255,000 has been paid back to the SBA.

8. Facility advances

On October 29, 2004, GCF entered into a facility agreement in the amount of $150,000,000. Pursuant to an amendment dated August 14, 2006, the facility termination date was extended to June 26, 2009 and the facility was temporarily increased to $300,000,000. This increase will expire on February 28, 2007 or upon the closing of a term securitization, if earlier. A more recent amendment was executed as more fully explained in Note 12. Upon expiration, the facility amount will be reduced to $200,000,000. The facility generally bears an interest rate of 0.75% per annum over the rate at which the lender issues commercial paper (at December 31, 2006 and 2005 the facility interest rate was 6.10% and 4.39%, respectively). As of December 31, 2006 and 2005, approximately $327,000,000 and $57,000,000 of the Fund’s investments in securities was pledged as collateral and advances amounting to $257,463,000 and $36,706,000 had been borrowed under the facility agreement, respectively.

In October 2005, GCT05 issued notes payable amounting to approximately comprised of four classes. The notes are comprised of $105,300,000 Class A-1 Floating Rate notes bearing interest at LIBOR+0.34%, $60,000,000 Class A-2 Revolving Floating Rate notes bearing interest at LIBOR+0.36%, of which outstanding borrowings amounted to $37,556,000 and $39,297,000 as of December 31, 2006, and 2005 respectively, $21,000,000 Class B Floating Rate Deferrable Interest notes bearing interest at LIBOR+0.57%, and $41,250,000 Class C Floating Rate Deferrable Interest notes bearing interest at LIBOR+1.10%. The notes have a stated maturity of November 2019 and are collateralized by assets held in GCT05.

The Fund uses derivative financial instruments, known as interest rate swaps, primarily to hedge fixed rate assets financed with floating rate debt. GCT05 has entered into an interest rate swap with a notional amount of $60,000,000 that matures on May 20, 2016. The notional amounts of derivative financial instruments do not represent actual amounts exchanged by the parties, but instead represent the amounts on which the contracts are based. This $60,000,000 swap effectively changes the interest rate of a like amount of fixed rate based assets into LIBOR based assets to better match the interest costs of related borrowings used to acquire such assets. The floating interest rate receipts under these swaps are based on three-month LIBOR rates. Interest to be paid or received on these contracts currently adjusts interest expense. These contracts hedge interest rate exposure for periods consistent with their underlying exposures and do not constitute investments independent of these exposures. The Fund does not hold or issue financial instruments for trading purposes.

At December 31, 2006, the estimated fair value of the interest rate swap was approximately $1,137,000 and is included in investments in securities on the consolidated statement of financial condition, and the unrealized gain due to the appreciate of the interest rate contracts is included in the consolidated statement of operations.

9. Contingencies

At December 31, 2006, the Fund, principally through its fifty percent owned subsidiary, GCF, had outstanding commitments to fund investments totaling approximately $150,000,000 under various undrawn revolver and other credit facilities. Given the Fund’s fifty percent ownership of GCF and assuming the Fund used its normal financing methods to purchase these investments an equity call of approximately $19,000,000 would be required to complete the purchase of all of these investments.

Golub Capital Partners IV, L.P. and Subsidiaries

Notes to Consolidated Financial Statements

10. Line of credit

The Fund and the SBICs entered into a joint $40,000,000 line of credit with a bank. The line of credit expires on October 31, 2008 and bears an interest rate at the lower of 1.75% + 1 month LIBOR or the prime rate minus 1.25% (as of December 31, 2006 the line of credit interest rate was 7.0% and 4.43%, respectively). An affiliate of the General Partner has guaranteed the borrowings under this line of credit. In addition, the bank is a lien holder on all non-SBA-related capital calls. As of December 31, 2006 (and 2005), there were outstanding borrowings amounting to $13,815,000 (and $16,643,000) under the line of credit, of which $11,305,000, ($6,808,000) $1,740,000 ($1,800,000) and $770,000 ($8,035,000) were payable by the Fund, SBIC3 and DEB SBIC, respectively.

11. Financial highlights

Financial highlights for the year ended December 31, 2006 and 2005 are as follows:

	2006		2005		2004
	Class A	Class B	Class A	Class B	Class A	Class B
Ratio to average limited partners’ capital
Expenses (including interest)	23.9%	23.6%	20.1%	21.0%	10.4%	15.8%
Reallocation to General Partner	4.4	4.5	3.4	13.5	1.4	10.6

Expenses and reallocation to General Partner	28.3%	28.1%	23.5%	34.5%	11.8%	26.4%

Net investment income (loss)	20.4%	19.1%	14.0%	13.1%	16.0%	37.0%

The Internal Rate of Return since inception (IRR) of the Class A and Class B limited partners, net of all fees and profit allocations to the General Partner, is 18.2% and 22.8%, respectively, through December 31, 2006. The IRR of the Class A and Class B limited partners, net of all fees and profit allocations to the General Partner, was 16.0% and 22.8% through December 31, 2005, respectively. The IRR of Class A and Class B limited partners, net of all fees and profit allocations to the General Partner was 15.5% and 15.0% through December 31, 2004, respectively. The IRR of the Class B limited partners, net of all fees and profit allocations to the General Partner, was 5.5% through December 31, 2003.

The IRR was computed based on the actual dates of cash inflows (capital contributions), outflows (cash and stock distributions), and the ending net assets at the end of the period (residual value of the limited partners’ capital account as of each measurement date.

Financial highlights are calculated for each limited partner class taken as a whole. An individual limited partner’s return and ratios may vary based on various factors. The net investment income (loss) ratio does not reflect the effects of the reallocation to General Partner. The ratios for the year ended December 31, 2004 for the Class A limited partners, excluding non-recurring expenses and the reallocation to the General Partner, have been annualized.

12. Subsequent Events

On January 9, 2007, GCF entered into an amendment its facility agreement. Pursuant to this amendment, the facility amount was temporally increased to $400,000,000. On March 13, 2007, the Fund completed a $405 million term securitization, Golub Capital Partners Funding 2007-1 Ltd. (“GCP07”). $318,430,569 of GCF’s assets were transferred to GCP07 in conjunction with the closing, with a corresponding decline in the advances outstanding under the GCF facility. In addition, the GCF facility amount was reduced to $200,000,000. GCP07 is fifty percent owned by the Fund, with fifty percent owned by an affiliated partnership.

Rothstein Kass

INDEPENDENT AUDITORS’ REPORT

To the Shareholders and Board of Directors of

Golub Capital International, Ltd.

We have audited the accompanying consolidated statement of assets and liabilities of Golub Capital International, Ltd. and Subsidiaries (the “Fund”), including the consolidated condensed schedule of investments, as of December 31, 2006, and the related consolidated statements of operations, changes in net assets and cash flows for the periods November 23, 2005 (commencement of operations) through December 31, 2005, and January 1, 2006 through December 31, 2006. These consolidated financial statements are the responsibility of the management of the Fund. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Golub Capital International, Ltd. and Subsidiaries as of December 31, 2006, and the results of their operations, changes in their net assets, and their cash flows for the periods November 23, 2005 (commencement of operations) through December 31, 2005, and January 1, 2006 through December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1, the consolidated financial statements include investments in securities valued at approximately $446,098,000 as of December 31, 2006 (approximately 600% of net assets), whose fair values have been estimated by management in the absence of readily ascertainable market values. Because of the inherent uncertainty of valuation, management’s estimates of fair value may be materially higher or lower than the values that would have been used had a ready market for the securities existed.

New York, New York

April 13, 2007

Golub Capital International, Ltd.

Consolidated Balance Sheet

December 31, 2006

ASSETS
Investments in securities, at fair value (cost $446,643,937)	$446,097,594
Cash and cash equivalents	29,274,178
Deferred financing costs, net of accumulated amortization	4,731,863
Interest receivable	4,239,843
Other assets	335,021

Total assets	484,678,499

LIABILITIES
Facility debt	370,417,079
Line of credit	19,805,000
Subordinated notes	8,100,000
Interest payable	2,852,552
Advance subscriptions	2,600,000
Deferred management fees	2,170,812
Accrued financing costs	2,035,000
Deferred incentive allocation	1,839,461
Due to affiliates	148,959
Other payables	99,070

Total liabilities	410,067,933

MINORITY INTEREST	639,651

NET ASSETS	$73,970,915

See accompanying notes to consolidated financial statements

Golub Capital International, Ltd.

Consolidated Statement of Income

	November 23, 2005 (Commencement of Operations) through December 31, 2005	January 1, 2006 through December 31, 2006	November 23, 2005 (Commencement of Operations) through December 31, 2006

Investment income, interest	$767,315	$21,859,856	$22,627,171

Expenses
Interest	305,434	9,525,498	9,830,932
Incentive allocation	73,245	1,766,216	1,839,461
Management fee	71,615	1,967,880	2,039,495
Appreciation attributable to deferred fees	—	131,317	131,317
Professional and consulting fees	7,000	232,722	239,722
Other expenses	6,118	228,894	235,012

Total expenses	463,412	13,852,527	14,315,939

Net investment income (loss)	303,903	8,007,329	8,311,232

Realized and unrealized gain (loss) on investments
Net realized gain (loss) on investments		126,026	126,026
Net change in unrealized appreciation or depreciation on investments	9,544	(555,887)	(546,343)

Net gain (loss) on investments	9,544	(429,861)	(420,317)

Net change in net assets resulting from operations	$313,447	$7,577,468	$7,890,915

See accompanying notes to consolidated financial statements

Golub Capital International, Ltd.

Consolidated Statement of Changes in Net Assets

December 31, 2006

	CLASS A	CLASS B	TOTAL

Net assets, beginning of period	$—	$—	$—
Issuance of shares	32,218,750	1,506,331	33,725,081
Allocation of net profits	292,975	20,472	313,447

Net assets, December 31, 2005	32,511,725	1,526,803	34,038,528
Issuance of shares	30,981,250	1,373,669	32,354,919
Allocation of net profits	7,064,855	512,613	7,577,468

Net assets, December 31, 2006	$70,557,830	$3,413,085	$73,970,915

Net asset value per share	$1,126.59	$1,198.91

See accompanying notes to consolidated financial statements

Golub Capital International, Ltd.

Consolidated Statement of Cash Flows

	November 23, 2005 (Commencement of Operations) through December 31, 2005	January 1, 2006 through December 31, 2006	November 23, 2005 (Commencement of Operations) through December 31, 2006
Cash flows from operating activities
Net change in net assets resulting from operations	$386,692	$7,504,223	$7,890,915
Adjustments to reconcile net change in net assets resulting from operations to net cash used in operating activities:
Amortization of deferred financing costs	—	302,844	302,844
Net change in unrealized appreciation or depreciation on investments	(192,956)	739,299	546,343
Minority interest	—	639,651	639,651
Changes in operating assets and liabilities:
Cost of investments in securities, at fair value	(76,199,819)	(370,444,118)	(446,643,937)
Interest receivable	(1,026,376)	(3,213,467)	(4,239,843)
Other assets	(341,558)	6,537	(335,021)
Interest payable	305,434	2,547,118	2,852,552
Deferred management fees	71,615	2,099,197	2,170,812
Accrued financing costs		2,035,000	2,035,000
Deferred incentive allocation	—	1,839,461	1,839,461
Due to affiliates	61,532	87,427	148,959
Other payables	—	99,070	99,070

Net cash used in operating activities	(76,935,436)	(355,757,758)	(432,693,194)

Cash flows from financing activities
Proceeds from facility debt	45,201,141	325,215,938	370,417,079
Proceeds from line of credit	—	19,805,000	19,805,000
Proceeds from advance subscriptions	—	2,600,000	2,600,000
Proceeds from issuance of subordinated notes	—	8,100,000	8,100,000
Proceeds from issuance of shares	33,725,081	32,354,919	66,080,000
Payments of deferred financing costs	—	(5,034,707)	(5,034,707)

Net cash provided by financing activities	78,926,222	383,041,150	461,967,372

Net change in cash and cash equivalents	1,990,786	27,283,392	29,274,178

Cash and cash equivalents, beginning of period	—	1,990,786	—

Cash and cash equivalents, end of period	$1,990,786	$29,274,178	$29,274,178

Supplemental disclosure of cash flow information
Cash paid during the period for interest	$—	$6,675,536	$6,675,536

See accompanying notes to consolidated financial statements

Golub Capital International, Ltd.

Consolidated Schedule of Investments

December 31, 2006

	Principal Amount	Percentage of Net Assets	Fair Value
Investments in securities, at fair value

Debt securities
United States
Aerospace and Defense
Whitcraft Libor +3.25% cash payable monthly, principal due 5/26/11	$3,574,200	4.9%	$3,607,500
Whitcraft Libor +4.25% cash payable monthly, principal due 5/26/12	1,680,439	2.3	1,695,739
Whitcraft 12% cash payable monthly, 5% PIK payable monthly, principal due 5/26/12	3,866,946	5.2	3,866,946
Other obligors representing less than 5% of net assets		11.3	8,349,747

		23.7	17,519,932

Automotive
Autotronic (MSD) Libor +3.75% cash payable quarterly, principal due 3/31/12	3,923,810	5.3	3,923,810
Insurance Auto Auctions, Inc. Libor +2.5% / Prime +1.5% cash payable monthly, principal due 5/19/12	3,890,250	5.3	3,890,250
Precision Parts Intl (PPI) 11% cash payable quarterly, 3.5% PIK payable quarterly, principal due 9/30/12	8,700,000	11.8	8,700,000
Transaxle 9% cash payable monthly, 5% PIK payable monthly, principal due 2/25/13	5,793,166	7.8	5,793,166
Other obligors representing less than 5% of net assets		9.4	6,994,871

		39.6	29,302,097

Banking
Bonddesk Group Libor +3.5% cash payable quarterly, principal due 8/16/12	4,389,000	5.9	4,389,000
Other obligors representing less than 5% of net assets		8.2	6,047,024

		14.1	10,436,024

Beverage, Food and Tobacco
DS Waters of America, Inc. Libor +2.5% / Prime +1.5% cash payable monthly, principal due 10/27/12	5,000,000	6.8	5,000,000
Focus Brands, Inc. Libor +3.25% / Prime +2.25% cash payable monthly, principal due 12/31/11	11,970,220	16.2	11,990,220

		23.0	16,990,220

Buildings and Real Estate
American Fire Protection 12% cash payable quarterly, 2% PIK compounded monthly, principal due 12/20/11	4,500,000	6.2	4,590,000
American Fire Protection Libor +4% cash payable quarterly, principal due 6/20/11	2,332,010	3.2	2,350,760
Best Lighting Libor +4.75% cash payable monthly, principal due 8/14/12	7,790,000	10.6	7,850,000

See accompanying notes to consolidated financial statements

Golub Capital International, Ltd.

Consolidated Schedule of Investments (Continued)

December 31, 2006

	Principal Amount	Percentage of Net Assets	Fair Value
Investments in securities, at fair value (continued)
Debt securities (continued)
United States
Buildings and Real Estate (continued)
Infiltrator Systems Libor +3.5% cash payable monthly, principal due 9/30/12	$3,980,000	5.4%	$4,000,000
Other obligors representing less than 5% of net assets		18.1	13,396,747

		43.5	32,187,507

Cargo Transport	2,465,177	3.3	2,465,177

Containers, Packaging and Glass	5,174,456	7.0	5,174,456

Diversified Natural Resources, Precious Metals and Minerals
Vedco Libor +3.5% cash payable quarterly, principal due 5/5/11	1,533,334	2.1	1,541,667
Vedco Libor +4% cash payable quarterly, principal due 10/31/11	3,291,666	4.5	3,308,333

		6.6	4,850,000

Diversified / Conglomerate Manufacturing Breeze
Breeze Libor +3.25% cash payable monthly, principal due 7/15/11	4,975,000	6.7	4,975,000
CSAV Libor +2.75% / Prime +1.5% cash payable monthly, principal due 6/30/12	3,979,310	5.4	3,979,310
Verifone Inc. Libor +1.75% / Prime +.75% cash payable monthly, principal due 10/31/13	4,007,410	5.4	4,007,410
Other obligors representing less than 5% of net assets		5.3	3,913,659

		22.8	16,875,379

Diversified / Conglomerate Services
Acxiom Corporation Libor +1.75% / Prime +.25% cash payable monthly, principal due 9/15/12	$3,990,000	5.4	3,990,000
Compass Diversified Holdings Libor +3% / Prime +2% cash payable monthly, principal due 11/21/11	6,600,908	9.1	6,750,908
Infor Enterprise Solutions Libor +3.75% cash payable quarterly, principal due 7/28/12	1,026,000	1.4	1,026,000
Infor Enterprise Solutions Libor +3.75% cash payable quarterly, principal due 7/28/12	1,966,500	2.7	1,966,500
Infor Enterprise Solutions Libor +3.75% / Prime +2.75% cash payable monthly, principal due 7/28/12	1,368,000	1.8	1,368,000
Infor Enterprise Solutions Libor +3.75% / Prime +2.75% cash payable monthly, principal due 7/28/12	2,622,000	3.5	2,622,000
Open Text Corporation Libor +2.5% / Prime +1.5% cash payable monthly, principal due 10/02/13	4,987,500	6.7	4,987,500

See accompanying notes to consolidated financial statements.

Golub Capital International, Ltd.

Consolidated Schedule of Investments (Continued)

December 31, 2006

	Principal Amount	Percentage of Net Assets	Fair Value
Investments in securities, at fair value (continued)
Debt securities (continued)
United States
Diversified / Conglomerate Services (continued)
Red Prairie Libor +6.5% cash payable quarterly, principal due 1/20/13	$2,800,000	3.8%	$2,800,000
Red Prairie Libor +3% / Prime +2% cash payable monthly, principal due 7/20/12	7,471,250	10.1	7,471,250
West Corporation Libor +2.75% / Prime +1.75% cash payable monthly, principal due 10/24/13	5,000,000	6.8	5,000,000
Other obligors representing less than 5% of net assets		8.1	5,950,120

		59.4	43,932,278

Electronics
Bankruptcy Management Services Libor +2.75% / Prime +1.75% cash payable monthly, principal due 7/31/12	4,488,750	6.1	4,488,750
Inovis Libor +3.5% / Prime +1% cash payable monthly, principal due 11/15/09	4,500,000	6.1	4,500,000
Other obligors representing less than 5% of net assets		11.1	8,267,323

		23.3	17,256,073

Farming and Agriculture
GSI Group 12% cash payable semi-annually, principal due 5/15/13	10,433,750	14.6	10,775,000
Valleycrest Holdings Co. Libor +2.5% / Prime +.5% cash payable monthly, principal due 10/4/13	5,000,000	6.7	5,000,000
Other obligors representing less than 5% of net assets		1.0	734,695

		22.3	16,509,695

Finance
Collect America, LTD. Libor +3.5% cash payable monthly, principal due 12/31/11	2,487,589	3.4	2,495,089
Collect America, LTD. Libor +4.5% cash payable monthly, principal due 3/31/12	3,980,085	5.4	3,995,085
Duff & Phelps Libor +2.75% / Prime +1.75% cash payable monthly, principal due 10/1/012	7,604,205	10.3	7,611,000
National Money Mart Company Libor +2.75% / Prime +1.75% cash payable monthly, principal due 10/30/12	2,113,347	2.9	2,113,347
National Money Mart Company Libor +2.75% / Prime +1.75% cash payable monthly, principal due 10/30/12	2,874,153	3.9	2,874,153
Other obligors representing less than 5% of net assets		1.5	1,151,998

		27.4	20,240,672

See accompanying notes to consolidated financial statements.

Golub Capital International, Ltd.

Consolidated Schedule of Investments (Continued)

December 31, 2006

	Principal Amount	Percentage of Net Assets	Fair Value
Investments in securities, at fair value (continued)
Debt securities (continued)
United States
Healthcare, Education and Childcare
Advanced Homecare Management Libor +3.25% / Prime +5.5% cash payable monthly, principal due 12/30/12	$1,533,333	2.1%	$1,533,333
Advanced Homecare Management Libor +3.25% / Prime +5.5% cash payable monthly, principal due 12/30/12	2,793,000	3.8	2,793,000
Advanced Homecare Management Libor +3.25% / Prime +2.25% cash payable quarterly, principal due 12/30/12	3,600,000	4.9	3,600,000
Advanced Homecare Management Libor +6.5% / Prime +5.5% cash payable quarterly, principal due 12/30/13	1,906,667	2.6	1,906,667
Advanced Homecare Management Libor +3.25% / Prime +2.25% cash payable quarterly, principal due 12/30/12	766,667	1.0	766,667
Delta Education Libor +3.5% / Prime +2.25% cash payable quarterly, principal due 6/30/12	7,464,967	10.1	7,464,967
Focused Health Libor +3.25%, cash payable monthly, principal due 12/31/11	3,810,000	5.2	3,820,000
OnCure Medical Libor +3% / Prime +2% cash payable quarterly, principal due 6/30/12	3,880,000	5.3	3,890,000
USP Domestic Holdings (United) Libor +1.75% / Prime +1% cash payable monthly, principal due 6/7/13	4,987,351	6.7	4,987,351
Other obligors representing less than 5% of net assets		18.0	13,407,550

		59.7	44,169,535

Home and Office Furnishings, Housewares, and Durable Consumer Products
Zenith Libor +5% / Prime +2.75% cash payable monthly, principal due 9/26/13	12,508,115	17.0	12,568,444
Zenith Libor +3.5% / Prime +1.25% cash payable quarterly, principal due 9/26/13	482,161	0.7	486,311
Other obligors representing less than 5% of net assets		7.9	5,861,250

		25.6	18,916,005

Insurance	2,992,500	4.1	2,992,500

Leisure, Amusement, Motion Pictures, and Entertainment
AE Europe Group, LLC Libor +2.75% / Prime +1.75% cash payable monthly, principal due 12/1/12	4,000,000	5.4	4,000,000
Extreme Fitness Libor +3.75% / Prime +2% cash payable monthly, principal due 12/15/11	2,706,280	3.7	2,740,360

See accompanying notes to consolidated financial statements.

Golub Capital International, Ltd.

Consolidated Schedule of Investments (Continued)

December 31, 2006

	Principal Amount	Percentage of Net Assets	Fair Value
Investments in securities, at fair value (continued)
Debt securities (continued)
United States
Leisure, Amusement, Motion Pictures, and Entertainment (continued)	$3,210,000	4.3%	$3,210,000
Extreme Fitness Libor +6% / Prime +4.25% cash payable monthly, principal due 12/15/11	8,358,000	11.3	8,358,000
Tippmann Sports Libor +6% / Prime +3.85% cash payable monthly, principal due 8/14/11		9.9	7,322,338

		34.6	25,630,698

Machinery (Non-Agriculture, Non-Construction, Non-Electronic)
C&M Conveyor Libor +4.75% cash payable quarterly, principal due 7/12/12	5,670,677	7.7	5,709,677

Mining, Steel, Iron and Non-Precious Metals
Consolidated Foundries Libor +3% / Prime +1.5% cash payable quarterly, principal due 5/23/10	1,251,048	1.7	1,257,813
Consolidated Foundries Libor +3.5% / Prime +2% cash payable quarterly, principal due 5/23/12	2,093,676	2.8	2,104,246
Consolidated Foundries Libor +5% cash payable quarterly, principal due 5/23/12	841,360	1.1	845,588
Other obligors representing less than 5% of net assets		2.6	1,881,429

		8.2	6,089,076

Oil and Gas
International Logging Libor +3.75% / Prime +2.5% cash payable quarterly, principal due 8/31/11	3,031,250	4.1	3,046,875
International Logging Libor +4.5% / Prime +3% cash payable quarterly, principal due 2/29/12	995,000	1.4	1,000,000
Total Safety U.S., Inc. Libor +3% / Prime +1.75% cash payable monthly, principal due 12/08/12	4,000,000	5.4	4,000,000
Other obligors representing less than 5% of net assets		4.7	3,491,250

		15.6	11,538,125

Personal and Non Durable Consumer Products (Manufacturing Only)
Implus Footwear Libor +3.25% / Prime +2.25% cash payable quarterly, principal due 5/12/12	1,298,701	1.8	1,298,701
Implus Footwear Libor +3.5% / Prime +2.5% cash payable quarterly, principal due 5/12/11	1,201,299	1.6	1,201,299
Implus Footwear Libor +7% / Prime +6% cash payable quarterly, principal due 12/31/12	6,500,000	8.8	6,500,000
Oriental Trading Company Libor +2.75% cash payable monthly, principal due 7/31/13	3,980,000	5.4	3,980,000

See accompanying notes to consolidated financial statements.

Golub Capital International, Ltd.

Consolidated Schedule of Investments (Continued)

December 31, 2006

	Principal Amount	Percentage of Net Assets	Fair Value
Investments in securities, at fair value (continued)
Debt securities (continued)
United States
Personal and Non Durable Consumer Products (Manufacturing Only) (continued)
Other obligors representing less than 5% of net assets		1.3%	$1,000,000

		18.9	13, 980,000

Personal Transportation
Rally Parts Libor +2.5% / Prime +1.25% cash payable monthly, principal due 11/30/13	$5,000,000	6.8	5,000,000

Personal, Food and Miscellaneous Services
Brio Bravo Libor +3% / Prime +2% cash payable monthly, principal due 6/29/12	1,242,813	1.7	1,243,750
Brio Bravo 14.25% PIK compounded monthly, 13.25% Cash & PIK combined, cash payable monthly, principal due 12/29/12	10,198,857	13.8	10,198,857
II Fornaio 9% cash payable monthly, 3% PIK compounded annually, principal due 8/2/12	7,119,605	9.8	7,261,997
II Fornaio Libor +3.75% / Prime +2.25% cash payable monthly, principal due 2/2/12	1,874,554	2.5	1,874,554
Libor +3.75% / Prime +2.25% cash payable monthly, principal due 2/2/12		7.5	5,529,240

		35.3	26,108,398

Printing and Publishing
IDEARC4 Libor +2% / Prime +1% cash payable monthly, principal due 11/17/14	5,000,000	6.8	5,000,000
Wenner Media LLC Libor +1.75% / Prime +.75% cash payable monthly, principal due 10/2/13	5,007,132	6.8	5,007,132
Other obligors representing less than 5% of net assets		2.2	1,707,666

		15.8	11,714,798

Retail Stores
Church’s Chicken 12.5% cash payable monthly, principal due 12/31/11	5,237,500	7.1	5,250,000
Levtran Libor +5% / Prime +3.75% cash payable quarterly, principal due 10/20/10	1,510,763	2.0	1,486,780
Levtran Libor +5% / Prime +3.75% cash payable quarterly, 2% PIK payable quarterly, principal due 4/20/11	2,122,885	2.8	2,059,170
Levtran Libor +9% / Prime +7.75% cash payable quarterly, 2% PIK payable at maturity, principal due 10/20/11	1,531,381	2.0	1,469,839

See accompanying notes to consolidated financial statements.

Golub Capital International, Ltd.

Consolidated Schedule of Investments (Continued)

December 31, 2006

	Principal Amount	Percentage of Net Assets	Fair Value
Investments in securities, at fair value (continued)
Debt securities (continued)
United States
Retail Stores (continued)
Logan’s Roadhouse Libor +3% / Prime +2% cash payable monthly, principal due 12/6/12	$4,000,000	5.4%	$4,000,000
Other obligors representing less than 5% of net assets		6.6	4,905,436

		25.9	19,171,225

Telecommunications	975,437	1.3	976,363

Textiles and Leather
Gammill Libor +3.5% / Prime +1.25% cash payable monthly, principal due 9/30/011	2,365, 548	3.2	2,393,548
Gammill Libor +4% / Prime +1.75% cash payable monthly, principal due 9/30/12	2,772,000	3.8	2,800,000
Other obligors representing less than 5% of net assets		7.6	5,612,143

		14.6	10,805,691

Utilities
AWHR 12% cash payable quarterly, principal due 9/15/11	4,821,697	6.5	4,821,697
AWHR Libor +3.5% cash payable monthly, 3% PIK compounded monthly, principal due 9/12/11	5,255,841	7.2	5,278,966

		13.7	10,100,663

Total investments in debt securities, at fair value (cost $446,643,937)		603.8	446,642,264

Unrealized loss on interest rate swap		(0.7)	(544,670)

Total investments in securities, at fair value (cost $446,097,594)		603.1%	$446,097,594

See accompanying notes to consolidated financial statements.

Golub Capital International, Ltd.

Notes to Consolidated Financial Statements

1. Nature of operations and summary of significant accounting policies

Nature of Operations

Golub Capital International, Ltd. (the “Fund”) is an investment vehicle which was formed as an exempted company under the laws of the Cayman Islands on September 28, 2005, and it commenced operations on November 23, 2005. The Fund was organized for the purpose of investing in a leveraged portfolio of senior secured, second-lien and subordinated loans, with the primary objective of achieving a high level of current income. Pursuant to an Investment Management Agreement, Golub Capital International Management, LLC is the Investment Manager (the “Investment Manager’) of the Fund.

Basis of Presentation

The consolidated financial statements are expressed in United States dollars and have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”).

Basis of Consolidation

The consolidated financial statements include the accounts of the Fund and its majority-owned subsidiaries, Golub Capital Partners International, Ltd. (“GCPIL”) and Golub International Loan Ltd. 1 (“GILL1”).

In December 2003, the Financial Accounting Standards Board (“FASB”) issued revised FASB Interpretation 46 (“FIN 46”), “Consolidation of Variable Interest Entities.” FIN 46 requires that a company that holds variable interests in an entity consolidate the entity if the company’s interest in the variable interest entity (“VIE”) is such that the company will absorb a majority of the VIE’s expected losses, if they occur. In such cases, the company is the primary beneficiary of the VIE.

On December 28, 2006, GCPIL made an investment in Golub Capital 2007 CLO Ltd. (“GC-2007CLO”) and is the primary beneficiary of this VIE and as such has consolidated GC-2007CLO in order to comply with GAAP. The creditors of this VIE have no recourse to GCPIL over its invested amount. As of December 31, 2006, GCPIL had invested $900,000 in a subordinated note of GC-2007CLO and $1,000,000 in preferred shares issued by GC-2007CLO. $8,100,000 in subordinated notes of GC-2007CLO is owned by other affiliates of the Investment Manager. GC-2007CLO contains a portfolio that consists primarily of senior secured loans. At December 31, 2006, the portfolio, including cash, had an aggregate value of approximately $146,080,000 that was financed with approximately $134,846,000 of senior debt.

Golub Capital International, Ltd.

Notes to Consolidated Financial Statements

1. Nature of operations and summary of significant accounting policies (continued)

Basis of Consolidation (continued)

The consolidated financial statements include the accounts of GC-2007CLO. A condensed consolidating balance sheet at December 31, 2006 showing the GC-2007CLO amounts separated from the rest of the consolidated group is as follows:

	Total Consolidated	GC-2007CL0 Amounts	Non GC 2007CL0 Amounts
Investments	$446,097,594	$135,004,011	$311,093,583
Cash	29,274,178	11,075,631	18,198,547
Other Assets	9,306,727	845,955	8,460,772

Total Assets	$484,678,499	$146,925,597	$337,752,902

Senior Debt	$390,222,079	$134,845,889	$255,376,190
Subordinated Notes: Affiliates	8,100,000	8,100,000	—
Subordinated Notes: GC-2007CLO	—	900,000	(900,000)
Other Liabilities	12,385,505	2,079,708	10,305,797
Preferred Equity: GC-2007CLO	—	1,000,000	(1,000,000)
Contributed Capital	66,080,000	—	66,080,000
Retained Earnings	7,890,915	—	7,890,915

Total Liabilities and Equity	$484,678,499	$146,925,597	$337,752,902

All intercompany balances and transactions amongst the consolidated group have been eliminated in consolidation.

Cash and Cash Equivalents

Cash equivalents consist of short-term, highly liquid investments, with maturities of three months or less.

Valuation of Investments

The portfolio of investments is valued by the Fund’s management. Publicly-traded securities are stated at fair value using quoted market prices that take liquidity into account. When valuing investments in nonpublic equity and debt securities, management considers many factors including initial cost, company performance, additional financing and developments and other pertinent factors since the acquisition of the investments. Management relies on financial data and estimates by the investee companies and professional advisors in determining the fair value of investments.

Investments in privately-held companies do not have a readily ascertainable market value. An inherent uncertainty in valuing such investments exists in that the estimated values may differ significantly from the values that would have been used had a ready market for the investments existed. Such differences could be material. As a result, a significant change in estimated values may occur in the near term.

Deferred Financing Costs

Deferred financing costs are amortized on a straight line basis over the estimated weighted average life of the debt facility of seven years and are net of accumulated amortization of approximately $303,000 as of December 31, 2006.

Golub Capital International, Ltd.

Notes to Consolidated Financial Statements

2. Nature of operations and summary of significant accounting policies (continued)

Investment Transactions and Related Investment Income

Investment transactions are accounted for on a trade-date basis. Interest is recognized on the accrual basis.

Income Taxes

Under the laws of the Cayman Islands, the Fund is not subject to income taxes. Accordingly, no provision for income taxes has been made in the accompanying financial statements. All United States dividend income, and certain interest income, is subject to 30% withholding tax.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires the Fund’s management to make estimates and assumptions that affect the amounts disclosed in the consolidated financial statements. Actual results could differ from those estimates.

3. Line of credit

On June 29, 2006, the Fund entered into a $20,000,000 line of credit with a bank. The line of credit bears interest at LIBOR+2.75% (8.1% at December 31, 2006) and the maturity date is June 30, 2008. As of December 31, 2006, there were outstanding borrowings amounting to $19,805,000 under the line of credit with an unused portion of $195,000.

4. Long term debt

In November 2005, GILL1 entered into a note purchase agreement which provided GILL1 the ability to issue notes payable in amounts up to $200,000,000 from an initial lender. An additional note purchase agreement was entered into with this lender, and two new lenders, on August 2, 2006, that replaced the previous note facility and gave GILL1 the ability to issue notes payable in amounts up to $300,000,000. The facility was further increased and amended on March 27, 2007 (see Note 8). The notes outstanding under this facility are collateralized by assets held in GILLI. The maturity date of the facility is August 2, 2020. The notes generally bear interest at LIBOR+0.5% per annum (5.85% at December 31, 2006). As of December 31, 2006, approximately $312,000,000 of the Fund’s investments were pledged as collateral, and advances amounting to approximately $235,571,000 had been borrowed under the facility agreement.

On September 13, 2006, GC-2007CLO entered into a facility agreement in the amount of $300,000,000. The termination date is September 13, 2007, or upon the closing of a term securitization, if earlier. The notes outstanding under this facility are collateralized by assets held in GC-2007CLO. The facility generally bears interest at LIBOR+0.7% per annum (6.05% at December 31, 2006). At December 31, 2006, the Fund borrowed approximately $134,846,000 under this facility.

The Fund uses derivative financial instruments, known as interest rate swaps, primarily to hedge fixed rate assets financed with floating rate debt. GILL1 has entered into an interest rate swap with a notional amount of $40,000,000 that matures on February 22, 2011. The notional amounts of derivative financial instruments do not represent actual amounts exchanged by the parties, but instead represent the amounts on which the contracts are based. This $40,000,000 swap effectively changes the interest rate of a like amount of fixed rate based assets into LIBOR based assets to better match the interest costs of related borrowings used to acquire

Golub Capital International, Ltd.

Notes to Consolidated Financial Statements

4. Long term debt (continued)

such assets. The floating interest rate receipts under these swaps are based on three-month LIBOR rates. Interest to be paid or received on these contracts currently adjusts interest expense. These contracts hedge interest rate exposure for periods consistent with their underlying exposures and do not constitute investments independent of these exposures. The Fund does not hold or issue financial instruments for trading purposes.

At December 31, 2006, the estimated fair value of the interest rate swap was ($544,670). This fair value is included in investments in securities on the consolidated statement of assets and liabilities, and the unrealized loss due to the depreciation of the interest rate contract is included in the consolidated statement of operations.

5. Commitments

At December 31, 2006, GILL1 had outstanding commitments to fund investments totaling approximately $14,737,000 under various undrawn revolver and other credit facilities.

6. Capital share issuances

As of December 31, 2006 there were 65,476.345 redeemable shares of $.01 par value authorized and issued. There are two classes of shares, Class A and Class B. For purposes of accounting for the incentive allocation, shares issued at different times will be issued in series, with a different series being issued on each subscription date. Transactions in capital shares during the period, and the shares for each class and series of shares outstanding, as of December 31, 2006 were as follows:

	Shares Issued	Price Per Share	Amount Contributed
Class A
Series 1	25,000.000	$1,000.000	$25,000,000
Series 2	7,218.750	1,000.000	7,218,750
Series 3	2,887.500	1,000.000	2,887,500
Series 4	5,775.000	1,000.000	5,775,000
Series 5	2,406.250	1,000.000	2,406,250
Series 6	2,887.500	1,000.000	2,887,500
Series 7	5,775.000	1,000.000	5,775,000
Series 8	3,850.000	1,000.000	3,850,000
Series 9	1,372.771	1,056.258	1,450,000
Series 10	5,456.743	1,090.394	5,950,000

Total Class A	62,629.514		$63,200,000

Class B
Series 1	1,168.831	$1,000.000	$1,168,831
Series 2	337.500	1,000.000	337,500
Series 3	135.000	1,000.000	135,000
Series 4	270.000	1,000.000	270,000
Series 5	112.500	1,000.000	112,500
Series 6	135.000	1,000.000	135,000
Series 7	270.000	1,000.000	270,000
Series 8	180.000	1,000.000	180,000
Series 9	—	—	—
Series 10	238.000	1,139.366	271,169

Total Class B	2,846.831		$2,880,000

Golub Capital International, Ltd.

Notes to Consolidated Financial Statements

6. Capital share issuances (continued)

Shareholders have redemption rights which contain certain restrictions as specified in the offering memorandum. Shareholders have also signed subscription documents obligating them to fund an additional $37,170,000 of Class A and Class B shares for a total capital commitment of $103,250,000. As of December 31, 2006, the ratio of total contributed capital to total committed capital was 64.0%.

7. Related party transactions

The Investment Manager is entitled to a management fee equal to 0.25% (1% per annum) of the gross assets of the Fund, excluding GC-2007CLO, determined as of the end of each calendar quarter. For the current period, the management fee is calculated based on the fair value of investments each month, which results in a reduced charge to investors. The management fee is calculated at 1% per annum (0.0833% per month) of the value of the investments held by the Fund allocable to Class A investors, accrues on a monthly basis, and is payable quarterly.

If the net realized and unrealized appreciation in the NAV per share equals or exceeds 8% per annum, the Investment Manager is entitled to an incentive allocation, payable on an annual basis, which will generally be equal to 20% of the amount by which the net asset value per share on the last day of each period exceeds the higher of the original issue price or highest net asset value of such shares as of the close of any prior period. The initial calculation of the incentive allocation did not occur until December 31, 2006, and was based on the periods November 23, 2005 (commencement of operations) through December 31, 2005, and January 1, 2006 through December 31, 2006.

Class B Investors, all of whom are affiliated with the Investment Manager, are not subject to the management fee or incentive allocation arrangements.

In accordance with the provisions of the deferred incentive allocation and management fee agreement, the management fee payable and the incentive allocation payable have been deferred by the Investment Manager and are payable in 2016. Both the deferred incentive allocation and the deferred management fee are treated as if they are invested in the Fund.

Officers of the Investment Manager are members of the Board of Managers of one of the entities in which the Fund has made an investment.

Golub Capital International, Ltd.

Notes to Consolidated Financial Statements

8. Financial highlights

Financial highlights for the periods November 23, 2005 (commencement of operations) through December 31, 2005, and January 1, 2006 through December 31, 2006 are as follows:

	November 23, 2005 (Commencement of Operations) though December 31, 2005 Class A Shares	January 1, 2006 through December 31, 2006 Class A Shares	November 23, 2005 (Commencement of Operations) through December 31, 2006 Class A Stores
Per share operating performance
Net asset value, beginning of period	$1,000.00	$1,009.09	$1,000.00

Income (loss) from investment operations:
Net investment income (loss)	8.81	124.27	132.85
Net realized and unrealized gain (loss) on investments	0.28	(6.77)	(6.26)

Total from investment operations	9.09	117.50	126.59

Net asset value, end of period	$1,009.09	$1,126.59	$1,126.59

Ratio to average net assets
Operating expenses (including interest expense)	14.0%	20.9%	19.6%
Incentive allocation	0.2	3.2	3.3
Appreciation or depreciation attributable to deferred fees	—	0.2	0.2

Total expenses	14.2%	24.3%	23.1%

Net investment income (loss)	10.7%	13.7%	13.1%

Financial highlights are calculated for the Class A shares only, as the Class A shares are the permanent, non-managing class or series of common shares. An individual investor’s financial highlights may vary based on the timing of capital share transactions.

The Internal Rate of Return since inception (IRR) through December 31, 2006 and 2005 for the Class A shares, net of the incentive allocation to the Investment Manager, was 13.7% and 10.3%, respectively.

The IRR was computed based on the actual dates of cash inflows (capital contributions), outflows (cash and stock distributions), and the ending net assets at the end of the period.

The ratios, excluding nonrecurring expenses and the incentive allocation, have been annualized.

9. Subsequent events

On January 2, 2007, the Fund issued additional Class A and Class B shares for $8,272,000 (of which $2,600,000 was received prior to December 31, 2006 and was included in advance subscriptions). These shareholders also signed subscription documents obligating them to fund an additional $4,653,000 of Class A and Class B shares.

On March 27, 2007, GILL1 amended its notes purchase agreement to allow GILL1 to issue notes payable in amounts up to $400,000,000.

Common Shares

PROSPECTUS

                , 2007

Wachovia Securities

Through and including                 , 2007 (the 25th day after the date of this prospectus), all dealers effecting transactions in our common shares, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by Golub Capital Partners LLC.

Securities and Exchange Commission registration fee	$4,605
NASD filing fee	15,500
NASDAQ listing fee		*
Legal fees and expenses		*
Accounting fees and expenses		*
Printing and engraving expenses		*
Blue Sky fees and expenses		*
Transfer agent and registrar fees		*
Miscellaneous fees		*

Total expenses		*

*	To be completed by amendment.

Item 14.	Indemnification of Directors and Officers.

Golub Capital Partners LLC (the “Company”) is a limited liability company organized under the law of Delaware. Section 18-108 of the Delaware Limited Liability Company Act provides that a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever, subject to such standards and restrictions, if any, as are set forth in its limited liability company operating agreement. Pursuant to the Company’s Limited Liability Company Operating Agreement, the Company has agreed, to the fullest extent permitted by applicable law, to indemnify and hold harmless any officer, director, shareholder, employee, representative or agent of the Company from and against any loss, damage, liability, tax, penalty, expense or claim of any kind or nature whatsoever incurred by such person by reason of the creation, operation or termination of the Company or any act or omission performed or omitted by such person in good faith on behalf of the Company and in a manner such person reasonably believed to be within the scope of authority conferred on such person by the Company’s Limited Liability Company Operating Agreement, except that no such person is entitled to be indemnified in respect to any loss, damage or claim incurred by such person by reason of fraud, gross negligence or willful misconduct with respect to such acts or omissions.

Item 15.	Recent Sales of Unregistered Securities.

On April 24, 2007, in connection with the formation of the Company, the Company issued 1 common share (the “common shares”) to each of Lawrence Golub and David Golub for $1 each, in an offer exempt from registration under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”).

On May 13, 2007, prior to the closing (the “Closing”) of the sale of the securities being registered hereby, the Company and the Company’s subsidiary, Golub Capital SPV Holdings, Ltd. entered into contribution agreements to acquire the equity interest in each of Golub Capital Loan Trust 2005-1, Golub International Loan Ltd. I and Golub Capital Partners Funding 2007-1 Ltd., in exchange for an aggregate amount of 40,000,000 of the common shares, in an offering exempt from registration under Section 4(2) of the Securities Act.

On May 12, 2007, prior to the Closing, the Company and Runyon Partners, LLC, an affiliate of Golub Capital, entered into a subscription agreement pursuant to which Runyon Partners, LLC agreed to acquire a membership interest in the Company evidenced by profit participation shares which will enable Runyon Partners, LLC to purchase up to 11% of the Company’s common shares, in an offering exempt from registration under Section 4(2) of the Securities Act.

On May 13, 2007, prior to the Closing, the Company and the Company’s subsidiary, Golub Capital Warehouse Funding, LLC entered into a contribution agreement to acquire up to 49% of the equity interest in GC Funding Warehouse Corp. in exchange for common shares in an offer exempt from registration under Section 4(2) of the Securities Act.

No underwriters were involved in the foregoing sales of securities. The purchasers in each case represented their intention to acquire the securities for investment only and not with a view to the distribution thereof. Appropriate legends were affixed to the certificates issued in such transactions. All of the foregoing securities are deemed restricted securities for the purposes of the Securities Act.

Item 16.	Exhibits and Financial Statement Schedules.

(a) Exhibits.

Exhibit Number	Title
1.1*	Form of Underwriting Agreement by and among Golub Capital Partners LLC, and each of the underwriters named therein.

3.1	Certificate of Formation of Golub Capital Partners LLC.

3.2*	Limited Liability Company Operating Agreement of Golub Capital Partners LLC.

4.1*	Form of Certificate of Common Shares of Golub Capital Partners LLC.

5.1*	Opinion of Dechert LLP.

10.1*	Form of Management Agreement by and between Golub Capital Partners LLC and Golub Capital Advisor LLC.

10.2*	Indenture, dated as of October 25, 2005 by and between Golub Capital Loan Trust 2005-1, as the Issuer, and Wells Fargo Bank, National Association, as the Trustee.

10.3*	Note Purchase Agreement, dated as of August 2, 2006 among Golub International Loan Ltd. I, the Investors Party thereto and Wells Fargo Bank, National Association, as Trustee.

10.4*	Indenture, dated as of March 13, 2007 and between Golub Capital Partners Funding 2007-1 Ltd., as the Issuer, Golub Capital Partners Funding 2007-1 LLC, as the Co-Issuer, and U.S. Bank National Association, as the Trustee.

10.5*	Form of License Agreement between Golub Capital Partners LLC and Golub Capital Advisor LLC.

10.6*	Contribution Agreement, dated as of May 13, 2007, by and among Golub Capital Partners LLC, Golub Capital SPV Holdings, Ltd., Golub Capital Loan Trust 2005-1 and Golub Capital Partners IV, L.P.

10.7*	Contribution Agreement, dated as of May 13, 2007, by and among Golub Capital Partners LLC, Golub Capital SPV Holdings, Ltd., Golub International Loan Ltd. I and Golub Capital International Ltd.

10.8*	Contribution Agreement, dated as of May 13, 2007, by and among Golub Capital Partners LLC, Golub Capital SPV Holdings, Ltd., Golub Capital Partners Funding 2007-1, Ltd., Golub Capital Partners IV, L.P. and Golub Capital Partners IV, L.P.

10.9*	Contribution Agreement, dated as of May 13, 2007, by and among Golub Capital Partners LLC, Golub Capital Warehouse Funding, LLC and GC Funding Warehouse Corp.

10.10*	Registration Rights Agreement by and among Golub Capital Partners LLC, Golub Capital Partners IV, L.P., Golub Capital International Ltd. and Golub Capital Partners V, L.P. dated May , 2007.

10.11*	Subscription Agreement dated, as of May 12, 2007, between Golub Capital Partners LLC and Runyon Partners LLC.

Exhibit Number		Title
21.1	*	Subsidiaries of Golub Capital Partners LLC.

23.1		Consent of Rothstein Kass.

23.2	*	Consent of Dechert LLP.

24.1		Power of Attorney (set forth on the signature page to this registration statement).

*	To be filed by amendment.

(b) Financial Statement Schedules.

All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are not applicable, and, therefore, have been omitted.

Item 17.

Undertakings.

(a) The undersigned registrant hereby undertakes to provide the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as are required by the underwriters to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each posteffective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in The City of New York, State of New York, on the 14th day of May, 2007.

GOLUB CAPITAL PARTNERS LLC

By:	/s/ Lawrence E. Golub
Lawrence E. Golub Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Lawrence E. Golub and David B. Golub, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any or all amendments or supplements to this registration statement on Form S-1, whether pre-effective or post-effective, including any subsequent registration statement for the same offering which may be filed under Rule 462(b) under the Securities Act of 1933, as amended, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to this registration statement or any amendments or supplements hereto in the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Lawrence E. Golub Lawrence E. Golub	Chief Executive Officer and Director (Principal Executive Officer)	May 14, 2007

/s/ John Geisler John Geisler	Chief Financial and Administrative Office (Principal Financial and Accounting Officer)	May 14, 2007

/s/ David B. Golub David B. Golub	President and Director	May 14, 2007

EXHIBIT INDEX

Exhibit Number	Title
1.1*	Form of Underwriting Agreement by and among Golub Capital Partners LLC, and each of the underwriters named therein.

3.1	Certificate of Formation of Golub Capital Partners LLC.

3.2*	Limited Liability Company Operating Agreement of Golub Capital Partners LLC.

4.1*	Form of Certificate of Common Shares of Golub Capital Partners LLC.

5.1*	Opinion of Dechert LLP.

10.1*	Form of Management Agreement by and between Golub Capital Partners LLC and Golub Capital Advisor LLC.

10.2*	Indenture, dated as of October 25, 2005 by and between Golub Capital Loan Trust 2005-1, as the Issuer, and Wells Fargo Bank, National Association, as the Trustee.

10.3*	Note Purchase Agreement, dated as of August 2, 2006 among Golub International Loan Ltd. I, the Investors Party thereto and Wells Fargo Bank, National Association, as Trustee.

10.4*	Indenture, dated as of March 13, 2007 by and between Golub Capital Partners Funding 2007-1 Ltd., as the Issuer, Golub Capital Partners Funding 2007-1 LLC, as the Co-Issuer, and U.S. Bank National Association, as the Trustee.

10.5*	Form of License Agreement between Golub Capital Partners LLC and Golub Capital Advisor LLC.

10.6*	Contribution Agreement, dated as of May 13, 2007, by and among Golub Capital Partners LLC, Golub Capital SPV Holdings, Ltd., Golub Capital Loan Trust 2005-1 and Golub Capital Partners IV, L.P.

10.7*	Contribution Agreement, dated as of May 13, 2007, by and among Golub Capital Partners LLC, Golub Capital SPV Holdings, Ltd., Golub International Loan Ltd. I and Golub Capital International Ltd.

10.8*	Contribution Agreement, dated as of May 13, 2007, by and among Golub Capital Partners LLC, Golub Capital SPV Holdings, Ltd., Golub Capital Partners Funding 2007-1, Ltd., Golub Capital Partners IV, L.P. and Golub Capital Partners IV, L.P.

10.9*	Contribution Agreement, dated as of May 13, 2007, by and among Golub Capital Partners LLC, Golub Capital Warehouse Funding, LLC and GC Funding Warehouse Corp.

10.10*	Registration Rights Agreement by and among Golub Capital Partners LLC, Golub Capital Partners IV, L.P., Golub Capital International Ltd. and Golub Capital Partners V, L.P.

10.11*	Subscription Agreement dated, as of May 12, 2007 between Golub Capital Partners LLC and Runyon Partners LLC.

21.1*	Subsidiaries of Golub Capital Partners LLC.

23.1	Consent of Rothstein Kass.

23.2*	Consent of Dechert LLP.

24.1	Power of Attorney (set forth on the signature page to this registration statement).

*	To be filed by amendment.